   As filed with the Securities and Exchange Commission on September 18, 2001
                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                   NTELOS Inc.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           Virginia                            4813                     54-1443350
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)

                           401 Spring Lane, Suite 300
                                  P.O. Box 1990
                           Waynesboro, Virginia 22980
                                 (540) 946-3500
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)


                              Michael B. Moneymaker
   Senior Vice President and Chief Financial Officer, Treasurer and Secretary
                                   NTELOS Inc.
                           401 Spring Lane, Suite 300
                                  P.O. Box 1990
                           Waynesboro, Virginia 22980
                                 (540) 946-3500
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

        David M. Carter                               John S. Hibschman
       Hunton & Williams                      Barley, Snyder, Senft & Cohen, LLC
Bank of America Plaza, Suite 4100                   501 Washington Street
   600 Peachtree Street, N.E.                    Reading, Pennsylvania 19603
     Atlanta, Georgia 30308                             (610) 376-6651
        (404) 888-4246

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Conestoga Enterprises, Inc. with and into a subsidiary of Registrant pursuant to the Agreement and Plan of Merger dated as of July 24, 2001, described in the joint proxy statement/prospectus contained herein have been satisfied or waived. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                    Proposed Maximum   Proposed Maximum
       Title of Each Class          Amount to be     Offering Price       Aggregate          Amount of
 of Securities to be Registered      Registered        Per Share        Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, no par value per
share, and associated rights to
purchase Series A Junior
Participating Preferred Stock (1)    19,371,477(2)         N/A           $275,857,440(3)       $68,965
==========================================================================================================

(1) Each share of common stock being registered hereunder is accompanied by a right to purchase one one-thousandth of a share of Series A Junior Preferred stock. The value attributed to those rights, if any, is reflected in the market price of the NTELOS common stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the NTELOS common stock.

(2) The maximum number of shares of NTELOS common stock issuable to shareholders of Conestoga Enterprises, Inc. upon consummation of the merger is based on a maximum conversion ratio of one share of Conestoga common stock for 2.2222 shares of NTELOS common stock.

(3) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, by multiplying (A) $31.645, the average of the high and low sale prices of Conestoga Enterprises, Inc. on the Nasdaq National Market on September 17, 2001 by (B) the maximum number of shares of Conestoga common stock to be exchanged in the merger (calculated as 8,717,252, which is the sum of (i) 7,890,709 outstanding shares of Conestoga common stock, (ii) 391,331 shares of common stock issuable upon conversion of Conestoga's convertible/ redeemable preferred stock, and (iii) 435,212 shares of common stock issuable upon exercise of outstanding employee and director stock options).

--------------------------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------

[LOGO]                                                                    [LOGO]

Dear NTELOS Inc. Shareholders and Conestoga Enterprises, Inc. Shareholders:

     The boards of directors of NTELOS Inc. and Conestoga Enterprises, Inc. have approved a merger agreement under which Conestoga will merge with a wholly owned subsidiary of NTELOS Inc. We are convinced that this transaction will enable us to achieve our strategic goals and enhance our market position as an integrated communications services provider more quickly than either NTELOS or Conestoga could have achieved on their own.

     If we complete the merger, Conestoga shareholders will be entitled to receive (i) $40 in cash, (ii) shares of NTELOS common stock, or (iii) a combination of cash and NTELOS common stock. The value of the stock portion of the merger consideration will be $40 per share of Conestoga common stock if the market value of NTELOS common stock prior to the closing of the merger is between $18 and $30, as described in the accompanying joint proxy statement/prospectus. The amount of cash and NTELOS common stock to be received at the election of each Conestoga shareholder will be subject to allocation and pro rata adjustment to the extent required to ensure that the aggregate consideration is composed of the proportions of cash and NTELOS common stock called for by the merger agreement. For federal income tax purposes, a Conestoga shareholder generally will not recognize gain or loss as a result of the receipt of solely NTELOS common stock in exchange for Conestoga common stock, but will recognize gain, if any, with respect to any cash received.

     Each of us will hold a meeting of our shareholders to vote on the merger proposal. Conestoga will hold a meeting of its shareholders to vote on a proposal to approve the merger agreement. NTELOS will hold a meeting of its shareholders to vote on the issuance of NTELOS capital stock in connection with the merger.

     Your vote is very important. Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card in accordance with the instructions on the proxy form. We cannot complete the merger unless the Conestoga shareholders approve and adopt the merger agreement and the NTELOS shareholders approve the NTELOS merger proposal.

     The dates, times and places of the meetings are as follows:

        For NTELOS Inc. Shareholders:              For Conestoga Enterprises, Inc. Shareholders:
       ______, 2001 at ____, local time                   ______, 2001 at ____, local time
Holiday Inn, Intersection of Route 275 and I-81                      [address]
          North of Staunton, Virginia

     Conestoga's and NTELOS' common stock trade on the Nasdaq National Market under the symbols "CENI" and "NTLO," respectively.

     This document provides you with detailed information about these meetings and the proposed merger. You can also get information about Conestoga and NTELOS from publicly available documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully and thoughtfully, including the section entitled "Risk Factors" on pages [__] through [__]. We strongly support this combination of our companies and join with the members of our boards of directors in enthusiastically recommending that you vote in favor of the merger.

            NTELOS LOGO                                    Conestoga LOGO
          J. Allen Layman                                   John R. Bentz
Chairman of the Board and President                     Chairman of the Board
            NTELOS Inc.                              Conestoga Enterprises, Inc.

       James S. Quarforth                                  Albert H Kramer
    Chief Executive Officer                                   President
           NTELOS Inc.                               Conestoga Enterprises, Inc.

                             EACH VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved this document or these securities or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

     This joint proxy statement/prospectus is dated ______, 2001 and we will first mail it on or about ______, 2001.

     This document is the joint proxy statement of Conestoga and NTELOS for their special meetings and the prospectus of NTELOS for the common stock to be issued in the merger. This document gives you detailed information about the proposed merger. This joint proxy statement/prospectus incorporates by reference to other documents important business and financial information about NTELOS and Conestoga that is not included in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page [__] for additional information about NTELOS and Conestoga on file with the Securities and Exchange Commission. To obtain timely delivery, Conestoga and NTELOS shareholders must request this information no later than five business days before they make their investment decision. Therefore, Conestoga shareholders must request this information by [_______] and NTELOS shareholders must request this information by [_______]. You may obtain these documents without charge by writing or calling Conestoga or NTELOS at the following address and telephone number:

             NTELOS Inc.                      Conestoga Enterprises, Inc.
      401 Spring Lane, Suite 300                 202 East First Street
            P. O. Box 1990                   Birdsboro, Pennsylvania 19508
      Waynesboro, Virginia 22980                Attn: Albert H. Kramer
     Attn: Michael B. Moneymaker               Telephone: (610) 582-6201
      Telephone: (540) 946-3500

                                 CONESTOGA LOGO

                                -----------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                -----------------

     The special meeting of shareholders of Conestoga Enterprises, Inc. will be held at [______], Eastern Standard Time, on [_______] at [__________________].
Conestoga is calling the meeting for the following purposes:

     (1) To consider and vote upon a proposal to approve and adopt the agreement and plan of merger entered into by Conestoga and NTELOS, dated as of July 24, 2001; and

     (2) To consider such other business as may properly come before the special meeting, or any adjournments or postponements of the special meeting.

     The board of directors of Conestoga has carefully considered the terms of the merger agreement and believes that the merger is in the best interests of Conestoga. The board of directors of Conestoga has unanimously approved the merger agreement and unanimously recommends that shareholders vote "FOR" approval and adoption of the merger agreement.

     The board of directors of Conestoga has fixed the close of business on [________], as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be available for examination at the special meeting and at Conestoga's offices at 202 East First Street, Birdsboro, Pennsylvania 19508, during ordinary business hours, after [________], for the examination by any Conestoga shareholder for any purpose related to the special meeting.

                                   By Order of the Board of Directors,


                                   LOGO
                                   Kenneth A. Benner, Corporate Secretary
_____________, 2001

             Your Vote is Important. Please Complete, Sign, Date and
                   Return the Enclosed Proxy Card Immediately.

     You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote either in person or by your proxy. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy with a later date or by voting your shares in person at the special meeting.

           Please do not send stock certificates with your proxy card.

                                   NTELOS LOGO

                                -----------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                              --------------------

     The special meeting of shareholders of NTELOS Inc. will be held at ______, Eastern Standard Time, on _________ __, 2001 at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia. NTELOS is calling the meeting for the following purposes:

     (1) In connection with the merger, NTELOS shareholders will be asked to approve issuance of capital stock as follows:

          . the issuance of shares of NTELOS common stock to Conestoga shareholders under the merger agreement entered into by Conestoga and NTELOS, dated as of July 24, 2001;

          . in order to finance the cash portion of the merger consideration, the issuance to Welsh, Carson, Anderson & Stowe of:

               ..  up to 200,000 shares of series E preferred stock;

               .. 225,000 shares of series F preferred stock in exchange for 225,000 outstanding shares in the aggregate of series B and series C preferred stock; and

               ..  warrants to acquire 1,000,000 shares of NTELOS common stock.

     (2) NTELOS shareholders will also be asked to consider such other business as may properly come before the special meeting, or any adjournments or postponements of the special meeting.

     The board of directors of NTELOS has carefully considered the terms of the merger agreement and the financing arrangements and believes that the merger proposal listed above is advisable, fair to, and in the best interests of, NTELOS and its shareholders. The members of the board of directors of NTELOS eligible to vote on the transaction have unanimously approved the issuance of NTELOS capital stock in connection with the merger as described above and unanimously recommend that shareholders vote "FOR" approval of the proposal listed above.

     The board of directors of NTELOS has fixed the close of business on [________], as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be available for examination at the special meeting and at NTELOS' offices at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980, during ordinary business hours, after [________], for the examination by any NTELOS shareholder for any purpose related to the special meeting.

                       By Order of the Board of Directors,


                       LOGO
                       Michael B. Moneymaker, Corporate Secretary

_____________, 2001

             Your Vote is Important. Please Complete, Sign, Date and
                   Return the Enclosed Proxy Card Immediately.

     You are cordially invited to attend the special meeting in person. Even if you plan to be present, you are urged to mark, date, sign and return the enclosed proxy at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. You may also vote your shares by telephone by following the instructions we have provided on the enclosed proxy card. If you attend the special meeting, you may vote either in person or by your proxy. You may revoke your proxy (or vote cast by telephone) at any time before the vote is taken by delivering to the Secretary a written revocation or a proxy with a later date or by voting your shares in person at the special meeting. You may also change a vote cast by telephone by revoking by telephone.

                                TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER .......................................   1
SUMMARY ......................................................................   1
  The Companies ..............................................................   1
  The Merger .................................................................   1
  Merger Consideration .......................................................   2
  Conestoga Shareholder Elections ............................................   3
  Shareholder Voting Agreements ..............................................   4
  The Meetings ...............................................................   4
  Recommendation to Shareholders .............................................   5
  Opinion of Conestoga's Financial Advisor ...................................   5
  Opinion of NTELOS' Financial Advisor .......................................   5
  Termination of the Merger Agreement ........................................   6
  Termination Fee ............................................................   6
  Material Federal Income Tax Consequences ...................................   6
  Accounting Treatment .......................................................   7
  Interests of Certain Persons in the Merger .................................   7
  Issuance of NTELOS Capital Stock in Connection with the Merger .............   7
  NTELOS Market Price Information ............................................   7
  Conestoga Market Price Information .........................................   8
  No Dissenters' Rights ......................................................   8
  Where You Can Find More Information ........................................   8
  Comparative Per Share Data .................................................   9
MARKET PRICES AND DIVIDEND INFORMATION .......................................  10
  Selected Historical Consolidated Financial and Operating Data of
  Conestoga Enterprises, Inc. ................................................  12
  Selected Historical Consolidated Financial Data of NTELOS Inc. .............  13
  Summary Historical and Pro Forma Financial Information Data ................  14
RISK FACTORS .................................................................  16
  Risks Related to the Merger ................................................  16
  Risks Related to NTELOS ....................................................  17
  Risks Related to the Communications Industry ...............................  23
FORWARD-LOOKING STATEMENTS ...................................................  26
THE MEETINGS .................................................................  28
  Times, Dates and Places ....................................................  28
  Purpose of the Meetings ....................................................  28
  Record Date; Voting Rights; Votes Required for Approval ....................  29
  Proxies ....................................................................  30
  Revocation of Proxies ......................................................  30
  Solicitation of Proxies ....................................................  31
THE MERGER ...................................................................  32
  Results of the Merger ......................................................  32
  What Conestoga Shareholders Will Receive ...................................  32
  Fractional Shares of NTELOS Common Stock ...................................  32
  Background and Negotiation of the Merger ...................................  32
  Conestoga's Reasons for the Merger; Recommendation of the Board of Directors  37
  NTELOS' Reasons for the Merger; Recommendation of the Board of Directors ...  39
  Opinion of Conestoga's Financial Advisor ...................................  40
  Opinion of NTELOS's Financial Advisor ......................................  43
  Interests of Management of Conestoga in the Merger .........................  48
  Acceleration of Vesting of Stock Options ...................................  50
  Conestoga Voting Agreements ................................................  50
  NTELOS Voting Agreements ...................................................  50
  Material Federal Income Tax Consequences ...................................  51
  Accounting Treatment .......................................................  52
  Regulatory Filings and Approvals Required to Complete the Merger ...........  53
  No Conestoga Shareholder Dissenters' Rights ................................  53
  Conversion of Conestoga's Series A Convertible Preferred Stock .............  54


  Federal Securities Law Consequences; Resale Restrictions .................    54
THE MERGER AGREEMENT .......................................................    55
  The Merger ...............................................................    55
  Shareholder Elections ....................................................    55
  Allocation Rules .........................................................    55
  Exchange of Certificates .................................................    57
  Treatment of Conestoga Stock Options .....................................    58
  Representations and Warranties ...........................................    58
  Covenants and Agreements as to Certain Matters ...........................    60
  No Solicitation ..........................................................    61
  Indemnification and Insurance ............................................    62
  Employees ................................................................    63
  Shareholder Meetings .....................................................    63
  Plan of Reorganization ...................................................    63
  Certain Other Agreements .................................................    64
  Conditions to the Merger .................................................    64
  Termination of the Merger Agreement ......................................    65
  Effect of Termination ....................................................    66
  Amendments ...............................................................    66
ISSUANCE OF NTELOS CAPITAL STOCK IN CONNECTION WITH THE MERGER .............    68
  Reasons for Shareholder Approval .........................................    68
  Common Stock .............................................................    68
  Preferred Stock ..........................................................    68
  Series E Preferred Stock .................................................    68
  Series F Preferred Stock .................................................    69
  Amended and Restated Shareholders Agreement ..............................    70
NTELOS CAPITALIZATION ......................................................    72
NTELOS UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION ..............    73
DESCRIPTION OF NTELOS CAPITAL STOCK ........................................    87
  General ..................................................................    87
  Common Stock .............................................................    87
  Preferred Stock ..........................................................    87
  Series B Preferred Stock .................................................    88
  Series C Preferred Stock .................................................    89
  Preferred Share Purchase Rights ..........................................    90
  Provisions of NTELOS' Articles and Bylaws ................................    91
  Virginia Stock Corporation Act ...........................................    91
COMPARISON OF SHAREHOLDERS' RIGHTS .........................................    93
  Authorized Capital .......................................................    93
  Special Meetings of Shareholders .........................................    93
  Shareholder Meetings .....................................................    93
  Advance Notice of Nominations of Directors ...............................    94
  Merger ...................................................................    95
  Anti-takeover Statutes ...................................................    95
  Amendments to Articles ...................................................    96
  Amendments to Bylaws .....................................................    96
  Transfer Restrictions ....................................................    96
  Shareholder Action by Written Consent ....................................    96
  Board of Directors .......................................................    97
  Shareholder Agreements ...................................................    97
  Limitation of Director Liability .........................................    97
  Indemnification of Directors, Officers and Employees .....................    98
DESCRIPTION OF NTELOS ......................................................    99
  Overview .................................................................    99
  Directors and Executive Officers .........................................    99
  Principal Shareholders ...................................................   102


CERTAIN TRANSACTIONS .......................................................   104
  Equity Investment ........................................................   104
  Subordinated Notes .......................................................   104
  Affiliated Transactions ..................................................   104
DESCRIPTION OF CONESTOGA ...................................................   106
  Overview .................................................................   106
LEGAL MATTERS ..............................................................   107
EXPERTS ....................................................................   107
  Conestoga ................................................................   107
  NTELOS ...................................................................   107
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS .................................   107
WHERE YOU CAN FIND MORE INFORMATION ........................................   109
  NTELOS ...................................................................   109
  CONESTOGA ................................................................   110

ANNEX A - AGREEMENT AND PLAN OF MERGER BY AND AMONG NTELOS INC.,
          NTELOS ACQUISITION CORP. AND CONESTOGA ENTERPRISES, INC.             A-1

ANNEX B - FAIRNESS OPINION OF LEGG MASON WOOD WALKER, INCORPORATED,
          CONESTOGA'S INVESTMENT BANKER                                        B-1

ANNEX C - FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED,
          NTELOS' INVESTMENT BANKER                                            C-1

ANNEX D - AMENDMENTS TO NTELOS INC. ARTICLES OF INCORPORATION
          (TERMS OF SERIES E AND SERIES F PREFERRED STOCK)                     D-1

                              QUESTIONS AND ANSWERS

Q:   What will happen to Conestoga because of the merger?

A: If the parties complete the merger, Conestoga will become a wholly owned subsidiary of NTELOS.

Q:   What will Conestoga shareholders receive in the merger?

A: Conestoga shareholders will have the right to elect to receive in exchange for each share of Conestoga (i) $40 cash, (ii) shares of NTELOS common stock or (iii) a combination of cash and NTELOS common stock. The value of the stock portion of the merger consideration will be $40 per share of Conestoga common stock if the market value of NTELOS common stock prior to the closing of the merger is between $18 and $30, as described in this joint proxy statement/prospectus. The actual number of shares and the value of the NTELOS common stock Conestoga shareholders will receive will be determined during a measurement period that is 20 consecutive trading days immediately preceding the date that is two business days prior to the effective time of the merger. The number of shares of common stock that Conestoga shareholders will receive for each share of Conestoga common stock they own, or the conversion ratio, will float within a range between
     2.2222 and 1.3333 and will be fixed if the volume weighted average per share sales price of NTELOS common stock during the measurement period is outside the range of $18 to $30.

     For a complete description of the consideration Conestoga shareholders will receive, see "Merger Consideration" in the "Summary" on page [__]. An election form/letter of transmittal has been provided to Conestoga shareholders together with this document.

Q: Will Conestoga shareholders receive the type of consideration that they elect when the merger occurs?

A: Conestoga shareholders who elect to receive 58% or less of the merger consideration in cash, will not receive less cash than what they elected, absent adjustments referred to in the joint proxy statement/prospectus. However, if these adjustments are required, Conestoga shareholders who elect to receive 58% or less of the merger consideration in cash may receive less cash than they elected but will not be included in the pro-ration described below. Conestoga shareholders who elect to receive cash or a combination of cash and NTELOS common stock, whose election consists of more than 58% cash, may not receive the type of consideration they elect and will not know at the time of their vote or election what they will ultimately receive in exchange for their shares of Conestoga common stock. This is because the merger agreement provides that in the aggregate, subject to certain adjustments, no more than 58% of the merger consideration will be cash. The actual allocation of the cash and NTELOS common stock depends on the elections made by all of the Conestoga shareholders. The actual aggregate amount of cash Conestoga shareholders will receive may also be less in certain circumstances in order to preserve the qualification of the transaction as a "reorganization" for federal income tax purposes.

Q:   As a Conestoga or NTELOS shareholder, what do I need to do now?

A: After carefully reading and considering the information contained in this joint proxy statement/prospectus, please complete and sign the Conestoga or NTELOS proxy card, as the case may be, and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting of Conestoga shareholders or the special meeting of NTELOS shareholders, as the case may be. NTELOS shareholders may also vote by telephone in accordance with the instructions on the enclosed proxy card.

     If you are a Conestoga shareholder and you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be counted "FOR" approval and adoption of the agreement and plan of merger. For Conestoga shareholders, failing to return a signed proxy card or otherwise vote at the meeting will have the same effect as a vote against the merger.

     If you are an NTELOS shareholder and you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be counted "FOR" approval of the issuance of capital stock of NTELOS in connection with the merger. For NTELOS shareholders, as long as a quorum is present at the special meeting of NTELOS shareholders, failing to return a signed proxy card or otherwise vote at the meeting will have no effect with respect to approval of the NTELOS merger proposal.

Q: As a Conestoga or NTELOS shareholder, can I change my vote after I have mailed my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting of Conestoga shareholders or the special meeting of NTELOS shareholders, as the case may be. You can do this in one of three ways:

     1) send a written notice stating that you would like to revoke your proxy;

     2)   complete and submit a new proxy with a later date; or

     3) attend the special meeting of Conestoga shareholders or the special meeting of NTELOS shareholders, as the case may be, and vote in person.

     If you choose option 1) or 2) you must submit the notice of revocation or the new proxy to Conestoga or NTELOS, as the case may be, at the applicable address on page [_].

     NTELOS shareholders who vote by telephone may revoke or change their vote at any time before the special meeting of NTELOS shareholders by choosing option 1), 2) or 3), or by submitting a new proxy by telephone in accordance with the instructions on the enclosed proxy card.

Q: If my shares are held by my stockbroker, will my broker vote these shares on the merger proposal on my behalf?

A: A broker will vote NTELOS shares or Conestoga shares on the merger proposals only if you provide your broker with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote the shares.

Q: How do Conestoga shareholders elect the form of merger consideration they wish to receive?

A: Conestoga shareholders should complete the election form/letter of transmittal according to the instructions printed on the form. Then mail the form, together with the stock certificates representing their shares of Conestoga common stock, in the enclosed return envelope addressed to the exchange agent, SunTrust Bank, Atlanta.

     Conestoga shareholders must submit their completed election form/letter of transmittal to the exchange agent before the election deadline, which is 5:00 p.m., New York City time, on the business day that is 10 business days prior to the effective time of the merger. NTELOS intends to provide notice of this deadline __ business days before the effective time of the merger.

Q:   Should shareholders send in their stock certificates with their proxy card?

A: No. Conestoga shareholders should mail their stock certificates along with their election form/letter of transmittal to the exchange agent, SunTrust Bank, Atlanta, before the election deadline in accordance with the instructions printed on the election form. NTELOS shareholders should not tender their stock certificates.

Q: What if I do not complete and return the election form/letter of transmittal before the election deadline?

A: Any Conestoga shareholder who does not submit a completed election form/letter of transmittal prior to the deadline, will receive NTELOS common stock in exchange for their shares of Conestoga common stock.

Q.   Are Conestoga shareholders entitled to dissenters' rights?

A: No. Under Pennsylvania law, which governs the rights of shareholders of Conestoga, Conestoga shareholders are not entitled to dissenters' rights for their shares if they dissent from the merger.

Q. What are the material United States federal income tax consequences of the merger to Conestoga shareholders?

A: The federal income tax consequences to you as a Conestoga shareholder depends on whether you receive cash, shares of NTELOS common stock or a combination of cash and NTELOS common stock. In general, a Conestoga shareholder will not recognize gain or loss as a result of the receipt of NTELOS common stock in exchange for Conestoga common stock, but will recognize gain, if any, with respect to any cash received.

     You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

     See "The Merger -- Material Federal Income Tax Consequences" on pages [ ] through [ ].

Q:   When do Conestoga and NTELOS expect the merger to be completed?

A: Conestoga and NTELOS are working to complete the merger as quickly as possible. The Conestoga shareholders meeting is on _______ __, 2001 and the NTELOS shareholders meeting is on ______ __, 2001 and the targeted closing date is around year-end 2001.

Q:   Who can help answer my questions?

A: If you are a Conestoga shareholder and have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus, the enclosed proxy or the election form/letter of transmittal, you should contact:

     Conestoga Enterprises, Inc.
     202 East First Street
     Birdsboro, Pennsylvania 19508
     Attn.: Albert H. Kramer
     Telephone: (610) 582-6201

     If you are a NTELOS shareholder and have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy, you should contact:

     NTELOS Inc.
     401 Spring Lane, Suite 300
     Waynesboro, VA 22980
     Attn.:  Michael B. Moneymaker
     Telephone:  (540) 946-3500

                                     SUMMARY

     This summary highlights material information from this joint proxy statement/prospectus. To understand the merger and related transactions more fully, and for a more detailed description of the legal terms of the merger, you should carefully read this entire document. Each item in this summary refers to the page where that subject is discussed more fully.

The Companies (See pages [________] for NTELOS and pages [________] for
Conestoga)


NTELOS Inc.
401 Spring Lane, Suite 300
P.O. Box 1990
Waynesboro, Virginia 22980
(540) 946-3500

     NTELOS is an integrated communications provider in the mid-Atlantic region, offering digital wireless PCS and wireline products including local telephone services, Internet and high-speed data access for customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina. NTELOS is seeking to significantly expand the geographic region it serves and focusing its growth efforts on its core communications services, primarily digital PCS services, local telephone services, Internet access, including dedicated, high-speed DSL and dial up services and high speed data transmission.

     With over $1 billion in assets, including an extensive fiber optic network and PCS licenses covering 11 million people, NTELOS is able to offer customers end-to-end connectivity allowing the company to control product quality and to generate operating efficiencies. As of June 30, 2001, the company was serving approximately 198,700 digital wireless PCS customers and had installed approximately 78,400 combined incumbent local exchange carrier access lines, which we will refer to throughout this joint proxy statement/prospectus as ILEC, and competitive local exchange carrier access lines, which we will refer to throughout this joint proxy statement/prospectus as CLEC.

     NTELOS' common stock is quoted on the Nasdaq National Market under the symbol "NTLO".

Conestoga Enterprises, Inc.
202 East First Street
Birdsboro, Pennsylvania  19508
(610) 582-6201

     Conestoga Enterprises, Inc. is a Birdsboro, Pennsylvania based integrated communications provider serving southeastern and central Pennsylvania. Through its subsidiaries, Conestoga provides communications services, principally local telephone services, digital PCS services, Internet access, including dedicated, high-speed DSL and dial up services and high speed data transmission.

     On August 20, 2001, Conestoga entered into an asset purchase agreement with VoiceStream Wireless Corporation. Under the asset purchase agreement, Conestoga has agreed to sell VoiceStream its wireless PCS operations, including related equipment and assets, for a purchase price of approximately $60 million. The closing of this sale is conditioned on the closing of the NTELOS-Conestoga merger.

     Conestoga's common stock is quoted on the Nasdaq National Market under the symbol "CENI".

The Merger (See page [__])

     The agreement and plan of merger, dated as of July 24, 2001, is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. Conestoga and NTELOS encourage their shareholders to read the merger agreement because it is the legal document that governs the merger.

Merger Consideration (See page [__])

     Conestoga shareholders may elect to receive, in exchange for their shares of Conestoga common stock, merger consideration consisting of cash, NTELOS common stock or a combination of the two. Under the merger agreement, each share of Conestoga common stock will be converted into the right to receive:

          .    $40.00 in cash;

          .    NTELOS common stock; or

          .    a combination of cash and NTELOS common stock.

     The merger agreement provides that NTELOS may not pay more than 58% of the aggregate merger consideration in cash and, as a result, at least 42% of the aggregate merger consideration will be NTELOS common stock. The effect of the 58% limitation is that the cash portion of the merger consideration will be reduced if the aggregate number of shares of Constoga common stock for which elections to receive cash are made exceeds 58% of the outstanding shares of Conestoga common stock. In addition, the actual amount of cash Conestoga shareholders will receive may be less than what they elected in certain circumstances in order to preserve the qualification of the transaction as a "reorganization" for federal income tax purposes.

     Conestoga shareholders who elect to receive cash for a percentage of their Conestoga common stock that does not exceed 58% will not receive less cash than what they elected, absent the adjustment to preserve this qualification as a "reorganization" for federal income tax purposes. (If such an adjustment is required, however, Conestoga shareholders who make cash elections for 58% or less of their Conestoga common stock can be assured that they will receive cash for the recalculated maximum cash percentage of their Conestoga common stock and will not be included in the pro-ration described below.)

     Conestoga shareholders who elect to receive cash for more than 58% of their Conestoga common stock will be subject to the pro-ration provisions, including if necessary to preserve the qualification as a "reorganization" for federal income tax purposes, and could receive cash for substantially fewer of their shares of Conestoga common stock than they would have received if they had elected to receive cash for 58% or less of their shares. See "The Merger Agreement--Allocation Rules" on page [__].

The Stock Consideration.

     The number of shares of NTELOS common stock that Conestoga shareholders will receive for each share of Conestoga common stock they own is based upon a conversion ratio, which will be determined by dividing $40 by the volume weighted average per share sales prices for NTELOS common stock during the measurement period, referred to as the average trading price. The measurement period is the 20 consecutive trading days ending the second business day prior to the effective time of the merger. In other words:

                 Conversion Ratio = $40.00/Average Trading Price

     The conversion ratio will float when the average trading price is between $18 and $30 per share of NTELOS common stock and will be fixed outside of this range. Thus, if the average trading price during the measurement period is $18 or less per share, the conversion ratio will be 2.2222 ($40/$18); if the average trading price is $30 or more per share, the conversion ratio will be 1.3333 ($40/$30); and if the average trading price is between $18 and $30 per share, the conversion ratio will adjust to keep the expected value of the stock portion of the merger consideration at $40. The following table helps to illustrate:

         Average Trading Price                    Conversion Ratio
         ---------------------                    ----------------
         $30 or greater                           1.3333
         Between $18 and $30                      $40 divided by the average
                                                  trading price

               $18 or less               2.2222

     By way of example, if the average trading price of a share of NTELOS common stock is $24, the conversion ratio would be 1.6666, and, if all of the Conestoga common stock presently outstanding (approximately 7,890,700, excluding outstanding convertible preferred stock) were exchanged for NTELOS common stock, the Conestoga shareholders would receive an aggregate of approximately 13,150,641 shares of NTELOS common stock, or 43.80% of the outstanding post-merger NTELOS common stock. If the average trading price of a share of NTELOS common stock is $32, the conversion ratio would be 1.3333, and, if all of the approximately 7,890,700 shares of Conestoga common stock were exchanged for NTELOS common stock, the Conestoga shareholders would receive an aggregate of approximately 10,520,670 shares of NTELOS common stock, or 38.40% of the outstanding post-merger NTELOS common stock. Similarly, if the average trading price of a share of NTELOS common stock is $16, the conversion ratio would be 2.2222, and, if all of the approximately 7,890,700 shares of Conestoga common stock were exchanged for NTELOS common stock, the Conestoga shareholders would receive an aggregate of approximately 17,534,714 shares of NTELOS common stock, or 50.96% of the outstanding post-merger NTELOS common stock.

     If the average trading price of a share of NTELOS common stock is $24, the conversion ratio would be 1.6666, and, if 42% of the Conestoga common stock presently outstanding (approximately 3,314,094, excluding outstanding convertible preferred stock) were exchanged for NTELOS common stock, the Conestoga shareholders would receive an aggregate of approximately 5,523,269 shares of NTELOS common stock, or 24.66% of the outstanding post-merger NTELOS common stock. If the average trading price of a share of NTELOS common stock is $32, the conversion ratio would be 1.3333, and, if 42% of the Conestoga common stock presently outstanding were exchanged for NTELOS common stock, the Conestoga shareholders would receive an aggregate of approximately 4,418,682 shares of NTELOS common stock, or 20.75% of the outstanding post-merger NTELOS common stock. Similarly, if the average trading price of a share of NTELOS common stock is $16, the conversion ratio would be 2.2222, and, if 42% of the Conestoga common stock presently outstanding were exchanged for NTELOS common stock, the Conestoga shareholders would receive an aggregate of approximately 7,364,580 shares of NTELOS common stock, or 30.38% of the outstanding post-merger NTELOS common stock, absent the adjustments referred to in this joint proxy statement/prospectus to preserve the qualification of the merger as a "reorganization" for federal income tax purposes.

     Each share of Conestoga common stock to be exchanged for NTELOS common stock will be equal to the conversion ratio multiplied by the number of shares of Conestoga common stock converted into stock consideration. NTELOS, however, will not issue fractional shares of NTELOS common stock in the merger. Rather, the number of shares of NTELOS common stock Conestoga shareholders will receive will be rounded to the nearest whole number of shares, with numbers ending in .5 being rounded up to the next whole number.

     Conestoga shareholders who do not make an election will receive NTELOS common stock.

The Cash Consideration.

     The actual amount of cash that you will receive will be determined shortly after the effective time of the merger in accordance with the allocation procedures described in "The Merger--Allocation Rules" on page [__].

     The merger agreement provides that NTELOS may not pay more than 58% of the aggregate merger consideration in cash and, as a result, at least 42% of the aggregate merger consideration will be paid in NTELOS common stock. The determination of whether this requirement is met will depend upon the elections of all of the Conestoga shareholders.

Conestoga Shareholder Elections (See page [__])

     Conestoga shareholders received an election form/letter of transmittal with this joint proxy statement/prospectus. Conestoga shareholders should use this form to elect to receive cash, NTELOS common stock or a combination of cash and NTELOS common stock in exchange for their shares of Conestoga common stock. The election form/letter of transmittal contains instructions on how to surrender Conestoga common stock certificates to the exchange agent, SunTrust Bank, Atlanta, in exchange for cash and/or NTELOS common stock. See "The Merger-- Shareholder Elections" on page [__].

Shareholder Voting Agreements (See page [__])

     The executive officers, directors and certain shareholders of NTELOS have signed voting agreements to vote shares of NTELOS capital stock they beneficially own in favor of the merger proposal. See "The Merger--NTELOS Voting Agreements" on page [___] for a more detailed description of the voting agreements. The directors of Conestoga have signed voting agreements to vote their shares of Conestoga common stock in favor of the merger. See "The Merger --Conestoga Voting Agreements" on page [__] for a more detailed description of the voting agreements.

The Meetings

Special Meeting of Conestoga Shareholders (See page [__]).

At the special meeting of Conestoga shareholders, Conestoga shareholders will vote upon the following:

          .  approval and adoption of the merger agreement; and

          . consideration of any other business that may properly come before the meeting.

Special Meeting of NTELOS Shareholders (See page [__])

At the special meeting of NTELOS shareholders, NTELOS shareholders will vote on the following:

          . in connection with the merger, approval of issuance of NTELOS capital stock as follows:

               .. the issuance of NTELOS common stock to Conestoga shareholders under the merger agreement;

               .. in order to finance the cash portion of the merger consideration, the issuance to Welsh Carson Anderson & Stowe ("WCAS") of:

                    ...  up to 200,000 shares of series E preferred stock;

                    ... 225,000 shares of series F preferred in exchange for 225,000 outstanding shares in the aggregate of series B and series C preferred stock; and

                    ... warrants to acquire 1,000,000 shares of NTELOS common stock.

          . consideration of any other business that may properly come before the meeting.

Votes Required (See pages [__])

          Conestoga. The special meeting proposals require the following affirmative votes for approval:

          Merger Agreement

          . majority of the votes cast by holders of outstanding shares of Conestoga common stock at the special meeting where a quorum exists.

          Transaction of Other Business

          . majority of the shares of Conestoga common stock present in person or by proxy and entitled to vote.



          NTELOS. The special meeting proposals require the following affirmative votes for approval:

     Issuance of Shares of NTELOS Capital Stock

          . majority of the votes cast by holders of outstanding shares of NTELOS common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

          . with respect to the issuance of the series E preferred stock, majority of the votes cast by holders of outstanding shares of series B preferred stock and series C preferred stock and, with respect to the issuance of series F preferred stock, unanimous approval of the holders of outstanding shares of series B preferred stock and series C preferred stock, which approval has been obtained.

     Transaction of Other Business

          . majority of votes cast by holders of outstanding shares of NTELOS common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

Recommendation to Shareholders (See pages [__] and [__])

     Conestoga. The board of directors of Conestoga believes that the merger is in the best interests of Conestoga and unanimously recommends that Conestoga shareholders vote "FOR" the approval and adoption of the merger agreement. See "The Merger--Conestoga's Reasons for the Merger; Recommendation of the Board of Directors" on page [__].

     NTELOS. The board of directors of NTELOS believes that the issuance of NTELOS capital stock in connection with the merger is in the best interests of NTELOS and its shareholders and the members of the board eligible to vote on the transaction unanimously recommend that NTELOS shareholders vote "FOR" the adoption of the merger proposal. See "The Merger--NTELOS' Reasons for the Merger; Recommendation of the Board of Directors" on page [__].

Opinion of Conestoga's Financial Advisor (See page [__])

     In deciding to approve the merger agreement, the board of directors of Conestoga received and considered the opinion of Legg Mason Wood Walker, Incorporated as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Conestoga under the merger agreement. The Legg Mason Wood Walker, Incorporated opinion refers to the fairness of the merger consideration as of July 24, 2001, the date Conestoga's board considered and approved the merger agreement. The opinion contains various important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by Legg Mason Wood Walker, Incorporated. A copy of the opinion is attached as Annex B to this joint proxy statement/prospectus. The opinion of Legg Mason Wood Walker, Incorporated is not a recommendation to any holder of Conestoga common stock as to how to vote on the proposed merger agreement. Conestoga encourages you to read the Legg Mason Wood Walker, Incorporated opinion carefully.

Opinion of NTELOS' Financial Advisor (See page [__])

     In deciding to approve the merger agreement, the board of directors of NTELOS received and considered the opinion of Morgan Stanley & Co. Incorporated as to the fairness to NTELOS, from a financial point of view, of the consideration to be issued under the merger agreement, taking into account the effects of the terms of the financing of the cash portion of the merger consideration. The Morgan Stanley & Co. Incorporated opinion refers to the fairness of the consideration to be issued under the merger agreement as of July 24, 2001, the date the board of directors of NTELOS considered and approved the merger agreement. The opinion contains various important qualifications and a description of assumptions made, matters considered, areas of reliance on others and limitations on the review undertaken by Morgan Stanley & Co. Incorporated. A copy of the opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion of Morgan Stanley & Co. Incorporated is not a recommendation to any holder of NTELOS capital stock as to how to vote on the merger proposal. NTELOS encourages you to read the Morgan Stanley & Co. Incorporated opinion carefully.

Termination of the Merger Agreement (See page [__])

     Conestoga and NTELOS may mutually agree to terminate the merger agreement without completing the merger. Additionally, the merger agreement may be terminated in various other circumstances, including the following:

     By Conestoga or NTELOS:

          . if the NTELOS shareholders or the Conestoga shareholders do not approve the merger proposals at the special shareholder meetings; and

          . if a court or government authority has prevented the merger, or the merger is not completed by June 30, 2002.

          By Conestoga:

          . if NTELOS fails to perform its material obligations under the merger agreement and the failure to perform is not cured within 30 day notice;

          . if any of NTELOS' representations or warranties under the merger agreement are not true and correct as of the effective time (in all material respects and, except for such failures which are not likely to have a material adverse effect on NTELOS), and such failure is not cured within 30 days after notice thereof; and

          . if Conestoga's board of directors withholds, withdraws or materially amends its recommendation of the merger agreement or if Conestoga receives a proposal from an acquirer other than NTELOS that is more favorable to Conestoga shareholders from a financial point of view and is capable of being consummated.

          By NTELOS:

          . if Conestoga fails to perform any of its material obligations under the merger agreement and the failure to perform is not cured within 30 days notice;

          . if any of Conestoga's representations or warranties under the merger agreement are not true and correct as of the effective time (in all material respects and, except for such failures which are not likely to have a material adverse effect on Conestoga), and such failure is not cured within 30 days after notice thereof; and

          . if Conestoga breaches the "Non Solicitation" provision of the merger agreement or Conestoga's board of directors withholds, withdraws or materially amends its recommendation of the merger agreement.

Termination Fee (See page [__])

     If the merger agreement terminates, Conestoga may have to pay NTELOS a termination fee of $10 million under various circumstances.

     Also, if the merger agreement terminates as a result of the Conestoga shareholders failing to approve the merger after receipt of a superior proposal from an acquirer other than NTELOS, Conestoga must reimburse NTELOS for NTELOS' documented expenses incurred in connection with the merger. If the superior proposal results in the execution of a merger agreement with any acquirer within nine months after termination of the merger agreement, Conestoga must pay NTELOS the $10 million termination fee less any reimbursed expenses.

Material Federal Income Tax Consequences (See page [__])

     The obligations of NTELOS and Conestoga to consummate the merger are conditioned upon their receipt of an opinion from Hunton & Williams to the effect that the merger will qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code.

     Provided that the merger qualifies as a reorganization, neither Conestoga nor NTELOS will recognize any gain or loss for federal income tax purposes as a result of the merger. The federal income tax consequences of the merger to you as a Conestoga shareholder depends on whether you receive cash, shares of NTELOS common stock or a combination of cash and NTELOS common stock in exchange for your Conestoga common stock. In general, a Conestoga shareholder will not recognize any gain or loss as a result of the receipt of NTELOS common stock in exchange for Conestoga common stock, but will recognize gain, if any, with respect to any cash received.

     Under the merger agreement, you may be required to receive some NTELOS common stock even if you elect to receive only cash. You should consult with your tax advisor about the tax consequences of the merger in light of your individual circumstances, including the application of any federal, state, local or foreign law.

Accounting Treatment (See page [__])

     The merger will be accounted for using the purchase method of accounting as such term is used under generally accepted accounting principles in the United States. The purchase method accounts for a merger as an acquisition of one company by another.

Interests of Certain Persons in the Merger (See page [__])

     When considering the recommendation of Conestoga's board of directors, Conestoga shareholders should be aware that some members of Conestoga's management have interests in the merger that are different from or in addition to Conestoga shareholders.

     In particular, executive officers of Conestoga are entitled to benefits as a result of the merger. The benefits are payable under employment and severance agreements and Conestoga benefit plans. Generally, the outstanding options of the executive officers of Conestoga will accelerate and the executive officers will be entitled to receive bonuses granted under a bonus pool at the effective time of the merger. Each of these officers will receive significant compensation if they remain employees of Conestoga until the merger is completed. Each employment and severance agreement provides for substantial payments to the executive officer whose employment is terminated following completion of the merger.

     Four members of Conestoga's management intend to enter into employment agreements with NTELOS, effective upon completion of the merger. These four individuals also have agreed to accept change of control payments that are less than the amounts provided in their employment or severance agreements with Conestoga.

Issuance of NTELOS Capital Stock in Connection with the Merger (See page [__])

     The NTELOS board of directors is proposing that the NTELOS shareholders approve the issuance of NTELOS common stock to Conestoga shareholders and the issuance of series E and series F preferred stock and warrants to acquire 1,000,000 shares of NTELOS common stock to WCAS in connection with the merger. WCAS has provided NTELOS a binding commitment to provide financing for the cash portion of the merger consideration. The binding letter contemplates the purchase by WCAS of up to 200,000 shares of series E preferred stock, the exchange by WCAS of an aggregate of 225,000 outstanding shares of series B and series C preferred stock for shares of series F preferred stock and the receipt of warrants to acquire 1,000,000 shares of NTELOS common stock. If NTELOS shareholders do not approve the issuance of capital stock in connection with the merger as described above, the merger will not be able to be consummated. See "Issuance of NTELOS Capital Stock in Connection with the Merger" on page [__] for a complete discussion of the terms of the series E and series F preferred stock and the warrants.

NTELOS Market Price Information (See page [__])

     NTELOS common stock is listed on the Nasdaq National Market under the symbol "NTLO". On July 24, 2001, the last full trading day before the public announcement of the proposed merger, NTELOS common stock closed at $24.00 per share. On _____ __, 2001, the last trading day before the date of this joint proxy statement/prospectus, NTELOS common stock closed at $______ per share.

Conestoga Market Price Information (See page [__])

     Conestoga common stock is listed on the Nasdaq National Market under the symbol "CENI." On July 24, 2001, the last full trading day before the public announcement of the proposed merger, Conestoga common stock closed at $31.75 per share. On April 27, 2001, Conestoga had announced that it was exploring and evaluating its strategic alternatives. The closing price of Conestoga common stock on April 26, 2001 was $20.75. Conestoga has historically paid a quarterly dividend. Upon completion of the merger, the surviving corporation will no longer pay dividends.

No Dissenters' Rights (See page [__])

     Conestoga shareholders do not have dissenters' rights in connection with the merger.

Where You Can Find More Information (See page [___])

     If you would like more information about NTELOS or Conestoga, you can find such information in documents filed by NTELOS or Conestoga with the Securities and Exchange Commission. We have identified these documents on page [___], and instructions on how you can obtain copies of these documents are found on pages [___] and [___].

                           Comparative Per Share Data

     The following table sets forth various historical per share data of Conestoga and NTELOS and combined per share data on an unaudited pro forma basis after giving effect to the merger on a purchase basis of accounting, assuming the stock component comprises 42% of the merger consideration and assuming conversion of Conestoga common stock at a conversion ratio of 2.2222 shares of NTELOS common stock for each share of Conestoga common stock, which ratio is based on the assumption that the volume weighted average per share sales price of NTELOS common stock for the 20 consecutive trading day period ending two business days prior to the effective time of the merger is $18. This data should be read together with the selected historical financial data of Conestoga and NTELOS, and the NTELOS unaudited pro forma consolidated financial information, included in this joint proxy statement/prospectus. This data should also be read together with Conestoga's and NTELOS' separate historical financial statements and notes thereto, incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" on page [___]. The per share data is not necessarily indicative of the operating results that we would have achieved had we completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

                                                               For the Fiscal Year      For the Six Months
                                                               -------------------      ------------------
                                                                      Ended                   Ended
                                                                      -----                   -----
                                                                December 31, 2000         June 30, 2001
                                                                -----------------         -------------
NTELOS--Historical
   Basic income from continuing operations per share ........      $  (.58)                  $(2.76)
   Diluted income from continuing operations per share ......         (.58)                   (2.76)
   Cash dividends declared per share (1) ....................          .11475                   --
   Book value per share .....................................        10.22                    10.29
Conestoga--Historical
   Basic income from continuing operations per share ........      $   .33                   $  .16
   Diluted income from continuing operations per share ......          .33                      .16
   Cash dividends declared per share (1) ....................          .84                      .42
   Book value per share .....................................         9.17                     8.98
Pro Forma Consolidated--NTELOS (2)
   Basic income from continuing operations per share ........      $ (4.79)                  $(2.19)
   Diluted income from continuing operations per share ......        (4.79)                   (2.19)
   Cash dividends declared per share (1) ....................          .11475                   --
   Book value per share .....................................        16.19                    16.15
Equivalent Pro Forma--Conestoga (2)
   Basic income from continuing operations per share ........      $(10.64)                  $(4.87)
   Diluted income from continuing operations per share ......       (10.64)                   (4.87)
   Cash dividends declared per share (1) ....................          .2550                    --
   Book value per share .....................................        35.97                    35.89

(1) NTELOS paid regular quarterly dividends through the quarter ending March 31, 2000 and Conestoga has historically paid a quarterly dividend. When the merger is completed, the surviving corporation will no longer pay dividends on common shares.

(2) Comparative per share data was calculated assuming that the value of NTELOS common stock on the closing date of the merger would be $18 per share and that Conestoga shareholders would elect to receive the maximum cash merger consideration of, and that such maximum cash merger consideration would be received in exchange for, 58% of the outstanding shares of Conestoga common stock.

                     MARKET PRICES AND DIVIDEND INFORMATION

     NTELOS common stock and Conestoga common stock trade on the Nasdaq National Market under the symbols "NTLO" and "CENI," respectively.

     The following table lists trading information for Conestoga common stock and NTELOS common stock on the Nasdaq National Market on April 26, 2001, July 24, 2001 and _______, 2001. April 26, 2001 was the last full trading day prior to Conestoga's announcement that it was exploring and evaluating strategic alternatives. July 24, 2001 was the last full trading day before the public announcement of the signing of the merger agreement. ______, 2001 was the last full trading day prior to the printing of this joint proxy statement/prospectus.

                                                   NTELOS                                     Conestoga
                                                   ------                                     ---------
                                      High           Low          Close          High           Low           Close
                                      ----           ---          -----          ----           ---           -----
April 26, 2001                       $17.70        $17.31        $17.32        $21.39         $20.11          $20.75
July 24, 2001                        $24.00        $22.90        $24.00        $32.00         $31.60          $31.75
_________, 2001

         The table below lists the high and low quarterly sales prices for the common stock of NTELOS and the common stock of Conestoga as reported in published financial sources for each fiscal quarter during the last two years.

                                                                 NTELOS                     Conestoga
                                                                 ------                     ---------
                                                            High          Low           High         Low
                                                            ----          ---           ----         ---
     Fiscal Year 2001
         (Third Quarter through _____, 2001)
          Second Quarter .............................     $31.09       $16.53         $30.19       $14.50
          First Quarter ..............................     $25.25       $14.38         $17.63       $13.38

     Fiscal Year 2000
         Fourth Quarter .............................      $29.25       $15.00         $19.63       $15.50
         Third Quarter ..............................      $47.88       $24.13         $21.00       $17.63
         Second Quarter .............................      $41.94       $33.28         $22.00       $16.00
         First Quarter ..............................      $43.50       $30.50         $25.00       $16.50

     Fiscal Year 1999
         Fourth Quarter .............................      $34.63       $21.63         $20.25       $17.00
         Third Quarter ..............................      $24.00       $20.13         $22.00       $18.25
         Second Quarter .............................      $25.50       $20.63         $24.00       $18.17
         First Quarter ..............................      $22.63       $20.19         $23.83       $19.83

     NTELOS paid regular quarterly dividends through March 31, 2000. The terms of NTELOS' senior credit facility and senior notes restrict the payment of dividends by NTELOS to its shareholders. NTELOS currently intends to retain future earnings, if any, to fund the development and growth of its businesses and to service its debt obligations and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Any future decision concerning the payment of dividends on common stock of NTELOS will depend upon the elimination of restrictions regarding payment of dividends, results of operations, financial condition and capital expenditure plans of NTELOS, as well as such other factors as the NTELOS board of directors, in its sole discretion, may consider relevant.

     Payments of Conestoga common stock dividends are within the discretion of the Conestoga board of directors and depend, among other factors, on earnings, capital requirements, and the operating and financial condition of Conestoga. During the years 1999 and 2000, the total cash dividend paid each year by Conestoga was $.833 and $.84 per share respectively. Dividends were paid quarterly during these years. Under the most restrictive covenants of Conestoga's debt agreements, $4.9 million of the consolidated retained earnings as of December 31, 2000 plus seventy-five percent of 2001 consolidated net income, is available for payment of cash dividends in 2001.

     During the second quarter of 1996 Conestoga issued series A preferred stock. Cumulative dividends of $3.42 per share per annum are paid semi-annually on the series A preferred stock. During 1999 and 2000, Conestoga paid annual cash dividends of $3.42 per share on the series A preferred stock.

         The record number of NTELOS shareholders was approximately _____ as of _______, 2001 and the record number of Conestoga's shareholders was approximately _____.

   Selected Historical Consolidated Financial and Operating Data of Conestoga
                                Enterprises, Inc.

     You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of Conestoga" and Conestoga's consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement/prospectus for a further explanation of the financial and operating data summarized below.

     Set forth below are Conestoga's selected historical consolidated financial data as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 derived from Conestoga's audited consolidated financial statements and notes thereto, which have been audited by Beard Miller Company LLP.

     The six month periods ended June 30, 2000 and 2001 are derived from Conestoga's unaudited consolidated financial statements and notes thereto, which, in the opinion of Conestoga management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods do not necessarily indicate results that might be expected for the entire fiscal year.

                                                                                                               Six Months Ended
                                                                                                               ----------------
                                                                      Year Ended December 31,                      June 30,
                                                                      -----------------------                      --------
                                                         1996       1997       1998       1999       2000       2000       2001
                                                         ----       ----       ----       ----       ----       ----       ----
                                                                    (in thousands, except ratio and operating data)
                                                                                                                  (unaudited)
Statement of Income:
Operating revenues:
   Local service ..................................    $  8,289   $  9,892   $ 10,436   $ 12,445   $ 14,983   $  6,971   $  8,743
   Long distance and access service ...............      31,402     36,556     47,358     51,082     48,587     24,022     23,752
   Wireless service ...............................           -          -        739      2,426      4,048      1,542      2,879
   Equipment and other ............................       6,151     12,858     18,815     21,116     19,970     10,956     10,001
                                                       --------   --------   --------   --------   --------   --------   --------
      Total operating revenues ....................      45,842     59,306     77,348     87,069     87,588     43,491     45,375
                                                       --------   --------   --------   --------   --------   --------   --------
Operating expenses:
   Cost of operations .............................      11,558     17,050     29,533     36,532     36,046     21,719     22,146
   Depreciation and amortization ..................       8,088     10,639     13,297     15,492     16,734      8,151      8,874
   Selling, general and administrative ............      11,878     15,864     20,365     24,035     25,749      9,288      8,475
                                                       --------   --------   --------   ---------  --------   --------   --------
      Total operating expenses ....................      31,524     43,553     63,195     76,059     78,529     39,158     39,495
                                                       --------   --------   --------   ---------  --------   --------   --------
Operating income ..................................      14,318     15,753     14,153     11,010      9,059      4,333      5,880
Other income (expenses):
   Interest expense ...............................      (1,343)    (1,967)    (3,929)    (4,101)    (4,976)    (2,081)    (2,813)
   Income(loss) from unconsolidated partnership
      interests ...................................       1,256      1,345        424       (350)      (339)      (237)       (21)
   Gain on sale of unconsolidated partnership
      interest ....................................           -      1,890      7,740          -          -          -          -
   Gain on sale of investments in equity securities           -          -         73          -      2,118      1,797          -
   Interest and dividend income ...................         277        307        908        409        706        287        148
     Other, net ...................................          59         19        136       (207)      (171)      (148)        70
                                                       --------   --------   --------   ---------  --------   --------   --------
                                                            249      1,594      5,352     (4,249)    (2,662)      (382)    (2,616)
                                                       --------   --------   --------   ---------  --------   --------   --------
Income before income taxes ........................      14,567     17,347     19,505      6,761      6,397      3,951      3,264

Income taxes ......................................       5,923      7,871      8,823      4,321      3,283      2,210      1,727
                                                       --------   --------   --------   --------   --------   --------   --------
Net Income ........................................    $  8,644   $  9,476   $ 10,682   $  2,440   $  3,114   $  1,741   $  1,537
                                                       ========   ========   ========   ========   ========   ========   ========

Balance Sheet Data (at period end)
   Cash and cash equivalents ......................    $  2,319   $  2,592   $  8,801   $  2,507   $  5,529   $  3,922   $ 15,920
   Securities and investments .....................       4,999      5,287      3,721      3,789        542      1,215        636
   Property, plant and equipment, net .............      64,863     72,699     92,410     96,674    113,041     99,836    110,523
   Total assets ...................................     122,839    133,062    169,897    168,133    182,370    173,493    192,254
   Long-term debt .................................      28,643     26,295     57,270     54,598     73,250     60,251     70,546
   Redeemable, convertible preferred stock ........      12,780     12,780     11,719     10,191      9,184     10,080      8,981
   Shareholders' equity ...........................      64,699     73,801     77,938     77,016     72,462     74,405     70,932

Other Financial Data
EBITDA ............................................      22,406     26,392     27,450     26,502     25,793     12,485     14,754
Cash flow provided by (used in):
      Operating activities ........................      13,874     17,809     14,721     20,488     18,234      5,616      5,405
      Investing activities ........................     (27,416)    (9,230)   (30,846)   (20,076)   (25,577)    (8,156)     4,467
      Financing activities ........................      15,120     (8,306)    22,334     (6,706)    10,365      3,955        519

Operating Data (at period end)
   ILEC access lines installed ....................      67,219     71,139     74,780     78,869     82,844     80,479     84,033
   CLEC access lines installed ....................           -          -        866      3,849     10,928      4,775     13,952
   PCS subscribers ................................           -          -      2,949      9,792     15,405     12,058     18,383
   Internet subscribers ...........................           -          -          -          -          -          -        681

 Selected Historical Consolidated Financial and Operating Data of NTELOS Inc.


     You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of NTELOS' and NTELOS' consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement/prospectus for a further explanation of the financial and operating data summarized below.

     Set forth below are NTELOS' selected historical consolidated financial data as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 derived from NTELOS' audited consolidated financial statements and notes thereto, which have been audited by McGladrey & Pullen, LLP. Information for all periods has been restated to reflect directory assistance as a discontinued operation as that business segment was disposed of in July 2000 and was presented as a discontinued operation in NTELOS' Form 10-K for the period ended December 31, 2000.

     The six month periods ended June 30, 2000 and 2001 are derived from NTELOS' unaudited consolidated financial statements and notes thereto, which, in the opinion of NTELOS management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for six-month periods do not necessarily indicate results that might be expected for the entire fiscal year.

                                                                                                                Six Months Ended
                                                                                                             ---------------------
                                                                   Year Ended December 31,                         June 30,
                                                    ------------------------------------------------------   ---------------------
                                                      1996       1997       1998       1999        2000        2000        2001
                                                    --------   --------   --------   --------   ----------   --------   ----------
                                                                   (in thousands, except ratio and operating data)
                                                                                                                  (unaudited)
Statement of Operations:
Operating revenues:
   Wireline communications .......................  $ 32,480   $ 34,495   $ 37,597   $ 44,110      $59,877   $ 27,779   $   41,757
   Wireless communications .......................    10,894     13,434     17,624     21,692       50,218      4,116       55,596
   Other communications services .................     2,103      2,267      2,942      4,028        3,424     10,233        4,728
                                                    --------   --------   --------   --------   ----------   --------   ----------
         Total operating revenues ................    45,477     50,196     58,163     69,830      113,519     42,128      102,081
                                                    --------   --------   --------   --------   ----------   --------   ----------
Operating expenses:
   Cost of sales .................................     1,929      1,719      4,426      8,142       18,657      4,857       22,726
   Maintenance and support .......................     8,775      8,784      9,762     15,212       31,177     11,687       29,760
   Depreciation and amortization .................     7,740      8,280      9,472     11,323       34,865      6,751       33,809
   Asset impairment charge .......................        --         --         --      3,951        5,625         --           --
   Customer operations ...........................     7,537      7,668      8,625     11,685       31,992      7,391       30,752
   Corporate operations ..........................     5,106      5,876      5,903      6,846       11,441      4,158        9,742
                                                    --------   --------   --------   --------   ----------   --------   ----------
         Total operating expenses ................    31,087     32,327     38,188     57,159      133,757     34,844      126,789
                                                    --------   --------   --------   --------   ----------   --------   ----------
Operating income (loss) ..........................    14,390     17,869     19,975     12,671      (20,238)     7,284      (24,708)
Other income (expenses):
   Interest expense ..............................      (651)      (817)      (676)      (900)     (31,407)    (1,010)     (37,447)
   Equity loss from PCS investees:
      VA PCS Alliance ............................        --       (834)    (5,075)    (5,437)      (3,679)    (2,839)          --
      WV PCS Alliance ............................        --         --     (1,391)    (5,929)      (8,580)    (3,817)      (1,286)
   Financing acquisition costs ...................        --         --         --         --       (6,536)        --           --
   Equity income from other wireless investees ...       450         74        198        179           --         99           --
   Loss on write-down of investment ..............        --     (2,808)    (1,010)        --           --         --           --
   Gain on sale of assets ........................        --      5,077         --      8,318       62,616         --           --
   Other income, principally interest ............        --         --         --         --        6,970         --        4,015
                                                    --------   --------   --------   --------   ----------   --------   ----------
                                                      14,189     18,561     12,021      8,902         (854)      (283)     (59,426)
Income taxes (benefits) ..........................     4,777      6,813      4,587      2,622          201        (87)     (21,636)
                                                    --------   --------   --------   --------   ----------   --------   ----------
Income (loss) before minority interests ..........     9,412     11,748      7,434      6,280       (1,055)      (196)     (37,790)
Minority interests in losses (earnings) of
   subsidiaries ..................................      (467)      (447)      (578)      (389)       1,638       (105)       3,058
                                                    --------   --------   --------   --------   ----------   --------   ----------
Income (loss) from continuing operations .........     8,945     11,301      6,856      5,891          583       (301)     (34,732)
Gain on sale of discontinued operations ..........        --         --         --         --       15,973         --           --
Income (loss) from discontinued operations .......       605        920      1,652        602          396        687           --
                                                    --------   --------   --------   --------   ----------   --------   ----------
Net income (loss) ................................     9,550     12,221      8,508      6,493       16,952        386      (34,732)
Dividend requirements on preferred stock .........        --         --       --           --        8,168         --        9,377
                                                    --------   --------   --------   --------   ----------   --------   ----------
Income (loss) applicable to common shares ........  $  9,550   $ 12,221   $  8,508    $ 6,493   $    8,784   $    386   $  (44,109)
                                                    ========   ========   ========   ========   ==========   ========   ==========
Balance Sheet Data (at period end)
   Cash and cash equivalents .....................  $  3,004   $  1,224   $     43   $    198   $    1,637   $    249   $    3,136
   Securities and investments ....................    20,597     16,874     10,981     39,109       17,405     35,101       40,759
   Property, plant and equipment, net ............    85,896     90,161     98,463    119,470      745,793    129,605      896,304
   Total assets ..................................   142,400    147,743    154,334    218,002    1,076,205    243,263    1,187,762
   Long-term debt ................................    24,000     24,606     19,774     37,685      556,287     51,567      618,353
   Redeemable, convertible preferred stock .......        --         --         --         --      246,906         --      256,282
   Shareholders' equity ..........................    86,002     90,456     93,410    116,184      134,272    114,149      173,634
Other Financial Data
EBITDA ...........................................    22,130     26,149     29,447     27,945       20,252     14,035        9,101
Cash flow provided by (used in):
      Operating activities .......................    19,338     18,481     32,773     28,497       10,838     11,499      (13,359)
      Investing activities .......................   (20,359)   (13,953)   (23,569)   (39,795)    (623,364)   (24,633)     (38,875)
      Financing activities .......................    (1,240)    (6,307)   (10,385)    11,453      613,965     13,185       53,733
Operating Data (at period end)
   PCS subscribers ...............................        --        --      12,970     43,299      168,436     62,544      198,656
   ILEC access lines installed ...................    34,106    35,576      36,746     37,924       39,659     39,112       51,938
   CLEC access lines installed ...................        --        --         428      5,823       14,610     12,353       26,509
   Internet subscribers ..........................        --     4,114       7,450     45,212       59,152     57,292       64,801

           Summary Historical and Pro Forma Financial Information Data

     The following table sets forth for the periods and as of the dates indicated summary consolidated financial information for NTELOS. The historical consolidated financial information for the year ended December 31, 2000 is derived from NTELOS' audited financial statements. The historical consolidated financial information for the six months ended June 30, 2001 is derived from NTELOS' unaudited financial statements. Both NTELOS' audited and unaudited financial statements are incorporated by reference in this joint proxy statement/prospectus and should be read together with this summary. The pro forma financial information is derived from the unaudited pro forma combined financial statements contained elsewhere in this joint proxy statement/prospectus.

     The pro forma as adjusted information reflected in the selected operating data gives effect to the following pending transactions (collectively, the "Conestoga Transaction") as well as the Historical Transactions described below:

          . the merger with Conestoga. Consideration for this acquisition will consist of cash and the issuance of shares of NTELOS common stock. Under the merger agreement, the cash component of the merger consideration will be limited to 58% of total consideration. For purposes of preparing the consolidated financial information we have assumed that the weighted average sales price and the closing price of NTELOS stock will be $18 per share and that Conestoga shareholders will elect to receive 58% of the consideration in cash. This merger has been accounted for using the purchase method of accounting.

          . the sale of NTELOS' series E preferred stock and issuance of 1,000,000 warrants for gross proceeds of $192 million and the exchange of 100,000 and 125,000 shares of NTELOS' series B and series C preferred stock, respectively, for series F preferred stock.

          .    the payment of fees and expenses related to the transaction.

     The NTELOS pro forma as adjusted information reflected in the selected operating data also give effect to the following historical transactions that were consummated in 2000 and 2001 (collectively, the "Historical Transactions"):

          .    merger with R&B Communications, Inc. in February 2001;

          . the consolidation of Virginia PCS Alliance, L.C. in July 2000, which NTELOS will refer to throughout this joint proxy statement/prospectus as the Virginia Alliance, and the consolidation of West Virginia PCS Alliance, L.C. in February 2001, which NTELOS will refer to throughout this joint proxy statement/prospectus as the West Virginia Alliance, and collectively with the Virginia Alliance, the Alliances;

          . the acquisition of the digital wireless operations of PrimeCo PCS, L.P. in the Richmond-Petersburg and Norfolk-Virginia Beach, Virginia markets in July 2000, which NTELOS will refer to throughout this joint proxy statement/prospectus as Richmond-Norfolk PCS;

          . the receipt of proceeds from NTELOS' recent issuance of its $280,000,000 13% senior notes and $95,000,000 13.5% subordinated notes and NTELOS' new senior credit facility in July 2000;

          . the receipt of proceeds from the sale of NTELOS' preferred stock in July 2000;

          . the repayment of substantially all of NTELOS' existing indebtedness and that of the two Alliances in July 2000;

          . the sale of NTELOS' directory assistance operations in July 2000. The historical and pro forma data reflected in the information below exclude the results of our directory assistance operations which NTELOS disposed of in July 2000 and reported as discontinued operations in our June 30, 2000 unaudited condensed consolidated financial statements; and

          . the payment of fees and expenses related to each of the transactions described above.

     The pro forma adjustments reflected in the balance sheet data below give effect to the Conestoga Transaction.

                                                          Year Ended                                  Six Months Ended
                                                      December 31, 2000                                 June 30, 2001
                                             -----------------------------------------    ----------------------------------------
                                                               NTELOS                                      NTELOS
                                                NTELOS       Pro Forma      Pro Forma       NTELOS       Pro Forma      Pro Forma
                                              Historical    As Adjusted    As Adjusted    Historical    As Adjusted    As Adjusted
                                              ----------    -----------    -----------    ----------    -----------    -----------
                                                                      (in thousands, except ratio data)
                                                            (unaudited)                                 (unaudited)
Selected Operating Data:
   Revenues:
      Wireline ..............................   $ 59,877       $ 76,341      $ 150,647      $ 41,757       $ 44,456       $ 81,861
      Wireless ..............................     50,218         98,784         98,784        55,596         58,064         58,064
      Other .................................      3,424          4,505         13,102         4,728          4,728          9,233
                                                --------       --------      ---------      --------       --------       --------
         Total Revenues .....................    113,519        179,630        262,533       102,081        107,248        149,158
   Operating expenses .......................    133,757        245,776        309,996       126,789        133,401        164,996
                                                --------       --------      ---------      --------       --------       --------
   Operating loss ...........................    (20,238)       (66,146)       (47,463)      (24,708)       (26,153)       (15,838)
   Interest expense, net ....................    (24,437)       (71,039)       (75,309)      (33,432)       (34,589)       (37,184)
   Loss from continuing operations applicable
      to common shares ......................     (7,585)       (93,197)      (117,357)      (44,109)       (45,527)       (53,719)
   Other Financial Data:
      Capital expenditures ..................     65,590        121,367        141,424        53,759         58,745         68,754
      EBITDA ................................     20,252          5,084         34,826         9,101          8,998         25,275

                                                             As of June 30, 2001
                                                    -----------------------------------
                                                       NTELOS                Pro Forma
                                                     Historical             As Adjusted
                                                    -----------             -----------
                                                (in thousands, except operating statistics)
                                                              (unaudited)
Balance Sheet Data:
   Cash and cash equivalents ................       $     3,136             $    62,163
   Restricted cash ..........................            53,355                  53,355
   Securities and investments ...............            40,759                  41,250
   Property, plant and equipment, net .......           896,304                 975,313
   Total assets .............................         1,187,762               1,621,038
   Total long-term debt .....................           618,353                 683,694
   Redeemable and convertible preferred stock           256,282                 365,510
   Shareholders' equity .....................           173,634                 396,732

Operating Statistics:
   Total PCS licensed POPs ..................        10,300,000              10,300,000
   PCS subscribers ..........................           198,656                 198,656
   Internet subscribers .....................            64,801                  65,482
   CLEC access lines installed ..............            26,509                  40,461
   ILEC access lines installed ..............            51,938                 135,971

                                  RISK FACTORS

     In considering whether to vote in favor of the merger agreement, with respect to Conestoga shareholders, and the merger proposal, with respect to NTELOS shareholders, you should consider carefully the following matters.

Risks Related to the Merger

The Value of the Merger Consideration is Subject to Changes Based on Fluctuations in the Value of NTELOS Common Stock to be Received in the Merger

     Except as otherwise described below, you will receive up to $40 in cash or between approximately 2.2222 and 1.3333 shares of NTELOS common stock in the merger for each share of Conestoga common stock you own. Although the number of shares of NTELOS common stock to be issued is fixed within this range, the market price of NTELOS common stock when the merger takes place may vary from the market price at the date of this joint proxy statement/prospectus. For example, during the 12-month period ending on _______, 2001 (the most recent practicable date prior to the printing of this joint proxy statement/ prospectus), the sale price of NTELOS common stock varied from a low of $__ to a high of $__ and ended that period at $__. Variations like these may occur as a result of changes in the business, operations or prospects of NTELOS, Conestoga or the combined company, market assessments of the likelihood that the merger will be completed and the timing of the merger's completion, regulatory considerations, general market and economic conditions and other factors. Because the market price of NTELOS common stock fluctuates, the overall value of the merger consideration you will receive at the time of the merger may be adversely affected by changes in the market price of NTELOS common stock.

Conestoga Shareholders May Receive Less than $40 Per Share of Conestoga Common Stock in Certain Circumstances

     Upon completion of the merger, each share of Conestoga common stock will be converted into the right to receive NTELOS common stock or cash. If the average trading price of NTELOS common stock during the measurement period is $18 or less, the conversion ratio will be fixed at approximately 2.2222. Consequently, the expected value of the stock portion of the merger consideration will decrease if the volume weighted average per share sales price for the measurement period is less than $18. Thus, a decrease in the price per share of NTELOS common stock could result in your receiving less than $40 per share of Conestoga common stock. In addition, if the average trading price of NTELOS common stock during the measurement period is less than $18 or if the average trading price on the merger date is less than the average trading price during the measurement period, it may be necessary to reduce the number of shares of Conestoga common stock to be exchanged for cash in order to preserve the qualification of the transaction as a "reorganization" for federal income tax purposes. If such a reduction occurs, there will be a corresponding increase in the number of shares of Conestoga common stock to be exchanged for NTELOS common stock. See "Summary--Merger Consideration" on page [__].

Some Conestoga Shareholders May Not Receive their Requested Form of Merger Consideration

     The merger agreement provides that the merger consideration will be paid in cash, NTELOS common stock or a combination of cash and NTELOS common stock. In the event that the aggregate number of shares of Conestoga common stock for which cash elections are received is greater than 58% of the number of shares of Conestoga common stock outstanding immediately prior to the effective time of the merger, the shares for which cash elections have been made will be converted into the right to receive stock consideration in the manner described under "The Merger--Allocation Rules" on page [__]. The actual aggregate amount of cash Conestoga shareholders will receive may also be less in certain circumstances in order to preserve the qualification of the transaction as a "reorganization" for federal income tax purposes. Accordingly, no assurance can be given that holders of Conestoga common stock who elect to receive cash or a combination of NTELOS common stock and cash will receive their requested form of merger consideration.

The Combined Companies May Not Be Able To Successfully Integrate Their Business Operations

     Although the NTELOS and Conestoga boards of directors have each determined that the merger is in the best interests of their respective companies, the integration of the two companies will involve special risks relating to integration of the two companies' operations and systems. The integration of the two companies and the realization of potential increased efficiencies may prove difficult and may cause management's attention to be diverted from other business concerns. These and other difficulties associated with the merger may lead to potential adverse effects on operating results.

Obtaining required approvals and satisfying conditions to closing may delay or prevent completion of the merger

     Completion of the merger is conditioned upon our receipt of certain governmental consents and approvals, including consents and approvals required by the Federal Communications Commission and under United States antitrust laws. Failure to obtain these consents and approvals in a timely manner, or at all, may delay or prevent consummation of the merger. Governmental authorities may also impose conditions in connection with the merger that may adversely affect NTELOS' operations after the merger.

Failure to complete the merger could negatively affect Conestoga's business, financial condition and results of operations.

     If Conestoga and NTELOS do not complete the merger for any reason, Conestoga may be subject to a number of material risks, including the following:

          . Conestoga may be required to pay NTELOS a termination fee of $10 million if the merger agreement terminates under various circumstances involving a superior competing transaction. For a description of the circumstances upon which Conestoga must pay a termination fee, see "The Merger Agreement--Payment of Termination Fee; Expenses" on page [__]; and

          . Conestoga may be required to pay NTELOS' expenses related to the merger even if the merger is not completed if, after Conestoga receives a proposal for a superior competing transaction, the Conestoga shareholders do not approve the merger agreement.

     Also, if the merger is terminated and Conestoga's board of directors determines to seek another merger or business combination, Conestoga may not be able to find a partner willing to combine on terms similar to the merger. In addition, while the merger agreement is in effect, Conestoga cannot solicit a merger, sale of assets or other business combination with any party other than NTELOS.

Interests of Certain Persons in the Merger

     Certain officers of Conestoga and its subsidiaries have employment and other agreements that provide them with interests in the merger that are different from, or in addition to, interests of Conestoga shareholders. These interests, including severance benefits, are described in detail under the caption "The Merger--Interests of Management of Conestoga in the Merger" beginning on page [__].

Risks Related to NTELOS

Significant Financial Leverage

     We have a significant level of debt and interest expense. As of June 30, 2001, we had approximately $639.1 million of indebtedness. As of June 30,2001, we also have the ability to incur $95 million of additional debt under our senior credit facility, subject to various conditions. Further, the indenture governing our senior notes allows us to incur additional debt under various circumstances. If we incur additional debt, the related risks that we now face could increase.

     Also, as a result of the merger, Conestoga's outstanding indebtedness of approximately $77 million, as of June 30, 2001, will remain outstanding. As of June 30,2001, Conestoga would also have the ability to incur $63.5 million of additional debt under its credit facilities, subject to various conditions.

     Our substantial indebtedness poses important consequences to you, including the risks that:

          . we will use a substantial portion of our cash flow from operations, if any, to pay principal and interest on our debt, which would reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

          . our indebtedness may limit our ability to obtain additional financing on satisfactory terms, if at all;

          . insufficient cash flow from operations may force us to sell assets, restructure or refinance our debt, or seek additional equity capital, which we may be unable to do at all or on satisfactory terms;

          . our level of indebtedness may make us more vulnerable to economic or industry downturns;

          . indebtedness under the new senior credit facility bears interest at variable rates, which could create higher debt service requirements if market interest rates increase;

          . our failure to comply with the financial and other covenants applicable to our debt could result in an event of default, which, if not cured or waived, would have a material adverse effect on us; and

          . our debt service obligations increase our vulnerabilities to competitive pressures, as many of our competitors will be less leveraged than we are.

     These risks may directly impact our ability to service our debt obligations.

Our historical operating results are not representative of future results.

     Our operating results have historically been generated by our ILEC, and we have had stable revenues and positive cash flow and EBITDA. In recent years, our cash flows have been negatively impacted by our early stage to mid-stage wireless PCS businesses. During the second half of 2001, we expect to generate significant operating losses.

We may not be able to manage the rapid growth associated with our strategy of growth through acquisitions, which would cause significant strain on our management, financial and other resources.

         As part of our growth strategy, we intend to expand our business in adjacent areas through acquisitions. These transactions impose substantial integration risks on us. We may also engage in other acquisitions, including ILEC and CLEC, personal communication services, commonly referred to as PCS, licenses and fiber optic networks. Our ability to engage in acquisitions will depend on our ability to identify attractive acquisition candidates, and if necessary, obtain financing on satisfactory terms. Under certain circumstances, we must obtain the approval of our lenders and preferred shareholders to finance acquisitions with cash consideration. We will also face competition for suitable acquisition candidates, which may increase our costs and limit the number of suitable acquisition candidates. In addition, customers and employees frequently terminate their relationships with acquired companies. Expansion of our operations and the integration of future acquisitions will place a significant strain on our management, financial and other resources and on our systems.

     We face risks that the systems we own and acquire will not perform as we expect. In addition, we may incur unanticipated liabilities or contingencies from acquired companies and we may have reduced earnings due to amortization, increased interest costs and costs related to integration. Our ability to manage future growth will depend upon our ability to:

          .    monitor operations;

          .    control costs;

          . integrate acquired operations, including financial, computer, operating and accounting systems;

          . prevent the attrition of key employees and the loss of significant customers of acquired businesses;

          .    maintain effective quality controls; and

          .    expand our internal management, technical and accounting systems.

     A failure to implement and improve our systems, procedures and controls in an efficient manner and at a pace consistent with the growth of our business could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

We face competition in the communications industry generally from competitors with substantially greater resources than us and from competing technologies.

     We operate in an increasingly competitive environment. As an integrated communications provider, we face competition in our business from:

          .    CLEC operations, including Adelphia, Fibernet and Comscape;

          . wireless communications providers, including Sprint, AT&T/SunCom, Verizon Wireless, ALLTEL, Nextel and Cellular One;

          . Internet service providers, including AOL, EarthLink and BellSouth;

          .    cable television companies, including Adelphia; and

          . resellers of communications services and enhanced services providers.

     In addition, we expect that, over time, wireless communications services providers will compete more directly with wireline telephone services providers. We generally compete on the basis of price and service quality.

     Many communications services can be provided without incurring an incremental charge for an additional unit of service. For example, there is little marginal cost for a carrier to transmit a call over its own telephone network. As a result, once there are several facilities-based carriers providing a service in a given market, price competition is likely and can be severe. As a result, we have experienced price competition, which is expected to continue. In each of our service areas, additional competitors could build facilities. If additional competitors build facilities in our service areas, this price competition may increase significantly.

     Many of our competitors are, or are affiliated with, major communications companies that have substantially greater financial, technical and marketing resources than we have and greater name recognition and more established relationships with a larger base of current and potential customers, and accordingly, we may not be able to compete successfully. We expect that increased competition will result in more competitive pricing. We are witnessing declining average revenue per subscriber. Companies that have the resources to sustain losses for some time have an advantage over those companies without access to these resources. We cannot assure you that we will be able to achieve or maintain adequate market share or revenue or compete effectively in any of our markets.

     Additionally, many of our competitors have national networks, which enables them to offer long-distance telephone services to their subscribers without imposing additional charges, or incurring any incremental cost. Therefore, some of our competitors are able to offer pricing plans that include "free" long-distance. We do not have a national network, and we must pay other carriers a per-minute charge for carrying long-distance calls made by subscribers. Accordingly, we will not be able to provide long-distance services without imposing additional charges on subscribers or subsidizing their long-distance calls and may face a disadvantage in attracting or retaining customers who require long-distance services.

     We also compete with companies that use other communications technologies, including paging and digital two-way paging, enhanced specialized mobile radio, domestic and global mobile satellite service and third generation, or 3G, wireless technologies. These technologies may have advantages over the technology we use and may ultimately be more attractive to customers. Each of the factors and sources of competition discussed above could have a material adverse affect on our business.

If we are unable to add a sufficient number of new PCS customers to support our PCS business plans and to generate sufficient cash flow to service our debt, we will have to depend significantly on our local telephone operations to generate cash flow.

     Our success will depend on our ability to expand our current customer base, penetrate our target markets and otherwise capitalize on wireless opportunities. We must increase our subscriber base without excessively reducing the prices we charge to realize the anticipated cash flow, operating efficiencies and cost benefits of our network. Additionally, our business strategy is to establish a PCS presence in new markets and then supplement our PCS services with CLEC and

Internet services. This strategy is in the early stages of implementation and is still unproven. We have historically relied significantly on revenues and cash flows generated by our local telephone operations to grow our business. If our PCS strategy is unsuccessful, we will remain heavily dependent on our local telephone operations to meet our cash flow needs.

If we fail to raise the capital required to build-out and operate our planned networks, we may experience a material adverse effect on our business.

     We require significant additional capital to build-out and operate planned networks and for general working capital needs. After giving effect to our recent transactions, we expect our capital expenditures for the last six months of 2001 and for 2002 to be approximately $140 million to $160 million in the aggregate, including approximately $40 million to $50 million relating to a planned wireless network upgrade to 3G1XRTT technology. Our cash flows from operations will not be enough to cover our anticipated capital expenditures. We may require additional and unanticipated funds if we make acquisitions, if there are significant departures from our current business plan, if we have unforeseen delays, cost overruns, unanticipated expenses due to regulatory changes, or if we incur engineering design changes or other technological risks. We will also require additional capital to invest in any new wireless or wireline opportunities, including capital for license acquisition costs. We may seek to obtain new capital through subsequent public or private equity or debt financings. However, capital markets have recently been volatile and uncertain. These markets may not improve, and we may not be able to access these markets to raise additional capital on favorable terms, or at all. If we fail to obtain required new financing, that failure would have a material adverse effect on our business and our financial condition. For example, if we are unable to access capital markets, we may have to restrict our activities or sell our interests in one or more of our subsidiaries or other ventures at a distressed sale price.

If we experience a high rate of PCS customer turnover, our costs could increase and our revenues could decline.

     Many PCS providers in the U.S. have experienced a high rate of customer turnover, even when compared to analog cellular industry averages. The rate of customer turnover may be the result of several factors, including limited network coverage, reliability issues such as blocked or dropped calls, handset problems, inability to roam onto third-party networks at competitive rates, or at all, price competition and affordability, customer care concerns and other competitive factors. We cannot assure you that our strategies to address customer turnover will be successful. A high rate of customer turnover could reduce revenues and increase marketing costs to attract the minimum number of replacement customers required to sustain our business plan, which, in turn, could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

The loss of significant customers or a decrease in their usage could cause our revenues to decline.

     We sell PCS wireless service on a wholesale basis to other communications providers under network service agreements. For the six months ended June 30, 2001, Horizon Personal Communications, Inc. accounted for approximately 8.7% of our revenue. Our ability to maintain strong relationships with our principal customers is essential to our future performance. If we lose a key customer or if any of our key customers reduce their usage or require us to reduce our prices, our revenue could decline, which could cause our business, financial condition and operating results to suffer.

Our results of operations may decline if the roaming rates we charge for the use of our network by outside customers decrease or the roaming rates we pay for our customers' usage of third party networks increase.

     We earn revenues from customers of other wireless communications providers who enter our service areas and use our network, commonly referred to as roaming. Roaming rates per minute have declined over the last several years and we expect that these declines will continue for the foreseeable future. Similarly, because we do not have a national network, we must pay roaming charges to other communications providers when our wireless customers use their networks. We have entered into roaming agreements with other communications providers that govern the roaming rates that we are permitted to charge and that we are required to pay. If these roaming agreements are terminated, the roaming rates we currently charge may further decrease and the roaming rates that we are charged may increase and, accordingly, our revenues and cash flow may decline.

Our larger competitors may build networks in our markets, which may result in decreased roaming revenues and severe price-based competition.

     We compete with several wireless providers in each of our markets. Our current roaming partners or other larger wireless providers might build their own digital PCS networks in our service areas. Should this occur, use of our networks for roaming would decrease and our roaming revenues would be adversely affected. Once a digital PCS system is built out, there are only marginal costs to carrying an additional call, so a larger number of competitors in our service areas could introduce significantly higher levels of price competition and reduce our revenues, as has occurred in many areas in the United States. Over the last three years, the per-minute rate for wireless services has declined. We expect this trend to continue into the foreseeable future. As per-minute rates continue to decline, our revenues and cash flows may be adversely impacted.

The loss of officers and skilled employees that we depend upon to operate our business and implement our business plans could have a material adverse effect on our business.

     The loss of our key officers could hurt our ability to offer our products and services. We believe that our future success will also depend in large part on our continued ability to attract and retain highly qualified technical and management personnel. We believe that there is and will continue to be intense competition for qualified personnel in the PCS equipment and services industry as the PCS market continues to develop. Additionally, we will rely on the expertise of various Conestoga officers and skilled employees to execute our business plans. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel.

Continued expansion of our network, services and subscribers could be slowed if we cannot manage our growth.

     We have rapidly expanded and developed our network and geographic areas of operation. Our expansion and development has placed and will continue to place significant demands on our management, operational and financial systems and procedures and controls. We may not be able to manage our anticipated expansion effectively, which would harm our business, results of operations, financial condition and our ability to make payments on our debt.

     Our further expansion and development will depend on a number of factors, including:

          .    cooperation of the existing local telephone companies;

          .    regulatory and governmental developments;

          .    changes in the competitive climate in which we operate;

          . successful implementation of customer billing, order processing and network management systems;

          . increasing number of customers and changes in their service requirements;

          .    demand for greater data transmission capacity;

          .    availability of financing;

          .    technological developments;

          .    availability of rights-of-way, building access and antenna sites;

          . availability of qualified consultants and contractors to assist in the design and engineering of our network;

          . our ability to hire and retain a sufficient number of qualified employees;

          .    existence of strategic alliances or relationships; and

          .    emergence of future opportunities.

     We will need to continue to improve our operational and financial systems and our procedures and controls as we grow. We must also develop, train and manage our existing and new employees.

We must secure unbundled network elements at reasonable rates or our CLEC expansion may be delayed and our quality of service may decline.

     In providing our CLEC services, we interconnect with and use incumbent telephone companies' networks to access our customers. Therefore, we depend upon the technology and capabilities of incumbent telephone companies. Our CLEC operations depend significantly on the quality and availability of the incumbent telephone companies' copper lines and the incumbent telephone companies' maintenance of these lines. We must also maintain efficient procedures for ordering, provisioning, maintaining and repairing lines from the incumbent telephone companies. We may not be able to obtain the copper lines and services we require from the incumbent telephone companies at satisfactory quality levels, rates, terms and conditions. If we fail to do so, it could delay the expansion of our CLEC networks and degrade the quality of our services to our CLEC customers. If these events occur, we will experience a material adverse effect on our CLEC business.

     We also provide a digital subscriber line service, which we refer to throughout this joint proxy statement/prospectus as DSL. To provide unbundled DSL-capable lines that connect each end-user to our equipment, we rely on incumbent telephone companies. The Telecommunications Act of 1996, as amended, generally requires that charges for these unbundled network elements be cost-based and nondiscriminatory. Charges for DSL-capable lines and other unbundled network elements may vary based on rates proposed by incumbent telephone companies and approved by state regulatory commissions. Increases in these rates could result in a material adverse effect on our CLEC business.

Successful expansion of our CLEC operations into new markets is dependent on interconnection agreements, permits and rights-of-way.

     The successful expansion of our CLEC operations will depend, in part, on our ability to implement existing interconnection agreements and enter into and implement new interconnection agreements as we expand into new markets. Interconnection agreements are subject to negotiation and interpretation by the parties to the agreements and are subject to state regulatory commission, FCC and judicial oversight. We have successfully negotiated interconnection agreements with the ILECs in the areas we serve. These interconnection agreements have fixed terms, however, and several have expired or will expire in the near future. These agreements must be renegotiated or re-arbitrated. We cannot assure you that we will be able to renegotiate existing or enter into new interconnection agreements in a timely manner on terms favorable to us. We must also maintain existing and obtain new local permits, including rights to utilize underground conduit and pole space and other rights-of-way. We cannot assure you that we will be able to maintain our existing permits and rights or obtain and maintain other permits and rights needed to implement our business plan on acceptable terms. Cancellation or non-renewal of our interconnection agreements, permits, rights-of-way or other arrangements could materially adversely affect our business. In addition, the failure to enter into and maintain any required arrangements for a new market may affect our ability to develop that market.

If we lose our collocation rights or our right to install equipment on towers owned by other carriers or fail to obtain zoning approval for our cell sites, we may have to rebuild our network.

     We currently collocate our cell sites on facilities shared with one or more wireless providers. As we expand our network, we intend to continue to collocate our cell sites. If we are unable to secure future collocation agreements in favorable locations or our current collocation agreements are terminated, we would have to find new sites. Additionally, if our equipment had already been installed we may have to rebuild that portion of our network. Some of the cell sites are likely to require us to obtain zoning variances or local governmental or third party approvals or permits. We may also have to make changes to our radio frequency design as a result of difficulties in the site acquisition process.

We may have difficulty in obtaining infrastructure equipment required in order to meet our wireless PCS network expansion goals.

     We rely heavily on certain equipment suppliers in developing our wireless PCS network. If our primary supplier is unable to provide us with the necessary equipment to expand our network in a timely manner, we may be delayed in our ability to provide wireless communications services comparable to those of our competitors or to meet our expansion goals. The demand for the equipment that we need to construct our network is considerable, and manufacturers of this equipment could have substantial order backlogs. Accordingly, the lead time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have more established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment.

The loss of our licenses could adversely affect our ability to provide wireless and wireline services.

     In the United States, cellular, personal communications services and microwave licenses are valid for 10 years from the effective date of the license. Licensees may renew their licenses for additional 10-year periods by filing a renewal application with the FCC. The renewal applications are subject to FCC review and are put out for public comment to ensure that the licensees meet their licensing requirements and comply with other applicable FCC mandates. If we fail to file for renewal of these licenses or fail to meet any licensing requirements, we could be denied a license renewal and, accordingly, our ability to continue to provide service in that license area would be adversely affected.

The market price of our common stock has been volatile in the past and it may continue to be volatile.

     The market price of our common stock has been volatile in the past and it may continue to be volatile and may fluctuate due to factors such as:

          . actual or anticipated fluctuations in quarterly and annual results;

          .    announcements of technological innovations;

          .    introduction of new services;

          .    mergers and strategic alliances in the communications industry;
               and

          .    changes in government regulation.

     Any of these events may cause the market price of our common stock to fall. In addition, the stock market in general and the market prices for communications companies in particular have experienced significant volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our operating performance.

Our articles of incorporation, by-laws, shareholder rights plan and Virginia law contain provisions that could discourage a takeover.

     Provisions of our articles of incorporation, by-laws and Virginia law may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable. For example, the provisions of our articles of incorporation and by-laws establish a classified board of directors, of which only a portion of the total number of directors will be elected at each annual meeting, and authorize the board to issue preferred stock with substantial voting rights. In addition, our by-laws provide that a shareholder meeting must be called by the Chairman of the Board, the President or a majority of the Board and that the shareholders must provide advance notice if they plan to nominate directors at the meeting. We also have a shareholder rights plan that could significantly discourage, delay or prevent a merger or acquisition. The rights become exercisable if a person or group acquires or makes a tender offer for more than 15% of our beneficial ownership. We also have agreements with certain officers that would provide them with certain protection upon any change of control. In addition, as a Virginia corporation, we would also be subject to the Virginia anti-takeover statute contained in Article 14 and Article 14.1 of the Virginia Stock Corporation Act.

Risks Related to the Communications Industry

Rapid and significant technological changes in the communications industry may adversely affect us.

     We face rapid and significant changes in technology, and we rely on third parties for the development of and access to new technology. New technologies may be protected by patents or other intellectual property laws and therefore may not be available to us. In our wireless PCS service, we employ code division multiple access, known as CDMA, which is a relatively new technology. CDMA may not provide the advantages expected by us. If another technology becomes the preferred industry standard, we may be at a competitive disadvantage and competitive pressures may require us to change our digital technology which, in turn, may require us to incur substantial costs. We may not be able to respond to such pressures and implement new technology on a timely basis, or at an acceptable cost.

         In particular, the wireless communications and Internet industries are experiencing significant technological change, including:

          . an increasing pace in digital upgrades of existing analog wireless systems;

          .    evolving industry standards;

          . the allocation of new radio frequency spectrum in which to license and operate advanced wireless services;

          . ongoing improvements in the capacity and quality of digital technology;

          .    shorter development cycles for new products and enhancements; and

          .    changes in end-user requirements and preferences.

     We cannot predict the effect of technological changes on our business. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Our failure to obtain access to this new technology could have a material adverse effect on our business, prospects, operating results and ability to service our debt.

We are subject to a complex and uncertain regulatory environment that may require us to alter our business plans and cause us to face increased competition.

     The U.S. communications industry is subject to federal, state and other regulation that is continually evolving. As new communications laws and regulations are issued, we may be required to modify our business plans or operations. We cannot assure you that we can do so in a cost-effective manner. Federal and state regulatory trends in favor of reduced regulation have had, and are likely to have, both positive and negative effects on us and our ability to compete. The regulatory environment governing ILEC operations has been and will likely continue to be very liberal in its approach to promoting competition and network access.

     Although no CLECs have entered our ILEC markets, it is possible that one or more may enter our market to compete for our largest business customers. Federal or state regulatory changes and any resulting increase in competition may have a material adverse effect on our businesses. Further, we cannot assure you that federal, state or local governments will not enact regulations or take other actions that might have a material adverse effect on our business. These changes could materially and adversely affect our business prospects, operating results or our ability to service our debt.

Concerns about alleged health risks relating to radio frequency emissions may affect our prospects and the value of your investment .

     Media reports and some studies have suggested that radio frequency emissions from wireless handsets and cell sites may be associated with various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against some participants in the wireless industry alleging various adverse health consequences as a result of wireless phone usage. The U.S. Food & Drug Administration has stated that, while the available scientific evidence does not allow the FDA to conclude that wireless phones are absolutely safe or that they are unsafe, the available scientific evidence does not demonstrate any adverse health effects associated with the use of mobile phones. If consumers' health concerns over radio frequency emissions increase, they may be discouraged from using wireless handsets, and regulators may impose restrictions on the location and operation of cell sites. These concerns could have an adverse effect on the wireless communications industry and expose wireless providers to further litigation, which, even if not successful, can be costly to defend. These concerns have recently received increased focus, including the adoption in July 2000 by the leading industry trade group of a policy requiring handset manufacturers to disclose emission levels. Additional studies of radio frequency emissions are ongoing. The ultimate findings of these studies will not be known until they are completed and made public. We cannot assure you that government authorities will not increase regulation of wireless handsets and cell sites as a result of these health concerns or that wireless companies will not be held liable for costs or damages associated with these concerns. The actual or perceived risk of radio frequency emissions could also adversely affect us through a reduced subscriber growth rate, a reduction in

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subscribers, reduced network usage per subscriber or reduced financing available to the wireless communications industry. If these risks materialize, our business could be materially adversely affected. In addition, an adverse outcome in the related litigation against any provider of wireless services could have a material adverse effect on our results of operations, financial conditions and/or prospects.

State and local legislative bodies are considering or have enacted legislation to restrict or prohibit wireless phone use while driving.

     Legislation has been proposed in some state and local legislative bodies to restrict or prohibit the use of wireless phones while driving motor vehicles. Similar laws have been enacted in other countries and, to date, a small number of communities in the United States have passed restrictive local ordinances. In addition, some studies have indicated that using wireless phones while driving may impair drivers' attention. Any laws that are passed prohibiting or restricting the use of wireless phones while driving could have the effect of reducing subscriber usage, which could cause a material adverse effect on our results of operations. Additionally, concerns over the use of wireless phones while driving could lead to potential litigation relating to accidents, deaths or serious bodily injuries, which also may have a material adverse effect on our results of operations.

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                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain various "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, which will be referred to throughout this joint proxy statement/prospectus as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the beliefs of Conestoga and NTELOS management, as well as assumptions made by, and information currently available to, Conestoga and NTELOS management. These forward-looking statements are based on current expectations and projections about future events and trends affecting the financial condition of Conestoga's and NTELOS' business. These forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by Conestoga and NTELOS or on their behalf, including, among other things:

          . changes in industry conditions created by federal and state legislation and regulations;

          .    successful integration of acquisitions;

          . the achievement of build-out, operational, capital, financing and marketing plans relating to deployment of personal communication services, commonly referred to as PCS services;

          . retention of Conestoga and NTELOS existing customer base and service levels and the ability to attract new customers;

          . the ability of Conestoga and NTELOS to attract qualified management personnel;

          . continuation of economic growth and demand for wireless and wireline communications services;

          .    rapid changes in technology;

          . the competitive nature of the wireless telephone and other communications services industries;

          . adverse changes in the roaming rates NTELOS and the Alliances charge and pay;

          . the capital intensity of the wireless telephone business and NTELOS' debt structure;

          . NTELOS' substantial debt obligations and NTELOS' ability to service those obligations;

          . Conestoga's and NTELOS' continued ability to obtain financing on reasonable terms;

          . the cash flow and financial performance of NTELOS and Conestoga subsidiaries;

          . restrictive covenants and consequences of default contained in our financing arrangements;

          .    completion of the merger;

          . opportunities for growth through acquisitions and investments and NTELOS' ability to manage this growth;

          . the level of demand for competitive local exchange services in smaller markets;

          .    Conestoga's and NTELOS' ability to manage and monitor billing;
               and

          .    possible health effects of radio frequency transmission.

     Words and phrases such as "expects," "estimates," "intends," "plans," "believes," "projection," "will continue" and "is anticipated" are intended to identify forward-looking statements.

     The list above sets forth some, but not all, of the factors that could have an impact upon Conestoga's and NTELOS' ability to achieve results described in any forward-looking statements. Further information for the respective companies can be found in Conestoga's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in NTELOS' Annual Report on Form 10-K for the fiscal year ended December 31, 2000. You also should understand that it is not possible to predict or identify all such factors and that the list should not be considered a complete statement of all potential risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Conestoga's and NTELOS' expectations. You should not place undue reliance on any forward-looking statements, as they speak only as of the date made.

                                  THE MEETINGS

     We are providing this joint proxy statement/prospectus in connection with the solicitation of proxies from the holders of Conestoga common stock by the Conestoga board of directors for use at the special meeting of Conestoga shareholders, and from the holders of NTELOS common stock, series B preferred stock and series C preferred stock by the NTELOS board of directors for use at the special meeting of NTELOS shareholders. We are first mailing this joint proxy statement/prospectus and accompanying forms of proxy to the shareholders of Conestoga and NTELOS beginning on or about ______, 2001.

Times, Dates and Places

     Conestoga. Conestoga will hold its special meeting of shareholders at ______, local time, on ______, ________, at ____________. Conestoga may adjourn or postpone the special meeting to another date and/or place for proper purposes.

     NTELOS. NTELOS will hold its special meeting of shareholders at ___ a.m., local time, on ____, ___________ at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia. NTELOS may adjourn or postpone the special meeting to another date and/or place for proper purposes.

Purpose of the Meetings

     Conestoga Special Meeting. At the special meeting of Conestoga shareholders (and any adjournment or postponement thereof), Conestoga shareholders will:

          . consider and vote upon a proposal to approve and adopt the merger agreement; and

          . transact any other matters that may properly come before the meeting.

     Conestoga might also ask the Conestoga shareholders to vote upon a proposal to adjourn or postpone the special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger.

     NTELOS Special Meeting. At the special meeting of NTELOS shareholders (and any adjournment or postponement thereof), NTELOS' shareholders will:

          . in connection with the merger, consider and vote upon a proposal to approve the issuance of capital stock as follows:

               .. the issuance of NTELOS common stock to Conestoga shareholders under the merger agreement entered into by Conestoga and NTELOS, dated as of July 24, 2001;

               .. in order to finance the cash portion of the merger consideration, the issuance to WCAS of:

                    ...  up to 200,000 shares of series E preferred stock;

                    ... 225,000 shares of series F preferred stock in exchange for 225,000 outstanding shares in the aggregate of series B and series C preferred stock; and

                    ... warrants to acquire 1,000,000 shares of NTELOS commo stock.

          . transact any other matters that may properly come before the special meeting.

NTELOS might also ask the NTELOS shareholders to vote upon a proposal to adjourn or postpone the special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the NTELOS proposal listed above.

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

Record Date; Voting Rights; Votes Required for Approval

Conestoga:

     Record Date. Conestoga's board of directors has fixed the close of business on ___________, 2001, as the record date for the determination of the Conestoga shareholders entitled to receive notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be open to examination by the shareholders, during regular business hours, after _____, at the principal executive offices of Conestoga at 202 East First Street, Birdsboro, Pennsylvania 19508.

     Voting Rights. Only holders of record of shares of Conestoga common stock on the Conestoga record date are entitled to notice of and to vote at the special meeting. Each holder of record of Conestoga common stock as of the Conestoga record date is entitled to cast one vote for each share of Conestoga common stock held on the Conestoga record date with regard to the approval and adoption of the merger agreement and each other matter that may properly come before the Conestoga special meeting.

     Votes Required for Approval. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Conestoga capital stock entitled to vote constitutes a quorum at the special meeting. The merger proposal requires the affirmative vote of the holders of a majority of the votes cast of Conestoga capital stock for approval.

     Voting by Conestoga's Directors. As of July 24, 2001, the directors of Conestoga with voting power with respect to a total of 119,501 shares of Conestoga common stock, or approximately 1.5% of the shares of Conestoga common stock, have entered into voting agreements requiring such persons to vote their Conestoga common stock "FOR" approval and adoption of the merger agreement. For additional information on the parties to and terms of the Conestoga voting agreements, see "The Merger--Conestoga Voting Agreements" on page [__].

NTELOS:

     Record Date. NTELOS' board of directors has fixed the close of business on ________, 2001, as the record date for NTELOS' shareholders entitled to notice of and to vote at the special meeting. A complete list of shareholders entitled to vote at the meeting will be open to examination by the shareholders, during regular business hours, for a period of 10 days before the meeting at the principal executive offices of NTELOS at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980.

     Voting Rights. Only holders of record of shares of NTELOS common stock, series B preferred stock and series C preferred stock on the NTELOS record date, are entitled to notice of and to vote at the special meeting. Each holder of record of NTELOS common stock, series B preferred stock and series C preferred stock, as of the NTELOS record date, is entitled to cast one vote per share (on an as converted basis, with respect to the series B and series C preferred stock) on the merger proposal and each other matter that may properly come before the NTELOS special meeting.

     Votes Required for Approval. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of NTELOS common stock, series B preferred stock and series C preferred stock, constitutes a quorum at the special meeting. Approval of the merger proposal and the consideration of other business properly brought before the meeting requires a majority of votes cast by holders of outstanding shares of NTELOS common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

     Voting by NTELOS' Directors and Executive Officers. As of July 24, 2001, the executive officers, directors and certain shareholders of NTELOS with voting power with respect to a total of 4,493,484 shares of NTELOS stock, or approximately 19.5% of the shares of NTELOS voting stock, have entered into voting agreements requiring such persons to vote their NTELOS common stock "FOR" approval and adoption of the merger proposal. For additional information on the parties to and terms of the NTELOS voting agreements, see "The Merger--NTELOS Voting Agreements" on page [__].

     As of June 30, 2001, the directors, executive officers and affiliates of NTELOS had voting power with respect to a total of 4,493,484 shares of NTELOS common stock, on an as converted basis, or approximately 19.5% of the voting shares of the NTELOS common stock outstanding at that date, assuming all equity securities of NTELOS have been converted into shares of NTELOS common stock, including options exercisable within 60 days of the record date. See "Description of

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

NTELOS--Principal Shareholders" on page [__] for further information about shares that may be voted by officers, directors and affiliates.

     For more information on the beneficial ownership of NTELOS common stock by persons and entities owning more than 5% of the outstanding shares of NTELOS common stock and more detailed information on the beneficial ownership of common stock by directors, executive officers and affiliates of NTELOS, see "Description of NTELOS--Principal Shareholders" on page [__].

Proxies

Conestoga:

     All shares of Conestoga common stock represented by properly executed proxies received before or at the special meeting of Conestoga shareholders and not revoked, will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a properly executed returned proxy, Conestoga will vote such proxy "FOR" the approval and adoption of the merger agreement.

     Abstentions may be specified for any of the proposals being considered at the Conestoga special meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining if there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting but will have no effect with respect to approval of the merger proposal.

     Broker Voting. Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on various "routine" proposals when they have not received instructions from beneficial owners. These brokers may not exercise their voting discretion with respect to proposals for non-routine matters such as the merger proposals. If beneficial owners of Conestoga shares do not give brokers specific instructions as to how to vote their shares, referred to as broker non-votes, brokers cannot vote such shares with respect to the approval and adoption of any merger proposal. Assuming a quorum is present at Conestoga's special meeting, a broker non-vote will have the same effect as a vote against the merger.

NTELOS:

     All shares of NTELOS common stock, series B preferred stock and series C preferred stock represented by properly executed proxies, or voted by telephone in accordance with the instructions provided on the enclosed proxy card, received before or at the special meeting of NTELOS shareholders and not revoked, will be voted in accordance with the instructions indicated in those proxies. If no instructions are indicated on a properly executed returned proxy, NTELOS will vote such proxy "FOR" the merger proposal.

     Abstentions may be specified for any of the proposals being considered at the NTELOS special meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining if there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the meeting but will have no effect with respect to approval of the merger proposal.

     Broker Voting. Under Nasdaq rules, brokers who hold shares in street name for customers have the authority to vote on various "routine" proposals when they have not received instructions from beneficial owners. These brokers may not exercise their voting discretion with respect to proposals for non-routine matters such as the merger proposal. If beneficial owners of NTELOS shares do not give brokers specific instructions as to how to vote their shares, referred to as broker non-votes, brokers cannot vote such shares with respect to the approval and adoption of any merger proposal. Assuming a quorum is present at NTELOS' special meeting, a broker non-vote will have the same effect as a vote against the merger proposal.

Revocation of Proxies

     You may revoke your proxy at any time before its use by:

          . delivering to the Secretary of Conestoga or the Secretary of NTELOS, as the case may be, a signed notice of revocation or a later-dated, signed proxy; or

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

          . by attending the meeting and voting in person. Merely attending the meeting does not mean you have revoked your proxy.

          . NTELOS shareholders voting by telephone may revoke or change their vote by submitting a new proxy by telephone in accordance with the instructions on the enclosed proxy card.

Solicitation of Proxies

     The board of directors of each of Conestoga and NTELOS are soliciting the proxies of Conestoga shareholders and NTELOS shareholders. In addition to solicitation by mail, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Both Conestoga and NTELOS will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in assisting with the solicitation of proxies. Conestoga and NTELOS will each engage a firm to help solicit proxies in which event related fees will not exceed [$_____] (plus expenses). If necessary, Conestoga or NTELOS, as the case may be, or either company's respective proxy solicitor may request the return of proxy cards by personal interview, mail, telephone, facsimile or other means of electronic transmission. The extent to which this will be necessary depends entirely upon how soon proxy cards are returned. Please send in your proxy card immediately.

     Conestoga shareholders should not send in any stock certificates with their proxy cards.

     As of the date of this joint proxy statement/prospectus, the Conestoga board of directors and the NTELOS board of directors do not know of any business to be presented at the meetings other than the proposals described above. If any other matters should properly come before either meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies. Conestoga or NTELOS might also ask their respective shareholders to vote upon a proposal to adjourn or postpone the special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to approve the merger proposal. Proxies voted "AGAINST" the merger proposal will not be used to vote for any adjournment under this authority.

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

                                   THE MERGER

     This information relating to the merger is intended to be a summary of the merger's material terms and not a complete description of all the information relating to the merger. This discussion of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. You are urged to read the merger agreement carefully for a complete description of the terms of the merger.

Results of the Merger

     NTELOS, Conestoga and a wholly owned subsidiary of NTELOS have entered into a merger agreement, which provides that, if all the conditions set forth in the merger agreement are satisfied or waived, Conestoga will merge with and into the wholly owned subsidiary of NTELOS.

What Conestoga Shareholders Will Receive

     On the date the merger becomes effective, each issued and outstanding share of Conestoga common stock (excluding shares of Conestoga common stock held by NTELOS, Conestoga and their respective subsidiaries), will be converted into, and become exchangeable for, the merger consideration to be paid by NTELOS. The merger consideration will consist of cash and NTELOS common stock. Each holder of Conestoga common stock may elect to receive in exchange for each of his or her shares of Conestoga common stock (i) $40 cash, (ii) shares of NTELOS common stock or (iii) a combination of cash and NTELOS common stock. The value of the stock portion of the merger consideration will be $40 per share of Conestoga common stock if the market value of NTELOS common stock prior to the closing of the merger is between $18 and $30, as described in this joint proxy statement/prospectus. The actual number of shares and the value of the NTELOS common stock Conestoga shareholders will receive will be determined during a measurement period that is 20 consecutive trading days ending two business days prior to the effective time of the merger. The amount of cash and stock to be received at the election of each Conestoga common stock holder will be subject to pro rata adjustment to the extent required to ensure that the aggregate consideration is composed of the proportions of cash and NTELOS common stock called for by the merger agreement. See "The Merger Agreement--Procedures for Shareholder Elections," "--Shareholder Elections" and "--Allocation Rules."

     Upon the conversion of the shares of Conestoga common stock pursuant to the merger, all Conestoga common stock will no longer be outstanding, will be cancelled and retired and will cease to exist. Each certificate representing Conestoga common stock will thereafter represent only the right to receive, upon surrender of the certificate, the merger consideration.

Fractional Shares of NTELOS Common Stock

     NTELOS will not deliver any fractions of a share of NTELOS common stock in the merger. If the number of shares of NTELOS common stock to be issued to a Conestoga shareholder is not otherwise a whole number of shares, the number will be rounded to the nearest whole number, with a number equal to .5 being rounded up to the nearest whole number.

Background and Negotiation of the Merger

     In light of market conditions and trends in the telecommunications industry, Conestoga's board of directors periodically considered strategic alternatives designed to maintain the competitiveness of Conestoga and to enable Conestoga to maximize its value to its shareholders. In its evaluation, Conestoga's board of directors recognized that significant challenges faced Conestoga in a changing competitive and economic environment. Specifically, the market price of Conestoga's stock was perceived to be low, in terms of depressed industry valuations, peer company market values and a "sum of the parts" valuation. Market sources indicated that a principal reason for Conestoga's low relative stock price was a lack of market following and research which was in turn caused by the fact that Conestoga lacked the size, in terms of market capitalization and otherwise, in relation to others in its industry. However, growth through stock acquisitions appeared to be difficult for Conestoga given its low stock price (and the resulting dilution of existing shareholders).

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

     In addition, Conestoga had a large number of shareholders who were accustomed to the regular quarterly dividends paid by Conestoga. However, given its decreased earnings per share resulting from capital investments necessary to compete in a changing competitive and technological environment, increased costs resulting from expansion and the need for investment capital, Conestoga's board of directors recognized that there was pressure to decrease or eliminate its dividend payout (although there was a concern that a decrease in the dividend could cause a further decline in the market price of Conestoga's stock). In effect, industry factors were causing companies such as Conestoga to become growth companies, rather than traditional utilities with emphasis on income.

     In early 2000, as part of its ongoing strategic planning, NTELOS management initiated contact with Conestoga management regarding a possible business combination. After brief discussions, Conestoga determined it was not interested in pursuing a business combination with NTELOS at that time.

     The consideration of strategic alternatives relating to Conestoga's wireless operations by Conestoga's board of directors intensified beginning in May 2000. As a result of a planning retreat attended by Conestoga's board of directors and management, the board of directors requested management to report back to it in August 2000 with strategic alternatives for Conestoga Wireless Company. Strategic alternatives for wireless, including the sale of wireless, finding a strategic partner for wireless, and selling its telecommunications towers, were considered by the Conestoga board of directors at its August 22, 2000 meeting. The Conestoga board of directors and management held another planning retreat on September 22, 2000, at which strategic alternatives for the entire company, as well as wireless, were considered. In October 2000, Legg Mason was engaged to sell Conestoga's telecommunications towers. At the November 30, 2000 Conestoga board of directors meeting, to which representatives of Legg Mason were invited, Conestoga's board of directors heard a presentation from Legg Mason regarding, among other things, strategic alternatives that might be available to Conestoga, including pursuing the company's business plan as an independent company or engaging in a "strategic transaction". The option of remaining independent included engaging in an acquisition program, seeking strategic relationships and/or exiting selected businesses. Strategic transactions included the possibility of a "merger of equals", seeking to sell the company through a negotiated sale with a selected party or conducting a "process" for the sale of the company. After extensive discussion of these alternatives, Conestoga's board of directors determined to continue to evaluate Conestoga's strategic alternatives.

     Over the next several weeks, Conestoga's board of directors reached a consensus that a sale of some or all of Conestoga may be in the company's best interests. As of February 1, 2001, Conestoga engaged Legg Mason as Conestoga's financial advisor in connection with such a possible transaction. Conestoga's board of directors directed Legg Mason to solicit preliminary indications of interest from third parties and to determine what level of interest such third parties would have in acquiring Conestoga and what the range of values would be for any such potential acquisition. Conestoga's board of directors and Legg Mason discussed which companies they believed to be the most likely interested parties based on perceived strategic fit and potential ability and willingness to pay a premium price for Conestoga. The board of directors did not place any limitations on Legg Mason with regard to which potentially interested parties should be contacted. At or about this time Conestoga engaged Barley Snyder Senft & Cohen, LLC, as legal counsel, to assist the board of directors in this process.

     At a Conestoga board of directors meeting on February 27, 2001, Legg Mason and legal counsel reviewed a valuation analysis and a proposed process with Conestoga's board of directors.

     Through May, 2001, Legg Mason contacted a number of potential strategic and financial buyers, including NTELOS.

     A number of the other companies contacted expressed interest and entered into a customary confidentiality agreement with Conestoga. After entering into a confidentiality agreement, each company was permitted to conduct due diligence investigations of Conestoga at a data room assembled for such purpose and at presentations by Conestoga management. As part of the due diligence process, management provided each of these companies with certain confidential information relating to the company. Each of the interested parties was also given the opportunity to conduct follow-up due diligence investigations with representatives of Conestoga and its advisors.

     On April 27, 2001, Conestoga issued a press release announcing that it had engaged Legg Mason Wood Walker, Incorporated to assist Conestoga in exploring strategic alternatives.

     In late April, 2001, interested parties, including NTELOS, were provided with a letter setting forth the procedures for the submission of definitive written acquisition proposals for the acquisition of all of the outstanding capital stock of Conestoga. Attached to the procedures letter was a draft of a merger agreement which interested parties were instructed to comment upon in writing for inclusion with their bids. While the draft merger agreement contemplated a cash transaction, the procedures letter indicated the board of directors' willingness to consider a transaction involving marketable securities. The procedures letter provided that all proposals must be submitted in writing no later than 4:00 pm CDT, on Thursday, May 24, 2001.

     On May 1, 2001, NTELOS notified Conestoga management that it would participate in the process and on May 2, 2001, NTELOS executed a confidentiality agreement with Conestoga and began its due diligence review of Conestoga.

     On May 8, 2001, the annual meeting of the board of directors of NTELOS was held during which NTELOS management apprised the board of the possibility of actively pursuing a business combination with Conestoga.

     On May 9 and May 10, 2001, NTELOS management and its legal advisors began their due diligence review of Conestoga.

     On May 14, 2001, NTELOS contacted Morgan Stanley & Co. Incorporated ("Morgan Stanley") to discuss engaging Morgan Stanley to provide financial advice and assistance in connection with the transaction. On June 13, 2001, the parties finalized the terms of the engagement letter.

     Between May 14 and May 24, 2001, NTELOS management consulted with its financial advisors and Hunton & Williams, its legal advisor, to discuss the financial and business opportunities in connection with pursuing an acquisition of Conestoga. At these meetings, NTELOS management discussed the terms of its proposal to acquire Conestoga. NTELOS management also discussed with Morgan Stanley and with NTELOS' largest shareholder, WCAS, financing arrangements that would need to be made in connection with the merger, including the sale of NTELOS equity. NTELOS further held discussions during this period with Morgan Stanley and others regarding other possible financing alternatives. NTELOS also began discussions with its lenders about obtaining their consent to a possible merger with Conestoga.

     On Tuesday, May 29, 2001, Conestoga's board of directors met for the purpose of reviewing with management, Legg Mason and Barley Snyder the proposals received, including NTELOS' proposals, and to discuss how to proceed with the parties that submitted proposals. Conestoga's board of directors directed its management and advisors to seek clarification of the proposals for the purposes of a presentation at a board of directors meeting to be held on June 1, 2001.

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     On June 1, 2001, Conestoga's board of directors met and reviewed in greater detail the proposals received. Counsel also advised the board of directors as to certain legal aspects of a proposed transaction and reviewed the comments that had been made to the form of merger agreement. Based upon the proposals received, the board of directors determined that the process should be continued so that the board of directors would be best positioned to evaluate Conestoga's strategic alternatives. To that end, the board of directors instructed Legg
Mason to remain in contact with the bidders, including NTELOS.

     On June 4, 2001, Conestoga's board of directors met with legal counsel and, as a result, directed management and Conestoga's advisors to continue its discussions with the bidders to clarify the bids in certain respects, obtain the best price and structure possible and seek to reach the highest level of certainty with respect to the financing of the cash portion of any bid. Conestoga's board of directors indicated a preference for a structure in which stock of an acquirer made up a sufficient portion of the consideration to be paid so as to achieve "tax free" treatment of the stock portion of a bid and a mechanism whereby, within limits, the stock portion of a bid would result in a fixed price. This process continued throughout June and the board of directors was updated by conference telephone on June 8, 11, 22 and 26, 2001.

     On June 4, 2001, a meeting of the executive committee of the board of directors of NTELOS was held to discuss the highlights of a proposed formal NTELOS offer. At this meeting, the executive committee approved the engagement of Morgan Stanley to serve as a financial advisor in connection with the proposed transaction.

     On June 6, 2001, NTELOS management orally indicated to Legg Mason and Conestoga management that, based on its original indication of interest of $34 - $36 per share, it believed it could offer $36 per share based on its due diligence to date and requested a two week period to complete due diligence and negotiate the terms of a definitive agreement.

     On June 11, 2001, NTELOS management and Morgan Stanley discussed with the board of directors of Conestoga the potential benefits of pursuing a strategic combination with NTELOS. In response, Legg Mason indicated to NTELOS that Conestoga was interested in continuing discussions with respect to a transaction with NTELOS.

     On June 14, 2001, a meeting of the executive committee of the board of directors of NTELOS was held in order for management to provide an update on the status of the negotiations.

     On June 20, 2001, Conestoga executed a confidentiality agreement with NTELOS and commenced its due diligence review of NTELOS.

     Over the next few weeks, Conestoga's representatives negotiated with both NTELOS and another bidder and both Conestoga's and NTELOS' Boards of Directors, or committees thereof, met periodically to review the status of the process. During the negotiations, both parties increased their initial bids to remain competitive in the process. NTELOS' final bid provided for a $40 per share target price payable in cash and NTELOS common stock, with a maximum of 59% of the merger consideration payable in cash. The stock portion of the merger proposal was based on a fixed price structure (through a variable exchange ratio) within a range of NTELOS market values of $18 to $30. The other bidder's final offer provided for a price of $38 per share based on the price of the bidder's stock on July 6, 2001. The merger consideration was to be paid 43% in shares of the bidder's stock and 57% in cash. The stock portion of the merger consideration was based on a fixed exchange ratio resulting in a variable value of the stock portion depending on the value of the stock at closing.

     Also during this time, special meetings of the NTELOS board of directors were held to discuss alternatives for financing the transaction, including a term sheet submitted by WCAS. NTELOS' counsel reviewed the fiduciary duties of the board of directors in the matters under consideration. The NTELOS board of directors authorized management to negotiate the terms and conditions of an equity investment by WCAS. After numerous discussions between NTELOS and WCAS, on June 28, 2001, WCAS delivered a firm commitment to NTELOS to purchase equity securities in order to finance the cash portion of the merger consideration.

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     The Conestoga board of directors met on July 10, 2001 to review the final bids. Conestoga's board of directors approved NTELOS' bid, subject to negotiation of a definitive agreement, and to enter into an exclusivity agreement with NTELOS.

     As of July 10, 2001, the parties entered into an exclusivity agreement whereby Conestoga agreed not to solicit other offers or participate in discussions with other parties regarding a business combination prior to July 31, 2001.

     On July 13, 2001, a special meeting of the board of directors of NTELOS was called to ratify the terms of the July 10, 2001 proposal and to authorize NTELOS to negotiate the terms of a merger agreement with Conestoga, subject to the final approval of the board of directors.

     Representatives of Conestoga, Legg Mason and Barley Snyder continued negotiations of a definitive agreement with representatives of NTELOS and Hunton & Williams. From July 11 through July 24, 2001, the NTELOS' legal advisors had numerous contacts with Conestoga's legal advisors concerning unresolved issues, including the circumstances under which the merger agreement could be terminated, Conestoga's option plans and grants, employee matters and the non-solicitation of other offers. During these negotiations, the maximum cash component of the merger consideration was reduced to 58%.

     On July 23, 2001, NTELOS and Morgan Stanley Senior Funding, an affiliate of Morgan Stanley, executed an amendment to the existing NTELOS credit agreement. The amendment was executed primarily to obtain Morgan Stanley Senior Funding's approval of the merger and, effective as of the closing date of the merger, to amend covenants consistent with the merger to reflect the combined operations of the two companies. Conestoga also obtained the consent of its lenders for the consummation of the merger and the extension of its credit facility.

     On July 24, 2001, the NTELOS board of directors met to deliberate and make a final decision on whether to approve or reject the proposed merger with Conestoga. NTELOS' counsel reviewed the terms of the proposed agreement and WCAS financing and again reviewed the fiduciary duties of the board of directors. At the meeting, Morgan Stanley made a financial presentation to the NTELOS board of directors and delivered an opinion that the merger consideration, taking into account the effects of the financing of the cash portion of the merger consideration, was fair, from a financial point of view, to NTELOS. After full consideration and discussion of the structure, terms and conditions of the proposed merger with Conestoga, the NTELOS board of directors unanimously approved the proposed transaction as in the best interests of its shareholders (with Anthony J. de Nicola, WCAS' representative on the board of directors, abstaining with respect to the financing of the transaction).

     On July 24, 2001, Conestoga's board of directors also met. Legg Mason and Conestoga's management and counsel reviewed for the board of directors developments in the negotiation process since the July 10, 2001, meeting of the Conestoga board of directors. Conestoga's counsel reviewed the terms of the proposed agreement that had been reached with NTELOS and again reviewed the fiduciary duties of the board of directors in the matters under consideration. Legg Mason rendered its written opinion, that, as of the date of the opinion and based upon and subject to the matters stated in the opinion, the merger consideration was fair from a financial point of view to shareholders of Conestoga. After considerable discussion and consideration, Conestoga's board of directors voted unanimously to approve the merger and the merger agreement and all related matters and to recommend to Conestoga shareholders that they vote to approve the merger agreement.

     NTELOS and Conestoga finalized and executed the merger agreement and all related agreements and documents following the board of directors' meetings on July 24, 2001. On the morning of July 25, 2001, before the U.S. financial markets opened for trading, the companies announced the signing of the definitive merger agreement.

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Conestoga's Reasons for the Merger; Recommendation of the Board of Directors

     At a special meeting of the Conestoga board of directors on July 24, 2001, the board of directors determined that the merger is fair to and in the best interests of Conestoga, its shareholders and its other constituencies and unanimously approved and adopted the merger agreement and the transactions contemplated by that agreement. Accordingly, the Conestoga board of directors recommends that Conestoga shareholders vote "FOR" approval of the merger agreement at the special meeting.

     In reaching its decision to approve and adopt the merger agreement and the transactions contemplated by that agreement, and to recommend that Conestoga shareholders vote to approve the merger agreement, the Conestoga board of directors considered the following material factors:

          . the price of $40.00 per share was the highest price offered by any interested party in the process;

          . the Conestoga board of directors' familiarity with, and presentations by Conestoga's management and its financial advisors regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy and prospects of Conestoga (as well as the risks involved in achieving those prospects), and the current environment for the telecommunications industry in which Conestoga competes, and current industry, economic and market conditions, both on an historical and on a prospective basis;

          . the possible alternatives to the merger (including the possibility of continuing to operate Conestoga as an independent entity), the range of possible benefits to Conestoga shareholders of such alternatives and the timing and likelihood of accomplishing the goal of any such alternatives;

          . the current and historical market prices of Conestoga common stock relative to those of other industry participants and general market indices;

          . the fact that the $40.00 per share target price represents a 26% premium over the closing price of Conestoga common stock on the last trading day prior to announcement of the merger and a 93% premium over the closing price per share of Conestoga common stock prior to the public announcement on April 27, 2001, that Conestoga was considering its strategic alternatives;

          . the fact that the merger consideration is in the form of up to 58% in cash, which provides an element of certainty of value to Conestoga's shareholders;

          . the ability of Conestoga's shareholders to receive the NTELOS common stock portion of the merger consideration on a "tax-free" basis;

          . the "fixed price" structure of the NTELOS common stock portion of the merger consideration (designed to provide a fixed value of $40.00 if the market value price of NTELOS' common stock is between $18.00 and $30.00 per share immediately prior to consummation of the merger);

          . the trading market of NTELOS common stock which is more liquid than the trading market for Conestoga common stock;

          .    the potential capital appreciation in NTELOS' common stock;

          . the extensive process conducted by Conestoga involving multiple potentially interested parties;

          . the presentations by Legg Mason, and its written opinion dated July 24, 2001, that, as of the date of such opinion and based on and subject to the matters set forth in that opinion, the merger consideration to be received by holders of Conestoga common stock pursuant to the merger agreement is fair from a financial point of view to such holders (see "--Opinion of Conestoga's Financial Advisor");

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

          . the terms of the merger agreement that provide that, under certain circumstances, and subject to certain conditions more fully described under "No Solicitation", Conestoga can furnish information to and conduct negotiations with a third party in connection with an unsolicited potential superior proposal for a business combination or acquisition of Conestoga and can terminate the merger agreement for a superior proposal (see "The Merger Agreement--No Solicitation" on page [__]);

          . the potential long-term impact of the transaction on Conestoga employees and on the communities and customers Conestoga serves, which the Conestoga board of directors believed to be favorable; and

          . the fact that, under the terms of the merger agreement, the completion of the merger is not conditioned on NTELOS' ability to obtain financing and on the Conestoga board of directors' view of the likelihood that the proposed acquisition will be consummated in light of the experience, reputation and financial capability of NTELOS.

     The Conestoga board of directors also considered potential drawbacks or risks relating to the merger, including the following material drawbacks and risks:

          . shareholders who receive NTELOS common stock as part of the merger consideration, whether as a result of election or allocation, could receive less than $40.00 per share in value, and Conestoga does not have the right to terminate the merger agreement if the market value of NTELOS common stock is less than $18.00 immediately prior to closing;

          . the fact that NTELOS does not currently, and is not expected to in the foreseeable future, pay a dividend on its common stock;

          . the fact that the cash portion of the merger consideration would be taxable to Conestoga shareholders for United States federal income tax purposes;

          . the favorable terms of NTELOS preferred stock, which is preferred to its common stock as to dividends and liquidation preference;

          .    the financial leverage of NTELOS;

          . the risks inherent in NTELOS pursuing its integrated communications provider strategy;

          .    the volatility in NTELOS' common stock price;

          . the covenants in the merger agreement restricting the conduct of Conestoga's business prior to the consummation of the merger only to conduct which is in the ordinary course consistent with past practice as well as various other operational restrictions on Conestoga prior to the consummation of the merger;

          . the provision in the merger agreement requiring Conestoga to pay a termination fee in the amount of $10.0 million if the merger agreement is terminated under certain circumstances more fully described in the section entitled "Effect of Termination --Payment of Termination Fee; Expenses".

          . The risks and costs to Conestoga if the transaction does not close, which risks and costs result from the extensive efforts that would be required to attempt to complete the transaction, the significant distractions which Conestoga's employees will experience during the pendency of the transaction, the payments in connection with the employee benefit matters Conestoga could possibly be required to make upon receipt of approval of the merger agreement by Conestoga's shareholders even if the merger is not consummated and the possibility that Conestoga's stock price could decline below the pre-announcement level; and

           . The possibility that, notwithstanding the provisions of the merger agreement allowing Conestoga, under certain circumstances, to furnish information to and conduct negotiations with a third party and terminate the merger agreement in connection with a superior proposal for a business combination or acquisition of Conestoga, the o termination fee payable upon such termination might discourage other parties that might have an interest in a

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

               business combination with, or an acquisition of, Conestoga (see "The Merger Agreement--No Solicitation" on page [__]).

     The foregoing discussion addresses the material information and some of the factors considered by the Conestoga board of directors in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, the Conestoga board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the merger and the merger agreement was made after consideration of all of the factors as a whole and the foregoing does not necessarily contain all of the factors considered by the Conestoga board of directors as a whole or by individual directors. In addition, individual members of the Conestoga board of directors may have given different weights to different factors. However, after taking into account all factors described above, the Conestoga board has unanimously approved and adopted the merger agreement. The Conestoga directors believe that the merger agreement and the transactions associated with it are advisable, fair to and in the best interests of Conestoga and the Conestoga shareholders, and the Conestoga board unanimously recommends that Conestoga shareholders vote "FOR" approval and adoption of the merger agreement.

NTELOS' Reasons for the Merger; Recommendation of the Board of Directors

     NTELOS' board of directors has unanimously approved the merger agreement and the transactions associated with it (with Anthony J. de Nicola, WCAS' representative on the board of directors, abstaining with respect to the financing). The NTELOS board of directors consulted with NTELOS senior management about strategic and operational matters in reaching its decision to approve the merger agreement. NTELOS' board of directors believes that the combined company following the merger would have a stronger competitive position with the potential to realize long-term improved operating and financial results. NTELOS' board of directors has identified additional potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include the following:

          . the merger will allow NTELOS to expand its operations into new commercial and residential markets that are contiguous to markets NTELOS currently serves and will allow NTELOS to compete and grow more effectively by facilitating market recognition, liquidity, access to capital and economies of scale;

          . adding Conestoga will improve NTELOS' funding position and credit profile by increasing cash flow and by reducing leverage and financial risk;

          . amending NTELOS' credit facility to reset the financial covenant ratios to take into consideration the Conestoga transaction;

          . adding Conestoga will position NTELOS to become a regional consolidator of integrated communications providers and grow both its wireline and wireless PCS lines of business;

          . adding Conestoga allows NTELOS to integrate Conestoga's operating and network expertise as well as its experienced management team and creates synergies in the areas of billing, network operations, sales, engineering and administrative support;

          . adding Conestoga will provide critical mass to accelerate growth and reduce costs;

          . as of May 25, 2001, NTELOS and VoiceStream Wireless had entered into a non-binding letter of intent for the sale Conestoga's wireless PCS operations for approximately $60 million and were negotiating the terms of a definitive agreement;

          . the terms of the financing of the cash portion of the merger consideration are reasonable under current market conditions;

          . the terms and conditions of the merger agreement, including the fact that in the event of certain terminations of the merger agreement, Conestoga must pay to NTELOS a $10,000,000 termination fee or reimburse NTELOS for its expenses incurred in connection with the transaction; and

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

          . Conestoga and NTELOS have a common culture and commitment to the communities they serve, which, together with NTELOS' history of successfully integrating acquisitions, should facilitate the integration of the two companies.

     The NTELOS board of directors also took into account the presentation and opinion of Morgan Stanley, as of July 24, 2001, that, as of such date and subject to the considerations in its opinion, the aggregate consideration to be paid by NTELOS to the Conestoga shareholders under the merger agreement, taking into account the effects of the financing of the cash portion of the merger consideration, was fair from a financial point of view to NTELOS.

     The NTELOS board of directors also considered the following factors in making its determination:

          . the merger consideration of $40 per share of Conestoga common stock would provide Conestoga shareholders with a premium of approximately 26% over the closing sales price of $31.75 per Conestoga common share on July 24, 2001, the last trading day prior to the announcement of the merger, and approximately 93% over the closing sales price of $20.75 per Conestoga common share on April 26, 2001, the last trading day prior to Conestoga's announcement that it was exploring strategic alternatives;

          . following the merger, the business mix of the combined company would have a larger wireline component, which has more stable revenue but a lower growth potential;

          . the uncertainty with respect to the sale of Conestoga's wireless business to VoiceStream Wireless;

          . the terms and conditions of financing the cash portion of the merger consideration under market conditions where it is difficult for telecommunications companies to raise capital; and

          . risks associated with successfully integrating the business operations and systems of the two companies.

     In view of the wide variety of factors considered by the NTELOS board of directors, the NTELOS board of directors did not find it practicable to quantify, or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, after taking into account all factors described above, the NTELOS board has unanimously approved and adopted the merger agreement. The NTELOS directors believe that the merger agreement and the transactions associated with it are advisable, fair to and in the best interests of NTELOS and the NTELOS shareholders, and the members of the NTELOS board eligible to vote on the transaction unanimously recommend that NTELOS shareholders vote "FOR" approval of the issuance of NTELOS capital stock in connection with the merger.

Opinion of Conestoga's Financial Advisor

     The Conestoga Board retained Legg Mason to act as Conestoga's financial advisor in connection with the matters previously described, including to give its opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the shareholders of Conestoga.

     On July 24, 2001 Legg Mason delivered its written opinion, dated July 24, 2001, to the Board that, as of the date of the opinion and based on and subject to the matters stated in the opinion, the merger consideration to be received by the shareholders of Conestoga is fair from a financial point of view to such holders. Legg Mason also presented to the Board the analyses described below.

     The Legg Mason opinion was prepared solely for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the merger consideration to be received by the shareholders of Conestoga. The Legg Mason opinion does not address the relative merits of the merger as contrasted with any other business strategies considered by the Board, nor does it express any opinion as to the Board's decision to proceed with the merger agreement. The Legg Mason opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the merger or the form of consideration any shareholder should request to receive in such merger. In furnishing its opinion, Legg Mason did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.

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

     THE FULL TEXT OF THE LEGG MASON OPINION IS ATTACHED HERETO AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE SUMMARY OF LEGG MASON'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY LEGG MASON IN CONNECTION WITH SUCH OPINION.

     Conestoga selected Legg Mason as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the communications industry and is familiar with Conestoga and its business. Legg Mason has in the past performed other financial advisory services for Conestoga and has performed financial advisory services for NTELOS, for which Legg Mason has received customary compensation. As part of its investment banking business, Legg Mason is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Legg Mason's business, Legg Mason may make a market in the equity securities of Conestoga and NTELOS and may at any time hold a long or short position in such securities.

     In arriving at its opinion, Legg Mason reviewed the merger agreement and also reviewed financial and other information that was publicly available, or furnished to Legg Mason by Conestoga or NTELOS management including information and financial projections provided during discussions with management of Conestoga and NTELOS. In addition, Legg Mason compared certain financial data of Conestoga and NTELOS with various other companies whose securities are traded in public markets. Legg Mason reviewed prices and premiums paid in certain other business combinations and conducted other financial studies, analyses and investigations, as Legg Mason deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, Legg Mason relied upon and assumed the accuracy and completeness of all of the financial and other information that was available from public sources, that was provided to Legg Mason by Conestoga or NTELOS or that was otherwise reviewed by Legg Mason and assumed that neither Conestoga nor NTELOS is aware of any other information that might be material to Legg Mason's analysis or opinion. With respect to financial projections, Legg Mason relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the respective companies as to the future operating and financial performance of such companies. Actual results may differ materially from the projections, and Legg Mason assumed no responsibility for the correctness of the projections. Legg Mason did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by Legg Mason. Legg Mason relied as to certain legal matters on advice of counsel to Conestoga.

     The Legg Mason opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Legg Mason as of, the date of the Legg Mason opinion. Although subsequent developments may have affected or in the future may affect the Legg Mason opinion, Legg Mason is under no obligation to update, revise or reaffirm its opinion.

     In preparing its opinion, Legg Mason conducted three principal analyses:
(1) a comparison of Conestoga with publicly traded companies comparable to Conestoga, (2) a comparison of the transaction with comparable merger and acquisition transactions involving rural local exchange companies comparable to Conestoga, and (3) a comparison of the transaction with the present value of discounted cash flows from Conestoga's financial projections. The principal benchmarks for comparing valuations of companies and acquisitions in the rural local exchange carrier ("RLEC") sector are enterprise value as a multiple of access lines and EBITDA. "EBITDA" is net income before interest expense, interest income, income taxes, depreciation, amortization and extraordinary items. For purposes of Legg Mason's analysis, Legg Mason defined enterprise value as the market value of fully-diluted common equity plus the book value of long-term debt and the liquidation value of outstanding preferred stock, if any, minus cash, the proceeds from the exercise of outstanding options and warrants and the value of certain other assets and investments. Legg Mason accorded greater weight to access line multiples because (i) EBITDA data are available on relatively few RLEC acquisition transactions, limiting the number of comparable transactions, and (ii) EBITDA fluctuates dramatically among different companies based upon factors that are difficult to identify and assess.

     No company ortransaction used in any comparable analysis as a comparison is identical to Conestoga or the merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and

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

judgments concerning differences in financial and trading value of the comparable companies or company to which they are being compared. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Legg Mason believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying its opinion. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the consideration to be paid in the transaction, Legg Mason did not find it practicable to assign relative weights to the factors considered in reaching its opinion.

     The projections furnished to Legg Mason for Conestoga were prepared by Conestoga's management. Conestoga does not publicly disclose internal management projections of the type provided to Legg Mason in connection with Legg Mason's analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a summary of the analyses performed by Legg Mason in connection with the preparation of the Legg Mason opinion.

     Financial Analyses

     Legg Mason conducted the following analyses in evaluating the consideration to be received by shareholders of Conestoga in the merger.

     Public Comparables Analysis

     Legg Mason analyzed selected current and historical operating information and valuation data for certain publicly traded RLECs that Legg Mason deemed comparable to Conestoga. Particular emphasis was placed on RLECs of similar size with similar sources of revenues. These companies included Alaska Communications Systems Group, Inc., CT Communications, Inc., D&E Communications, Inc., HickoryTech Corporation and North Pittsburgh Systems, Inc.

     Legg Mason compared the multiples of enterprise value to the EBITDA and number of access lines of each of the comparable companies to derive a range of multiples for the comparable companies. Legg Mason then applied the comparable company EBITDA and per access line multiple ranges to the corresponding data for Conestoga to derive implied enterprise value ranges for Conestoga. Based on the above analysis, Legg Mason derived an implied enterprise value reference range
(i) of $2,371 to $4,887 per access line, resulting in an implied enterprise value for Conestoga of $232,300,000 to $478,800,000, and (ii) of 7.2x to 10.2x
trailing EBITDA, resulting in an implied enterprise value for Conestoga of $202,300,000 to $286,600,000.

     Comparable Acquisitions Analysis

     Legg Mason reviewed 10 selected control acquisitions or proposed control acquisitions involving RLECs that Legg Mason deemed to be comparable to Conestoga. In examining RLEC acquisitions, Legg Mason derived an EBITDA multiple and an access line multiple range for the acquired companies based on each company's enterprise value as of the date of the announcement of the acquisition. Legg Mason then applied the comparable company EBITDA and per access line multiple ranges to the corresponding data for Conestoga to derive implied enterprise value ranges for Conestoga. Based on the above analysis, Legg Mason derived an implied enterprise value reference range (i) of $3,261 to $6,388 per access line, resulting in an implied enterprise value for Conestoga of $319,500,000 to $625,900,000, and (ii) of 8.1x to 12.8x trailing EBITDA, resulting in an implied enterprise value for Conestoga of $227,500,000 to $359,500,000.

     Discounted Cash Flow Analysis

     Legg Mason performed a discounted cash flow analysis of Conestoga for the period commencing July 1, 2001 and ending December 31, 2009 using Conestoga's projections and assumptions. Legg Mason's discounted cash flow calculation is an analysis of the present value of projected unlevered free cash flows and an estimated terminal value indicated below. The discounted cash flow value of Conestoga was estimated using a discount rate ranging from 11% to 13% and terminal EBITDA multiples for Conestoga's fiscal year ending December 31, 2009 ranging from 7.5x to 8.5x. From this analysis, Legg Mason derived a reference range for Conestoga's enterprise value of $259,700,000 to $327,900,000.

     Conclusion

     Based on the aggregate merger consideration of approximately $334,300,000 to be paid to Conestoga shareholders pursuant to the merger agreement and the $73,400,000 of net indebtedness of the company as of the execution of the merger agreement, the merger agreement implies an enterprise value of the company of $407,700,000. On the basis of the analyses described above, giving particular emphasis to access line multiples (which Legg Mason viewed as the primary indicator of enterprise value), Legg Mason concluded that the consideration to be received by the shareholders of Conestoga is fair from a financial point of view to such holders.

     Engagement of Legg Mason

     Conestoga agreed to pay Legg Mason (1) an initial financial advisory fee of $100,000, (2) a fee of $350,000 upon execution by Conestoga of a definitive agreement with respect to a merger, and (3) a percentage-based transaction fee contingent upon the successful consummation of the merger, against which the amounts payable pursuant to clauses (1) and (2) will be credited. Pursuant thereto, the total payments to Legg Mason, excluding fees and expenses, in connection with the consummation of the merger will be approximately $4,330,000. In addition, Conestoga agreed to reimburse Legg Mason for its reasonable out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of counsel, whether or not the merger is consummated. Conestoga has also agreed to indemnify Legg Mason and specified related persons against specific liabilities relating to or arising out of its engagement.

Opinion of NTELOS' Financial Advisor

Pursuant to an engagement letter dated June 13, 2001, NTELOS retained Morgan Stanley to act as its financial advisor in connection with a possible acquisition of Conestoga. Morgan Stanley was selected by the NTELOS board of directors to act as NTELOS' financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of NTELOS and of Conestoga. At the July 24, 2001 meeting of the NTELOS board of directors, Morgan Stanley rendered to the NTELOS board of directors an oral opinion, which was confirmed in writing as of July 24, 2001, to the effect that the consideration to be paid by NTELOS pursuant to the merger agreement, taking into account the effects of the financing, was fair from a financial point of view to NTELOS.

The full text of the written opinion of Morgan Stanley, dated July 24, 2001, describes among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The opinion is attached to this document as Appendix C and is incorporated into this document by reference. This opinion should be read carefully and in its entirety. Morgan Stanley's opinion is directed to the NTELOS board of directors and addresses only the fairness of the consideration from a financial point of view to NTELOS as of its date. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any person as to how to vote with respect to the merger. The summary of the opinion of Morgan Stanley described in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

     . reviewed certain publicly available financial statements and other information of Conestoga and NTELOS;

     . reviewed certain internal financial statements and other financial and operating data concerning Conestoga prepared by the management of Conestoga;

     . reviewed certain financial projections prepared by the management of Conestoga;

     . discussed the past and current operations and financial condition and the prospects of Conestoga, including certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Conestoga;

     . reviewed certain internal financial statements and other financial and operating data concerning NTELOS prepared by the management of NTELOS;

     . reviewed certain financial projections prepared by the management of NTELOS;

     . discussed the past and current operations and financial condition and the prospects of NTELOS, including certain strategic, financial and operational benefits anticipated from the merger, with senior executives of NTELOS;

     . reviewed the pro forma impact of the merger, taking into account the effects of the financing, on NTELOS' operating cash flow per share, consolidated capitalization and financial ratios;

     . reviewed the reported prices and trading activity for Conestoga common stock and NTELOS common stock;

     . compared the financial performance of Conestoga and NTELOS and the prices and trading activity of Conestoga common stock and NTELOS common stock with that of certain other comparable publicly-traded companies and their securities;

     . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     . participated in discussions and negotiations among representatives of Conestoga and NTELOS and their financial and legal advisors with respect to the merger;

     .    reviewed the terms of the financing with senior executives of NTELOS;

     . discussed the strategic rationale for the merger with senior executives of NTELOS;

     . reviewed the merger agreement, Amendment No. 1 to the Credit Agreement as of July 23, 2001 and certain related documents; and

     . performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, including certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Conestoga and NTELOS. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of NTELOS or Conestoga, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley assumed that the merger will be completed in accordance with the terms provided in the merger agreement without material modification or waiver. With respect to the financing, Morgan Stanley assumed that the financing will be completed in accordance with the terms described to Morgan Stanley by NTELOS without material modification or waiver. Morgan Stanley also relied upon the assessment by senior executives of NTELOS of the strategic rationale for the merger. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

     With the NTELOS board of directors' consent, Morgan Stanley did not participate in the negotiations between NTELOS and WCAS, who is funding the cash portion of the merger through the financing and Morgan Stanley's opinion does not address the fairness of the financing. In addition, Morgan Stanley expressed no view with respect to NTELOS' decision to enter into the merger or the financing or such decision relative to any other strategic alternatives that NTELOS may have considered.

     The following is a brief summary of the material analyses performed by Morgan Stanley in connection with rendering its oral opinion to the NTELOS board of directors and its written opinion letter dated July 24, 2001. The market price information used by Morgan Stanley in its analyses was as of July 18, 2001. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Stock Price Performance. Morgan Stanley reviewed the 26-week trading range of the Conestoga common stock and the NTELOS common stock for the period ended July 18, 2001, the average closing prices for the Conestoga common stock and the NTELOS common stock over a 12-month period ended July 18, 2001 and the trading volume and price history of the NTELOS common stock for the period from and including July 18, 2000 through July 18, 2001.

     Comparable Companies Analysis. Morgan Stanley reviewed and compared various actual and forecasted financial, operating and stock market information of Conestoga with that of various publicly traded companies in corresponding sectors within the telecommunications industry, which companies shared some similar characteristics with Conestoga. Morgan Stanley calculated various financial multiples for Conestoga including, but not limited to, aggregate value to Run Rate EBITDA (last quarter annualized) and to estimated 2001 and 2002 EBITDA. Morgan Stanley then calculated, among other things, a range of estimated Run Rate EBITDA multiples. Morgan Stanley utilized the multiples of the applicable comparable companies for purposes of calculating the implied value for Conestoga.

     The multiple ranges for the comparable companies that Morgan Stanley used in this analysis were 9.0x to 11.0x Run Rate EBITDA. The range of Run Rate EBITDA multiples was based on the trading multiples of the following companies deemed to be the most comparable to Conestoga: D&E Communications, Inc., CT Communications, Inc., Hickory Tech Corporation, North Pittsburgh Systems, Inc., Roseville Communications and Commonwealth Telephone Enterprises, Inc.

     Morgan Stanley noted that the implied consideration in the merger agreement as of July 24, 2001 was $40.00 assuming NTELOS common stock was trading within the collar. The comparable companies analysis implied an equity value per share of Conestoga common stock, post adjustment of net debt, of $23.61 to $30.86. This valuation range did not reflect a control premium to account for the strategic value of owning all of the common stock of Conestoga. As a result, this resulting equity value per share was then adjusted for a 45% control premium. To determine the control premium, Morgan Stanley reviewed the associated premia to unaffected stock price (the stock price four weeks prior to the earliest of the deal announcement, announcement of a competing bid and market rumors) as prepared by Thomson Financial Securities Data with respect to transactions in which the acquisition consideration was all stock, all cash or a mix of stock and cash from January 1, 1999 to March 31, 2001 for all world-wide announcements involving public companies with an aggregate value of $100 million or more. Applying this premium to the aforementioned implied equity value per share, Morgan Stanley determined a comparable companies analysis with premium valuation range of $34.23 to $44.75 per share of Conestoga common stock.

     No company utilized in the comparable companies analysis is identical to Conestoga. In evaluating the comparable companies group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Conestoga. These other matters include the impact of competition on the business of Conestoga and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Conestoga or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable companies data.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to determine an indicative range of present values per share of Conestoga common stock, assuming Conestoga continued to operate as a standalone entity. This range was determined by adding (a) the present value of the estimated future unlevered free cash flows that Conestoga could generate from its non-wireless business over the 9.5-year period from June 30, 2001 to December 31, 2010, and (b) the present value of Conestoga's "terminal value" at the end of year 2010, and then adjusting these aggregate values to equity values by subtracting net debt and adding the estimated value of Conestoga's wireless business, which was likely to be sold, and tower sale-lease back agreement. To determine the unlevered free cash flows and the Conestoga terminal value, Morgan Stanley used financial projections provided by NTELOS management. The Conestoga "terminal value" at the end of the period was determined by applying a range of multiples of estimated forward EBITDA for 2011. Morgan Stanley used a multiple range of 7.0x to 9.0x and a discount rate range to discount cash flows back to present value, reflecting Conestoga's weighted average cost of capital, of 9.0% to 11.0%. Based on this analysis, Morgan Stanley estimated a valuation range per share of Conestoga common stock of $25.26 to $35.04. This resulting equity valuation range was then adjusted for anticipated pro-forma synergies to be realized by NTELOS as estimated by NTELOS management following the merger, including the use of NTELOS net operating losses to offset a portion of cash taxes that Conestoga would otherwise have to pay during the projection period. The resulting valuation range computed by Morgan Stanley implied a value per share of Conestoga common stock of between $31.12 and $41.73.

     Sum-of-the-Parts Analysis. Morgan Stanley analyzed operational and financial information for each of Conestoga's substantial businesses to arrive at an equity valuation for the entire Conestoga business. The valuations for each of Conestoga's ILEC, CLEC/Long Distance ("LD") and wireless businesses were implied from several different methodologies, depending on the type of business, primarily based on relevant multiples from precedent transactions.

     For the ILEC business, Morgan Stanley used a valuation methodology based on publicly available information on precedent sales of ILEC companies. Morgan Stanley calculated multiples of selected financial data paid in several precedent transactions and applied these multiples to comparable financial data of Conestoga's ILEC business provided by Conestoga management. Morgan Stanley applied multiples of aggregate value to last 12-month EBITDA and aggregate value to number of access lines. The multiples used in this analysis ranged from 9.5x to 10.5x last 12-month EBITDA and from $3,500 to $4,000 per access line. The Conestoga revenues were for last 12-month period ending June 30, 2001 and access lines were as of June 30, 2001. The transactions reviewed included Telephone & Data Systems/Chorus Communications, Citizens Utilities/Frontier (GBLX ILEC), Madison River Capital/Coastal Utilities, MJD Communications/TPG Communications, Thomas Lee and Kelso/MJD Communications, Madison River Telephone/Gulf Coast Services,

Alltel/Aliant, Fox Paine & Co/Anchorage Telephone Utility, Fox Paine & Co/Century Telephone Enterprises (Alaska Telephone Company), MJD
Communications/Ellensburg Telephone and MJD Communications/Taconic Telephone.

     For the CLEC/LD segment, Morgan Stanley compared various actual and forecasted financial and operating information of Conestoga's CLEC/LD business provided by Conestoga management with that of various CLEC/LD precedent transactions. Morgan Stanley then calculated, among other things, a range of aggregate value to forward revenue multiples and aggregate value to historical gross property, plant and equipment multiples. Morgan Stanley applied multiples of aggregate value to revenue and to gross property, plant and equipment each ranging from 0.75x to 1.25x. The Conestoga revenue information used was 2001E and gross property, plant and equipment information used was as of June 30, 2001.

     For the wireless segment, Morgan Stanley used publicly available information to calculate multiples of MHz-POPs paid in precedent spectrum auctions ranging from $1.12 to $1.35 and applied these multiples to comparable financial data of Conestoga's wireless business. As an additional reference, Morgan Stanley relied upon a non-binding Letter of Intent for the Conestoga wireless business dated May 25, 2001.

     The sum-of-the-parts valuations implied an equity value per share of Conestoga common stock, post adjustment of net debt, of between $35.81 and $43.98. To arrive at the sum-of-the-parts valuations, Morgan Stanley primarily relied upon precedent transactions analysis. No transaction used as a comparison in the precedent transactions analysis, however, is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of Conestoga. These other matters include the impact of competition on Conestoga and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Conestoga or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

     Contribution Analysis. Morgan Stanley analyzed the relative aggregate value contribution of NTELOS and Conestoga (excluding its wireless business after 2001) to estimated EBITDA, cumulative EBITDA, EBITDA less capital expenditures and cumulative EBITDA less capital expenditures of the combined enterprise based on estimates for NTELOS and for Conestoga provided by NTELOS' management. However, based on negative cumulative EBITDA less capital expenditures estimates (largely due to negative contribution from NTELOS), the results for that particular metric was not meaningful. Morgan Stanley's contribution analysis assumed no synergies. This analysis was compared to the implied aggregate value paid for Conestoga (with and without Conestoga's wireless business). The following table presents the results over the first three years of that analysis:

                                                      % Contribution /(1)/
                                                      --------------------
                                                      NTELOS     Conestoga
                                                      ------    ----------
EBITDA
2001E                                                  50%          50%
2002E                                                  66%          34%
2003E                                                  73%          27%
Cumulative EBITDA
2001E                                                  50%          50%
2002E                                                  60%          40%
2003E                                                  67%          33%
EBITDA Less Capex
2001E                                                  NM           NM
2002E                                                  NM           NM
2003E                                                  71%          29%

Aggregate Value (With Conestoga Wireless)              72%          28%
Aggregate Value (Without Conestoga Wireless)           74%          26%
Note:    1. Assumes Conestoga's wireless business is sold by the end of 2001

     In addition, Morgan Stanley analyzed the relative equity value contribution of NTELOS and Conestoga (excluding its wireless business after 2001) to various statistics including estimated EBITDA less interest expense of the combined enterprise based on estimates for NTELOS and Conestoga provided by NTELOS' management. Morgan Stanley also analyzed other statistics such as cumulative EBITDA less interest expense, EBITDA less capital expenditures less interest expense and cumulative EBITDA less capital expenditures less interest expense. However, since many of these statistics were negative largely due to negative contribution from NTELOS, the results were not meaningful. Morgan Stanley's contribution analysis assumed no synergies. This analysis was compared relative to the implied equity value paid for Conestoga (with and without Conestoga's wireless business). The following table presents the results over the first three years of that analysis:

                                                      % Contribution /(1)/
                                                      --------------------
                                                      NTELOS     Conestoga
                                                      ------     ---------
EBITDA Less Interest
2001E                                                  NM           NM
2002E                                                  NM           NM
2003E                                                  44%          56%

Equity Value (with Conestoga Wireless)                 59%          41%
Equity Value (without Conestoga Wireless)              59%          41%
Note:    1. Includes Conestoga Wireless business

     Pro Forma Impact Analysis. Morgan Stanley analyzed the pro forma effects of the merger and computed the resulting accretion/dilution to NTELOS' operating cash flow per share during 2002 through 2005, based on the merger consideration. Such computations used EBITDA projections for both NTELOS and Conestoga based estimates provided by NTELOS' management, excluding the Conestoga wireless business. Morgan Stanley assumed pro-forma synergies to be realized by NTELOS following the merger, including the use of NTELOS net operating losses to offset a portion of cash taxes during the projection period. The analysis indicated that, on a cumulative basis, the merger would be accretive to NTELOS' operating cash flow per share from 2002 through 2005.

     Morgan Stanley also analyzed the impact of the merger on NTELOS' credit ratios. Morgan Stanley calculated NTELOS' pro forma total debt to EBITDA, EBITDA to cash interest expense and total debt to book capitalization ratios (with and without the inclusion of Conestoga's wireless business) between 2001 and 2005 and compared these ratios to the respective credit ratios of NTELOS' absent this merger. The analysis indicated that these ratios compared favorably with NTELOS' credit ratios without a merger.

     In connection with the review of the merger by the NTELOS board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of NTELOS or Conestoga.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic condition and other matters, many of which are beyond the control of Conestoga or NTELOS. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness to NTELOS, from a financial point of view, of the consideration to be paid pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which NTELOS common stock or Conestoga common stock might actually trade. The consideration and other terms of the merger agreement were determined through arm's-length negotiations between NTELOS and Conestoga and were approved by the NTELOS board of directors. Morgan Stanley provided advice to NTELOS during such negotiations. However, Morgan Stanley did not recommend any specific consideration to NTELOS or that any specific consideration constituted the only appropriate consideration for the merger.

     Morgan Stanley's opinion was one of the many factors taken into consideration by the NTELOS Board of Directors in making its determination to approve the merger. Morgan Stanley's analyses summarized above should not be viewed as determinative of the opinion of the NTELOS Board of Directors with respect to the value of Conestoga or of whether the NTELOS Board of Directors would have been willing to agree to a different amount or form of merger consideration.

     The projections furnished to Morgan Stanley for NTELOS were prepared by NTELOS' management. NTELOS does not publicly disclose internal management projections of the type provided to Morgan Stanley in connection with Morgan Stanley's analysis of the proposed merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, Morgan Stanley is a full-service securities firm engaged in securities trading, brokerage and financing activities. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account or the accounts of customers, in debt or equity securities or senior loans of NTELOS or Conestoga.

     Pursuant to an engagement letter, NTELOS agreed to pay Morgan Stanley a fee of $3.0 million, which is contingent upon the closing of the merger. NTELOS also agreed to reimburse Morgan Stanley for any reasonable expenses incurred in connection with Morgan Stanley's engagement and to indemnify Morgan Stanley and related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement. NTELOS has further agreed to offer to retain Morgan Stanley if NTELOS engages in specified financing transactions relating to the merger. In the past, Morgan Stanley and its affiliates have provided financial advisory services to NTELOS and have received aggregate fees from NTELOS of approximately $16.8 million for the rendering of these services.

     Additionally, Morgan Stanley Dean Witter Equity Funding, Inc. ("Equity Funding"), an affiliate of Morgan Stanley, owns 12,500 shares of each of NTELOS' series B and series C preferred stock, convertible into an aggregate of 621,940 shares of NTELOS common stock representing in the aggregate approximately 2.7% of the total voting interest and warrants to purchase 55,556 shares of NTELOS common stock. In addition, in accordance with the terms of the Amended and Restated Shareholders Agreement, dated as of October 23, 2000, among NTELOS, WCAS, Welsh, Carson, Anderson & Stowe IX L.P. and the other persons listed on the signature pages thereto, including Equity Funding, WCAS has appointed Equity Funding as its proxy holder with full power to represent and vote in its sole discretion a number of votes currently equal to the votes of 1,658,323 shares of NTELOS common stock issuable upon conversion of shares of NTELOS' series B and series C preferred stock owned by WCAS. The NTELOS Board was informed that, representatives of Morgan Stanley's Private Investment Department participated, as holders of the series B and series C preferred stock, in negotiations with WCAS relating to the restructuring and to the NTELOS' obtaining necessary consents for the merger. As of March 31, 2001, certain affiliates of Morgan Stanley also own approximately 2,763 shares (less than 1%) of the NTELOS common stock and a material amount of various debt instruments issued by NTELOS. In addition, in the course of its investment banking business, Morgan Stanley and its affiliates have provided and may continue to provide financial advisory services to WCAS and have received and may continue to receive fees for the rendering of such services.

Interests of Management of Conestoga in the Merger

     Stuart L. Kirkwood, Troy A. Knecht, Albert H. Kramer and Joseph J. Laffey, each an executive officer of Conestoga or a subsidiary of Conestoga, currently have employment agreements with Conestoga. The employment agreements provide severance benefits in the event that employment terminates within a specified time following a change of control of Conestoga. Completion of the merger will constitute a change in control of Conestoga for purposes of determining the entitlement of the executive officers to the severance benefits. These four officers intend to enter into employment agreements with NTELOS, effective upon consummation of the merger. Messrs. Kirkwood, Knecht, Kramer and Laffey also have agreed to waive their severance benefits under their employment agreements with Conestoga.

     Conestoga has adopted a Change of Control Plan for the benefit of Messrs. Kirkwood, Knecht, Kramer and Laffey, which provides for change of control payments that are less than the amounts provided in their employment agreements with Conestoga. Under this plan, upon consummation of the merger with NTELOS Mr. Kramer would receive a change of control payment of $180,000, Messrs. Kirkwood and Laffey would receive change of control payments of $125,000 and Mr. Knecht would receive a change of control payment of $45,000.

     Employment Agreements. Each of Messrs. Kirkwood, Knecht, Kramer and Laffey intend to enter into employment agreements with NTELOS, effective on the closing of the merger. The new employment agreements with NTELOS are described below.

     Albert H. Kramer would enter into an employment agreement with NTELOS under which, effective upon completion of the merger, Mr. Kramer would serve as Senior Vice President of NTELOS for a term of two years, which term would automatically extend an additional year unless either party provided 90 days' prior written notice to the other not to extend the term. Mr. Kramer would receive a base salary of $185,000 per year during the term of the agreement and would be eligible to receive annual incentive compensation targeted at 30% of his base salary, subject to achieving various objectives based on the performance of NTELOS and the approval of NTELOS' board of directors. Additionally, Mr. Kramer would also be entitled, under NTELOS' long-term stock-based incentive compensation program, to receive NTELOS stock options, subject to NTELOS' performance and board approval. Before the expiration of the two-year employment term, if Mr. Kramer's employment was terminated without cause or as a result of his death or disability or if he resigned with good reason, he would be entitled to his base salary for the remaining term, as well as various incentive payments. If NTELOS were to undergo a change of control during the employment term and Mr. Kramer was terminated without cause or resigned with good reason prior to the fifth anniversary of the change of control, he would be entitled to receive the greater of (i) his base salary and various incentive payments for the remaining term or (ii) 2 years' compensation. The agreement also contains restrictive covenants that, during his employment and for two years after the termination of his employment, would prevent Mr. Kramer from competing with NTELOS. At the end of his employment term, Mr. Kramer would be entitled to receive a one-time retention bonus of $120,000.

     NTELOS also would enter into employment agreements with Stuart L. Kirkwood, Troy A. Knecht and Joseph J. Laffey, under which, effective upon completion of the merger, Messrs. Kirkwood and Laffey would each serve as a Vice President of NTELOS and Mr. Knecht would serve as a department director for a period of two years following the merger, which terms would automatically extend an additional year unless either party provides 90 days' prior written notice to the other not to extend the term. Each would be entitled to participate in the employee benefit plans that are made available to senior executives of NTELOS, except for the supplemental retirement plan. Before the expiration of the two-year employment term, if his employment was terminated without cause or as a result of his death or disability or if he resigned with good reason, each of Messrs. Kirkwood, Knecht and Laffey would be entitled to his base salary for the remaining term, as well as various incentive payments. If NTELOS were to undergo a change of control during the employment term and Messrs. Kirkwood, Knecht and Laffey were terminated without cause or resigned with good reason prior to the fifth anniversary of the change of control, he would be entitled to receive the greater of (i) his base salary and various incentive payments for the remaining term or (ii) one year's compensation. The agreements also contain restrictive covenants that, during their employment and for one year after the termination of their employment, would prevent Messrs. Kirkwood, Knecht and Laffey from competing with NTELOS. At the end of the employment term, Messrs. Kirkwood and Laffey would each be entitled to receive a one-time retention bonus of $75,000 and Mr. Knecht would be entitled to receive a one-time retention bonus of $45,000.

     NTELOS Stock Options to Conestoga Management. NTELOS will grant options to purchase shares of NTELOS common stock to the following Conestoga executives in the approximate amounts set forth below:

          .  Stuart L. Kirkwood  17,000
          .  Troy A. Knecht       2,500
          .  Albert H. Kramer    25,000
          .  Joseph J. Laffey    15,000

     Mr. Kramer's options will vest one-fourth upon each of the first four anniversaries of the date of the grant. Messrs. Kirkwood's and Laffey's options will vest one-third upon each of the first three anniversaries of the date of the grant. Mr. Knecht's options will vest one-third upon consummation of the merger, one-third on the first anniversary of the date of grant and one-third on the second anniversary of the date of grant.

     Conestoga Severance Agreements. Conestoga has severance agreements with 10 of its employees. These severance agreements provide for certain severance benefits in the event of a voluntary or involuntary termination of employment within three years after a change in control of Conestoga. The completion of the merger will be a change in control for purposes of those agreements. The severance benefits under each of these severance agreements, which are based on three years' pay for the Conestoga executive officers and two or one and one half year's pay for certain officers of Conestoga's subsidiaries, consist of payment of annual salary for a period of three, two or one and one half years from the termination date in periodic payments, as in effect at the time of termination.

     If the merger is completed, the estimated severance payment that will be payable under employment or severance agreements with the following executive officers of Conestoga, or a subsidiary of Conestoga, based on certain assumptions and currently available information, will be: $643,000 for Mr. Donald R. Breitenstein; $409,000 for Mr. Harrison H. Clement; $372,000 for Mr. Thomas C. Keim; $270,000 for Mr. Ara M. Kervandjian; and $171,600 for Ms. Heidi
A. Nicolas.

Acceleration of Vesting of Stock Options

     Conestoga has issued stock options to certain directors, officers and employees under Conestoga's stock option and equity incentive plans. Under the terms of the merger agreement, all options to acquire shares of Conestoga common stock outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be converted into options of NTELOS common stock in amounts and at exercise prices as determined in the merger agreement. The terms of each option will otherwise remain subject to the terms of the applicable option plan and agreements as in effect immediately prior to the effective time of the merger. Accordingly, the stock options granted to Conestoga's executive officers will become immediately vested and exercisable at the effective time of the merger.

Change in Control Plan

     As part of the process of its evaluation of Conestoga's strategic alternatives, the Conestoga board of directors, at its May 28, 2001 meeting, established a bonus pool providing bonuses for various management employees in the event the process resulted in a change of control of Conestoga. The bonus pool was established in lieu of the grant of stock options in accordance with the Conestoga board's regular practice and in recognition of the contributions of management in the strategic evaluation process. A total of 29 management employees were granted awards in the pool aggregating $1,366,250, with the amount of individual awards based on level of responsibility and participation in the process. In order to receive an award, a participating employee must remain employed with Conestoga until a change of control occurs.

Conestoga Voting Agreements

     The directors of Conestoga have signed voting agreements to vote their shares of Conestoga common stock in favor of the merger agreement. The obligations under the voting agreements terminate automatically upon the termination of the merger agreement.

     The following directors of Conestoga, holding 119,501 shares of Conestoga common stock, or approximately 1.5% of its outstanding common stock, are parties to voting agreements for the benefit of NTELOS: Kenneth A. Benner, John R. Bentz, Thomas E. Brown, Donald R. Breitenstein, James H. Murray, Robert M. Myers, Jean M. Ruhl, John M. Sausen and Richard G. Weidner.

NTELOS Voting Agreements

     The executive officers, directors and certain shareholders of NTELOS have signed voting agreements to vote their shares of NTELOS common stock in favor of the merger proposal. The obligations under the voting agreements terminate automatically upon the termination of the merger agreement.

     The following holders of NTELOS capital stock are parties to voting agreements, representing 4,493,484 shares or approximately 19.5% of its outstanding common stock, for the benefit of NTELOS: Anthony J. deNicola, Phyllis H. Arnold, Warren C. Catlett, William W, Gibbs, A. William Hamill, J. Allen Layman, David R. Maccarelli, John B. Mitchell, Michael B. Moneymaker, John
N. Neff, Don Marie Persing, James S. Quarforth, Charles Richardson, Carl A. Rosberg, WCAS and John B. Williamson, III. For additional information on the ownership and voting of NTELOS capital stock, NTELOS' directors and executive officers, see "Description of NTELOS--Principal Shareholders" on page [___].

Material Federal Income Tax Consequences

     The following summarizes the material federal income tax consequences of the merger to Conestoga shareholders. This summary is based on current law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to Conestoga shareholders who are not citizens or residents of the United States, who are financial institutions, tax-exempt organizations, insurance companies or dealers in securities, shareholders who acquired their shares of Conestoga common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares of Conestoga common stock as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. This discussion assumes you hold your shares of Conestoga common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Each Conestoga shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local or foreign law.

     The merger is intended to be a "reorganization" under Section 368(a) of the Internal Revenue Code. A condition to completing the merger is that, on the closing date, Conestoga and NTELOS receive the opinion of Hunton & Williams, counsel to NTELOS, that the merger will qualify as such a reorganization. The closing date opinion will be based on customary assumptions and customary representations made by Conestoga and NTELOS. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. If the merger does not qualify as a reorganization, the disposition of Conestoga common stock in the merger will be a taxable transaction.

     Neither Conestoga nor NTELOS intends to waive the condition that it receive an opinion that the merger will qualify as a reorganization. If, however, Conestoga decides to waive the condition, Conestoga will recirculate this document to disclose the waiver and to make all related material disclosures, and will resolicit proxies from the Conestoga shareholders.

     Provided the merger qualifies as a reorganization, neither Conestoga nor NTELOS will recognize any gain or loss for federal income tax purposes. The federal income tax consequences to you as a Conestoga shareholder will depend on whether you receive shares of NTELOS common stock, cash, or a combination of NTELOS common stock and cash for your Conestoga common stock. The consequences of each of these three possibilities are summarized separately below. Because the merger agreement may require you to receive some NTELOS common stock even if you elect to receive only cash, you should consider the tax consequences under the heading "Receipt of NTELOS Common Stock and Cash" even if you intend to elect to receive only cash.

     Receipt of NTELOS Common Stock Only. This section applies to you if you receive only shares of NTELOS common stock in exchange for all your Conestoga common stock. If this section applies to you:

     . You will not recognize any gain or loss on the exchange of your Conestoga common stock for NTELOS common stock.

     . Your aggregate tax basis for the shares of NTELOS common stock received for your Conestoga common stock will be the same as your aggregate tax basis for the Conestoga common stock.

     . Your holding period for shares of NTELOS common stock received for your Conestoga common stock will include your holding period for the Conestoga common stock exchanged for the NTELOS common stock.

     Receipt of Cash Only. This section applies to you if you exchange all your Conestoga common stock solely for cash in the merger. If this section applies to you:

     . The exchange of your Conestoga common stock for cash will be a taxable transaction.

     . The exchange of your Conestoga common stock for cash generally will be treated as a sale of the stock except as provided below. Accordingly, you should recognize gain or loss equal to the difference between the amount of cash received and your tax basis in your Conestoga common stock. The gain or loss generally will be capital gain or loss.

     . If you or a person related to you for purposes of Section 302 of the Internal Revenue Code will own shares or rights to acquire shares of NTELOS common stock after the merger, the entire amount of cash received for your Conestoga common stock might be taxable as a dividend in certain circumstances. This potential treatment of the cash as a dividend should not apply if (1) the NTELOS common stock you and related persons directly or indirectly own after the merger, as a percentage of all NTELOS common stock, is less than (2) the percentage of all NTELOS common stock you and related persons would directly or indirectly own after the merger if all outstanding Conestoga common stock were exchanged solely for shares of NTELOS common stock.

You should consult your tax advisor to determine whether your exchange of Conestoga stock for cash will be treated as a sale of stock, as typically will be the case, or potentially as a dividend.

     Receipt of NTELOS Common Stock and Cash. This section applies to you if you exchange your Conestoga common stock for shares of NTELOS common stock and cash. This section applies whether you elect to receive both NTELOS common stock and cash or whether, even though you elect to receive solely cash, you receive both stock and cash because of the proration provisions of the merger agreement. If this section applies to you:

     . You will recognize any gain you realize up to the amount of cash received but will not recognize any loss on the exchange of your Conestoga common stock for NTELOS common stock and cash. The amount of gain or loss you realize will be the difference between your tax basis for your Conestoga common stock and the sum of the fair market value, on the date of the merger, of the NTELOS common stock you receive and the cash you receive.

     . The amount of gain recognized generally will be a capital gain. Under certain circumstances, however, the amount of gain you recognize could be taxable as a dividend to the extent of the portion of Conestoga's accumulated earnings, as computed for federal income tax purposes, allocable to your stock at the time of the merger. This potential treatment of your recognized gain as a dividend depends on the amount of NTELOS common stock that you, as well as persons related to you for purposes of Section 302 of the Internal Revenue Code, directly or indirectly own after the merger. None of your gain should be treated as a dividend if (1) the NTELOS common stock you and related persons directly or indirectly own after the merger, as a percentage of all NTELOS common stock, is less than (2) the percentage of all NTELOS common stock that you and related persons would directly or indirectly own after the merger if all the outstanding Conestoga common stock were exchanged solely for shares of NTELOS common stock. Accordingly, the smaller the number of shares of Conestoga common stock that you exchange for cash, as a percentage of all your Conestoga common stock, the greater the possibility that your taxable gain will be treated as a dividend.

     . Your aggregate tax basis for the shares of NTELOS common stock received for your Conestoga common stock will be the same as your aggregate tax basis for the Conestoga common stock, plus the amount of gain you recognize, minus the amount of cash you receive.

     . Your holding period for shares of NTELOS common stock received for your Conestoga common stock will include your holding period for the Conestoga common stock exchanged for the NTELOS common stock.

     . If you exchange two or more "blocks" of Conestoga common stock for which you paid different prices per share or otherwise have different tax bases, the amounts of gain realized and recognized should be computed separately for each block. As a result, you may not reduce the amount of gain to be recognized for one block of Conestoga common stock by a loss you realize on another block.

     You should consult your tax advisor to determine whether the gain you recognize on the exchange of your Conestoga common stock for NTELOS common stock and cash is to be treated as capital gain or as a dividend.

Accounting Treatment

         For purposes of preparing NTELOS' consolidated financial statements, NTELOS will establish a new accounting basis for Conestoga's assets and liabilities based upon their fair values, the merger consideration and the costs of the merger.

NTELOS believes that any excess of cost over the fair value of the net assets of Conestoga will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. NTELOS will determine the fair value of Conestoga's assets and liabilities and will make appropriate purchase accounting adjustments, including adjustments to the amortization period of the intangible assets, upon completion of that determination. However, for purposes of disclosing pro forma information in this joint proxy statement/prospectus, NTELOS has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the merger.

Regulatory Filings and Approvals Required to Complete the Merger

     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and various waiting periods end or expire. NTELOS will make all required filings under the Hart-Scott-Rodino Act. The applicable waiting periods expire on ______, 2001. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

     Under the Communications Act of 1934, the Federal Communications Commission must approve, before the completion of the merger, the transfer of control to NTELOS of Conestoga's FCC licenses, franchises and authorizations. The FCC must determine whether NTELOS is qualified to control such licenses and authorizations and whether the transfer is consistent with the public interest, convenience and necessity. NTELOS and Conestoga have filed all required transfer of control applications with the FCC.

     The Pennsylvania Public Utility Commission must approve the change of control of Conestoga's telephone operations. On August 31, 2001, Conestoga and NTELOS filed a Joint Application with the Pennsylvania Public Utility Commission seeking approval of the transfer of control to NTELOS.

     Conestoga is also requesting the approval of, or providing notice to, as may be required by law, various state agencies due to Conestoga's operations as an interexchange carrier.

     NTELOS will make all filings under Virginia's Utility Affiliate Act with regard to the transactions between Conestoga and NTELOS Telephone Inc. or R&B Telephone, Inc. The approval process generally takes 60 days after the filing of the completed application (but such 60-day period may be extended by an additional 30 days).

     We are not aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Virginia and Pennsylvania.

No Conestoga Shareholder Dissenters' Rights

     The Pennsylvania Business Corporation Law of 1988, as amended in 2001, does not grant shareholders of Conestoga the right to dissent from the merger and to obtain payment of the "fair value" of their shares in the event NTELOS and Conestoga complete the merger.

Conversion of Conestoga's Series A Convertible Preferred Stock

     Conestoga has outstanding 138,163 shares of series A preferred stock. Under the merger agreement, a condition to NTELOS' obligation to close the transaction is that all holders of series A preferred stock shall have converted their shares to Conestoga common stock. Each share of series A preferred stock is currently convertible into Conestoga common stock at a conversion price of $22.95. If the series A preferred stock is converted into common stock prior to the closing of the merger agreement, each share of common stock the holder receives upon conversion of the series A preferred stock will be exchanged in the merger in accordance with the conversion ratio. See "The Merger--What Conestoga Shareholders Will Receive" on page __.

Federal Securities Law Consequences; Resale Restrictions

     All shares of NTELOS common stock that will be distributed to shareholders of Conestoga in the merger will be freely transferable, except for various legal restrictions applicable to "affiliates" of Conestoga or NTELOS. The shares received by affiliates of Conestoga may be resold by them only in compliance with Rule 145 under the Securities Act. Shares of NTELOS common stock received by Conestoga shareholders who become affiliates of NTELOS may be sold by them only under the provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Conestoga to cause each of its affiliates to execute a written agreement to the effect that they will not sell or dispose of any of the shares of NTELOS common stock issued to them in the merger unless the sale or disposition of such shares has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise permitted under the Securities Act.

                              THE MERGER AGREEMENT

     This section describes the material provisions of the merger agreement, dated as of July 24, 2001. This description does not purport to be complete and is entirely qualified by reference to the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, and which is incorporated in this document by reference. All shareholders are urged to read the entire merger agreement carefully in its entirety.

The Merger

     Structure. As a result of the merger, Conestoga will merge with and into a wholly owned subsidiary of NTELOS. The surviving corporation in the merger will continue its corporate existence under the laws of the Commonwealth of Virginia as a wholly owned subsidiary of NTELOS.

     Effective Time. The merger will become effective on the filing of articles of merger relating to the merger with the State Corporation Commission of the Commonwealth of Virginia and the Pennsylvania Department of State. We expect to file the articles of merger as soon as practicable after the shareholders of Conestoga have approved the merger agreement and the shareholders of NTELOS have approved the merger proposal and all of the other conditions listed in the merger agreement have been satisfied or waived. We anticipate that the effective time of the merger will occur around year-end 2001.

     Merger Consideration. Under the terms and subject to the conditions of the merger agreement, each holder of Conestoga common stock will be entitled to receive (i) cash, (ii) NTELOS common stock or (iii) a combination of cash and NTELOS common stock. The value of the stock portion of the merger consideration will be $40 per share of Conestoga common stock if the market value of NTELOS common stock prior to the closing of the merger is between $18 and $30. The conversion ratio for the exchange of Conestoga common stock to NTELOS common stock will be based on the volume weighted average of the per share sales price during 20 consecutive trading-day period ending two business days prior to the effective time of the merger. The conversion ratio is the fraction (expressed as a decimal and calculated to the nearest thousandth of a share), the numerator of which is $40 and the denominator of which is the 20 trading-day average per share sales price. The conversion ratio will not be greater 2.2222 nor less than 1.3333.

Shareholder Elections

     All shareholder elections will be made on the election form/letter of transmittal that is being provided along with this joint proxy statement/ prospectus. NTELOS and Conestoga will use their reasonable best efforts to mail or otherwise make available an election form/letter of transmittal available to all persons who become holders of record of Conestoga common stock between the date of mailing of this joint proxy statement/prospectus and the election deadline. To be effective, an election form/letter of transmittal must be returned, properly completed and accompanied by the stock certificate(s) as to which the election is being made, to the exchange agent no later than the election deadline (5:00 p.m., New York City time on the business day that is 10 business days prior to the effective time of the merger). A record holder that fails to submit an effective election form/letter of transmittal prior to the election deadline will be deemed to have made a non-election. In the event that any stock certificate has been lost, stolen or destroyed, upon receipt of evidence satisfactory to NTELOS that the certificate has been lost, stolen or destroyed and, if required by NTELOS, the posting of a bond in customary amount as indemnity against any claim that may be made against it with respect to the certificate, the exchange agent will issue in exchange for the lost, stolen or destroyed certificate the merger consideration upon due surrender of, and deliverable in respect of, Conestoga common stock represented by the certificate. If the merger is terminated prior to the effective time, stock certificates that have previously been delivered to the exchange agent will be returned to the shareholders of record.

     Elections may be revoked or amended upon written notice to the exchange agent prior to the election deadline.

Allocation Rules

     Subject to the reduction described in the next sentence, the number of shares of Conestoga common stock to be converted into the right to receive cash consideration may not exceed 58% of the total outstanding shares of Conestoga common stock (the "Maximum Cash Percentage"). The Maximum Cash Percentage will be reduced, and hence the amount of cash consideration to be issued in the merger will be reduced, to the extent necessary to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code.

     Because of the limitations on the number of shares of Conestoga common stock to be converted into the right to receive cash consideration under the election and allocation procedures described in this joint proxy statement/prospectus, no assurance can be given that holders of Conestoga common stock who elect to receive cash or a combination of NTELOS common stock and cash will receive their requested form of merger consideration.

     The merger agreement provides that the number of shares of Conestoga common stock to be converted into the right to receive the cash consideration pursuant to the merger will not be in excess of the Maximum Cash Percentage. If cash elections and cash/stock elections are received for a number of shares of Conestoga common stock that is more than the Maximum Cash Percentage, the shares of Conestoga common stock for which cash consideration has been elected will be converted into the right to receive cash consideration and stock consideration in the following manner.

     In the case of a Conestoga shareholder making a cash/stock election, if the cash portion of the cash/stock election is equal to or less than the Maximum Cash Percentage, the Conestoga shareholder generally will receive the cash and stock consideration requested in the cash/stock election; however, if the Maximum Cash Percentage is reduced below 58% to preserve the qualification of the merger as a "reorganization" for federal income tax purposes, Conestoga shareholders who make cash elections for 58% or less of their Conestoga common stock will receive cash for the percentage of their shares for which they elect to receive cash up to the reduced Maximum Cash Percentage, will receive NTELOS common stock for the remainder of their shares of Conestoga common stock, and will not be subject to the pro-ration described below. In the case of a Conestoga shareholder making a cash election or a cash/stock election where the cash portion of the cash/stock election is greater than 58%, the Conestoga shareholder will receive cash in exchange for a number of shares of Conestoga common stock equal to the product of (i) the number of shares of Conestoga common stock that such cash or cash/stock election requests be converted into cash and (ii) a fraction. The numerator of the fraction will be the excess of the number of outstanding shares of Conestoga common stock representing the Maximum Cash Percentage over the aggregate number of shares of Conestoga common stock to be converted into cash consideration pursuant to elections to receive cash for not more than 58% of the electing shareholder's shares of Conestoga common stock. The denominator of the fraction will be the aggregate number of shares of Conestoga common stock requested to be converted into cash pursuant to all cash and cash/stock elections subject to this provision. Any shares of Conestoga common stock not converted into cash consideration as a result of the pro-ration will be converted into the right to receive stock consideration.

     The following example illustrates the pro-ration provisions. Assume that:

          . No reduction in the number of shares of Conestoga common stock that may be exchanged for cash is required to satisfy requirements for the merger to qualify as a reorganization for federal income tax purposes. As a result, the Maximum Cash Percentage is 58%.

          . Conestoga shareholders elect to receive cash for a total of 70% of the outstanding shares of Conestoga common stock.

          . The 70% consists of 30% covered by cash elections, 20% covered by cash/stock elections requesting cash for no more than 58% of each electing shareholder's shares, and 20% covered by cash/stock elections requesting cash for more than 58% of each electing shareholder's shares.

In this example:

          . No adjustment would be made to the cash/stock elections requesting cash for no more than 58% of each electing shareholder's shares. As a result, 20% of the outstanding shares of Conestoga common stock would be exchanged for cash under these elections.

          . Only 38% of the outstanding shares of Conestoga common stock (58% minus 20%) may be exchanged for cash under the cash elections and remaining cash/stock elections. These elections requested cash for a total of 50% of the outstanding shares of Conestoga common stock. Consequently, only 38/50 of the shares for which these elections requested cash may be exchanged for cash. For each of these elections, only 38/50 of the number of shares for which the election requested cash would be exchanged for cash. For example, if a cash election covered 100 shares, 76 of the shares would be exchanged for cash. The

          . remaining 12/50 of those shares (24 shares in the case of the cash election covering 100 shares) would be

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

               exchanged for shares of NTELOS common stock, as would 100% of all shares for which shareholders elected to receive NTELOS common stock or failed to make any election.

     Each non-electing share will be converted into stock consideration. If NTELOS determines that an election is not properly made, the shares of Conestoga common stock covered by the election will be deemed non-electing shares.

     The following table sets forth the effects of the pro-ration provisions discussed above on individual shareholder elections. For purposes of these examples we have assumed that a total of 8,300,000 shares of Conestoga common stock are outstanding:

                                                                  Pro-ration
                                      Shareholder Elections        Fraction       Actual Consideration
                                     -----------------------     ------------     ---------------------
Shareholder A
    Stock election                        1,202        42%                              1,202      42%
    Cash election                         1,660        58%           N/A                1,660      58%
                                     ----------                                      --------
                                          2,862                                         2,862
                                     ----------                                      --------

Shareholder B
    Stock election                        1,061        39%                              1,460    53.6%
    Cash election                         1,660        61%          38/50               1,262    46.4%
                                     ----------                                      --------
                                          2,721                                         2,721
                                     ----------                                      --------
Shareholder C
    Stock election                            -         0%                                598      24%
    Cash election                         2,490       100%          38/50               1,892      76%
                                     ----------                                      --------
                                          2,490                                         2,490
                                     ----------                                      --------

Shareholder D
    Stock election                          227       100%           N/A                  227     100%
    Cash election                             -         0%                                  -       0%
                                     ----------                                      --------
                                            227                                           227
                                     ----------                                      --------

    Total stock elections                 2,490        30%                              3,486      42%
    Total cash elections                  5,819        70%                              4,814      58%
                                     ----------                                      --------
    Total election shares                 8,300                                         8,300
                                     ==========                                      ========

     As these examples indicate, Conestoga shareholders who elect to receive cash for a percentage of their Conestoga common stock that does not exceed 58% will not receive less cash than what they elected, absent the adjustment referred to below. And Conestoga shareholders who elect to receive cash for more than 58% of their shares will be subject to the pro-ration provisions and in some cases may receive substantially less cash than they would have received if they had elected to receive cash with respect to 58% or less of their shares. The percentage of Conestoga shares for which Conestoga shareholders receive cash could be further reduced if the Maximum Cash Percentage is reduced in order to preserve the qualification of the merger as a "reorganization" for federal income tax purposes. In that case, Conestoga shareholders who make elections to receive cash for 58% or less of their Conestoga common stock will receive cash for the percentage of their shares for which they elect to receive cash up to the reduced Maximum Cash Percentage and will receive NTELOS common stock in exchange for Conestoga shares not converted into cash. Such shareholders would not be subject to the general pro-ration provisions described above for shareholders who elect cash for more than 58% of their Conestoga common stock. The following table illustrates the effect on shareholder elections if the Maximum Cash Percentage is reduced to 56% in order for the merger to qualify as a "reorganization" for federal income tax purposes.



                                                                  Pro-ration
                                      Shareholder Elections        Fraction       Actual Consideration
                                     -----------------------     ------------     ---------------------
Shareholder A
    Stock election                        1,202        42%                              1,259      44%
    Cash election                         1,660        58%           N/A                1,603      56%
                                     ----------                                      --------
                                          2,862                                         2,862
                                     ----------                                      --------

Shareholder B
    Stock election                        1,061        39%                              1,503      55%
    Cash election                         1,660        61%         36.68/50             1,218      45%
                                     ----------                                      --------
                                          2,721                                         2,721
                                     ----------                                      --------
Shareholder C
    Stock election                            -         0%                                663      27%
    Cash election                         2,490       100%         36.68/50             1,827      73%
                                     ----------                                      --------
                                          2,490                                         2,490
                                     ----------                                      --------

Shareholder D
    Stock election                          227       100%           N/A                  227     100%
    Cash election                             -         0%                                  -       0%
                                     ----------                                      --------
                                            227                                           227
                                     ----------                                      --------

    Total stock elections                 2,490        30%                              3,652      44%
    Total cash elections                  5,819        70%                              4,648      56%
                                     ----------                                      --------
    Total election shares                 8,300                                         8,300
                                     ==========                                      ========

Exchange of Certificates

     On the date the merger becomes effective, NTELOS will deposit with SunTrust Bank, Atlanta (the exchange agent) certificates representing the shares of its common stock and the cash to be issued or paid as merger consideration. This proxy statement/prospectus is accompanied by an election form/letter of transmittal for each Conestoga shareholder to elect to receive cash, NTELOS common stock or a combination of both to the extent permitted by the merger agreement. See "--Procedures for Shareholder Elections." The election form/letter of transmittal contains instructions on how to surrender Conestoga common stock certificates to the exchange agent and receive cash, NTELOS common stock, or a combination thereof, as the case may be. See "--Procedures for Shareholder Elections" and "--Shareholder Elections."

     NTELOS will not issue any fractions of a share as merger consideration. If the stock consideration to be issued to a Conestoga shareholder is not otherwise a whole number of shares, the number will be rounded to the nearest whole number, with a number equal to .5 being rounded up to the nearest whole number.

     No dividends or other distributions declared or made after the effective time of the merger with respect to shares of NTELOS common stock will be paid to the holder of any unsurrendered certificate with respect to those shares of NTELOS common stock until the holder of the certificate surrenders the certificate in accordance with the provisions of the merger agreement.

     Any merger consideration deposited with the exchange agent that has remained unclaimed by Conestoga shareholders for one year after the effectiveness of the merger will be returned to NTELOS. Thereafter, Conestoga shareholders that have not previously complied with the exchange procedures pursuant to the merger agreement may look only to the surviving corporation in the merger for payment of any merger consideration upon surrender of their certificates of Conestoga common stock.

     After the effective time of the merger, there will be no transfers on the stock transfer books of Conestoga of any shares of Conestoga common stock. If, after the effective time of the merger, certificates formerly representing shares of Conestoga common stock are presented to the exchange agent, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws) exchanged for merger consideration as provided above.

     The exchange agent or NTELOS will be entitled to deduct and withhold from the merger consideration any amounts that the exchange agent, NTELOS or the surviving corporation, in its capacity as the surviving corporation in the merger, is required to deduct and withhold under applicable tax laws. Any amounts so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of Conestoga common stock in respect of which the deduction and withholding has been made.

Treatment of Conestoga Stock Options

     On the date the merger becomes effective, each option granted by Conestoga to purchase shares of Conestoga common stock will be converted into an option to purchase NTELOS common stock. Each option will be assumed by NTELOS in accordance with the terms of the option plan and employment agreement under which it was granted. All options assumed by NTELOS under the merger agreement will be fully exercisable to the extent set forth in the option plan or employment agreement or as stipulated by Conestoga's board of directors. The exercise price of the options assumed by NTELOS pursuant to the merger agreement will be equal to the exercise price of such options divided by the conversion ratio.

Representations and Warranties

     The merger agreement contains customary representations and warranties by each of Conestoga and NTELOS. Some of the most significant of these include:

          . the existence and good standing of Conestoga and NTELOS under their respective jurisdictions of incorporation and the corporate power and authority to operate their respective businesses;

          .    the capital structure of each company;

          . the power and authority of Conestoga and NTELOS to execute and deliver the merger agreement;

          . the absence of conflicts or breaches of organizational documents and the absence of any required approval of the merger agreement or the transactions contemplated thereby by governmental or regulatory authorities;

          . the compliance of documents filed with the SEC by Conestoga since January 1, 1996, and by NTELOS since January 1, 1998 with applicable securities laws and the accuracy of financial statements included in those documents;

          .    the adequacy of insurance;

          . the compliance with or absence of liability under certain tax, labor and employee benefit matters;

          .    the compliance with governmental laws and orders;

          . the compliance with environmental laws and regulations and Conestoga's absence of environmental liabilities;

          .    the inapplicability of each party's rights agreement;

          . the absence of acceleration or the absence of a change of control under any benefit plan, loan, lease, contract or other agreement;

          . the absence of any brokerage or finder's fees to be paid in connection with the merger or the transactions contemplated thereby, other than to Legg Mason Wood Walker, Incorporated by Conestoga and to Morgan Stanley by NTELOS;

          . the receipt of a written opinion from the respective party's financial advisor that, with respect to Conestoga, the merger consideration is fair, from a financial point of view, to Conestoga and, with respect to NTELOS, the merger consideration, taking into account the terms of financing, is fair, from a financial point of view, to NTELOS;

          . the accuracy of information furnished by each party and the accuracy of information contained in the merger agreement or schedules thereto;

          .    absence of certain transactions with affiliates;

          . the ownership of and compliance with, or absence of claims with respect to, licenses issued by the FCC;

          . the accuracy of information supplied by each party for inclusion in this joint proxy statement/prospectus ;

          . the validity of title to assets and the adequate operating condition of such assets; and

          .    the absence of any undisclosed liabilities or commitments.

In addition, Conestoga made additional representations to NTELOS. The most significant of these additional representations include:

          . ownership of and absence of claims relating to intangible property;

          .    disclosure of Conestoga's equity investments;

          . the disclosure of, and legal and binding commitment with respect to, Conestoga's material contracts; and

          . the absence of state takeover statutes applicable to the transactions contemplated by the merger agreement.

In addition, NTELOS made additional representations to Conestoga. The most significant of these additional representations include:

          . disclosure of NTELOS' commitment for financing and the absence of any withdrawal or modification thereto;

          .    ownership of Conestoga securities by NTELOS and its affiliates;
               and

          . the organization of the merger subsidiary and the absence of any business activities or operations by such subsidiary.

     The representations and warranties of Conestoga and NTELOS will not survive beyond the earlier of (i) termination of the merger agreement or (ii) the effective time of the merger, whichever is earlier.

Covenants and Agreements as to Certain Matters

     Interim Operations of Conestoga. Subject to certain exceptions, including the written consent of NTELOS and as provided in Conestoga's capital and operating budget, Conestoga has agreed not to, and to cause its subsidiaries not to, do the following:

          . issue, sell or encumber any additional shares of Conestoga capital stock;

          . redeem, purchase or otherwise acquire any of Conestoga's capital stock;

          . split, combine or reclassify any Conestoga capital stock or declare any dividend, other than the declaration and payment of regular quarterly cash dividends not to exceed $0.21 per share;

          . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

          . adopt any amendments to its articles of incorporation or bylaws or alter through merger, liquidation, reorganization or restructuring the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of Conestoga;

          . make any material divestiture or acquisition, by means of merger or consolidation, or material disposition of assets or securities, except for the Asset Acquisition Agreement between Conestoga and Mountain Union Telecom, LLC dated March 15, 2001;

          . incur any indebtedness for borrowed money or guarantee any indebtedness or make any loans or capital contributions to any person;

          . authorize, announce an intention to, or enter into an agreement to do any of the foregoing;

          . increase the compensation of any director, officer or employee, except in the ordinary course of business and in accordance with past practice;

          . pay or agree to pay any pension, retirement allowance or other employee benefit;

          . enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or employee;

          . become obligated under any new pension plan, welfare plan, or any other employee benefit plan, which was not in existence on the date of the merger agreement, or amend any existing plan to materially enhance benefits under such plan;

          . make or agree to make any capital expenditures or material commitments;

          . purchase or sell or offer to purchase or sell any shares of NTELOS common stock during the twenty trading day period ending two days prior to the effective time of the merger; or

          . take any action or fail to take any action which could reasonably be expected to result in a breach of any representation, warranty or covenant under the merger agreement.

     Interim Operations of NTELOS. Subject to certain exceptions, including the written consent of Conestoga and as provided in NTELOS' capital and operating budget, NTELOS has agreed not to, and to cause its subsidiaries to, refrain from doing the following:

          . enter into any agreement which would require the approval of NTELOS shareholders under the applicable state law or the listing standards of the Nasdaq National Market;

          . adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization;

          . other than with respect to the series E and series F preferred stock, adopt any amendments to its articles of incorporation or otherwise alter its capital structure;

          . incur any indebtedness for borrowed money or guarantee any indebtedness or make any loans or capital contributions to any person;

          . authorize, announce an intention to, or enter into an agreement to do any of the foregoing; and

          . take any action or fail to take any action which could reasonably be expected to result in a breach of any representation, warranty or covenant under the merger agreement.

     NTELOS has also agreed not to:

          .    amend the financing letter with WCAS in any material respect; or

          . purchase or sell or offer to purchase or sell any shares of NTELOS common stock during the twenty trading day period ending two days prior to the effective time of the merger.

No Solicitation

     Conestoga has agreed to certain limitations on its ability to take action with respect to a competing transaction. Conestoga agreed it would not, and agreed it would not permit any subsidiary to:

     . solicit, encourage, or facilitate any inquiries relating to any proposal from any person that is not affiliated with NTELOS to acquire ownership of 5% or more of:

               .. the assets of Conestoga and its subsidiaries, taken as a whole;

               .. equity securities of Conestoga pursuant to a merger or other business combination, sale of shares of stock, sale of assets or similar transaction, which is structured to permit a third party to acquire ownership of more than 5% of the assets of Conestoga and its subsidiaries, taken as a whole; or

               ..   any class of equity securities of Conestoga;

     . participate in any discussions or furnish any information with respect to, or take any action to knowingly facilitate the making of any proposal that constitutes, or that could lead to, a competing transaction, or waive the provisions of any "standstill" or similar agreement; or

     . enter into any agreement with respect to a competing transaction, approve or recommend or resolve to approve or recommend a competing transaction or enter into any agreement requiring it to terminate or fail to consummate the merger.

     If Conestoga receives a bona fide, unsolicited, written proposal for a competing transaction, Conestoga may furnish information regarding Conestoga and its subsidiaries to and participate in negotiations with a third party, if Conestoga complies with the "No Solicitation" section of the merger agreement. A competing transaction is a superior competing transaction if it meets the following criteria:

     . Conestoga's board determines in good faith (after consulting the board's independent financial advisor):

               .. the transaction will result in terms which are more favorable from a financial point of view to Conestoga's shareholders than the merger and, after consultation with counsel, determines that failure to take that action may result in a breach of the board's fiduciary duties;

               ..   the transaction is reasonably capable of being consummated;
                    and

               .. the transaction is subject to a confidentiality agreement on terms no less favorable to Conestoga than the confidentiality agreement dated May 2, 2001 with NTELOS; and

     . Conestoga complies with the "No Solicitation" provision of the merger agreement.

     Prior to furnishing any information or participating in negotiations with a third party, Conestoga must provide written notice to NTELOS. In addition, Conestoga must advise NTELOS orally and in writing of the following:

     . any competing transaction or any inquiry which could reasonably lead to any competing transaction;

     . the identity of the party submitting a competing transactions or making any inquiry; and

     .    the material terms and conditions of any competing transaction.

     Conestoga agreed to keep NTELOS reasonably informed on a current basis of the status and details of any competing transaction (including amendments and proposed amendments) proposal or inquiry in a timely manner.

     Conestoga's board is permitted to withhold, withdraw or modify in a manner adverse to NTELOS, its recommendation to Conestoga's shareholders, if:

     . a third party submits an unsolicited competing transaction that Conestoga's board believes is reasonably likely to result in a superior competing transaction and, after consultation with counsel, determines that failure to take action may result in a breach of fiduciary duties; and

     . Conestoga delivers to NTELOS prior written notice that it intends to take action and identifies the party making, and the terms and conditions of, the superior competing transaction.

Indemnification and Insurance

     The merger agreement provides that, from and after the effective time of the merger, NTELOS and the surviving corporation will indemnify and hold harmless to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date of the merger agreement or who becomes prior to the effective time of the merger, an officer, director, employee, fiduciary or agent of Conestoga or any of its subsidiaries against all losses, claims, damages, liabilities, cost and expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts and omissions occurred prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger.

     Under the merger agreement, NTELOS has agreed to cause the surviving corporation to maintain in effect for not less than six years, Conestoga's current directors' and officers' and fiduciaries insurance policies with an amount of coverage not less than the existing coverage (or policies with equivalent coverage) with respect to acts or failure to act prior to the effective time of the merger. NTELOS and the surviving corporation will not be required to maintain or obtain policies providing the coverage except to the extent the coverage can be provided at less than two times the existing annual premium. If equivalent coverage cannot be obtained or can be obtained only by paying an annual premium in excess of two times the existing annual premium, NTELOS or the surviving corporation will be required to only obtain as much coverage as can be obtained by paying an annual premium equal to two times the existing annual premium.

     In addition, NTELOS has agreed to cause the surviving corporation to keep in effect for a period of not less than six years from the effective date of the merger all provisions in the surviving corporation's articles of incorporation and bylaws that provide for exculpation of and limitation of personal liability of directors, officers, employees, fiduciaries and agents.

Employees

     Following the effective time of the merger, NTELOS will cause the merger subsidiary to:

     . satisfy each of the agreements and arrangements described in the "Employees" section of the merger agreement;

     . use its commercially reasonable efforts to retain each present full-time employee of Conestoga at his or her current position with such current responsibilities (or a position for which the employee is qualified with NTELOS at a salary commensurate with the position); and

     . pay compensation to each person who was employed as of the effective time of the merger and who continues to be employed after the effective time of the merger, that is at least equal to the aggregate compensation that such person was receiving from Conestoga prior to the effective time of the merger.

     Officers and employees of Conestoga who continue employment with NTELOS or the surviving corporation after the effective time of the merger and who have employment contracts will be employed pursuant to the terms and conditions of their respective employment contracts. All other employees who continue employment with NTELOS or the surviving corporation will be "at will" employees. Any at will employee whose employment does not continue or is terminated (other than as a result of unsatisfactory performance of their respective duties or for cause) by NTELOS or the surviving corporation will be paid a minimum of 2 weeks' salary, with an additional one week for each year of service, with a maximum of 26 weeks' salary.

     For a period of two years following the effective time of the merger, NTELOS has agreed to provide employee benefit plans, programs, arrangements and policies for the benefit of employees and retired employees of Conestoga and its subsidiaries that in the aggregate are no less favorable to the employees and retired employees than Conestoga's benefit plans. In the case of benefit plans and programs under which benefits are paid or determined by reference to the value of Conestoga's stock, NTELOS agrees that the benefits will be determined by reference to the value of shares of common stock of NTELOS in an equitable manner. All service credited to each employee and retired employee by Conestoga through the effective time of the merger shall be recognized by NTELOS for purposes of eligibility and vesting under NTELOS' benefit plans. NTELOS agrees not treat any Conestoga employee as a "new" employee or retired employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and agrees to use commercially reasonable efforts to make appropriate arrangements with its insurance carriers to ensure such result.

     NTELOS also agreed to honor and assume the employment agreements, executive termination agreements and individual benefit arrangements identified in the "Employees" section of the merger agreement, except to the extent that the agreements are waived prior to the effective time of the merger.

Shareholder Meetings

     Each of Conestoga and NTELOS has agreed promptly and duly to call, give notice of, and convene and hold a shareholders meeting. The Conestoga shareholders meeting is for the purpose of obtaining shareholder approval of the merger agreement. The NTELOS shareholders meeting is for the purpose of obtaining shareholder approval of the merger proposal. Each of Conestoga and NTELOS has agreed to use its commercially reasonable efforts to solicit from its respective shareholders proxies in favor of such approvals, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by state law or the Nasdaq National Market, as applicable, to obtain such approvals.

Plan of Reorganization

     Until the effective time of the merger, each party will use its reasonable efforts to cause the merger to constitute a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986. Following the effective time of the merger, each party will report the merger on all tax returns as a reorganization and no party will take any position that is inconsistent with the characterization of the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986.

Certain Other Agreements

     Conestoga and NTELOS have agreed to other customary agreements in the merger agreement, including agreements related to:

     . assisting in the preparation of this joint proxy statement/prospectus and the filing of the registration statement by NTELOS;

     . providing access to and furnishing information in accordance with the terms of confidentiality agreements between NTELOS and Conestoga dated as of May 2, 2001 and June 20, 2001;

     . using commercially reasonable efforts to do all things necessary to complete the merger, including:

               ..   obtaining necessary actions from governmental entities;

               ..   obtaining necessary consents and approvals; and

               ..   defending legal actions challenging the merger.

     . consulting with each other prior to issuing a press release or public announcement relating to the merger agreement.

Conditions to the Merger

Conditions to Each Party's Obligations to Complete the Merger. The obligations of Conestoga and NTELOS to complete the merger are subject to various conditions stated in the merger agreement, including:

     . approval of the merger agreement by Conestoga's shareholders and approval of the issuance of shares of NTELOS capital stock in connection with the merger by the NTELOS shareholders;

     . the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court or other legal restraint or prohibition preventing completion of the merger;

     . receipt of all required governmental and other consents and approvals including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     . effectiveness of this registration statement filed by NTELOS and obtaining all necessary state securities and blue sky law authorizations;

     . approval for listing of the NTELOS common stock to be issued pursuant to the merger agreement on the Nasdaq National Market; and

     .    an opinion from tax counsel stating that:

               ..   the merger will be a reorganization within the meaning of
                    Section 368(a) of the Code;

               .. no party to the agreement will recognize any gain or loss upon consummation of the merger;

               .. no Conestoga shareholder will recognize any gain or loss upon the exchange of shares of Conestoga common stock solely for shares of NTELOS common stock in the merger; and

               .. a Conestoga shareholder who receives cash and shares of NTELOS common stock in exchange for shares of Conestoga shares in the merger will recognize any gain realized (including any gain treated as a dividend) up to the amount of cash received, but will not recognize any loss.

Conditions to Conestoga's Obligations to Complete the Merger. The obligations of Conestoga to complete the merger are subject to various conditions stated in the merger agreement, including:

     . the receipt of a certificate from NTELOS certifying the truth of representations and warranties made by NTELOS in the merger agreement and certifying the performance of by NTELOS of its obligations under the merger agreement; and

     . the absence of a material adverse effect with respect to NTELOS since July 24, 2001.

Conditions to NTELOS' Obligations to Complete the Merger. The obligation of NTELOS to complete the merger is subject to various conditions stated in the merger agreement, including:

     . the receipt of a certificate from Conestoga certifying the truth of representations and warranties made by Conestoga in the merger agreement and certifying the performance of by Conestoga of its obligations under the merger agreement;

     . all of Conestoga's preferred stock shall have been converted into shares of the Conestoga common stock (in order to satisfy this condition to closing, Conestoga intends to deliver a notice of redemption to holders of Conestoga preferred stock, who may either accept the redemption or convert their shares of preferred stock to common stock prior to the redemption date);

     . receipt by NTELOS of written agreements from certain affiliated persons of Conestoga imposing restrictions on their disposition of NTELOS common stock to be received in the merger;

     . the absence of a material adverse effect with respect to Conestoga since July 24, 2001; and

     . demand by holders of no more than five percent of shares of Conestoga's common stock of dissenters' rights for their shares of Conestoga common stock.

Termination of the Merger Agreement

Rights to Terminate. At any time before the effective time of the merger, the merger agreement may be terminated and the transactions contemplated may be abandoned:

     .    by the mutual written consent of NTELOS and Conestoga;

     .    by either NTELOS or Conestoga if:

               .. any court or other governmental authority has issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the merger;

               .. the Conestoga shareholders fail to approve the merger agreement;

               ..   the NTELOS shareholders fail to approve the merger proposal;
                    or

               .. the merger has not been completed by June 30, 2002, unless the failure to complete the merger by that time is the result of a failure to fulfill the terminating parties obligations under the agreement.

     .    by NTELOS if:

               .. Conestoga fails to perform any material obligation and such failure is not cured within 30 days after the receipt of notice;

               .. any representation or warranty of Conestoga is not true and correct as of the effective time of the merger and such failure is not cured within 30 days after the receipt of notice; or

               .. Conestoga breaches the "No Solicitation" provision of the agreement or Conestoga's board withholds, withdraws or materially modifies or amends its recommendation of the merger or the merger agreement.

     .    by Conestoga if:

               .. NTELOS fails to perform any material obligation and such failure is not cured within 30 days after the receipt of notice;

               .. any representation or warranty of NTELOS is not true and correct as of the effective time of the merger and such failure is not cured within 30 days after the receipt of notice; or

               .. Conestoga's board withholds, withdraws or materially modifies or amends its recommendation of the merger or the merger agreement and there is proposal or offer for a competing transaction that constitutes a superior competing transaction; provided, that Conestoga may not terminate the merger agreement until:

                         ... Conestoga delivers written notice to NTELOS of the board's determination and Conestoga gives NTELOS 10 business days and a reasonable opportunity to discuss with Conestoga the superior competing transaction and any proposed amendments to the merger agreement;

                         ... at the of the 10 business day period, the superior competing transaction continues to be a superior proposal and Conestoga's board confirms its determination, after consultation with its counsel and its independent financial advisor, that it is a superior competing transaction, and

                         ... Conestoga pays NTELOS $10 million in liquidated damages.

Effect of Termination

Payment of Termination Fee; Expenses. Conestoga shall pay NTELOS $10 million in liquidated damages if:

     . NTELOS terminates the merger agreement because Conestoga breaches the "No Solicitation" provision of the merger agreement or Conestoga's board withholds, withdraws or materially amends its recommendation to the Conestoga shareholders; or

     . Conestoga terminates the merger agreement after Conestoga's board withholds, withdraws or materially amends its recommendation to the Conestoga shareholders following the receipt of a superior competing transaction.

Conestoga will pay NTELOS' documented expenses incurred in connection with the transactions contemplated by the merger agreement after termination by NTELOS or Conestoga, if prior to termination Conestoga receives a proposal or offer for a superior competing transaction. If Conestoga enters into a definitive agreement, or approves or recommends any competing transaction or agrees or resolves to do the foregoing within nine months after termination of the merger agreement, then Conestoga will pay NTELOS $10 million less any expenses previously reimbursed.

Amendments

     NTELOS and Conestoga may modify or amend the merger agreement by written agreement. Following approval of the merger agreement by the shareholders of Conestoga, no amendment may be made which changes the consideration payable in the merger or adversely affects the rights of Conestoga's shareholders without their approval.

         ISSUANCE OF NTELOS CAPITAL STOCK IN CONNECTION WITH THE MERGER

     At the special meeting, the shareholders of NTELOS will vote on a proposal to approve the issuance of common stock to Conestoga shareholders under the merger agreement, up to 200,000 shares of series E preferred stock to WCAS, 225,000 shares of series F preferred stock to WCAS in exchange for 225,000 outstanding shares of series B and series C preferred stock held by WCAS and warrants to acquire 1,000,000 shares of NTELOS common stock.

Reasons for Shareholder Approval

     Shareholder approval of the proposal to issue NTELOS capital stock is required by Nasdaq Marketplace Rule 4460(i)(1)(C)(ii). Rule 4460(i)(1)(C)(ii) requires shareholder approval before the issuance of securities in connection with the acquisition of the stock or assets of another company if the securities issued will have voting power equal to 20% or more of the voting power outstanding before the issuance or will be convertible into common stock equal to 20% or more of the common stock outstanding before the issuance. Thus, this rule applies to the issuance of common stock and series E and series F preferred stock in connection with the merger.

Common Stock

     Assuming that all Conestoga shareholders elected to receive shares of NTELOS common stock in exchange for their shares of Conestoga common stock, a maximum of 18,344,383 shares of NTELOS common stock would be issuable in the merger.

Preferred Stock

     In connection with the merger, WCAS has committed to (i) purchase up to 200,000 shares of a new series E preferred stock and (ii) exchange an aggregate of 225,000 shares of outstanding series B and series C preferred stock for 225,000 shares of series F preferred stock. The terms of the series F preferred stock will be a blend of the terms of the series B and series C preferred stock. NTELOS would issue the preferred stock to WCAS immediately prior to the effective time of the merger with Conestoga. The existing shareholders agreement between WCAS and NTELOS will be amended concurrently with the issuance of the preferred stock to reflect the modifications described below.

     Series E Preferred Stock

     Stated Value. The series E preferred stock would have a stated value of $1,000 per share.

     Dividend Rights. Upon declaration by our board of directors, each holder of series E preferred stock would be entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series E preferred stock would accrue at the annual rate of 8.5% per annum of the stated value per share. If dividends were not paid in cash, they would be added to the stated value of the series E preferred stock semi-annually. We anticipate that future dividends on the series E preferred stock would be paid in kind.

     Conversion Rights. Each holder of series E preferred stock would have the right, at any time and at the holder's option, to convert any or all outstanding shares of series E preferred stock into shares of our common stock at a conversion rate equal to its stated value plus any accrued dividends divided by $21.25. The conversion rate would be subject to adjustment under the terms of the series E preferred stock anti-dilution protections as described in the following paragraph.

     Anti-Dilution Protection. The series E preferred stock would have standard weighted average anti-dilution protection, which would reduce the conversion price on a weighted average basis for issuances of our common stock below the then effective conversion price.

     Rank. The series E preferred stock would rank equally with our series B, series C and series F preferred stock and prior to the common shares and any of our other equity securities.

     Voting Rights. The holders of series E preferred stock would be entitled to vote with the holders of the common stock on an as-converted basis. See "Amended and Restated Shareholders Agreement" for a description of certain voting limitations.

     Board Representation. For so long as at least 45,000 shares of series
E preferred stock remain outstanding, the holders of series E preferred stock, voting as a single class, would be entitled to elect two of our directors. If at any time less than 45,000 shares, but more than 11,250 shares of series
E preferred stock are outstanding, the holders of series E preferred stock would be entitled to elect one of our directors. As long as the holders of series
E preferred stock were entitled to elect one member to our board, unless the holders otherwise agree, the board would be no larger than 12 directors. See "Amended and Restated Shareholders Agreement" for a description of additional board representation rights.

     Liquidation Preference. Each share of series E preferred stock would have a liquidation preference equal to the greater of its stated value plus all accrued dividends, whether or not these dividends are earned or declared, and the amount that would have been payable with respect to the number of shares of common stock into which a share of series E preferred stock was convertible immediately before such date.

     Put/Conversion Rights. Holders of a majority of series E preferred stock would be entitled to require us to purchase all outstanding shares of series
E preferred stock at a price per share equal to the stated value of the series E preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after January 26, 2011.

     Change of Control. Upon a change of control, each holder of series
E preferred stock would be entitled to require us to convert its series E shares into cash, our common stock or a combination of cash and our common stock, with a value equal to 107.5% of the liquidation value of the series E preferred stock.

     Veto Rights. For so long as the series E preferred stock remains outstanding:

          . consent of holders of 75% the series E preferred stock would be required for any action that:

                    . alters or changes the rights, preferences or privileges of the series E preferred stock; or

                    . increases the number of shares of any class of preferred stock outstanding.


          . consent of the holders of at least a majority of the series E preferred stock would be required for any action that:

                    . increases or decreases the authorized number of series E preferred stock;

                    . amends or waives any provision of our Articles of Incorporation or bylaws that adversely affects the series E preferred stock;

                    . amends or waives any provision of the company's preferred share certificate of designations;

                    . authorizes or issues any equity security that is equal with or with a priority or preference to the series E preferred stock;

                    .    redeems or repurchases any junior securities;

                    .    pays or declares any dividend; or

                    .    liquidates or winds-up the business of the company.

     Series F Preferred Stock

     Stated Value. The series F preferred stock would have a stated value of $1,000 per share. As a result of dividends being added to the stated value of the series B and series C preferred stock, the accreted value of the series
F preferred stock would have been $1,065.98 per share as of June 30, 2001.

     Dividend Rights. Upon declaration by our board of directors, each holder of series F preferred stock would be entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series F preferred stock would accrue at the annual rate of 7.0% per annum of the stated value per share. If dividends were not paid in cash, they would be added to the stated value of the series
F preferred stock semi-annually. We anticipate that future dividends on the series F preferred stock would be paid in kind.

     Conversion Rights. Each holder of series F preferred stock would have the right, at any time and at the holder's option, to convert any or all outstanding shares of series F preferred stock into shares of our common stock at a conversion rate equal to the weighted average dollar amount determined by application of the anti-dilution provisions of the series B and series C preferred stock after the issuance of NTELOS common stock in connection with the merger and the issuance of series E preferred stock, but in any event not to exceed $34.

     Rank. The series F preferred stock would rank equally with our series B, series C and series E preferred stock and prior to the common shares and any of our other equity securities.

     Put/Conversion Rights. Holders of a majority of series F preferred stock would be entitled to require us to purchase all outstanding shares of series F preferred stock at a price per share equal to the stated value of the series F preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after October 26, 2010.

     Change of Control. Upon a change of control, each holder of series F preferred stock would be entitled to require us to convert its series F shares into cash, our common stock or a combination of cash and our common stock, with a value equal to 101% of the liquidation value of the series F preferred stock.

     Veto Rights. For so long as the series F preferred stock remains outstanding:

          . consent of holders of 75% the series F preferred stock would be required for any action that:

                    . alters or changes the rights, preferences or privileges of the series F preferred stock; or

                    . increases the number of shares of any class of preferred stock outstanding.

          . as long as 25% of the series F preferred stock remains outstanding, consent of the holders of at least a majority of the series F preferred stock would be required for any action that:

                    . increases or decreases the authorized number of series F preferred stock;

                    . amends or waives any provision of our Articles of Incorporation or bylaws that adversely affects the series F preferred stock;

                    . amends or waives any provision of the company's preferred share certificate of designations;

                    . authorizes or issues any equity security that is equal with or with a priority or preference to the series F preferred stock;

                    .    redeems or repurchases any junior securities;

                    .    pays or declares any dividend; or

                    .    liquidates or winds-up the business of the company.

     The series F preferred stock has the same anti-dilution, voting rights, board representation and liquidation preference as set forth above with respect to the series E preferred stock.

Warrants

     In connection with WCAS' agreement to purchase the series E preferred stock, NTELOS has agreed to issue to WCAS warrants to purchase 1,000,000 shares of NTELOS common stock. The exercise price of the warrants is $21.25 per share, subject to anti-dilution provisions substantially similar to the anti-dilution provisions of the series E preferred stock. The warrants may be exercised at any time prior to the tenth anniversary of their issuance.

     In connection with the exchange of series E preferred stock for series B and series C preferred stock, the exercise price of the warrants issued to WCAS in connection with issuance of NTELOS' series B preferred stock will be reduced in accordance with the anti-dilution provisions of the warrant agreement, but in any event not to exceed $34. If the exercise price of the warrants would be more than $34, after taking into consideration these anti-dilution provisions, the parties would amend the warrant agreement to provide for a $34 warrant exercise price.

Amended and Restated Shareholders Agreement

     In connection with financing the cash portion of the merger consideration, WCAS has committed to make an additional equity investment in NTELOS immediately prior to closing of the merger. In connection with WCAS' investment, NTELOS and WCAS would enter into an amended and restated shareholders agreement. The amended and restated shareholders agreement would provide, among other things:

     . WCAS would continue to limit its voting rights such that it would not vote shares representing more than 14.9% of the votes entitled to be cast by all holders of voting securities until such time as Federal Communications Commission regulations would permit full voting rights (the "Release Date"). Once that limitation could be lifted, WCAS would agree not to vote more than 37% of the votes entitled to be cast by all holders of voting securities even if it were to own more than 37% of the voting securities, except with respect to a transaction involving a change of control of NTELOS in which it would have full voting rights.

     . After closing of the merger but before the Release Date, the board of directors would be increased to 12 members. Following the Release Date, WCAS would have the right to appoint four members to the board of directors.

     . WCAS would have the right to representation on each committee of the NTELOS board of directors in proportion to WCAS' board of directors representation, except that WCAS would have one representative on the audit committee.

     . The bylaws of NTELOS would be amended to create a corporate development committee of up to seven members of the board of directors, with three members being appointed by WCAS, to evaluate the strategic direction of the company.

     . For as long as WCAS continued to own 35% of its original investment in the series B, series C, series E and series F preferred stock, it would have the right to approve:

               ..   any merger or sale of the company;

               ..   any entrance or exit of a material line of business;

               ..   the repurchase or redemption of any equity securities;

               ..   any transaction with affiliated parties;

               ..   a tender offer or exchange; or

               .. the dismissal or hiring of the chief executive officer or chief financial officer.

     . WCAS would have the right, with limited exceptions related to business combinations, public offerings, joint ventures and option grants to directors and employees, to participate in any future issuance of capital stock of NTELOS in order to preserve its pro-rata ownership interest in NTELOS.

                              NTELOS CAPITALIZATION

The following table sets forth NTELOS' capitalization as of June 30, 2001:

          .    on an actual basis; and

          . on a pro forma as adjusted basis, to give effect to the merger and the transactions contemplated thereby, including the financing.

You should read this table with the unaudited pro forma consolidated financial information and the unaudited financial statements and the notes thereto included in this joint proxy statement/prospectus.

                                                                            As of June 30, 2001
                                                                     ---------------------------------
                                                                                            Pro Forma
                                                                                           -----------
                                                                       Actual              As Adjusted
                                                                     -----------           -----------
                                                                     (in thousands, except share data)
                                                                              (unaudited)
Cash, restricted cash and advances:
   Cash and cash equivalents ......................................  $     3,136           $    62,163
   Restricted cash ................................................       53,355                53,355
                                                                     -----------           -----------
      Total cash, restricted cash and advances ....................       56,491               115,518
                                                                     ===========           ===========


Long-term debt:                                                          618,353               698,227
                                                                     -----------           -----------
Convertible redeemable preferred stock:
   Series B preferred stock, 112,500 shares issued and outstanding;
      12,500 shares issued and outstanding as adjusted ............      115,187                 5,824
   Series C preferred stock, 137,500 shares issued and outstanding;
      12,500 shares issued and outstanding as adjusted ............      141,095                12,695
   Series E preferred stock, no shares issued and outstanding;
      192,000 shares issued and outstanding as adjusted ...........            -               182,999
   Series F preferred stock, no shares issued and outstanding;
      225,000 shares issued and outstanding as adjusted ...........            -               163,992
                                                                     -----------           -----------
      Total redeemable convertible preferred stock ................      256,282               365,510
                                                                     -----------           -----------

Shareholders' equity:
   Common stock, no par value, 75,000,000 shares authorized;
      16,875,000 issued and outstanding; 24,580,000 pro forma as
      adjusted ....................................................      129,520               271,528
   Warrants to purchase common stock ..............................       22,874                29,955
   Retained earnings ..............................................       13,559                87,330
   Unrealized gain on securities' available for sale, net .........        7,681                 7,919
                                                                     -----------           -----------
      Total shareholders' equity ..................................      173,634               396,732
                                                                     -----------           -----------
         Total capitalization .....................................  $ 1,048,269           $ 1,460,469
                                                                     ===========           ===========

     The capitalization table was prepared assuming that the NTELOS common stock was valued at $18 per share, that Conestoga shareholders would elect to receive the maximum cash merger consideration and that such maximum cash merger consideration would be received in exchange for, 58% of the outstanding shares of Conestoga common stock.

          NTELOS UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The accompanying unaudited pro forma consolidated financial information has been derived by the application of pro forma adjustments to NTELOS' historical consolidated financial statements incorporated by reference in this joint proxy statement/prospectus. The pro forma statements provide for the inclusion of pro forma operating results of certain transactions that were consummated prior to the Conestoga transaction. These transactions are more fully described in the "Historical Transaction" section below. In addition, the pro forma adjustments give effect to the following proposed "Transactions" described under Current Transactions below:

Current Transactions

     . the merger with Conestoga. Consideration for this acquisition will consist of cash and the issuance of shares of NTELOS common stock. In accordance with the merger agreement, the maximum number of shares of Conestoga common stock for which cash will be received in the merger will be no more than 58% of the total outstanding shares. For purposes of preparing the pro forma consolidated financial information NTELOS has assumed the weighted average sales price and the closing price of NTELOS stock to be $18 per share and that Conestoga shareholders will elect to receive 58% of the consideration in cash. This merger will be accounted for using the purchase method of accounting. The pro forma financial information includes a sensitivity analysis assuming a range of cash consideration elections and NTELOS common share price at closing.

     . the conversion of outstanding Conestoga preferred stock into common stock.

     . the exchange of Conestoga stock options for NTELOS stock options in accordance with the merger agreement.

     . the settlement of certain liabilities associated with employment contracts.

     .    the sale of Conestoga's wireless PCS assets and operations.

     . the elimination of the historical amortization associated with Conestoga goodwill.

     . the sale of NTELOS' series E preferred stock to WCAS and the issuance of 1,000,000 warrants for gross proceeds of $192.0 million and the conversion of 100,000 and 125,000 shares of NTELOS' series B and series C preferred stock, respectively, held by WCAS to series F preferred stock. In addition, this conversion includes adjusting the conversion price, based on the contract terms, of the preferred stock as well as the exercise price of 444,444 warrants issued with the original series B preferred stock.

     . the payment of fees and expenses related to the Transactions, including transaction fees paid to WCAS.

Historical Transactions

     In addition, the pro forma consolidated statements of operations give effect to the following additional transactions. All of the following transactions were consummated in reporting periods prior to the execution of the Conestoga merger agreement, however, they have not been fully reflected in the historical statement of operations since the transactions occurred during the reporting period. These transactions are referred to in these pro forma consolidated financial data as "Historical Transactions":

     . the acquisition of Richmond-Norfolk PCS for cash of $408.6 million, NTELOS' 22% limited partnership interest in Virginia RSA 5 Cellular Limited Partnership, the analog assets and operations of Virginia RSA 6 Cellular Limited Partnership and the assumption of $20 million of lease obligations. This acquisition has been accounted for using the purchase method of accounting;

     . the issuance of 3.7 million shares of NTELOS common stock for 100% of the stock of R&B Communications. This merger has been accounted for using the purchase method of accounting;

     . the increase in NTELOS' common ownership in the West Virginia Alliance to 79.1%, and the subsequent consolidation (entity was previously accounted for on the equity method, the consolidation will be accounted for as a step transaction) concurrent with the merger, as R&B Communications owns approximately 34.3% of the common interests of the West Virginia Alliance;

     . the increase in NTELOS' common ownership interests in the Virginia Alliance has been accounted for as a step acquisition reflecting the change from 21% to 65% as of July 26, 2000 and subsequently was increased to 91% on February 13, 2001 due to:

          - NTELOS' proportionate funding of the Virginia Alliance's redemption of the series A preferred membership interests.

          - the conversion by NTELOS of its series B preferred membership interests in the Virginia Alliance into common interests.

          - the merger with R&B Communications, as R&B Communications owns approximately 20.8% of the common interests of the Virginia Alliance

     . the sale of the capital stock of CFW Information Services Inc., a provider of directory assistance services which was accounted for as a discontinued operation.

     . the adjustment to rental expense, depreciation expense and the amortization of deferred gain associated with the sale and leaseback of certain tower assets in 2000.

     . interest expense adjustment associated with the sale of $375 million of debt securities in a private placement and the closing of a new $325 million senior credit facility.

     . the sale of NTELOS' series B and series C preferred stock for gross proceeds of $250.0 million. The series B and C preferred stock have also be adjusted to reflect the aforementioned conversion of WCAS' ownership interest to series F preferred stock. The pro forma financial data include modification of the conversion price as a result of the anti-dilution provision of the contract and accretion of the warrants issued in connection with the series B preferred stock.

     . interest expense adjustment associated with the repayment of substantially all of NTELOS' existing indebtedness and that of the Alliances.

     .    the payment of fees and expenses related to the Historical
          Transactions

          NTELOS' unaudited pro forma consolidated balance sheet as of June 30, 2001 has been prepared as if the Transactions had occurred on that date. The unaudited pro forma consolidated statements of operations for the periods presented give effect to the Transactions and the Historical Transactions as if they had occurred January 1, 2000. The adjustments, which are based upon available information and upon certain assumptions that management believes are reasonable, are described in the accompanying notes. The allocation of these adjustments will be different and the difference may be material.

          The unaudited pro forma consolidated financial statements should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period.

          The unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto incorporated by reference in this joint proxy statement/prospectus.

                                                            NTELOS INC.
                                                  UNAUDITED PRO FORMA CONSOLIDATED
                                                            BALANCE SHEET
                                                         As of June 30, 2001
                                                           (in thousands)

                                                       NTELOS           Conestoga          Pro Forma             Pro Forma
                                                     Historical         Historical        Adjustments(a)        As Adjusted
                                                     ----------         ----------        -------------         -----------
ASSETS
Current assets
   Cash and cash equivalents ..............         $     3,136          $  15,920           $  43,107          $    62,163
   Restricted cash ........................              13,648                  -                   -               13,648
   Accounts receivable, net ...............              32,870             11,175                (434)              43,611
   Other receivables ......................                   -                316                   -                  316
   Inventories, materials and supplies ....               6,270              3,133                (435)               8,968
   Prepaid expenses and other .............               3,859              2,505                (237)               6,127
                                                    -----------          ---------           ---------          -----------
      Total current assets ................              59,783             33,049              42,001              134,833

Restricted cash ...........................              39,707                  -                   -               39,707
Securities and investments ................              40,759                491                   -               41,250
Advances to affiliates ....................               1,295                  -                   -                1,295

Property and equipment, net ...............             896,304            109,037             (30,028)             975,313

Other assets
   Cost in excess of net assets of business
      acquired ............................             100,768             42,788             229,049              372,605
   Other ..................................              49,146              6,889                   -               56,035
                                                    -----------          ---------           ---------          -----------
      Total other assets ..................             149,914             49,677             229,049              428,640
                                                    -----------          ---------           ---------          -----------
      Total assets ........................         $ 1,187,762          $ 192,254           $ 241,022          $ 1,621,038
                                                    ===========          =========           =========          ===========

LIABILITIES  AND
SHAREHOLDERS EQUITY
Current liabilities
   Accounts payable .......................         $    31,974          $   5,087           $    (553)         $    36,508
   Note payable ...........................                   -              6,500                   -                6,500
   Current portion of long-term debt and
      capital lease obligations ...........                   -              5,273                   -                5,273
   Other accrued liabilities ..............              41,895             10,512                (943)              51,464
                                                    -----------          ---------           ---------          -----------
      Total current liabilities ...........              73,869             27,372              (1,496)              99,745

Long-term debt ............................             618,353             65,341                   -              683,694
Capital lease obligations .................                   -              2,760                   -                2,760

Long-term liabilities
   Deferred income taxes ..................              12,202              4,184                 208               16,594
   Retirement benefits ....................              16,758              1,067                   -               17,825
   Other ..................................              36,386             11,617             (10,103)              37,900
                                                    -----------          ---------           ---------          -----------
      Total long-term liabilities .........              65,346             16,868              (9,895)              72,319
                                                    -----------          ---------           ---------          -----------

Minority interests ........................                 278                  -                   -                  278

Redeemable preferred stock ................                   -              8,981              (8,981)                   -
Series B redeemable preferred stock .......             115,187                  -            (109,363)               5,824
Series C redeemable preferred stock .......             141,095                  -            (128,400)              12,695
Series E redeemable preferred stock .......                   -                  -             182,999              182,999
Series F redeemable preferred stock .......                   -                  -             163,992              163,992
Shareholders' equity ......................             173,634             70,932             152,166              396,732
                                                    -----------          ---------           ---------          -----------
     Total liabilities and shareholders'
       equity .............................         $ 1,187,762          $ 192,254           $ 241,022          $ 1,621,038
                                                    ===========          =========           =========          ===========

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 (in thousands)

The pro forma financial data have been derived by the application of pro forma adjustments to the company's historical financial statements as of the date noted.

(a) Pro forma adjustments to the Unaudited Pro Forma Consolidated Balance Sheet are summarized in the following table (dollars in thousands) and are described in the notes that follow.


                                                                                      Disposition of   Preferred
                                                          Transaction                   Conestoga       Equity          Total
                                       Preferred Equity    Fees and   Acquisition of     Wireless     Amendments         Net
                                         Financing(1)     Expenses(2)  Conestoga(3)      Assets(4)       (5)         Adjustment
                                      ------------------------------------------------------------------------------------------
Cash and cash equivalents                 $  192,000      $  (1,920)   $  (203,034)     $  56,061      $       -     $  43,107
Accounts receivable, net                           -              -              -           (434)             -          (434)
Inventories, materials and supplies                -              -              -           (435)             -          (435)
Prepaid expenses and other                         -              -              -           (237)             -          (237)
Property and equipment, net                        -              -              -        (30,028)             -       (30,028)
Cost in excess of net assets of
    business acquired                              -              -        265,367        (36,318)             -       229,049
Accounts payable                                   -              -              -           (553)             -          (553)
Other accrued liabilities                          -              -              -           (943)             -          (943)
Deferred income taxes                              -              -              -            208              -           208
Other                                              -              -              -        (10,103)             -       (10,103)
Redeemable preferred stock                         -              -         (8,981)             -              -        (8,981)
Series B redeemable preferred stock                -              -              -              -       (109,363)     (109,363)
Series C redeemable preferred stock                -              -              -              -       (128,400)     (128,400)
Series E redeemable preferred stock          184,919         (1,920)             -              -              -       182,999
Series F redeemable preferred stock                -              -              -              -        163,992       163,992
Shareholders' equity                           7,081              -         71,314              -         73,771       152,166

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(1)   The adjustment relates to the new preferred stock offering as follows:

      The issuance of $192 million face value of series E preferred stock and 1,000,000 warrants for $192 million cash. The shares will have a stated value of $1,000 per share and will receive cumulative preferred dividends of 8.5% per annum on the accreted value and have a conversion price of $21.25. Based on Emerging Issues Task Force ("EITF") Issue No. 00-27, NTELOS calculated an effective conversion price of $20.25 per share therefore no beneficial conversion feature exists at issuance. Assuming that the maximum cash consideration is elected, a beneficial conversion feature will not be recognized unless the closing stock price exceeds $20.08 upon issuance. Proceeds from the issuance of the series E preferred stock will be as follows:

                                                            (in thousands)
      New preferred equity placements                          $   192,000
      Less: fair value of warrants                                   7,081
                                                               -----------
             Allocation to preferred equity                    $   184,919
                                                               ===========

(2) Represents the estimated cost to be incurred in issuing the new series E preferred stock, including fees paid to WCAS.

(3) Represents the merger with Conestoga for total consideration of approximately $330.2 million based on the assumed closing price of $18.00 per share. Conestoga shareholders may elect to receive their merger consideration in stock, cash or a combination of stock and cash, provided that the maximum cash consideration does not exceed 58% of the merger consideration. For purposes of preparing the pro forma financial data NTELOS has assumed that Conestoga shareholders would elect to receive the maximum cash consideration available. For purposes of calculating the number of NTELOS shares to be issued in the merger, NTELOS assumed the 20 day weighted average of the company's stock price would be $18.00 per share at closing. The actual number of shares to be issued and cash consideration to be provided in the merger will be based on the individual shareholder's election and the twenty day weighted average of the per share sales price ending two days prior to the effective date of the merger. The following represents the adjustment to common and preferred equity and the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired.


                                                            (in thousands)
      Fair value of the merger consideration                   $   330,232
      Fair value of Conestoga stock options                          3,548
      Less:  Conestoga net assets                                   79,913
                                                               -----------
                                                                   253,867

      Employment contract settlement                                 1,500
      Transaction expenses                                          10,000
                                                               -----------
         Net adjustment to goodwill                            $   265,367
                                                               ===========

The net adjustment to common equity results from the issuance of new NTELOS common equity and the elimination of historical Conestoga equity as follows:

                                                            (in thousands)
      NTELOS stock to be issued                                $   138,698
      Stock options                                                  3,548
      Less: Conestoga common equity                                 70,932
                                                               -----------
                                                               $    71,314
                                                               ===========


NTELOS has assumed that Conestoga's preferred stock will be converted to Conestoga common stock prior to consummation of the merger.

      The Conestoga stock options outstanding at the effective date will become fully vested. All option holders will receive fully vested NTELOS options based on the conversion ratio in effect at the close of the transaction. The employment contract settlement payments are change of control benefits provided to certain Conestoga employees based on their employment agreements and are to be paid by NTELOS.

      NTELOS has preliminarily allocated the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser subsequent to close, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values, the fair value of identifiable intangible assets, including FCC licenses, intellectual property, and residual goodwill. These pro forma statements provide for the accounting treatment of the merger and related transactions to be in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets".

(4) Represents the disposition of the wireless assets and operations of Conestoga Wireless Company to VoiceStream Wireless Corporation for $60.0 million projected to close concurrently with the Conestoga acquisition. The net adjustment includes the cash proceeds of $60.0 million, less cash taxes of $3.9 million and the elimination of the historical assets and liabilities of the wireless operations including cost in excess of net assets of business acquired attributable to the wireless operations as follows:

                                                            (in thousands)
      Cash proceeds                                              $  60,000
      Net book value of assets sold -
        after Conestoga purchase accounting                        (19,743)
      Cash taxes on gain                                            (3,939)
                                                                 ---------
           Net adjustment to goodwill                            $  36,318
                                                                 =========

(5) Represents the conversion of 100,000 and 125,000 shares of series B and series C preferred stock, respectively, to series F preferred stock. In connection with WCAS' purchase of NTELOS' series E preferred stock, NTELOS agreed to modify certain terms related to their investment in NTELOS' series B and series C preferred stock. The modifications include changing the dividend rate to 7% per annum on the accreted value, establishing a maximum $34 per share conversion price for all anti-dilution adjustments at the date of issuance, and other administrative provisions more fully described in this registration statement. The terms of the series F preferred stock are substantially the economic equivalent of the terms of the series B and series C preferred stock combined.

      In addition, as a result of the issuance of common stock to Conestoga shareholders and the placement of the series E preferred stock to WCAS, the conversion price for all outstanding preferred stock and the 500,000 warrants issued to the series B preferred stock holders was adjusted based on the anti-dilution clause maintained in the preferred stock Certificates of Designation. The issuance of the redeemable convertible securities will be accounted for in accordance with EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Feature or Contingent Adjustable Conversion Ratios" and EITF No. 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments". The total value associated with the beneficial conversion features will be deducted from the related preferred stock and accredited to net income available to common shareholders through the redemption date. The value attributable to the individual series is as follows:

                                                            (in thousands)
      Series B preferred stock                                 $     3,600
      Series C preferred stock                                       3,506
      Series F preferred stock                                      66,665
                                                               -----------
         Total                                                 $    73,771
                                                               ===========

(6) All Historical Transactions have been fully reflected in the NTELOS balance sheet as of June 30, 2001 since all Historical Transactions occurred prior to June 30, 2001.

                                   NTELOS INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      for the Year Ended December 31, 2000
                    (in thousands, except per share amounts)

                                                                                              Current Transaction
                                                                                            -----------------------
                                                                 Historical       NTELOS                 Conestoga
                                   NTELOS        NTELOS          Pro Forma      Pro Forma    Conestoga   Pro Forma       Pro Forma
                                 Historical  Acquisitions/(1)/  Adjustments    As Adjusted  Historical  Adjustments     As Adjusted
                                 ----------  -----------------  -----------    -----------  ----------  -----------     -----------
Operating revenues:
  Wireless communications ....... $  50,218          $  57,216    $ (8,650) (a) $   98,784     $ 4,685    $ (4,685) (i)  $   98,784
  Wireline communications .......    59,877             16,464            -         76,341      74,306            -         150,647
  Other communications services .     3,424              1,081            -          4,505       8,597            -          13,102
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
                                    113,519             74,761      (8,650)        179,630      87,588      (4,685)         262,533
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
Operating expenses:
  Cost of goods sold ............    18,657             22,999      (3,669) (a)     37,987           -                       37,987
  Maintenance and support .......    31,177             24,745      (1,468) (a)     54,454      36,046      (5,404) (i)      85,096
  Depreciation and amortization .    34,865             18,362       12,378 (b)     65,605      16,734      (5,675) (f)(i)   76,664
  Asset impairment charge .......     5,625                  -            -          5,625           -            -           5,625
  Customer operations ...........    31,992             28,046            -         60,038      25,749      (3,990)          81,797
  Corporate operations ..........    11,441             10,626            -         22,067           -          760 (g)      22,827
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
                                    133,757            104,778        7,241        245,776      78,529     (14,309)         309,996
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
Operating income (loss) .........  (20,238)           (30,017)     (15,891)       (66,146)       9,059        9,624        (47,463)

Other income (expenses):
  Interest expense, net .........  (24,437)           (12,821)     (33,781) (c)   (71,039)     (4,270)            -        (75,309)
  Net equity income (loss)
   from PCS and other
   wireless investees ...........  (12,259)           (15,196)       27,865 (d)        410       (339)            -              71
  Gain (loss) on sale of assets .    62,616                194     (62,616) (a)        194       2,118            -           2,312
  Other income (expense) ........   (6,536)              (715)        8,440 (e)      1,189       (171)            -           1,018
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
                                     19,384           (28,538)     (60,092)       (69,246)     (2,662)            -        (71,908)
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
(Loss) income from continuing
 operations before income taxes
  and minority interest .........     (854)           (58,555)     (75,983)      (135,392)       6,397        9,624       (119,371)

Income taxes (benefit) ..........       201            (3,992)     (44,935) (j)   (48,726)       3,283        3,743 (j)    (41,700)
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
(Loss) income from continuing
 operations before minority
 interests ......................   (1,055)           (54,563)     (31,048)       (86,666)       3,114        5,881        (77,671)
Minority interests ..............     1,638                  -            -          1,638           -            -           1,638
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
Net income (loss) from
 continuing operations ..........       583           (54,563)     (31,048)       (85,028)       3,114        5,881        (76,033)
Dividend requirements on
 preferred stock ................     8,168                  -            -          8,168           -       33,156 (h)      41,324
                                  ---------          ---------    ---------     ----------     -------    ---------      ----------
Net (loss) from continuing
 operations applicable to
 common shares .................. $ (7,585)          $(54,563)    $(31,048)     $ (93,196)     $ 3,114    $(27,275)      $(117,357)
                                  =========          =========    =========     ==========     =======    =========      ==========

Net loss per common share -
 basic and diluted ..............                                                                                        $   (4.79)
                                                                                                                         ==========

Average shares outstanding -
 basic and diluted ..............                                                                                            24,511

Other Data
  EBITDA (k) ....................    20,252           (11,655)      (3,513)          5,084      25,793        3,949          34,826
  Depreciation and amortization .    34,865             18,362       12,378         65,605      16,734      (5,675)          76,664
  Interest expense paid or
   payable in cash ..............    31,407             13,231       33,781         78,419       4,976            -          83,395
Cash flows provided (used in):
  Operating activities ..........    10,838           (20,195)     (37,294)       (46,651)      18,234        3,949        (24,468)
  Investing activities .......... (623,364)            (6,569)            -      (629,933)    (25,577)        8,195       (647,315)
  Financing activities ..........   613,965             27,322            -        641,287      10,365      (8,195)         643,457

(1) See accompanying Schedule 1, which provides summarized historical Statement of Operations data related to the Historical Transactions that were consummated prior to the Conestoga transaction but were completed within the reporting period covered by these pro forma statements.

                                   NTELOS INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                     for the Six Months Ended June 30, 2001
                    (in thousands, except per share amounts)

                                                                                               Current Transaction
                                                                                             -----------------------
                                                                  Historical       NTELOS                 Conestoga
                                     NTELOS         NTELOS         Pro Forma     Pro Forma   Conestoga    Pro Forma     Pro Forma
                                   Historical  Acquisitions/(1)/  Adjustments   As Adjusted  Historical  Adjustments   As Adjusted
                                   ----------  -----------------  -----------   -----------  ----------  -----------   -----------
Operating revenues:
  Wireless communications ......... $  55,596           $  2,468            -     $  58,064     $ 3,465     $(3,465) (i)  $ 58,064
  Wireline communications .........    41,757              2,699            -        44,456      37,405            -        81,861
  Other communications services ...     4,728                  -            -         4,728       4,505            -         9,233
                                    ---------           --------       ------     ---------     -------     --------     ---------
                                      102,081              5,167            -       107,248      45,375      (3,465)       149,158
                                    ---------           --------       ------     ---------     -------     --------     ---------
Operating expenses:
  Cost of goods sold ..............    22,726              1,388            -        24,114           -            -        24,114
  Maintenance and support .........    29,760              1,881            -        31,641      22,146      (3,435) (i)    50,352
  Depreciation and amortization ...    33,809                916          426 (b)    35,151       8,874      (2,912)        41,113
  Customer operations .............    30,752              1,506            -        32,258       8,475      (1,645)        39,088
  Corporate operations ............     9,742                495            -        10,237           -           92 (g)    10,329
                                    ---------           --------       ------     ---------     -------     --------     ---------
                                      126,789              6,186          426       133,401      39,495      (7,900)       164,996
                                    ---------           --------       ------     ---------     -------     --------     ---------
Operating income (loss) ...........  (24,708)            (1,019)        (426)      (26,153)       5,880        4,435      (15,838)
Other income (expenses):
  Interest expense, net ...........  (33,432)            (1,157)            -      (34,589)     (2,595)            -      (37,184)
  Net equity income (loss) from
   PCS and other wireless
   investees ......................   (1,286)            (1,803)        3,089 (d)         -        (21)            -          (21)
                                    ---------           --------       ------     ---------     -------     --------     ---------
                                     (34,718)            (2,960)        3,089      (34,589)     (2,616)            -      (37,205)
                                    ---------           --------       ------     ---------     -------     --------     ---------
Income (loss) from continuing
 operations before income
 taxes and minority interest ......  (59,426)            (3,979)        2,663      (60,742)       3,264        4,435      (53,043)
Income taxes ......................  (21,636)              (511)          613 (j)  (21,534)       1,727        1,725 (j)  (18,082)
                                    ---------           --------       ------     ---------     -------     --------     ---------
Income (loss) from continuing
 operations before minority
 interests ........................  (37,790)            (3,468)        2,050      (39,208)       1,537        2,710      (34,961)
Minority interests ................     3,058                  -            -         3,058           -            -         3,058
                                    ---------           --------       ------     ---------     -------     --------     ---------
Income (loss) from continuing
 operations .......................  (34,732)            (3,468)        2,050      (36,150)       1,537        2,710      (31,903)
Dividend requirements on
 preferred stock ..................     9,377                  -            -         9,377           -       12,439 (h)    21,816
                                    ---------           --------       ------     ---------     -------     --------     ---------
Net income (loss) from
 continuing operations
 applicable to common shares ...... $(44,109)           $(3,468)       $2,050     $(45,527)     $ 1,537     $(9,729)     $(53,719)
                                    =========           ========       ======     =========     =======     ========     =========

Net loss per common share -
 basic and diluted ................                                                                                      $  (2.19)
                                                                                                                         =========

Average shares outstanding -
 basic and diluted ................                                                                                         24,562

Other Data:
  EBITDA (k) ......................     9,101              (103)            -         8,998      14,754        1,523        25,275
  Depreciation and amortization ...    33,809                916          426        35,151       8,874      (2,912)        41,113
  Interest expense paid or
   payable in cash ................    37,447              1,157            -        38,604       2,813            -        81,178
Cash flows provided (used in):
  Operating activities ............  (13,359)                130          426      (12,803)       5,405        1,615       (5,783)
  Investing activities ............  (38,875)            (4,986)            -      (43,861)       4,467     (14,476)      (53,870)
  Financing activities ............    53,733              3,949            -        57,682         519      (2,853)        55,348

(1) See accompanying Schedule 1, which provides summarized historical Statement of Operations data related to the Historical Transactions that were consummated prior to the Conestoga transaction but were completed within the reporting period covered by these pro forma statements.

                                   NTELOS Inc.

                       Statement of Operations Schedule 1

     The following schedule provides summarized historical Statement of Operations data related to the Historical Transactions that were consummated prior to the Conestoga transaction but were completed within the reporting period covered by these pro forma statements. The information provided is for the reporting period closing as of the transaction closing date for transactions consummated within a calendar year or as of the calendar year end if not completed prior to end of the reporting year. Operating results for the period after the effective closing date are included in the historical Consolidated Statement of Operations of NTELOS:


                             Statement of Operations
                                 (in thousands)
                         For the Period Ended as of the
                                 Date Indicated



                                                              Richmond -
                                                R&B           Norfolk PCS       VA Alliance         WV Alliance        NTELOS
                                         December 31, 2000   July 26, 2000     July 26, 2000     December 31, 2000  Acquisition
                                         -----------------   -------------     -------------     -----------------  ------------
Operating revenues:
  Wireless communications                      $ 1,279           $30,812          $ 11,902            $ 13,223        $ 57,216
  Wireline communications                       16,464                 -                 -                   -          16,464
  Other communication services                   1,081                 -                 -                   -           1,081
                                               -------           -------          --------            --------        --------
                                                18,824            30,812            11,902              13,223          74,761
                                               -------           -------          --------            --------        --------

Operating expenses:
  Cost of goods sold                                 -             8,505             5,419               9,075          22,999
  Maintenance and support                        6,304             7,402             4,392               6,647          24,745
  Depreciation and amortization                  3,506             8,079             4,461               2,316          18,362
  Customer operations                            2,432            12,560             5,520               7,534          28,046
  Corporate operations                           3,174             3,291             2,031               2,130          10,626
                                               -------           -------          --------            --------        --------
                                                15,416            39,837            21,823              27,702         104,778
                                               -------           -------          --------            --------        --------

Operating income (loss)                          3,408            (9,025)           (9,921)            (14,479)        (30,017)

Other income (expenses):
  Interest expense, net                            (29)             (806)           (7,770)             (4,216)        (12,821)
  Net equity income (loss) from PCS
   and other wireless investees                (15,196)                -                 -                   -         (15,196)
  Gain (loss) on sale of assets                    194                 -                 -                   -             194
  Other income (expense)                             -               (44)                -                (671)           (715)
                                               -------           -------          --------            --------        --------
                                               (15,031)             (850)           (7,770)             (4,887)        (28,538)
                                               -------           -------          --------            --------        --------
Loss from continuing operations before
 income taxes and minority interest            (11,623)           (9,875)          (17,691)            (19,366)        (58,555)

Income taxes (benefit)                          (3,992)                -                 -                   -          (3,992)
                                               -------           -------          --------            --------        --------
Loss from continuing operations
 applicable to common shares/members           $(7,631)          $(9,875)         $(17,691)           $(19,366)       $(54,563)
                                               =======           =======          ========            ========        ========

                             Statement of Operations
                                 (in thousands)
                  For the Period Ended as of the Date Indicated


                                                       R&B               WV Alliance          NTELOS
                                                February 13, 2001     February 13, 2001    Acquisitions
                                                -----------------     -----------------    ------------
Operating revenues:
     Wireless communications                          $     -              $ 2,468            $ 2,468
     Wireline communications                            2,699                    -              2,699
                                                      -------              -------            -------
                                                        2,699                2,468              5,167
                                                      -------              -------            -------
Operating expenses:
     Cost of goods sold                                     -                1,388              1,388
     Maintenance and support                              981                  900              1,881
     Depreciation and amortization                        479                  437                916
     Customer operations                                  417                1,089              1,506
     Corporate operations                                 117                  378                495
                                                      -------              -------            -------
                                                        1,994                4,192              6,186
                                                      -------              -------            -------

Operating (loss) income                                   705               (1,724)            (1,019)

Other income (expenses):
     Interest expense, net                                 (2)              (1,155)            (1,157)
     Net equity loss from PCS and other
      wireless investees                               (1,803)                   -             (1,803)
                                                      -------              -------            -------
                                                       (1,805)              (1,155)            (2,960)
                                                      -------              -------            -------
Loss from continuing operations before income
   taxes and minority interest                         (1,100)              (2,879)            (3,979)

Income taxes (benefit)                                   (511)                   -               (511)
                                                      -------              -------            -------
Loss from continuing operations applicable to
  common shares/members                               $  (589)             $(2,879)           $(3,468)
                                                      =======              =======            =======

                                   NTELOS Inc.
                       Statement of Operations Schedule 2
                    (in thousands, except per share amounts)

       The following schedule provides a sensitivity analysis that demonstrates the effect on average shares outstanding, net income (loss) available to common shares and earnings per share (basic) of changes to the assumed 20 day average value of NTELOS stock as of the effective date of closing coupled with the results of individual Conestoga shareholder merger consideration elections:


                         No Cash Consideration             25% Cash Consideration
                               Elected                            Elected
                     ----------------------------      ------------------------------
   Assumed Value
     of NTELOS       Average      Net                  Average       Net
       Stock          Shares     Loss        EPS        Shares      Loss        EPS
  --------------     ----------------------------      ------------------------------
For the year ended December 31, 2000

     $ 16.00         35,152    $(104,142)  $(2.96)      30,996   $(109,725)   $(3.54)

     $ 18.00         35,152     (103,762)   (2.95)      30,566    (110,008)    (3.60)

     $ 20.00         33,318     (102,552)   (3.08)      29,190    (109,638)    (3.76)

     $ 22.00         31,817     (101,520)   (3.19)      28,064    (109,975)    (3.92)

     $ 24.00         30,566     (100,641)   (3.29)      27,126    (110,729)    (4.08)

For the six months ended June 30, 2001

     $ 16.00         35,203      (47,021)   (1.34)      31,047     (49,791)    (1.61)

     $ 18.00         35,203      (46,760)   (1.33)      30,617     (49,907)    (1.63)

     $ 20.00         33,369      (45,976)   (1.38)      29,241     (49,676)    (1.70)

     $ 22.00         31,868      (45,348)   (1.42)      28,115     (49,908)    (1.78)

     $ 24.00         30,617      (44,834)   (1.46)      27,177     (50,475)    (1.86)



                         45% Cash Consideration             58% Cash Consideration
                               Elected                            Elected
                     ----------------------------      ------------------------------
   Assumed Value
     of NTELOS       Average      Net                  Average       Net
       Stock          Shares     Loss        EPS        Shares      Loss        EPS
  --------------     ----------------------------      ------------------------------
For the year ended December 31, 2000

     $ 16.00         27,464    $(113,823)  $(4.14)      25,070   $(116,627)   $(4.65)

     $ 18.00         26,896     (114,297)   (4.25)      24,511    (117,358)    (4.79)

     $ 20.00         25,887     (114,055)   (4.41)      23,741    (117,221)    (4.94)

     $ 22.00         25,062     (115,462)   (4.61)      23,110    (119,032)    (5.15)

     $ 24.00         24,374     (116,941)   (4.80)      22,585    (120,985)    (5.36)

For the six months ended June 30, 2001

     $ 16.00         27,515      (51,867)   (1.89)      25,121     (53,325)    (2.12)

     $ 18.00         26,947      (52,101)   (1.93)      24,562     (53,719)    (2.19)

     $ 20.00         25,938      (51,970)   (2.00)      23,792     (53,652)    (2.26)

     $ 22.00         25,113      (52,793)   (2.10)      23,161     (54,691)    (2.36)

     $ 24.00         24,425      (53,726)   (2.20)      22,636     (55,881)    (2.47)


         NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS

     Pro Forma adjustments associated with Historical Transactions.

     (a) The pro forma adjustments to revenue, cost of goods sold and operating expenses represent (i) the elimination of operating results associated with the disposition of the analog assets and operations of RSA 6, (ii) the elimination of certain intercompany revenues and expenses between combining companies, and (iii) incremental rent expense associated with the sale of certain tower assets which occurred in 2000 and the subsequent leaseback of such tower assets.

     (b) The pro forma adjustment to depreciation and amortization expense reflects (i) the elimination of historical depreciation expense associated with the sale of certain tower assets which occurred in 2000, the disposition of RSA 6 and related gain, and (ii) application of purchase accounting to R&B Communications, Richmond-Norfolk PCS and the Alliances.

                                                                            Year Ended          Six Months Ended
                                                                        December 31, 2000         June 30, 2001
                                                                        -----------------         -------------
                                                                                      (in thousands)
         Historical depreciation elimination:
           Tower asset sales                                                 $   (928)                $     -
           RSA6                                                                  (207)                      -
                                                                             --------                 -------
                                                                             $ (1,135)                $     -
                                                                             --------                 -------

         Purchase accounting (1):
           R&B Communications                                                $  3,235                 $   399
           Richmond-Norfolk PCS                                                 9,752                       -
           Alliances                                                              526                      27
                                                                             --------                 -------
                                                                             $ 13,513                 $   426
                                                                             --------                 -------

           Total depreciation and amortization expense adjustment            $ 12,378                 $   426
                                                                             ========                 =======


           (1) The merger with R&B, the acquisition of Richmond-Norfolk PCS and the consolidation of the Alliances have been accounted for as purchases. Under purchase accounting, the total purchase cost was allocated to the assets acquired and liabilities assumed, based on valuations and other studies, as of the date of acquisition.

     (c) Represents the pro forma adjustment to interest expense for the senior credit facility, senior notes, retained indebtedness, amortization of debt discount for issuance of warrants and amortization of related debt issuance costs less the historical interest expense on debt repaid.

         A 0.125% increase or decrease in the assumed interest rate applicable to the senior credit facility and senior notes would change the pro forma interest expense and income before taxes by $657,000 for the year ended December 31, 2000 and $328,000 for the six months ended June 30, 2001.

     (d) Represents the elimination of the equity losses related to the Alliances, previously recorded by NTELOS and R&B Communications. After the transactions were completed, NTELOS took effective control of the Alliances. As such, the Alliances' income statements have been consolidated with NTELOS.

     (e) Represents (i) rental income earned on the excluded assets from the disposition of the directory assistance operations, and (ii) amortization of the deferred gain from the sale and leaseback of certain tower assets.

     Pro Forma adjustments associated with the Conestoga acquisition and preferred equity placements.

     (f) Represents the elimination of goodwill amortization associated with Conestoga acquisitions consummated in prior periods. These statements provide for the accounting treatment of the merger and related transactions to be in accordance with SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". In July 2001, the Financial Accounting Standards Board issued SFAS No. 141 and SFAS No. 142. SFAS

     No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of the purchase method of accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. NTELOS has preliminarily allocated the excess of the estimated purchase price over the estimated fair value of the net identifiable assets acquired as goodwill. The final allocation of the excess purchase price over net identifiable assets, to be determined by an independent appraiser subsequent to the closing, will include, if applicable, recognition of adjustments of the tangible assets and liabilities to their fair values and the fair value of the identifiable intangible assets, including FCC licenses, intellectual property and residual goodwill.

     SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment on an annual basis. Since the company is not able to adopt SFAS No. 142 until January 1, 2002, the NTELOS historical pro forma financial information is not adjusted for the impact of the new accounting rules. The company has not evaluated the impact SFAS No. 142 to determine what the impact will be on their financial statements.

 (g) Represents the recognition of retention compensation attributable to certain Conestoga employees that is scheduled to be earned and paid during the 24 month period following the merger date.

 (h) Represents the 8.5% per annum dividend on the series B preferred stock and the 5.5% per annum dividend on the series C preferred stock which both accrete semi-annually, the 7.0% per annum dividend on the series F preferred stock, the 8.5% per annum dividend on the series E preferred stock plus the accretion of the discount related to the 500,000 series B warrants and 1,000,000 series E warrants and transactions expenses related to the preferred equity placements. See "Certain Transactions" section for further explanation. Preferred Stock dividends also include amortization of the beneficial conversion and contingent conversion features associated with the series B, series C, andseries F in the following amounts:

                                                                            Year Ended           Six Months Ended
                                                                        December 31, 2000          June 30, 2001
                                                                        -----------------          -------------
                                                                                      (in thousands)
        Beneficial conversion feature accretion                           $    5,382                $    2,795
                                                                          ==========                ==========

 (i) Represents the elimination of operating results of Conestoga Wireless. The assets and operations of this segment are expected to be sold to VoiceStream Wireless Corporation pursuant to an Asset Purchase Agreement dated as of August 20, 2001.

                                                                            Year Ended           Six Months Ended
                                                                        December 31, 2000          June 30, 2001
                                                                        -----------------          -------------
                                                                                      (in thousands)
        Service revenue                                                   $    3,910                $   2,978
        Equipment and other revenue                                              775                      487
        Maintenance and support                                                5,404                    3,435
        Customer operations                                                    3,990                    1,645
        Depreciation and amortization                                          3,965                    2,222

        Cash flows from investing activities                                   8,195                  (14,476)
        Cash flows from financing activities                                  (8,195)                  (2,853)

     The following table presents the elimination of the operating results of Conestoga Wireless from the historical consolidated operating results of Conestoga. The pro forma operating results should not be considered indicative of actual results that would have been achieved had the disposition been consummated for the periods indicated and do not purport to indicate results of operations for any future period.

                                                                            Year Ended           Six Months Ended
                                                                        December 31, 2000          June 30, 2001
                                                                        -----------------         --------------
                                                                                      (in thousands)
        Service revenue                                                   $   75,081               $   37,892
        Equipment and other revenue                                            7,822                    4,018
        Maintenance and support                                              (30,642)                 (18,711)


        Customer operations                                                  (21,759)                 (6,830)
        Depreciation and amortization                                        (12,769)                 (6,652)
                                                                          -----------             -----------
           Operating income                                              $    17,733              $    9,717
                                                                         ===========              ==========

(j) Represents the tax effect of the pro-forma adjustments and the consolidation of the Alliances, Richmond-Norfolk PCS, and the disposition of Conestoga Wireless operations and assets.

(k) EBITDA is defined, for any period, as earnings before income taxes and minority interest, interest expense, interest income, depreciation and amortization, gain (loss) on sale of fixed assets, net equity income/loss from investees and asset impairment charge. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA should not be considered as an alternative to net income as a measure of the company's operating results or to cash flow as a measure of liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be strictly comparable to other similarly titled measures of other companies.

      Pro forma EBITDA is calculated as follows:
                                                                                  Year Ended            Six Months Ended
                                                                              December 31, 2000          June 30, 2001
                                                                              -----------------          -------------
    Pro forma loss before income taxes and minority interest                    $ (119,371)               $ (53, 043)

    Adjustments:
           Other (income) / expense                                                 (1,018)                        -
           Gain on sale of fixed assets                                             (2,312)                        -
           Net equity income from other wireless investees                             (71)                       21
           Interest expense, net                                                    75,309                    37,184
           Asset impairment charge                                                   5,625                         -
           Depreciation and amortization                                            76,664                    41,113
                                                                                ----------                ----------
    Pro Forma EBITDA                                                            $   34,826                $   25,275
                                                                                ==========                ==========

                       DESCRIPTION OF NTELOS CAPITAL STOCK

     This summary of the material characteristics of NTELOS' capital stock is qualified in all respects by reference to the NTELOS Articles of Incorporation and bylaws. Each of NTELOS' Articles of Incorporation and bylaws are incorporated by reference in this joint proxy statement/prospectus.

General

     Our authorized equity capitalization is 76,000,000 shares of stock, consisting of 1,000,000 shares of preferred stock, no par value per share, and 75,000,000 shares of common stock, no par value per share. Neither the holders of the common stock nor of the preferred stock, currently outstanding or hereafter authorized, will be entitled to any preemptive or other subscription rights.

Common Stock

     As of June 30, 2001, there were 16,874,469 shares of our common stock outstanding held by approximately [3,508] holders of record. Also, as of June 30, 2001, we had reserved for issuance 10,200,293 shares of our common stock as follows: 1,304,000 shares reserved for issuance upon exercise of warrants; 2,709,861 shares of common stock reserved for issuance upon the exercise of options or awards granted or available for grant to employees, officers, directors and consultants under NTELOS equity incentive plans; and approximately 6,186,432 shares of common stock reserved for issuance under our outstanding convertible preferred stock.

     Holders of common stock are entitled to receive dividends when, as and if declared by the board, out of funds legally available therefor. The terms of our outstanding indebtedness restrict our ability to declare or pay dividends. Dividends on outstanding shares of our preferred stock are required to be paid in full before payment of any dividends on our common stock. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in assets available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of outstanding preferred stock.

     The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the voting rights, if any, of each series of our preferred stock that is outstanding. Our articles of incorporation and bylaws contain no restrictions on the repurchase or redemption of the common stock. All the outstanding shares of common stock are fully paid, legally issued and nonassessable.

Preferred Stock

     As of June 30, 2001, there were 250,000 shares of our preferred stock outstanding, held by approximately 20 holders of record. Of the 250,000 shares of our preferred stock, 112,500 shares of series B preferred stock are issued and outstanding and 137,500 shares of series C preferred stock are issued and outstanding. Additionally, 100,000 shares of series A junior preferred stock have been authorized and reserved for issuance in connection with the preferred shares purchase rights described below.

     We have entered into a shareholders agreement with the holders of our series B preferred stock and series C preferred stock, dated as of July 11, 2000 and amended and restated as of October 23, 2000. The shareholders agreement defines certain rights with respect to our preferred stock, as described below.

     Our issued and outstanding preferred shares rank prior to the common stock as to dividends and as to distributions in the event of our liquidation, dissolution or winding up. The ability of the board to issue preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting powers of holders of our common stock and, under various circumstances, may discourage an attempt by others to gain control of NTELOS.

     Series B Preferred Stock

     As of June 30, 2001, there were 112,500 outstanding shares of our series B preferred stock. If the merger is consummated, only 12,500 shares of series B preferred stock would be outstanding. As of June 30, 2001, as a result of dividends being added to the stated value, the accreted value of the series B preferred stock is $1,084.34 per share.

     Stated Value. The series B preferred stock has a stated value of $1,000 per share.

     Dividend Rights. Upon declaration by our board of directors, each holder of series B preferred stock is entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series B preferred stock accrue at the annual rate of 8.5% per annum of the stated value per share. If dividends are not paid in cash, they will be added to the stated value of the series B preferred stock semi-annually.

     Conversion Rights. Each holder of series B preferred stock has the right, at any time and at the holder's option, to convert any or all outstanding shares of series B preferred stock into shares of our common stock at a conversion rate equal to its stated value plus any accrued dividends divided by $41.00. The conversion rate is subject to adjustment under the terms of the series B preferred stock anti-dilution protections as described in the following paragraph. The issuance of NTELOS capital stock in connection with the merger will result in a decrease in the conversion price in accordance with these amended anti-dilution provisions. The conversion price of the warrants issued in connection with the issuance of the series B preferred stock will also be reduced in accordance with the amended anti-dilution provisions of the series B preferred stock.

     Anti-Dilution Protection. The series B preferred stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances of our common stock below the then effective conversion price.

     Rank. The series B preferred stock ranks equally with our series C preferred stock and prior to the common shares and any of our other equity securities.

     Voting Rights. The holders of series B preferred stock are entitled to vote with the holders of the common stock on an as-converted basis. Under the terms of the shareholders agreement, WCAS has agreed with us not to vote shares representing more than 14.9% of the votes entitled to be cast by all holders of voting securities until such time as Federal Communications Commission regulations would permit full voting rights, which at the earliest would be April 28, 2002. WCAS has granted an affiliate of Morgan Stanley a proxy to cast WCAS' votes in excess of 14.9%; provided, however, Morgan Stanley's affiliate may not cast an aggregate number of votes that exceeds 9.9% of the votes entitled to be cast by all holders of our stock on a particular matter. Shares owned by WCAS that represent more than 14.9% of the votes entitled to be cast that are not voted by Morgan Stanley's affiliate pursuant to this proxy, will be voted proportionally with the shares held by our common shareholders who are not affiliated with us.

     Board Representation. For so long as at least 45,000 shares of series B preferred stock are held by WCAS and Morgan Stanley, then the majority of the outstanding shares of series B preferred stock held by WCAS and Morgan Stanley are entitled to elect in the aggregate two of our directors. WCAS has agreed with us to elect only one director until such time as Federal Communication Commission regulations would permit WCAS to control the election of more than 14.9% of our directors. Morgan Stanley's affiliate has agreed not to nominate any director to our board. For so long as the holders of series B preferred stock are entitled to nominate at least one member to our board, at least one director so elected will be appointed to each committee of the board. As long as the holders of series B preferred stock are entitled to nominate members to our board, unless the holders otherwise agree, the board shall be no larger than 11 directors.

     Liquidation Preference. Each share of series B preferred stock has a liquidation preference equal to the greater of its stated value plus all accrued dividends, whether or not these dividends are earned or declared, or the amount that would have been payable with respect to the number of shares of common stock into which a share of series B preferred stock was convertible immediately before such date.

     Put/Conversion Rights. Holders of a majority of series B preferred stock may require us to purchase all outstanding shares of series B preferred stock at a price per share equal to the stated value of the series B preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after October 26, 2010.

     Change of Control. Upon a change of control, each holder of series B preferred stock may require us to convert its series B shares into cash, our common stock or a combination of cash and our common stock, with a value equal to 101% of the liquidation value of the series B preferred stock.

     Veto Rights. For so long as the series B preferred stock remains outstanding:

          . consent of all holders of the series B preferred stock is required for any action that alters or changes the rights, preferences or privileges of the series B preferred stock; and

          . consent of the holders of at least a majority of the series B preferred stock is required for any action that:

                    . increases or decreases the authorized number of series B preferred stock;

                    . amends or waives any provision of our Articles of Incorporation or bylaws that adversely affects the series B preferred stock;

                    . authorizes the issuance of any additional shares of series B preferred stock or of any equity security that is equal with or with a priority or preference to the series B preferred stock; or

                    . redeems or repurchases for cash any of our common stock or other subordinate capital stock.

Series C Preferred Stock

     As of June 30, 2001, there were 137,500 outstanding shares of our series C preferred stock. If the merger is consummated, only 12,500 shares of series C preferred stock would be outstanding. As of June 30, 2001, as a result of dividends being added to the stated value, the accreted value of the series C preferred stock is $1,048.85 per share.

     Stated Value. The series C preferred stock has a stated value of $1,000 per share.

     Dividend Rights. Upon declaration by our board of directors, each holder of series C preferred stock is entitled to receive, in respect of each dividend period, cumulative dividends out of funds legally available for the payment of dividends. Dividends on the series C preferred stock accrue at the annual rate of 5.5% of its stated value. If dividends are not paid in cash, they will be added to the stated value of the series C preferred stock semi-annually.

     Conversion Rights. Each holder of series C preferred stock has the right, at any time and at such holder's option, to convert any or all outstanding shares of series C preferred stock into shares of our common stock at a conversion rate equal to its stated value plus any accrued dividends divided by $45.00. The conversion rate is subject to adjustment under the terms of the series C preferred stock anti-dilution protections as described in the following paragraph. The issuance of NTELOS capital stock in connection with the merger will result in a decrease in the conversion price in accordance with these amended anti-dilution provisions.

     Anti-Dilution Protection. The series C preferred stock has standard weighted average anti-dilution protection, which reduces the conversion price on a weighted average basis for issuances of our common stock below the then effective conversion price.

     Rank. The series C preferred stock ranks equally with our series B preferred stock and prior to the common shares and any of our other equity securities.

     Voting Rights. The holders of series C preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. Under the terms of the shareholders agreement, WCAS has agreed with us not to vote shares representing more than 14.9% of the votes entitled to be cast by all holders of voting securities until such time as Federal Communications Commission regulations would permit full voting rights. WCAS has granted an affiliate of Morgan Stanley a proxy to cast WCAS' votes in excess of 14.9%; provided, however, Morgan Stanley's affiliate may not cast an aggregate number of votes that exceeds 9.9% of the votes entitled to be cast by all holders of our stock on a particular matter. Shares owned by WCAS that represent more than 14.9% of the votes entitled to be cast that are not voted by Morgan Stanley's affiliate pursuant to this proxy, will be voted proportionally with the shares held by our common shareholders.

     Liquidation Preference. Each share of series C preferred stock has a liquidation preference equal to the greater of its stated value plus all accrued dividends, whether or not the dividends are earned or declared, or the amount that would have been payable with respect to the number of shares of common stock into which a share of series C preferred stock was convertible immediately before such date.

     Put/Conversion Rights. Holders of a majority of series C preferred stock may require us to purchase all outstanding shares of series C preferred stock at a price per share equal to the stated value of the series C preferred stock as of the purchase date plus all dividends accrued to such date at any time on or after October 26, 2010.

     Change of Control. Upon a change of control, each holder of series C preferred stock may require us to convert its shares into cash, our common stock or a combination of cash and our common stock, with a value equal to 101% of the liquidation value of the series C preferred stock.

     Veto Rights. For so long as the series C preferred stock remains outstanding:

          . consent of all holders of the series C preferred stock is required for any action that alters or changes the rights, preferences or privileges of the series C preferred stock; and

          . consent of the holders of at least a majority of the series C preferred stock is required for any action that:

                    . increases or decreases the authorized number of series C preferred stock;

                    . amends or waives any provision of our Articles of Incorporation or bylaws that adversely affects the series C preferred stock;

                    . authorizes the issuance of any additional shares of series C preferred stock or of any equity security that is equal with or with a priority or preference to the series C preferred stock; or

                    . redeems or repurchases for cash any of our common stock or other subordinate capital stock of NTELOS.

     Preferred Share Purchase Rights

     In February 2000, we distributed as a dividend one preferred share purchase right, referred to in this particular section as a right, for each outstanding share of common stock. Each right entitles its holder to buy one one-thousandth of a share of NTELOS' series A junior preferred stock at an exercise price of $162.00, subject to adjustment. The rights will become exercisable only if a person or group acquires or announces a tender offer for 15% or more of the outstanding shares of our common stock. When exercisable, we may issue a share of common stock in exchange for each right other than those held by such person or group. If a person or group acquires 15% or more of our outstanding common stock, each right will entitle the holder, other than the acquiring person, upon payment of the exercise price, to acquire series A junior preferred stock or, at our option, common stock, having a value equal to twice the right's exercise price. If we are acquired in a merger or other business combination or if 50% of our assets or earnings power is sold or transferred, each right will entitle the holder, other than the acquiring person, to purchase common stock of the surviving company having a market value equal to twice the exercise price of the right. The rights will expire on February 26, 2010, and may be redeemed by us at any time before the tenth day after an announcement that a 15% position has been acquired, unless this time period has been extended by our board of directors.

     Until a person or group acquires or announces a tender offer for 15% or more of the common stock:

          . the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates;

          . any common stock certificates issued will contain a notation incorporating the rights agreement by reference; and

          . the surrender for transfer of any certificate for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificates.

     Rights may not be transferred, directly or indirectly, to any person or group that has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock, or to any affiliate or associate of any such person (including subsequent transferees). Any right that is the subject of a purported transfer to any such person will be null and void.

     This description of the terms of the rights does not purport to be complete and is qualified in its entirety by reference to the terms of the rights agreement, dated as of February 26, 2000, between NTELOS and Registrar and Transfer Company, as rights agent, as amended by Amendment No. 1, dated July 11, 2000. The rights agreement is incorporated herein by reference. See "Where To Find More Information" on page 2.

     The rights may have various anti-takeover effects. The rights will cause substantial dilution to a person or group that acquires 15% or more of the outstanding shares of our common stock if various events thereafter occur without the rights having been redeemed. However, the rights should not interfere with any merger or other business combination approved by our board and shareholders because the rights are redeemable under various circumstances.

     Additionally, under Amendment No. 1 to the rights agreement, neither WCAS nor any person to whom WCAS is permitted to transfer our common stock is deemed an acquiring person as long as it complies with the standstill provisions of the shareholders' agreement and beneficially owns only that capital stock provided for in:

          .    the terms of the series B preferred stock;

          .    the terms of the series C preferred stock;

          .    the warrants issued to WCAS; and

          . any other of our equity securities that could be acquired from us by WCAS or a WCAS permitted transferee in connection with WCAS' commitment to provide debt financing to NTELOS.

Provisions of NTELOS' Articles and Bylaws

     Our articles of incorporation and bylaws contain provisions which may have the effect of delaying or preventing a change in control of NTELOS. Our articles of incorporation and bylaws provide:

          . for division of the board of directors into three classes, with one class elected each year to serve a three-year term;

          . that directors may be removed only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote (provided that directors designated by holders of NTELOS preferred stock may be removed by such holders);

          . that a vacancy on the board shall be filled by the remaining directors; and

          . that the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions.

     Our articles of incorporation and bylaws also provide that, subject to the rights of holders of any series of preferred stock, special meetings of shareholders may be called only by the Chairman of the board, the President or a majority of the total number of directors which the board would have if there were no vacancies, and may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the board.

Virginia Stock Corporation Act

     The Virginia Stock Corporation Act contains provisions governing "affiliated transactions" and "control share acquisitions." These provisions only apply to corporations with 300 or more shareholders. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and an interested shareholder, which is any holder of more than 10% of any class of its outstanding voting shares, by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder, or any reclassification, including reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

     For three years following the time that an interested shareholder becomes an owner of 10% of the outstanding voting shares, a Virginia corporation cannot engage in an affiliated transaction with such interested shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the interested shareholder, and majority approval of the "disinterested directors." A disinterested director means, with respect to a particular interested shareholder, a member of the corporation's board of directors who was
(i) a member on the date on which an interested shareholder became an interested shareholder and (ii) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the board. After the expiration of the three-year period, the statute requires approval of the affiliated transactions by two-thirds of the voting shares other than those beneficially owned by the interested shareholder.

     The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's disinterested directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the interested shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

     None of these limitations and special voting requirements applies to a transaction with an interested shareholder whose acquisition of shares making such person an interested shareholder was approved by a majority of the Virginia corporation's disinterested directors.

     These provisions were designed to deter various takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any interested shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the affiliated transactions provisions shall not apply to the corporation. NTELOS has not opted out of the affiliated transactions provisions.

     Virginia law also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the Virginia corporation. This provision empowers an acquiring person to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

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                       COMPARISON OF SHAREHOLDERS' RIGHTS

     NTELOS is incorporated under the laws of the Commonwealth of Virginia and, therefore, is governed by Virginia law. Conestoga is incorporated under the laws of the Commonwealth of Pennsylvania and, therefore, is governed by Pennsylvania law. Conestoga shareholders, whose rights are currently governed by Pennsylvania law and the Conestoga Articles of Incorporation and bylaws, will, on completion of the merger, become shareholders of NTELOS, and their rights as such will be governed by Virginia law and NTELOS' Articles of Incorporation and bylaws and various statutes in Virginia that only apply to corporations with 300 or more shareholders.

     Described below are the material differences between the rights of Conestoga shareholders under Pennsylvania law, and Conestoga's Articles of Incorporation and bylaws, and NTELOS shareholders under Virginia law and NTELOS' Articles of Incorporation and bylaws. The description below summarizes the material differences that may affect the rights of shareholders of Conestoga and NTELOS but does not purport to be a complete statement of all such differences. Conestoga shareholders should read the relevant provisions of the laws and documents discussed below, including the NTELOS Articles of Incorporation and bylaws which are incorporated by reference in this joint proxy statement/prospectus.

Authorized Capital

     Conestoga. Conestoga has a total of 200,900,000 authorized shares of capital stock, consisting of 2,000,000 shares of common stock and 900,000 shares of preferred stock.

     NTELOS. NTELOS has a total of 76,000,000 authorized shares of capital stock, consisting of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock, 100,000 shares of which have been designated as series A junior participating preferred stock, 112,500 shares of which have been designated as series B preferred stock, and 137,500 shares of which have been designated as series C preferred stock.

Special Meetings of Shareholders

     Special meetings of Conestoga's shareholders may be called by (i) the president, (ii) the board of directors, or (iii) the holders of not less than 20% of all outstanding shares of Conestoga entitled to vote at such meeting, provided such request specifies the purpose of the meeting. No business other than that stated in the notice of meeting may be acted upon at a Conestoga special shareholders' meeting.

     Under Virginia law, unless provided in the articles of incorporation or bylaws of the corporation, the shareholders of a corporation do not have a right to call a special meeting of shareholders. The Conestoga bylaws provide that a special meeting of the shareholders may be called for any purpose at any time by the President or the Board of Directors. The NTELOS bylaws provide that a special meeting of the shareholders may be called for any purpose at any time by the Chairman or by a majority of the board of directors.

Shareholder Meetings

     Conestoga.

          . With respect to all matters on which shareholders are entitled to vote (excluding the election of directors), holders of Conestoga common stock are entitled to one vote per share. Except for the election of directors, in general, any action to be taken by vote of the Conestoga shareholders will be effective upon the affirmative vote of a majority of the votes cast at a shareholders meeting.

          . Pennsylvania corporation law provides that any shareholder is entitled to cumulate his or her votes in the election of directors unless the Articles of Incorporation provide otherwise. Conestoga's Articles do not prohibit cumulative voting. Therefore, holders of Conestoga common stock are entitled to cumulate their votes for the election of directors. In an election of directors under cumulative voting, each share of stock

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

               normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all of his or her votes for a single candidate or may allocate them among as many candidates as the shareholder may chose.

          . Except as required by law or as described below, holders of Conestoga $3.42 Series A Preferred Shares have no voting rights. If Conestoga fails to pay dividends in an amount equal to three full semi-annual dividends or fails to redeem Conestoga $3.42 Series A Preferred Shares when required, holders of Conestoga $3.42 Series A Preferred Shares, voting as a class together with any other Conestoga preferred shareholders having a similar right, will be entitled to elect two directors to the Conestoga Board. Holders of Conestoga $3.42 Series A Preferred Shares also have voting rights in limited circumstances where Conestoga desires to take specified corporate actions that may be adverse to the rights and preferences of the Conestoga $3.42 Series A Preferred Shares. Where any such voting rights apply, each Conestoga Preferred Share will have one vote (or fraction thereof) for each $10 (or fraction thereof) of liquidation preference of such shares.

     NTELOS. On any issue to be determined at any meeting of shareholders:

          . each NTELOS common shareholder receives one vote for each share of common stock owned by such shareholder, and each holder of preferred stock receives the number of votes equal to the number of shares of common stock that the holder would have received if the holder had converted the preferred stock into common stock immediately before the vote; provided however, WCAS, the majority holder of the series B and series C preferred stock, has agreed with NTELOS not to vote more than 14.9% of the votes entitled to be cast by all holders of voting securities. WCAS has granted an affiliate of Morgan Stanley, the other holder of the series B and series C preferred stock, a proxy to cast WCAS' votes in excess of 14.9%, except that Morgan Stanley's affiliate will not vote more than 9.9% of the votes entitled to be cast. Shares for which a proxy has not been granted will be voted in the same proportion as the other shareholders of NTELOS vote on any matter. This voting restriction will terminate at such time as Federal Communications Commission regulations would permit WCAS to have full voting rights.

          . each share of NTELOS' series A junior participating preferred stock entitles its holder to 1,000 votes on all matters submitted to a vote of NTELOS shareholders, subject to adjustment upon various diluting events. NTELOS' series A junior participating preferred stock may only be issued upon the exercise of a right granted to common shareholders. For a description of the terms of NTELOS' series A junior participating preferred stock, see "Preferred Share Purchase Rights" on page [__]; and

          . holders of NTELOS preferred stock vote together with the holders of common stock, including in the election of directors. The holders of the preferred stock vote together as a single voting group on various matters, including, but not limited to, the redemption, creation or change in the rights of any series of preferred stock.

     The NTELOS Articles of Incorporation do not provide for cumulative voting. In all elections of directors, directors are elected by an affirmative vote of the holders of plurality of the shares entitled to vote in the election of directors at a meeting at which a quorum exists. The holders of the series B preferred stock have the right to appoint two members of NTELOS' board. WCAS, the majority holder of the series B preferred stock, has agreed with NTELOS not to appoint more than 14.9% of the directors until such time as the Federal Communication Commission regulations would permit WCAS to control the election of more than 14.9% of our directors. Except as specifically provided in the NTELOS Articles of Incorporation, bylaws or Virginia law, other actions requiring shareholder approval generally need the vote of a majority of shares represented at a meeting and entitled to vote at a meeting at which a quorum exists for approval.

Advance Notice of Nominations of Directors

     Conestoga. Conestoga's bylaws provide that any shareholder who desires to become a director of Conestoga must give notice to the secretary of the corporation in writing at least 15 days prior to the annual meeting in order to have his or her name placed on the ballot. Each director must be a shareholder of Conestoga.

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     NTELOS. NTELOS shareholders can nominate candidates for the NTELOS board of directors at an annual or special meeting if the shareholders follow the advance notice provisions contained in the NTELOS bylaws. The NTELOS bylaws require a shareholder nomination to be in writing and delivered to the Secretary of NTELOS not later than 60 days before the date of meeting of shareholders at which directors are to be elected. The shareholder nomination must provide the specific information about the candidate and the shareholder described in the NTELOS bylaws. If a shareholder does not comply with the applicable provisions described in the NTELOS bylaws for nomination of a candidate for director, the chairman of the board of directors shall have the power and duty to declare that the nomination was not made in accordance with the NTELOS bylaws and that such defective proposal shall be disregarded.

Merger

     Conestoga. Pursuant to Pennsylvania corporation law, a plan of merger or consolidation generally must be adopted by the affirmative vote of a majority of the votes cast of each of the domestic corporations that is a party to the merger or consolidation and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class to vote. The sale, lease, exchange or other disposition of all, or substantially all the property and assets, with or without the goodwill, of a corporation, must be made only pursuant to a plan of asset transfer which is approved in the same manner. Conestoga's Articles do not require any greater shareholder approval than is required by Pennsylvania corporation law.

     NTELOS. The Articles of Incorporation of NTELOS, unless the board of directors otherwise provides, require only an affirmative vote of not less than a majority of the votes cast by each class or series of stock entitled to vote on the merger at a meeting at which a quorum of such class or series exists. NTELOS' Articles of Incorporation provide for separate class or series voting in the event of a merger. Accordingly, the merger with Conestoga requires an affirmative vote of a majority of the votes cast by holders of outstanding shares of NTELOS common stock, series B preferred stock and series C preferred stock, voting together as a single voting group, at the special meeting where a quorum exists.

Anti-takeover Statutes

     As a Pennsylvania business corporation and a corporation registered under the Securities Exchange Act of 1934, Conestoga is subject to, and may take advantage of the protections of, the antitakeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended. These antitakeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

     . a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

     . a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

     . a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

     . a provision permitting a corporation to adopt a shareholders rights plan;

     . a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

     . a provision requiring a person who acquires "control shares", which are described in the previous sentence, to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter.

     Corporations may elect to "opt out" of any or all of these antitakeover provisions of the Pennsylvania corporate law. Conestoga has not elected to opt out of any of the protections provided by these antitakeover statutes.

     NTELOS is subject to Virginia anti-takeover statutes related to affiliated transactions and control share acquisitions which apply to Virginia corporations with more than 300 shareholders. See "Description of NTELOS Capital Stock --Virginia Stock Corporation Act" on page [__] for a description of the provisions of such anti-takeover statutes.

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Amendments to Articles

     Conestoga. Because Conestoga is a registered corporation, under Pennsylvania corporation law, Conestoga shareholders are not entitled to propose amendments to the Conestoga Articles, and all amendments must first be approved by the Conestoga Board of Directors. Except for the general requirement that charter amendments affecting any particular class or series of stock be approved by the affected class or series, proposed amendments to the Conestoga Articles require shareholder approval by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.

     NTELOS. Except with respect to the matters set forth below, the NTELOS Articles of Incorporation may be amended by no less than a majority of the votes cast by each class or series of stock entitled to vote on the merger at a meeting which a quorum of such class or series exists. Under NTELOS' Articles of Incorporation, the board of directors, without shareholder approval, may determine the preferences, limitations and relative rights of any class of shares of preferred stock before the issuance of such class, or of one or more series within a class of preferred stock before the issuance of any such series. Additionally, the NTELOS Articles of Incorporation require that amendments to the NTELOS articles amending, altering or repealing the portions of NTELOS' articles relating to the election and removal of directors must be approved by either (1) the affirmative vote of more than two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors or (2) a majority of various directors of NTELOS and the holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Amendments to Bylaws

     Conestoga. The Conestoga bylaws may be amended at any regular or special meeting of the Conestoga shareholders by a majority vote of all the shares represented and entitled to vote at the meeting.

     NTELOS. The NTELOS bylaws provide that, unless prohibited by NTELOS' Articles of Incorporation, the NTELOS bylaws may be amended by NTELOS' board of directors. NTELOS shareholders have the ability to repeal, amend, alter or rescind any bylaws and to enact bylaws which, if expressly so provided, may not be amended, altered or repealed by the director.

Transfer Restrictions

     Conestoga and NTELOS. Each of the Conestoga and NTELOS Articles of Incorporation do not establish transfer restrictions on the original issuance or transfer of shares of Conestoga common stock or NTELOS common stock, as the case may be.

     Conestoga. All Conestoga shares are freely transferable subject to the requirements of Rule 144.

     NTELOS. All shares of NTELOS common stock to be distributed to shareholders of Conestoga in the merger will be freely transferable, except for various restrictions applicable to "affiliates" of Conestoga. Shares of NTELOS common stock received by persons who are deemed to be affiliates of Conestoga may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of Conestoga generally include certain officers, directors and significant shareholders of Conestoga. The merger agreement requires Conestoga to cause each of its affiliates to execute a written agreement to the effect that such persons will not sell or dispose of any of the shares of NTELOS common stock issued to them in the merger unless the sale or disposition of such shares has been registered under the Securities Act, conforms with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.

Shareholder Action by Written Consent

     Conestoga. Under Pennsylvania corporation law, unless otherwise restricted in the corporation's bylaws, any action required or permitted to be taken at a meeting of the shareholders or class of shareholders of a corporation may be taken without a meeting of the shareholders if, prior or subsequent to the action, a consent or consents to the action by all the shareholders who would be entitled to vote at a meeting for such purpose are filed with the secretary of the corporation. Conestoga's bylaws do not contain any restrictions on Conestoga shareholders' ability to act by unanimous written consent.

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     NTELOS. Under Virginia law, any action required to be taken or that may be taken at any annual or special meeting of NTELOS, may be taken by written consent without a meeting. The written consent must be signed by all of the shareholders entitled to vote on the action.

Board of Directors

     Conestoga. Under Pennsylvania corporation law, a corporation is permitted to adopt a classified board. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. If the board is classified, each class must be as nearly equal in number as possible, the term of office of at least one class must expire in each year and the members of a class must not be elected for a period longer than four years. Conestoga's bylaws provide for a classified board of directors with three classes of directors. Each class of directors is elected to serve for a three year term. Conestoga currently has nine (9) directors.

     Under Pennsylvania corporation law, unless otherwise provided in a bylaw adopted by the shareholders, any director or the entire board of directors of a corporation may be removed, with or without cause, if the removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. The Conestoga bylaws provide that Conestoga directors may only be removed for cause by shareholder vote.

     The Conestoga bylaws provide that vacancies occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, even if the number of remaining directors constitutes less than a quorum. Any director so chosen will serve only the unexpired portion of the term of the vacating director.

     NTELOS. The NTELOS board currently consists of 11 directors, including one vacancy, who are divided into three classes having staggered terms of office. NTELOS' Articles of Incorporation and bylaws provide that the board of directors may not be increased by more than two during any 12-month period except by the affirmative vote of the holders of more than two-thirds of the outstanding shares of all classes or series of NTELOS' stock entitled to vote generally in the election of directors. Successors to the class of NTELOS directors whose terms expire stand for reelection at each annual meeting for a term expiring at the third succeeding annual meeting. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Under NTELOS' Articles of Incorporation, bylaws and Virginia law, vacancies, whether by resignation, death or removal or because of an increase in the size of the board, may be filled by an affirmative vote of a majority of the remaining members of the board of directors even if less than a quorum. A director elected to fill a vacancy will serve until the next shareholders' meeting at which directors are elected. NTELOS' Articles of Incorporation and bylaws provide that directors may be removed with or without cause by the vote of more than two-thirds of the outstanding shares of all classes or series of NTELOS' stock entitled to vote generally in the election of directors.

Shareholder Agreements

     Conestoga. Conestoga does not have a shareholder agreement.

     NTELOS. NTELOS is a party to an amended and restated shareholders agreement with holders of its preferred stock. This agreement will be further amended in connection with obtaining the financing of the merger to provide these shareholders with additional rights with respect to, among other things, board representation and the approval of material transactions. See "Issuance of NTELOS Capital Stock in Connection with the Merger --Amended and Restated Shareholders Agreement" on page [__].

Limitation of Director Liability

     Conestoga. Conestoga's bylaws provide that the directors will not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions, however, do not apply to the responsibility or liability of a director under any criminal statute or the liability of a director for the payment of taxes.

     NTELOS. The Articles of Incorporation of NTELOS contain provisions that limit the liability of the directors and officers of NTELOS as permitted under Virginia law. The provisions eliminate the liability of the NTELOS directors and officers to NTELOS and its shareholders for monetary damages for negligent or grossly negligent acts or omissions in their

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capacity as directors or officers. The provisions in the Articles of
Incorporation of NTELOS do not, however, eliminate or limit the liability of a director or officer resulting from such person's willful misconduct or knowing violation of the criminal law and a knowing violation of any federal or state securities law.

     Under the Articles of Incorporation of NTELOS, any amendment or repeal of the applicable provisions in the Articles of Incorporation of NTELOS will not affect the limitation of liability of directors and officers with respect to such persons' actions before such amendment or repeal.

Indemnification of Directors, Officers and Employees

     Conestoga. Under Pennsylvania corporation law, other than an action brought by or in the right of the corporation, indemnification is available if it is determined that the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or on behalf of the corporation, indemnification is limited to expenses actually and reasonably incurred and is permitted only if the director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company. The corporation may not indemnify any director, officer, employee or agent from any claim, issue or matter as to which the director, officer, employee or agent is determined to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that, despite the determination of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for his or her expenses. If any director, officer, employee or agent is successful in defending any action, suit or proceeding, the corporation must indemnify him or her against expenses actually and reasonably incurred in connection with the action. Pennsylvania corporation law grants a corporation's board authority, beyond the power described above, to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to Pennsylvania corporation law, the Conestoga bylaws provided for broad indemnification of directors, officers and other agents of the corporation.

     NTELOS. Virginia law permits a corporation to provide indemnification of reasonable expenses for officers, directors, employees or agents of the corporation (or any such person serving in such capacities for another entity at the request of the corporation) who are parties or are threatened to be made parties to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses, judgments, fines and amounts paid in settlement that are actually and reasonably incurred. Indemnification is permitted in all instances, except indemnity against willful misconduct or knowing violation of the criminal law. NTELOS Articles of Incorporation provide for the indemnification of liabilities of each person incurred by reason of serving as a director, officer, employee or agent or by reason of serving as a director, officer, trustee, or in some similar capacity, of another corporation in all instances. Virginia law does not permit indemnification in the following circumstances:

          . proceedings by and in the right of the corporation, in which the director is determined to be liable to the corporation; and

          . transactions from which a director received an improper personal benefit.

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                              DESCRIPTION OF NTELOS

Overview

     We are a regional integrated communications provider offering a broad range of wireless and wireline products and services to business and residential customers in Virginia, West Virginia, Kentucky, Tennessee and North Carolina. We own our digital PCS licenses, fiber optic network, switches and routers, which enable us to offer our customers end- to-end connectivity in many of the regions we serve. Our facilities-based approach allows us to control service quality and generate operating efficiencies. As of June 30, 2001, we had approximately 198,700 wireless subscribers, approximately 51,900 installed ILEC access lines and 26,500 CLEC access lines.

     We are significantly expanding the geographic region that we serve and focusing our growth efforts on our core communications services, primarily digital PCS services, local telephone services, Internet access, including dedicated, high-speed DSL and dial-up services and high-speed data transmission. During 2000 and 2001, we increased our assets from $219 million to over $1 billion and grew our core services and subscriber base from 132,800 to 344,200 customers. We significantly increased the size of our wireline network to 740 sites in Virginia and West Virginia and more than tripled the number of PCS subscribers to 198,700. Through mergers, acquisitions and purchases, our PCS license area grew to 11 million people in eight contiguous mid-Atlantic states.

     Our business encompasses both wireless and wireline communications services:

     Wireless. Our wireless business consists primarily of digital PCS services, which we offer in Virginia, West Virginia, North Carolina and Kentucky. Our PCS network utilizes digital CDMA technology, which provides high bandwidth capacity at comparatively low cost and can be upgraded to support enhanced capabilities. We believe that the combination of our CDMA technology, our bandwidth capacity and the LMDS and MMDS wireless spectrum that we own positions us to capitalize on opportunities in the growing wireless data market. As of June 30, 2001, we owned licenses covering approximately 10.3 million pops (after giving effect to the pending sale of licenses in the Kingsport-Johnson City, TN BTA) and provided PCS services to approximately 198,700 subscribers.

     Wireline. We provide ILEC and CLEC services in Virginia, West Virginia and Tennessee. As an ILEC, we own and operate a 104-year-old local telephone company. As of June 30, 2001, our ILEC had approximately 51,900 residential and business access lines installed. As a CLEC, we serve nine markets in three states and intend to continue our expansion into contiguous and other nearby markets. Since commencing CLEC operations in mid-1998, we have grown our number of installed business access lines to approximately 26,500, as of June 30, 2001. In addition, we provide wireline Internet access through a local presence in Virginia, West Virginia, Tennessee and North Carolina. We offer high-speed data services, such as dedicated service and DSL, and dial-up services in a growing number of markets within these four states. As of June 30, 2001, our Internet customer base totaled approximately 64,800 dial-up subscribers and 2,300 DSL subscribers.

     Our wireless and wireline businesses are supported by our fiber optic network, which currently includes 1,500 route-miles. This network gives us the ability to originate, transport and terminate much of our customers' communications traffic in many of our service markets. We also use our network to back-haul communications traffic for our retail services and to serve as a carrier's carrier, providing transport services to third parties for long distance, Internet and private network services. Our fiber optic network is connected to and marketed with adjacent fiber optic networks in the mid-Atlantic region.

     We are a Virginia corporation with principal executive offices located at 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. Our telephone number is
(540) 946-3500, and our Web site is http://www.ntelos.com. The information on our Web site is not incorporated by reference into this prospectus. Our common stock is traded through the facilities of the Nasdaq Stock Market under the symbol "NTLO."

Directors and Executive Officers

     Our executive officers are elected annually by the board of directors and serve until their successors are duly elected and qualified. Under the terms of the series B preferred stock and the securities purchase agreement relating to the issuance and sale of the series B preferred stock, WCAS has designated Anthony J. deNicola as its board representative.

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               Set forth below are the names, ages and positions of our
          directors and executive officers.

        Name                         Age                Position
        ----                         ---                --------

        James S. Quarforth ........   46   Chief Executive Officer and Director
        J. Allen Layman ...........   49   Chairman of the Board and President
        Carl A. Rosberg ...........   48   Executive Vice President, Chief Operating Officer and Director
        David R. Maccarelli .......   49   Senior Vice President--Operations and Engineering
        Michael B. Moneymaker .....   43   Senior Vice President and Chief Financial Officer, Treasurer and Secretary
        Don Marie Persing .........   49   Senior Vice President
        Warren C. Catlett .........   42   Senior Vice President--Corporate Development
        Charles A. Richardson .....   49   Senior Vice President--Wireless Operations
        Mary McDermott ............   46   Senior Vice President--Legal and Regulatory Affairs
        Phyllis H. Arnold .........   52   Director
        Anthony J. deNicola .......   36   Director
        William W. Gibbs, V .......   60   Director
        A. William Hammil .........   53   Director
        John B. Mitchell, Sr. .....   60   Director
        John N. Neff ..............   49   Director
        John B. Williamson, III ...   46   Director

               Our board of directors is comprised of three classes. The members of each class are elected annually to serve staggered three-year terms as follows:

               . Class I directors include Messrs. de Nicola, Hamill and
                 Rosberg, who have been elected to serve until 2004;

               . Class II directors include Messrs. Mitchell, Williamson and
                 Quarforth, who have been elected to serve until 2002; and

               . Class III directors include Ms. Arnold and Messrs. Neff, Layman and Gibbs, who have been elected to serve until 2003.

          James S. Quarforth has been a director of NTELOS since 1987. Mr. Quarforth has been Chief Executive Officer of NTELOS and its subsidiaries since May 1, 1999. Mr. Quarforth served as President and Chief Executive Officer from May 1, 1990 to May 1, 1999 and Chairman of the Board from May 1, 1999 to February 13, 2001. Mr. Quarforth is also a director of Virginia Financial Corporation, Staunton, Virginia.

          J. Allen Layman has been a director and Chairman of the Board of NTELOS since February 13, 2001. Mr. Layman is President of NTELOS. Prior to our merger with R&B Communications, Mr. Layman was Chief Executive Officer and a director of R&B Communications. Mr. Layman serves as a director for RGC Resources, Inc., MPHASE Technologies, Inc. and the Bank of Fincastle.

          Carl A. Rosberg has been a director of NTELOS since 1992. Mr. Rosberg is currently the Executive Vice President and Chief Operating Officer of NTELOS and its subsidiaries. Mr. Rosberg served as President and Chief Operating Officer from May 1, 1999 to February 13, 2001 and Senior Vice President from May 1, 1990 to May 1, 1999.

          David R. Maccarelli became Senior Vice President and Chief Technology Officer in February 2001. From July 1999 to February 2001 he served as Senior Vice President - Operations & Engineering. From January 1994 to June 1999 he served as Senior Vice President. From January 1993 to December 1993, he served as Vice President - Network Services. From June 1974 to December 1992 he held numerous leadership positions with Bell Atlantic. These positions encompassed operations, engineering, regulatory and business development.

          Michael B. Moneymaker became Senior Vice President and Chief Financial Officer, Treasurer and Secretary in April 2000. From January 1999 to April 2000 he served as Vice President and Chief Financial Officer, Treasurer and Secretary. From October 1995 to December 1998 he served as Vice President of Finance. Previously, he was a Senior Manager for Ernst and Young from October 1989 until October 1995.

     Don Marie Persing became Senior Vice President in January 1999. From May 1998 to December 1998 she served as Vice President - Human Resources. From December 1995 to March 1998, she was employed by PrimeCo Personal Communications as Vice President of Customer Care. From June 1974 to January 1994, she held numerous leadership positions with AT&T. These positions encompassed customer care, directory assistance, human resources, network engineering, software development and large project management. From August 1994 to November 1995, she served as operations manager for CFW's directory assistance operation.

     Charles A. Richardson became Senior Vice President-Wireline Operations in February 2001. Previously, he served as Senior Vice President of R&B Communications from October 1998 to January 2001 and as Vice President-Network Services from January 1990 to September 1998.

     Mary McDermott became Senior Vice President of Legal and Regulatory Affairs on August 31, 2001. From March 2000 to August 3, 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. On April 2, 2001, Pathnet Telecommunications, Inc. filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. From April 1998 to March 2000 she served as Senior Vice President/Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998 she served as Vice President - Legal and Regulatory Affairs for the United States Telecom Association.

     Phyllis H. Arnold has been a director of NTELOS since 1999. Ms. Arnold has been Executive Vice President of BB&T (North Carolina) as well as President of BB&T's West Virginia operations since July 2000 when her previous employer, One Valley Bancorp, merged with BB&T. Between 1991 and the merger, Ms. Arnold was Executive Vice President and Chief Operating Officer of One Valley Bancorp.

     Anthony J. deNicola was appointed a director of NTELOS in July 2000. He has served as a managing member or general partner of the respective sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s and other associated investment partnerships since 1994. Previously he worked for William Blair & Co. for four years in the merchant banking area. He is a director of Centennial Communications, BTI Telecom Corp., Valor Telecommunications, LLC, Alliance Data Systems, Inc. and several private companies.

     William W. Gibbs, V has been a director of NTELOS since 1977. He has been President of Comprehensive Computer Consultants, Inc. since 1994.

     A. William Hamill was appointed a director of NTELOS in January 2001. Mr. Hamill has been Executive Vice President and Chief Financial Officer of United Dominion Realty Trust Inc., Richmond, Virginia since April 1999. Prior to joining United Dominion, Mr. Hamill served as Executive Vice President and Chief Financial Officer of Union Camp Corporation, Wayne, New Jersey, from June 1996 to April 1999 and as managing director of Corporate Finance with Morgan Stanley, New York, prior to June 1996.

     John B. Mitchell, Sr. has been a director of NTELOS since 1989. He has been President and Chairman of the Board of Hammond--Mitchell, Inc., a construction contractor since 1968.

     John N. Neff has been a director of NTELOS since 1995. He has been President and Chief Executive Officer of Nielsen Builders, Inc. since 1988.

     John B. Williamson, III has been a director of NTELOS since February 13, 2001. Mr. Williamson has been President and Chief Executive Officer and a director of RGC Resources, Inc., Roanoke, Virginia since February 1998. Prior to that time, Mr. Williamson was Vice President of RGC Resources. Mr. Williamson was a director of R&B Communications before our merger with R&B Communications.

     We expect that, following completion of the merger, Albert H. Kramer, who is currently President of Conestoga, will become a Senior Vice President of NTELOS. Mr. Kramer was appointed President of Conestoga in May, 1998. He has been employed by Conestoga since September, 1995, serving as Vice President, Finance and Administration from September, 1995, until August, 1997, and as Executive Vice President from August, 1997 until May, 1998. Prior to that he was employed by Denver and Ephrata Telephone Company for 11 years, serving as Chief Financial Officer during the last 5 years of his employment.

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

Principal Shareholders

     The following table presents information, as of June 30, 2001, regarding the beneficial ownership of our common stock by:

          . each person known to us to be a beneficial owner of five percent or more of our common stock;

          . each director;

          . each executive officer named under "--Directors and Executive
            Officers" on page [__]; and

          . all directors and executive officers as a group.

     Under Securities Exchange Commission rules, beneficial ownership of our common stock includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Unless otherwise indicated in the footnotes to this table, each of the beneficial owners named in the table has sole voting and investment power with respect to their shares of our common stock. Unless otherwise noted, the address for each of our directors and executive officers is c/o NTELOS Inc., 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980. As of June 30, 2001, we had 16,874,469 shares of common stock outstanding. For purposes of calculating the percentage of total voting power below, we have included in the number of outstanding shares of common stock 6,186,432 shares of common stock that may be acquired upon the conversion of our series B and series C preferred stock, which votes with our common stock on an as-converted basis.

                                                                     Number of Shares          Percentage of Total
Name and Address of Beneficial Owner                              Beneficially Owned (1)           Voting Power
------------------------------------                              ----------------------           ------------
Welsh, Carson, Anderson & Stowe (2)                                        5,864,492                     14.9%
John Hancock Financial Services, Inc. (3)                                  1,666,000                       7.2
James S. Quarforth (4)                                                       170,899                         *
Carl A. Rosberg (5)                                                          102,908                         *
Phyllis H. Arnold (6)                                                          4,149                         *
Anthony J. de Nicola (7)                                                      12,960                         *
William W. Gibbs, V (8)                                                      157,837                         *
A. William Hamill (9)                                                          5,424                         *
J. Allen Layman                                                              769,354                       3.3
John B. Mitchell, Sr. (10)                                                     9,740                         *
John N. Neff (11)                                                              6,586                         *
John B. Williamson (12)                                                        3,443                         *
Warren C. Catlett (13)                                                        24,023                         *
David R. Maccarelli (14)                                                      54,226                         *
Michael B. Moneymaker (15)                                                    37,475                         *
Don Marie Persing (16)                                                        13,303                         *
Charles Richardson                                                             2,213                         *
Mary McDermott                                                                     -                         -
All directors and executive officers as a group (16 persons)               1,374,540                       6.0

*   Less than one percent

(1) Includes shares held by spouses, children, trusts, and companies in which the director or officer owns a controlling interest and over which the director or officer has voting and investment power.

(2) Gives effect to the agreement of WCAS not to vote more than 14.9% of the votes entitled to be cast. Absent this agreement, WCAS would have the power to vote 25.4% of the votes entitled to be cast. Of these shares, Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. each own 2,675,210 shares beneficially and of record. 300,000 of the shares are owned beneficially and of record by WCAS Capital Partners III, L.P. and 214,072 of the shares are owned beneficially and of record by individuals who are members of the limited liability company that serves as the sole general partners of Welsh, Carson, Anderson & Stowe VIII and IX, L.P.s, including Mr. de Nicola and individuals employed by its investment advisor. Each of Welsh, Carson, Anderson &

     Stowe VIII L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. disclaim beneficial ownership of all shares except to the extent owned of record by them. The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and Welsh, Carson, Anderson & Stowe IX, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. An affiliate of Morgan Stanley has the right, by grant of a proxy from WCAS, to cast votes in excess of 14.9% of the outstanding votes that WCAS otherwise would be entitled to vote, except that Morgan Stanley's affiliate will not vote more than 9.9% of the votes entitled to be cast. Shares owned by WCAS that represent more than 14.9% of the votes entitled to be cast and that are not voted by Morgan Stanley's affiliate pursuant to this proxy, will be voted proportionately with the votes cast at this meeting by our public shareholders.

 (3) Based on information contained in Schedule 13G, dated February 12,
     2001, filed with the Securities and Exchange Commission, as supplemented with subsequent information provided by John Hancock Financial Services, Inc.

 (4) Includes 113,150 shares which Mr. Quarforth has the right to acquire through the exercise of stock options.

 (5) Includes 65,000 shares which Mr. Rosberg has the right to acquire through the exercise of stock options.

 (6) Includes 3,149 shares which Ms. Arnold has the right to acquire through the exercise of stock options.

 (7) Includes 2,438 shares which Mr. de Nicola has the right to acquire through the exercise of stock options and 778 shares issuable upon the exercise of warrants to purchase common stock at an initial exercise price of $50.00 per share. Excludes 5,854,748 shares owned beneficially and of record by Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P. and other individuals who are affiliated with WCAS. Mr. de Nicola disclaims beneficial ownership of such shares. See footnote (2) above.

 (8) Includes 1,878 shares which Mr. Gibbs has the right to acquire through the exercise of stock options.

 (9) Includes 1,424 shares which Mr. Hamill has the right to acquire through the exercise of stock options.

(10) Includes 3,320 shares which Mr. Mitchell has the right to acquire through the exercise of stock options.

(11) Includes 5,686 shares which Mr. Neff has the right to acquire through the exercise of stock options.

(12) Includes 1,253 shares which Mr. Williamson has the right to acquire through the exercise of stock options.

(13) Includes 22,285 shares which Mr. Catlett has the right to acquire through the exercise of stock options.

(14) Includes 50,166 shares which Mr. Maccarelli has the right to acquire through the exercise of stock options.

(15) Includes 27,500 shares which Mr. Moneymaker has the right to acquire through the exercise of stock options.

(16) Includes 10,000 shares which Ms. Persing has the right to acquire through the exercise of stock options.

          Additionally, Morgan Stanley Dean Witter Equity Funding, Inc. ("Equity Funding"), an affiliate of Morgan Stanley, owns 12,500 shares of each of NTELOS' series B and series C preferred stock, convertible into an aggregate of 621,940 shares of NTELOS common stock representing in the aggregate approximately 2.7% of the total voting interest and warrants to purchase 55,556 shares of NTELOS common stock. As of March 31, 2001, certain affiliates of Morgan Stanley also own approximately 2,763 shares (less than 1%) of the NTELOS common stock. In addition, Morgan Stanley's affiliate has the right, by grant of a proxy from WCAS, to cast the votes entitled to be cast by WCAS in excess of 14.9% on matters presented at this meeting, except that Morgan Stanley will not, in the aggregate, cast more than 9.9% of the votes entitled to be cast.

Certain Transactions

     Equity Investment

     Welsh Carson Anderson & Stowe ("WCAS") has purchased 100,000 shares of our series B preferred stock for $100.0 million, and an affiliate of Morgan Stanley has purchased 12,500 shares of the series B preferred stock for $12.5 million. The series B preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of our common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $41.00. In connection with the issuance of the series B preferred stock, we issued to WCAS and an affiliate of Morgan Stanley warrants to purchase 500,000 shares of our common stock at an exercise price of $50.00 per share.

     WCAS has also purchased 55,022 shares of series C preferred stock for $55.0 million and 69,978 shares of series D preferred stock for $70.0 million. An affiliate of Morgan Stanley has purchased 5,278 shares of that same series C preferred stock for $5.3 million and 7,222 shares of that same series D preferred stock for $7.2 million. The series C preferred stock is entitled to receive dividends at an annual rate of 8.5% of the stated value and is convertible into shares of common stock at any time at the option of the holders at a conversion rate equal to the stated value divided by $43.00. The series D preferred stock automatically converted into shares of series C preferred stock upon our shareholders' approval of the modification to various terms of the preferred stock on December 4, 2000.

     The holders of series B preferred stock are entitled to elect in the aggregate two of our directors. WCAS has agreed with us that it will elect one director until such time as Federal Communications Commission regulations would permit WCAS to control the election of more than 14.9% of our directors. Also, as long as the series B preferred stock is outstanding, we will have no more than 11 directors on our board unless WCAS otherwise agrees.

     The holders of the series B and series C preferred stock are entitled to vote with the holders of our common stock on an as-converted basis. WCAS has agreed with the company not to vote more than 14.9% of the votes entitled to be cast by all holders of voting securities, until such time as Federal Communications Commission regulations would permit full voting rights. WCAS has granted to an affiliate of Morgan Stanley, the other holder of the series B and series C preferred stock, a proxy to cast WCAS' votes in excess of 14.9%, except that Morgan Stanley's affiliate will not cast more than 9.9% of the votes entitled to be cast. Shares owned by WCAS that represent more than 14.9% of the votes entitled to be cast and that are not voted by Morgan Stanley's affiliate pursuant to this proxy, will be voted proportionately with the votes cast at this meeting by our public shareholders.

     In connection with these equity investments, NTELOS has paid all of the reasonable out-of-pocket expenses of WCAS. In addition, NTELOS will pay all of the reasonable out-of-pocket expenses of WCAS in connection with the equity investments being made in order to finance the cash portion of the merger consideration.

     Subordinated Notes

     WCAS Capital Partners III, L.P., an affiliate of WCAS, has purchased at par $95.0 million aggregate principal amount of 13.5% subordinated notes. WCAS Capital Partners will not be permitted to transfer any of the subordinated notes to a third party for a period of one year from the closing date of the issuance of such subordinated notes without the prior consent of Morgan Stanley.

     Affiliated Transactions

     In February 2001, we engaged in a merger whereby R&B Communications became a wholly-owned subsidiary. Effective May 2000, R&B Communications entered into a lease agreement with Layman Family, LLC. Under the terms of the agreement, R&B Communications will lease a 34,000 square foot building from Layman Family, LLC for a term of 20 years at a rental rate of $15 per square foot. Mr. Layman, our President and a director, is the manager of Layman Family, LLC.

     In 2000, we awarded a contract to Nielsen Builders, Inc. for renovations of a new customer care center. The renovations were required to meet our increased customer care capacity needs resulting from our acquisition of the Richmond-Norfolk Virginia markets of PrimeCo PCS, L.P. We paid $2.0 million to Nielsen Builders, Inc. for these renovations during 2000. Mr. John Neff currently serves as President and Chief Executive Officer of Nielsen Builders, Inc.

     In 1999, we awarded the construction project for a new $3.7 million corporate facility to Nielsen Builders, Inc. through a competitive bid process. Construction of this facility commenced in 2000 and we paid $3.1 million to Nielsen Builders, Inc. for construction performed on the facility.

                            DESCRIPTION OF CONESTOGA

Overview

     Conestoga is a Pennsylvania corporation and a holding company, owning all of the shares of several subsidiaries engaged in various aspects of the telecommunication business. These subsidiaries are: Conestoga Telephone and Telegraph Company; Buffalo Valley Telephone Company; Conestoga Mobile Systems, Inc.; Conestoga Wireless Company; Infocore Inc.; and CEI Networks, Inc., each of which is described below. Conestoga's subsidiary, Conestoga Telephone, owns a 10.951% interest in PenTeleData Limited Partnership I.

     Conestoga Telephone and Buffalo Valley are ILECs, which furnish communication services, mainly local and toll telephone service, in their respective service areas. Conestoga Telephone serves an area of approximately 300 square miles which includes parts of the counties of Berks, Chester, Lancaster, and Montgomery, in the Commonwealth of Pennsylvania. Buffalo Valley serves an area of approximately 275 square miles in Union and Northumberland Counties in the Commonwealth of Pennsylvania. Both Companies' services are distributed through their telephone exchanges and systems of overhead and underground wire and cables. Conestoga Telephone's and Buffalo Valley's entire telephone systems are digitally equipped. The population of Conestoga Telephone's service area is estimated to be 123,550, with an average annual growth rate of .7%. The population of Buffalo Valley's service area is estimated to be 37,150, with an average annual growth rate of .4%.

     Conestoga Telephone was incorporated on August 20, 1902 and the original Buffalo Valley, on September 13, 1904. Conestoga acquired Buffalo Valley on May 31, 1996. Both are incorporated under the laws of the Commonwealth of Pennsylvania. They are subject to the jurisdiction of the Pennsylvania Public Utility Commission, which franchised and established their geographical service areas. Within their areas, at the present time, they are not in competition with any other company in providing local exchange telephone service. They are subject to the jurisdiction of the FCC with respect to interstate services.

     Conestoga acquired Infocore on April 30, 1997. Infocore is a diversified telecommunications service company founded in 1981, which designs, installs and maintains telephone systems and resells local exchange and toll services. Conestoga Wireless was formed on March 17, 1995 as a Limited Liability Company, owned 60% by Conestoga and 40% by Infocore. The limited liability company was merged into a corporation by the same name on January 1, 1998, with the result that Conestoga now owns 100% of the outstanding shares of Conestoga Wireless, the corporation. Conestoga Wireless began providing digital wireless telecommunication, called PCS services, in Eastern and Central Pennsylvania in May 1998, pursuant to Federal Communications Commission PCS licenses.

     Northern Communications, Inc. was organized in March 1981 as a non-regulated commercial enterprise operated for the resale of long distance service. During 1997, Northern Communications' name was changed to Conestoga Communications, Inc. and it began operations as a full-service interexchange carrier. During 1998 Conestoga Communications began operations as a CLEC, operating in adjacent Bell of Pennsylvania territories. Effective on December 31, 2000, Conestoga Communications was merged into TeleBeam and the name of the surviving company, TeleBeam, was changed to CEI Networks, Inc.

     Conestoga acquired TeleBeam on January 31, 2000. The transaction was accounted for as a pooling of interests, which accordingly required restatement of the financial statements. All financial information presented for current and prior periods include the results of TeleBeam. TeleBeam Inc. was founded in 1992, as a Delaware Corporation, headquarters in State College Pennsylvania, to develop a broadband fiber network to provide multiple communication services to customers in central Pennsylvania as a bundled package through one service delivery venue. TeleBeam is a diversified telecommunications service company with headquarters in State College Pennsylvania, which provides its services primarily to business and multi-dwelling unit residential customers. TeleBeam provides a variety of individual and bundled services to its customers, including long distance voice services, internet access and high-speed data transport, video and other enhanced communication services. Effective December 31, 2000, TeleBeam's name was changed to CEI Networks, Inc.

Recent Developments

     On August 20, 2001, Conestoga entered into as asset purchase agreement with VoiceStream Wireless Corporation. Under the asset purchase agreement, Conestoga has agreed to sell VoiceStream its wireless PCS service, including related equipment and assets, for a purchase price of approximately $60 million. The closing of this sale is conditioned on the closing of the NTELOS-Conestoga merger.

                                  LEGAL MATTERS

     The legality of NTELOS' common stock to be issued in connection with the merger will be passed upon by Hunton & Williams. Certain legal matters will be passed upon for Conestoga by Barley, Snyder, Senft & Cohen LLP. Hunton & Williams, counsel for NTELOS, will deliver opinions to NTELOS and Conestoga concerning various federal income tax consequences of the merger. See "The Merger--Material Federal Income Tax Consequences" on page [__].

                                     EXPERTS

Conestoga

     The consolidated financial statements of Conestoga as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this joint proxy statement/prospectus have been audited by Beard Miller Company LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

NTELOS

     The consolidated financial statements of NTELOS as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this joint proxy statement/prospectus have been audited by McGladrey & Pullen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Virginia Alliance as of December 31, 1999 and 1998 and for each of the two years in the period ended December 31, 1999 incorporated by reference in this joint proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the West Virginia Alliance as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this joint proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of R&B Communications, Inc. as of December 31, 1999 and 2000, and for each of the two years ended December 31, 2000, incorporated by reference in this joint proxy statement/prospectus have been audited by McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of PrimeCo Personal Communications, L.P.-Richmond Major Trading Area as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 incorporated by reference to NTELOS (formerly CFW Communications Company) Prospectus filed with the Securities and Exchange Commission on November 9, 2000 in this joint proxy statement/prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants given on the authority of said firm as experts in auditing and accounting.

                   SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

Conestoga

     As a result of the merger, Conestoga does not currently expect to hold a 2002 annual meeting of shareholders because Conestoga will have become a wholly owned subsidiary of NTELOS in the merger. If unexpectedly, however, the annual meeting is held, Conestoga shareholders may propose matters to be presented at the 2002 annual meeting of shareholders and may also nominate persons to be directors of Conestoga. Any shareholder proposal intended for inclusion in the proxy materials for the 2002 annual meeting of shareholders must be received by Conestoga no later than December

__, 2001, addressed to the Secretary of Conestoga at the address on the front cover of this joint proxy statement/prospectus. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.

     Shareholder proposals not included in the proxy statement for the 2002 annual meeting as well as proposed shareholder nominations for the election of directors at the 2002 annual meeting must each comply with advance notice procedures set forth in Conestoga's bylaws in order to be brought properly before that meeting. See "Comparison of Shareholders Rights--Advance Notice of Nominations of Directors." In general, written notice of a director nomination must be delivered to the Secretary of Conestoga not less than 15 days prior to the annual meeting of shareholders.

     In addition to the timing requirements, the advance notice provisions of Conestoga's bylaws contain informational content requirements that also must be met. A copy of the bylaw provisions governing these timing procedures and content requirements may be obtained by writing to the Secretary of Conestoga.

     Unless shareholder proposals meet the requirements set forth above, the persons named in the proxies solicited on behalf of the Conestoga board will have discretionary authority to vote on and may vote against any such shareholder proposal.

NTELOS

     In order for proposals of shareholders to be considered for inclusion in the NTELOS 2002 annual meeting of shareholders, such proposals must be received by NTELOS' corporate secretary by December 1, 2001.

     Shareholders may bring other business before the annual meeting only in accordance with the provisions of NTELOS' bylaws, which require, among other things, that notice be given to NTELOS not less than 60 days prior to the meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

NTELOS

     NTELOS files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. NTELOS has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (333-_____) under the Securities Act, with respect to the NTELOS common stock to be issued in the merger. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of NTELOS.

     This joint proxy statement/prospectus does not contain all of the information discussed in the registration statement or the exhibits to the registration statement, parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, you should refer to the registration statement, copies of which may be obtained from the Securities and Exchange Commission as set forth below.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     NTELOS incorporates by reference the documents listed below. Some of these filings have been amended by later filings, which also are listed. NTELOS may be required by the Securities and Exchange Commission to file other documents under
Section 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 between the time this joint proxy statement/prospectus is mailed and the date the special meetings are held. These other documents will be deemed incorporated by reference in this joint proxy statement/prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this joint proxy statement/prospectus concerning the provisions of any document filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

     You should rely only on the information incorporated by reference or provided in this joint proxy statement/prospectus, dated _______, 2001. You should not assume that the information in this joint proxy statement/prospectus is accurate as of any date other than that date.

     NTELOS also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date this joint proxy statement/prospectus is filed with the Securities and Exchange Commission and the completion of the merger or the termination of the merger agreement. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Definitive Proxy Statement                                                      March 30, 2001
Annual Report on Form 10-K, as amended by Form 10-K/A dated June 21, 2001       Fiscal year ended December 31, 2000
Quarterly Report on Form 10-Q, as amended by Form 10-Q/A dated June 21, 2001    Quarter ended March 31, 2001
Quarterly Report on Form 10-Q                                                   Quarter ended June 30, 2001
Current Report on Form 8-K                                                      January 24, 2001
Current Report on Form 8-K                                                      February 13, 2001
Current Report on Form 8-K                                                      April 25, 2001
Current Report on Form 8-K                                                      June 27, 2001
Current Report on Form 8-K                                                      July 20, 2001
Current Report on Form 8-K                                                      July 25, 2001

     NTELOS also incorporates by reference its Prospectus filed with the Securities and Exchange Commission on November 9, 2000, which contains audited and unaudited interim financial statements of PrimeCo Personal Communication, LP, Richmond Major Trading Area and audited and unaudited interim financial statements of Virginia PCS Alliance, L.C.

     Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning NTELOS at the offices of the Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

     Documents incorporated by reference are available from the companies without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request in writing or by telephone from the appropriate company at the following addresses:

      NTELOS Inc.
      401 Spring Lane, Suite 300
      P.O. Box 1990
      Waynesboro, Virginia 22980
      Attn: Michael B. Moneymaker
      (540) 946-3500

     If you would like to request documents from NTELOS, please do so by _________ to receive them before the special meeting.

     You should rely only on the information contained in this joint proxy statement/prospectus in connection with deciding your vote upon the approval of the merger proposal. NTELOS has not authorized anyone to provide you with information different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated ________. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of NTELOS common stock in the merger shall create any implication to the contrary.

Conestoga

     Conestoga files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. NTELOS has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (333-_____) under the Securities Act, with respect to the NTELOS common stock to be issued in the merger. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of NTELOS.

     This joint proxy statement/prospectus does not contain all of the information discussed in the registration statement or the exhibits to the registration statement, parts of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, you should refer to the registration statement, copies of which may be obtained from the Securities and Exchange Commission as set forth below.

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement/prospectus and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     Conestoga incorporates by reference the documents listed below. Some of these filings have been amended by later filings, which also are listed. Conestoga may be required by the Securities and Exchange Commission to file other documents under Section 13(a), 13(c), 24 or 15(d) of the Securities Exchange Act of 1934 between the time this joint proxy statement/prospectus is mailed and the date the special meetings are held. These other documents will be deemed incorporated by reference in this joint proxy statement/prospectus and to be a part of it from the date they are filed with the Securities and Exchange Commission. Any statements contained in this joint proxy statement/prospectus concerning the provisions of any document filed with the Securities and Exchange Commission are not necessarily complete, and, in each instance, you should refer to the document in its entirety for complete information.

     You should rely only on the information incorporated by reference or provided in this joint proxy statement/prospectus, dated _______, 2001. You should not assume that the information in this joint proxy statement/prospectus is accurate as of any date other than that date.

     Conestoga also incorporates by reference additional documents that may be filed with the Securities and Exchange Commission between the date this joint proxy statement/prospectus is filed with the Securities and Exchange Commission and the completion of the merger or the termination of the merger agreement. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Definitive Proxy Statement                   May 5, 2001
Annual Report on Form 10-K                   Fiscal year ended December 31, 2000
Quarterly Report on Form 10-Q                Quarter ended March 31, 2001
Quarterly Report on Form 10-Q                Quarter ended June 30, 2001
Current Report on Form 8-K                   May 15, 2001
Current Report on Form 8-K                   July 25, 2001

     Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery). You may also inspect such reports, proxy statements and other information concerning Conestoga at the offices of the Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland, 20878.

     Documents incorporated by reference are available from the companies without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please request in writing or by telephone from the appropriate company at the following addresses:

      Conestoga Enterprises, Inc.
      303 East First Street
      Birdsboro, Pennsylvania 19508
      Attn:  Albert H. Kramer
      Telephone: (610) 582-6201

     If you would like to request documents from Conestoga, please do so by _________, 2001 to receive them before the special meeting.

     You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus in connection with deciding your vote upon the approval of the merger. Conestoga has not authorized anyone to provide you with information different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated _________, 2001. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of NTELOS common stock in the merger shall create any implication to the contrary.

                                                                         ANNEX A

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                                  NTELOS INC.

                           NTELOS ACQUISITION CORP.

                                      and

                          CONESTOGA ENTERPRISES, INC.

                                 July 24, 2001


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I. THE MERGER; EFFECTIVE TIME; CLOSING...........................................  A-1
1.1.  The Merger.........................................................................  A-1
1.2.  Effective Time.....................................................................  A-1
1.3.  Effects of the Merger..............................................................  A-1
1.4.  Closing............................................................................  A-2

ARTICLE II. SURVIVING CORPORATION........................................................  A-2
2.1.  Articles of Incorporation..........................................................  A-2
2.2.  Bylaws.............................................................................  A-2
2.3.  Directors..........................................................................  A-2
2.4.  Officers...........................................................................  A-2

ARTICLE III. MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF COMPANY
  SHARES IN THE MERGER...................................................................  A-2
3.1.  Merger Consideration; Conversion or Cancellation of Company Shares in the Merger...  A-2
3.2.  Election Procedure.................................................................  A-3
3.3.  Issuance of Parent Stock Consideration and Payment of Cash Consideration; Proration  A-5
3.4.  Issuance of Parent Stock Consideration.............................................  A-6
3.5.  Payment of Cash Consideration......................................................  A-6
3.6.  Letters of Transmittal.............................................................  A-7
3.7.  Missing Certificates...............................................................  A-7
3.8.  Dissenting Shares..................................................................  A-7
3.9.  No Further Rights or Transfers; Cancellation of Treasury Shares....................  A-8
3.10. Stock Options......................................................................  A-8
3.11. Certain Company Actions............................................................  A-8
3.12. Withholding........................................................................  A-8

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................  A-9
4.1.  Corporate Organization and Qualification...........................................  A-9
4.2.  Capitalization.....................................................................  A-9
4.3.  Authority Relative to This Agreement...............................................  A-9
4.4.  Consents and Approvals; No Violation............................................... A-10
4.5.  SEC Reports; Financial Statements.................................................. A-11
4.6.  Absence of Certain Changes or Events............................................... A-11
4.7.  Litigation......................................................................... A-11
4.8.  Insurance.......................................................................... A-11
4.9.  Taxes.............................................................................. A-12
4.10. Employee Benefit Plans; Labor Matters.............................................. A-13
4.11. Environmental Laws and Regulations................................................. A-15
4.12. Intangible Property................................................................ A-16
4.13. Compliance with Laws and Orders.................................................... A-17
4.14. Rights Agreement................................................................... A-17
4.15. Certain Agreements................................................................. A-17
4.16. Brokers and Finders................................................................ A-17
4.17. Opinion of Financial Advisor....................................................... A-17
4.18. Accuracy of Information Furnished.................................................. A-17
4.19. Equity Investments................................................................. A-18
4.20. No Default......................................................................... A-18
4.21. Material Contracts................................................................. A-18
4.22. State Takeover Statutes; Anti-Takeover Provisions.................................. A-19
4.23. Transactions With Affiliates....................................................... A-19
4.24. Licenses........................................................................... A-19

4.25. Information Supplied................................................... A-19
4.26. Title to and Condition of Assets....................................... A-19
4.27. Undisclosed Liabilities and Commitments................................ A-20

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO................ A-20
5.1.  Corporate Organization and Qualification............................... A-20
5.2.  Capitalization......................................................... A-20
5.3.  Authority Relative to This Agreement................................... A-21
5.4.  Consents and Approvals; No Violation................................... A-21
5.5.  SEC Reports; Financial Statements...................................... A-22
5.6.  Absence of Certain Changes or Events................................... A-22
5.7.  Litigation............................................................. A-22
5.8.  Insurance.............................................................. A-23
5.9.  Taxes.................................................................. A-23
5.10. Employee Benefit Plans; Labor Matters.................................. A-23
5.11. Environmental Laws and Regulations..................................... A-25
5.12. Compliance with Laws and Orders........................................ A-25
5.13. Rights Agreement....................................................... A-25
5.14. Certain Agreements..................................................... A-25
5.15. Brokers and Finders.................................................... A-25
5.16. Opinion of Financial Advisor........................................... A-25
5.17. Accuracy of Information Furnished...................................... A-26
5.18. No Default............................................................. A-26
5.19. Transactions With Affiliates........................................... A-26
5.20. Licenses............................................................... A-26
5.21. Information Supplied................................................... A-26
5.22. Title to and Condition of Assets....................................... A-27
5.23. Undisclosed Liabilities and Commitments................................ A-27
5.24. Financing.............................................................. A-27
5.25. Share Ownership........................................................ A-27
5.26. Interim Operations of Newco............................................ A-27

ARTICLE VI. ADDITIONAL COVENANTS AND AGREEMENTS.............................. A-27
6.1.  Conduct of Business of the Company..................................... A-27
6.2.  Conduct of Business of Parent.......................................... A-29
6.3.  No Solicitation of Transactions........................................ A-30
6.4.  Reasonable Efforts..................................................... A-31
6.5.  Access to Information.................................................. A-31
6.6.  Publicity.............................................................. A-32
6.7.  Indemnification of Directors and Officers.............................. A-32
6.8.  Employees.............................................................. A-33
6.9.  Registration Statement; Joint Proxy Statement.......................... A-34
6.10. Shareholders' Approvals................................................ A-35
6.11. Reorganization Treatment............................................... A-35

ARTICLE VII. CONDITIONS TO CONSUMMATION OF THE MERGER........................ A-35
7.1.  Conditions to Each Party's Obligations to Effect the Merger............ A-35
7.2.  Conditions to the Company's Obligations to Effect the Merger........... A-36
7.3.  Conditions to the Parent's and Newco's Obligations to Effect the Merger A-37

ARTICLE VIII. TERMINATION; AMENDMENT; WAIVER................................. A-37
8.1.  Termination by Mutual Consent.......................................... A-37
8.2.  Termination by Either Parent or the Company............................ A-37
8.3.  Termination by Parent.................................................. A-38
8.4.  Termination by the Company............................................. A-38

8.5.  Effect of Termination.................................................. A-38
8.6.  Extension; Waiver...................................................... A-39

ARTICLE IX. MISCELLANEOUS AND GENERAL........................................ A-39
9.1.  Payment of Expenses.................................................... A-39
9.2.  Survival of Representations and Warranties; Survival of Confidentiality A-39
9.3.  Modification or Amendment.............................................. A-39
9.4.  Waiver of Conditions................................................... A-39
9.5.  Counterparts........................................................... A-39
9.6.  Governing Law.......................................................... A-40
9.7.  Notices................................................................ A-40
9.8.  Entire Agreement; Assignment........................................... A-41
9.9.  Parties in Interest.................................................... A-41
9.10. Certain Definitions.................................................... A-41
9.11. Obligation of Parent................................................... A-44
9.12. Validity............................................................... A-44
9.13. Captions............................................................... A-44

                                   SCHEDULES

Schedule 4.2         Company Capitalization

Schedule 4.4(a)(iii) Company Consents and Approvals

Schedule 4.6         Company Changes

Schedule 4.7         Company Litigation

Schedule 4.9         Company Taxes

Schedule 4.10        Company Benefit Plans

Schedule 4.11        Company Environmental Matters

Schedule 4.12        Company Intangible Property

Schedule 4.15        Certain Company Agreements

Schedule 4.19        Company Equity Investments

Schedule 4.20        Company Defaults

Schedule 4.21        Company Contracts

Schedule 4.23        Company Affiliate Transactions

Schedule 4.24        Company Licenses

Schedule 4.26        Company Title to Assets

Schedule 4.27        Company Liabilities

Schedule 5.2         Parent Capitalization

Schedule 5.4(c)      Parent Consents and Approvals

Schedule 5.5         Parent Changes

Schedule 5.7         Parent Litigation

Schedule 5.10        Parent Employee Benefit Plans

Schedule 5.11        Parent Environmental Matters

Schedule 5.14        Certain Parent Agreements

Schedule 5.18        Parent Defaults

Schedule 5.19        Parent Affiliate Transactions

Schedule 5.22        Parent Title to Assets

Schedule 5.23        Parent Liabilities

Schedule 6.1         Company Conduct of Business

Schedule 6.1(k)      Employment Severance and Termination Agreements

Schedule 6.2         Parent Conduct of Business

Schedule 6.8(b)      Post-closing Employee Benefits

Schedule 6.8(c)      Employment and Other Agreements

Exhibit A            Form of Voting Agreement

Exhibit B            Financing Letter

Exhibit C            Form of Affiliate Letter

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 24, 2001, by and among NTELOS Inc., a Virginia corporation ("Parent"), NTELOS Acquisition Corp., a Virginia corporation and wholly owned subsidiary of Parent ("Newco") and CONESTOGA ENTERPRISES, INC., a Pennsylvania corporation (the "Company").

                                   RECITALS

   WHEREAS, the Board of Directors of the Company (the "Board of Directors") has, subject to the conditions of this Agreement, determined that the Merger (as defined in Section 1.1 below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby in accordance with the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") and the Virginia Stock Corporation Act (the "VSCA"); and

   WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, the Company and Parent have each obtained voting agreements in the form of Exhibit A attached hereto, from the directors, executive officers and shareholders listed on Exhibit A, who have agreed to vote shares of voting capital stock owned by them in the Company and Parent, respectively, in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the "Voting Agreements").

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, Parent, Newco and the Company hereby agree as follows:

                ARTICLE I.--THE MERGER; EFFECTIVE TIME; CLOSING

   1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 below), the Company and Newco shall consummate a merger (the "Merger") in which (a) the Company shall be merged with and into Newco and the separate corporate existence of the Company shall thereupon cease, (b) Newco shall be the successor or surviving corporation in the Merger and shall be governed by the laws of the Commonwealth of Virginia, and (c) the separate corporate existence of Newco with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

   1.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the appropriate parties hereto shall execute in the manner required by the PBCL and the VSCA and file with the Pennsylvania Department of State and the Virginia State Corporation Commission ("VSCC") appropriate articles of merger relating to the Merger, and the parties shall take such other and further actions as may be required by Law (as defined in Section 4.13 below) to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is hereinafter referred to as the "Effective Time."

   1.3 Effects of the Merger. The Merger shall have the effects set forth in
Section 1929 of the PBCL.

   1.4 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Barley, Snyder, Senft & Cohen, LLC, 501 Washington Street, Reading, Pennsylvania 19603, at 10:00 a.m. on the first business day following the date on which the last of the conditions set forth in Article VII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree.

                      ARTICLE II.--SURVIVING CORPORATION

   2.1 Articles of Incorporation. The Articles of Incorporation of Newco, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

   2.2 Bylaws. The Bylaws of Newco, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

   2.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

   2.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

        ARTICLE III.--MERGER CONSIDERATION; CONVERSION OR CANCELLATION
                        OF COMPANY SHARES IN THE MERGER

   3.1 Merger Consideration; Conversion or Cancellation of Company Shares in the Merger.

   (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Newco, the Company, the Surviving Corporation or the holders of any outstanding shares of capital stock of the Company (together with any associated Company Rights (as defined below), the "Company Shares") or capital stock of Newco:

      (i) Each Company Share, together with any associated right to purchase one common share (a "Company Right"), issued pursuant to the Rights Agreement, dated as of March 1, 2000, by and between the Company and First Union National Bank, as Rights Agent (the "Company Rights Agreement"), issued and outstanding immediately prior to the Effective Time (other than (A) Dissenting Shares (as defined in Section 3.8 below), (B) Company Shares owned by Parent, Newco or any direct or indirect wholly owned subsidiary of Parent (collectively, "Parent Companies") and (C) Company Shares owned by any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company ("Treasury Shares")) shall, by virtue of the Merger, be cancelled and extinguished and converted into the right to receive, the Parent Stock Consideration or the combination of Parent Stock Consideration and Cash Consideration, without any interest thereon, as specified in Section 3.3 hereof (the "Merger Consideration").

      (ii) For purposes hereof, the following terms have the following respective meanings:

          "Cash Consideration" means a per Company Share amount in cash equal to $40.00.

          "Closing Market Price" shall be the volume weighted average of the per share sales price (excluding after-market trading) for Parent Stock, calculated to two decimal places, for the twenty (20) consecutive trading days immediately preceding the date which is two (2) business days before the

       Effective Time, as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System ("Nasdaq"), the foregoing period of twenty (20) trading days being hereinafter sometimes referred to as the "Price Determination Period" (For example, if December 31, 2001 were to be the Effective Date, then the Price Determination Period would be November 28, 29 and 30 and December 3, 4, 5, 6, 7, 10, 11, 12, 13, 14, 17, 18, 19, 20, 21, 24 and
       26, 2001).

          "Conversion Ratio" means (calculated to the nearest 0.0001):

             (a) 2.2222, if the Closing Market Price is less than $18.00;

             (b) $40.00 [divided by] the Closing Market Price, if the Closing Market Price is equal to or greater than $18.00 and equal to or less than $30.00; or

             (c) 1.3333, if the Closing Market Price is greater than $30.00.

          "Outstanding Shares" means the aggregate number of Company Shares outstanding immediately prior to the Effective Time, but excluding Company Shares to be cancelled pursuant to Section 3.1(d) which number will not be greater than the number of shares of Company Common Stock outstanding on the date of this Agreement (except for shares issuable upon exercise of stock options or on conversion of Company Preferred Stock outstanding on the date of this Agreement).

          "Parent Rights" means rights to purchase Junior Participating Cumulative Preferred Stock, Series A of Parent ("Series A Preferred") distributed to holders of Parent Stock pursuant to a Rights Agreement dated February 26, 2000, as amended, between Parent and Registrar and Transfer Company (the "Parent Rights Agreement").

          "Parent Stock" means the common stock, no par value, of Parent and associated Parent Rights. For clarification, each reference herein to Parent Stock shall include the associated Parent Rights.

          "Parent Stock Consideration" means that number of shares of Parent Stock equal to one share multiplied by the Conversion Ratio. In the event that between the date of this Agreement and the Effective Time, the issued and outstanding shares of Parent Stock shall have been affected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, the Parent Stock Consideration shall be proportionately adjusted.

   (b) No fractional shares of Parent Stock shall be issued pursuant to the Merger. If the Parent Stock Consideration to be issued to a holder of Company Shares in the Merger is not otherwise a whole number of shares, such number shall be rounded to the nearest whole number, with a number equal to .5 being rounded up to the nearest whole number.

   (c) Each share of Parent Stock and any and all shares of Preferred Stock of Parent outstanding immediately prior to the Merger shall remain issued and outstanding.

   (d) Any shares of Company Stock owned by the Parent Companies and Treasury Shares shall be cancelled and retired at the Effective Time and shall cease to exist and no Parent Stock or other consideration shall be delivered in exchange therefor.

   (e) On or after the Effective Time, holders of certificates representing Company Shares (the "Certificates") immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Company Share held by them.

   3.2 Election Procedure. Each holder of Company Shares (other than holders of Company Shares to be cancelled as set forth in Section 3.1(d)) shall have the right to submit a request specifying either that such holder's Company Shares shall be converted into the Parent Stock Consideration, Cash Consideration or a combination of Cash Consideration and Parent Stock Consideration, without interest, in the Merger in accordance with the following procedure:

   (a) Each holder of Parent Stock may specify in a request made in accordance with the provisions of this Section 3.2 (herein called an "Election") to either: (i) convert each Company Share owned by such holder into the right to receive the Parent Stock Consideration in the Merger (a "Stock Election"); (ii) convert each Company Share owned by such holder into the right to receive the Cash Consideration in the Merger (a "Cash Election"); or (iii) convert a portion of the Company Shares owned by such holder into the right to receive the Cash Consideration in the Merger, and a portion of the Company Shares owned by each such holder into the right to receive the Parent Stock Consideration in the Merger (a "Cash/Stock Election"). A Form of Election (as defined in (b) below) shall be included with each copy of the Proxy Statement (as defined in
Section 4.10) mailed to shareholders of the Company in connection with the meeting of shareholders called to consider the approval of this Agreement. Parent and the Company shall each use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons who become holders of Company Shares during the period between the record date for such shareholder meeting and the Election Deadline (as defined in Section 3.2(d)).

   (b) Parent shall prepare a form (the "Form of Election"), which shall be in form and substance acceptable to the Company, pursuant to which each holder of Company Shares at the close of business on the Election Deadline may make an Election and which shall be mailed to the Company's shareholders in accordance with Section 3.2(a) so as to permit the Company's shareholders to exercise their right to make an Election prior to the Election Deadline.

   (c) Holders of record of Company Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all Shares held by such representative for a particular beneficial owner.

   (d) Not later than the filing of the Joint Proxy Statement with the Securities and Exchange Commission (the "SEC") (as defined below), as contemplated in Section 6.9 hereof, Parent shall appoint a bank acceptable to the Company as the person to receive Forms of Election and to act as exchange agent under this Agreement, which bank shall be acceptable to the Company (the "Exchange Agent"). Any Company shareholder's Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Company Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Company Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, "Election Deadline" means the date announced by Parent (which date shall be agreed upon by the Company), as the last day on which Forms of Election will be accepted; provided, that such date shall be a business day no earlier than ten (10) business days prior to the Effective Time and no later than the date on which the Effective Time occurs. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Election Forms and Certificates for Company Shares to the appropriate Company shareholders.

   (e) Any Company shareholder may at any time prior to the Election Deadline change his Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

   (f) Any Company shareholder may, at any time prior to the Election Deadline, revoke his Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his certificates for Parent Stock, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Parent or the Company that this Agreement has been terminated. Any Company shareholder who shall have deposited certificates for Company Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent prior to the Election Deadline and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

   (g) Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 3.3, the issuance and delivery of certificates for Parent Stock into which Company Shares are converted in the Merger and the payment of cash for Company Shares converted into the right to receive the Cash Consideration in the Merger.

   3.3 Conversion of Outstanding Shares Into Parent Stock Consideration and Cash Consideration; Proration. The manner in which each Company Share (except Company Shares to be cancelled as set forth in Section 3.1(d)) shall be converted in the Merger into Parent Stock Consideration, Cash Consideration or a combination of Parent Stock Consideration and Cash Consideration shall be as set forth in this Section 3.3.

   (a) As is more fully set forth below, the number of Company Shares to be converted into the right to receive Cash Consideration in the Merger pursuant to this Agreement shall not exceed the product of (i) the number of Outstanding Shares and (ii) the Maximum Cash Percentage. "Maximum Cash Percentage" shall mean the excess of 58% over the percentage of Outstanding Shares that are Dissenting Shares (as defined in Section 3.8); provided, however, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the Code, the Maximum Cash Percentage shall be reduced to the extent necessary to satisfy such requirements as reasonably determined by Hunton & Williams, and consequently the number of Outstanding Shares that will be converted into Parent Stock Consideration will be increased and the number of Outstanding Shares that will be converted into the right to receive Cash Consideration will be reduced.

   (b) Each Company Share that the holder has elected to have converted into Parent Stock Consideration pursuant to a Stock Election or a Cash/Stock Election shall be converted into Parent Stock Consideration.

   (c) If Cash Elections and Cash/Stock Elections request the conversion into Cash Consideration of a number of Company Shares less than the number constituting the Maximum Cash Percentage, each Company Share for which conversion into Cash Consideration has been requested shall be converted into the right to receive Cash Consideration.

   (d) If Cash Elections and Cash/Stock Elections request the conversion into Cash Consideration of a number of Company Shares more than the number constituting the Maximum Cash Percentage, the Company Shares for which conversion into Cash Consideration have been requested shall be converted into the right to receive Cash Consideration and Parent Stock Consideration in the following manner:

      (i) Each Company Share that the holder has requested be converted into Cash Consideration pursuant to a Cash/Stock Election requesting Cash Consideration for a percentage of all of the holder's Company Shares equal to or less than the Maximum Cash Percentage shall be converted into Cash Consideration.

      (ii) In the case of each Cash/Stock Election not described in the preceding clause (i) and each Cash Election, the number of Company Shares converted into the right to receive Cash Consideration shall equal the product of (A) the number of Company Shares that the Election requests be converted into Cash Consideration and (B) a fraction, the numerator of which will be the number of Company Shares constituting the Remaining Cash Percentage and the denominator of which will be the aggregate number of Company Shares requested to be converted into Cash Consideration pursuant to all Elections subject to this clause (ii). "Remaining Cash Percentage" shall mean the excess of the Maximum Cash Percentage over the percentage of Outstanding Shares represented by the aggregate number of Company Shares to be converted into Cash Consideration pursuant to the preceding clause (i).

      (iii) Each Company Share covered by an Election described in the preceding clause (ii) and not converted into the right to receive Cash Consideration pursuant to such clause (ii) shall be converted in the Merger into Parent Stock Consideration.

   (e) Each Non-Electing Company Share shall be converted in the Merger into Parent Stock Consideration. "Non-Electing Company Share" shall mean any Outstanding Share for which an Election is not in effect at the Election Deadline. If Parent shall determine that any Election is not properly made with respect to any Company Shares, such Election shall be deemed to be not in effect, and the Company Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Company Shares. Parent and the Exchange Agent shall have no obligation to notify any person of any defect in any Form of Election submitted to the Exchange Agent.

   (f) Subject to Section 3.3(a), the Exchange Agent shall make all computations contemplated by this Section 3.3 and all such computations shall be conclusive and binding on the holders of Company Shares absent manifest error.

   3.4 Issuance of Parent Stock Consideration.

   (a) Immediately prior to the Effective Time, Parent shall deliver to the Exchange Agent, in trust for the benefit of the holders of Company Shares, certificates representing an aggregate number of shares of Parent Stock as nearly as practicable equal to the number of shares to be converted into Parent Stock as determined in Section 3.3.

   (b) As soon as practicable on the day of the Closing (but after the Effective Time), each holder of Company Shares converted into Parent Stock Consideration pursuant to Article III, upon surrender to the Exchange Agent with a properly completed Letter of Transmittal (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such Company Shares for cancellation, shall be entitled to receive (and the Exchange Agent shall deliver) certificates representing the number of shares of Parent Stock into which such Company Shares shall have been converted in the Merger.

   (c) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Parent Stock until such persons surrender their Certificates at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Parent Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Parent Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   3.5 Payment of Cash Consideration. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Company Shares, an amount in cash equal to the Cash Consideration to be paid to holders of Company Shares to be converted into the right to receive the Cash Consideration as determined in Section 3.3. As soon as practicable on the day of the Closing (but after the Effective Time), the Exchange Agent shall distribute to holders of Company Shares converted into the right to receive the Cash Consideration and determined in accordance with Section 3.3, upon proper surrender to the

Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such Company Shares for cancellation, a bank check for an amount equal to the Cash Consideration times the number of Company Shares so converted. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   3.6 Letters of Transmittal. Parent will instruct the Exchange Agent to mail to each holder of record of Certificates who has not previously surrendered such holder's Certificates with a validly executed Form of Election as soon as reasonably practical after the Effective Time, (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder's Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by the Company prior to the Effective
Time) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration (the "Letter of Transmittal").

   3.7 Missing Certificates.

   (a) If any holder of Company Shares convertible into the right to receive the Merger Consideration is unable to deliver the certificate which represents such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

      (i) evidence to the reasonable satisfaction of Parent that any such certificate has been lost, wrongfully taken or destroyed;

      (ii) such security or indemnity as may be reasonably requested by the Parent to indemnify and hold harmless Parent and the Exchange Agent; and

      (iii) evidence satisfactory to Parent that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

   (b) Parent shall receive any remaining Cash Consideration and Parent Stock Consideration on deposit with the Exchange Agent on the date which is one year after the Effective Date and any shareholder of the Company who does not hold Dissenting Shares who has not surrendered his certificate(s) to the Exchange Agent prior to such time shall be entitled to receive the Merger Consideration without interest upon the surrender of such certificate(s) to Parent, subject to applicable escheat or abandoned property laws.

   3.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment for such shares in accordance with Sections 1571 to 1580 of the PBCL, if such Sections provide for dissenters' rights for such Company Shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the PBCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, and such Company Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the

Company for payment of Dissenting Shares and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

   3.9 No Further Rights or Transfers; Cancellation of Treasury Shares. Except for the surrender of the certificate(s) representing the Company Shares in exchange for the right to receive the Merger Consideration with respect to each Share or the perfection of dissenters' rights with respect to the Dissenting Shares, at and after the Effective Time, each holder of Company Shares shall cease to have any rights as a shareholder of the Company, and no transfer of Company Shares shall thereafter be made on the stock transfer books of the Surviving Corporation. Each Share held in the Company's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and retired and cease to exist without any conversion thereof.

   3.10 Stock Options. At the Effective Time, each option or other right to purchase shares of Company Common Stock pursuant to stock options (a "Company Option"), whether granted by the Company under the 1999 Stock Option Plan (the "Company Option Plan") or any other plan or agreement, which is outstanding at the Effective Time, whether or not exercisable, shall be converted into options and become rights with respect to Parent Stock ("Parent Options"), and the Company Option Plan or any such other plan or agreement which is outstanding at the Effective Time shall be terminated, and Parent shall assume each Option, in accordance with the terms of the Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and its Compensation Committee shall be substituted for the Company and the Committee of the Company's Board of Directors (including, if applicable, the entire Board of Directors of the Company) administering such Option Plan,
(ii) each Option assumed by Parent may be exercised solely for shares of Parent Stock, (iii) the number of shares of Parent Stock subject to such Option shall be equal to the number of Company Shares subject to such Option immediately prior to the Effective Time multiplied by the Conversion Ratio, (iv) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price under each such Option by the Conversion Ratio and rounding up any fraction of a cent to the nearest cent and (v) all Parent Options issuable pursuant to this Section 3.10 shall be fully exercisable to the extent set forth in the applicable Company Option or Company Option Plan or as stipulated by the Company's Board of Directors pursuant to the applicable Company Option Plan. Notwithstanding the provisions of clause (iii) of the preceding sentence, Parent shall not be obligated to issue any fraction of a share of Parent Stock upon exercise of a Parent Option and any fraction of a share of Parent Stock that otherwise would be subject to a Parent Option shall represent the right to receive a cash payment upon exercise of such Parent Option equal to the product of such fraction and the difference between the market value of one share of Parent Stock at the time of exercise and the per share exercise price of such Option. The market value of one share of Parent Stock at the time of exercise of a Parent Option shall be the closing price of such common stock on the Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) on the last trading day preceding the date of exercise. Each of the Company and Parent agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.10, including using its reasonable efforts to obtain from each holder of an Option any consent or contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.10.

   3.11 Certain Company Actions. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the transactions contemplated by Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

   3.12 Withholding. The Exchange Agent or Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provisions of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares in respect of which such deduction and withholding was made.

          ARTICLE IV.--REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Newco that:

   4.1 Corporate Organization and Qualification. Each of the Company and its Significant Subsidiaries (as defined in Section 9.10 below) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing would not have a Company Material Adverse Effect (as defined in Section 9.10 below) or materially adversely affect the consummation of the transactions contemplated hereby. Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its Amended and Restated Articles of Incorporation and Bylaws, each as amended.

   4.2 Capitalization. The authorized capital stock of the Company consists of 200,000,000 Company Shares of common stock, par value $1.00 per share (the "Company Common Stock"), of which, as of the date of this Agreement, 7,890,709 shares were issued and outstanding, and 900,000 Company Shares of Convertible/Redeemable Preferred Stock, par value $65.00 per share (the "Company Preferred Stock"), of which, as of the date of this Agreement, 138,163 shares were issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, except as otherwise provided in Section 1524(c) of the PBCL. As of the date of this Agreement, 150,750 shares of the Company Common Stock were reserved for issuance upon exercise of outstanding awards pursuant to the Option Plan, 79,001 shares of the Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan (the "Company ESPP"), 205,461 shares of the Company Common Stock were reserved for issuance under the Company's Dividend Reinvestment Plan and 7,890,709 shares of the Company Common Stock were reserved for issuance pursuant to the Rights Agreement. Except as set forth on Schedule 4.2, all outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 4.2 and except for the Company Rights, there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its subsidiaries is a party, or by which they may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries. Except for the Voting Agreements, there are not as of the date hereof and there will not be at the Effective Time of the Merger any registration rights agreements, shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Company Shares. There are no restrictions on the Company with respect to voting the stock of any of its subsidiaries.

   4.3 Authority Relative to This Agreement.

   (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Company Shares in accordance with the PBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

   (b) The Board of Directors has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated herein, including but not limited to all actions required to prevent the Company Rights from distributing or becoming exercisable pursuant to the Rights Agreement as a result of such transactions.

   4.4 Consents and Approvals; No Violation.

   (a) Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will:

      (i) conflict with or result in any breach of any provision of the respective Amended and Restated Articles of Incorporation or Bylaws, each as amended, of the Company or any of its subsidiaries;

      (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
   (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the articles of merger pursuant to the PBCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (D) such filings and consents as may be required by the Federal Communications Commission (the "FCC") or the rules and regulations promulgated by the FCC (the "FCC Rules") and the Pennsylvania Public Utilities Commission (the "PPUC") or the rules and regulations promulgated by the PPUC (the "PPUC Rules"), (E) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, or (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Company Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby, or (H) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent and/or Newco;

      (iii) except as set forth in Schedule 4.4(a)(iii), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained, or which individually or in the aggregate would not have a Company Material Adverse Effect; or

      (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 4.4 are duly and timely obtained or made and, with respect to the Merger, the approval of the Merger and this Agreement by the Company's shareholders has been obtained, violate any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets.

   (b) The affirmative vote of a majority of the voting power of the outstanding Company Shares in favor of the approval and adoption of this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's or its subsidiaries' securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

   4.5 SEC Reports; Financial Statements.

   (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1996, pursuant to the federal securities laws and the SEC's rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   4.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, as set forth in Schedule 4.6 to this Agreement or as contemplated by this Agreement, since December 31, 2000, there has not been (i) any Company Material Adverse Effect with respect to the Company and its subsidiaries; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any Company Shares; (iii) (A) any granting by the Company or any of its subsidiaries to any officer of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in Schedule 6.8(c), (B) any granting by the Company or any of its subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements listed in Schedule 6.8(c), true copies of which have been provided to Parent, or (C) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer; (iv) any amendment of any material term of any outstanding equity security of the Company or any subsidiary; (v) any repurchase, redemption or other acquisition by the Company or any subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any subsidiary, except as contemplated by Company Benefit Plans (as defined in Section 4.10 herein); (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or (vii) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

   4.7 Litigation. Schedule 4.7 accurately discloses in all material respects as of the date of this Agreement all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, which (i) are required to be disclosed therein by the Exchange Act or (ii) individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect.

   4.8 Insurance. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company and each of its subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage.

   4.9 Taxes.

   (a) Except as set forth on Schedule 4.9:

      (i) the Company and its subsidiaries are members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the Company is the common parent; such affiliated group files a consolidated federal income Tax Return; and neither the Company, any of its subsidiaries, any of its former subsidiaries, nor any entity to whose liabilities the Company or any of its subsidiaries or any of its former subsidiaries has succeeded, has ever filed a consolidated federal income Tax Return with (or been included in a consolidated return of) a different affiliated group;

      (ii) each of the Company, its subsidiaries and its former subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

      (iii) each of the Company, its subsidiaries and its former subsidiaries has paid all Taxes due and payable by it;

      (iv) there are no unpaid Taxes due and payable by the Company, its subsidiaries or its former subsidiaries or by any other person that are or could become a lien on any asset of the Company, or otherwise materially adversely affect the business, properties or financial condition, of the Company, any of its subsidiaries or any of its former subsidiaries;

      (v) each of the Company, its subsidiaries and its former subsidiaries is in material compliance with, and the records of each of them contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

      (vi) each of the Company, its subsidiaries and its former subsidiaries has collected or withheld all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate governmental agencies or set aside in appropriate accounts for future payment when due;

      (vii) the balance sheets and financial statements included in the Company SEC Reports fully and properly reflect, as of their dates, the liabilities of the Company and its subsidiaries and (insofar as the Company or any of its subsidiaries may be liable therefor) the former subsidiaries for all Taxes for all periods ending on or before such dates, and the books and records of the Company and its subsidiaries fully and properly reflect all liabilities for Taxes for all periods after December 31, 2000;

      (viii) none of the Company or its subsidiaries has granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of Tax, no unpaid Tax deficiency has been asserted against or with respect to any of the Company or its subsidiaries or (insofar as the Company or any of its subsidiaries may be liable therefor) the former subsidiaries by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of the Company or any of its subsidiaries or (insofar as the Company or any of its subsidiaries may be liable therefor) any of the former subsidiaries;

      (ix) none of the Company or its subsidiaries has made or entered into, or holds any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder;

      (x) none of the Company or its subsidiaries is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state law;

      (xi) none of the Company or its subsidiaries is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an "excess parachute payment" under Section 280G of the Code;

      (xii) there are no excess loss accounts or deferred intercompany gains with respect to any member of the affiliated group of which the Company is the common parent or any subgroup thereof;

      (xiii) neither the Company, any of its subsidiaries nor any of its former subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies; and

      (xiv) none of the Company or its subsidiaries is, or has been at any time within the last five years, a "United States real property holding corporation" for purposes of Section 897 of the Code.

   (b) Schedule 4.9 sets forth all Tax elections, consents and agreements made by or affecting any of the Company and its subsidiaries that will be in effect after the Closing Date, all material types of Taxes paid and Tax Returns filed by or on behalf of the Company and its subsidiaries, and all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of the Company, any of its subsidiaries or any of its former subsidiaries.

   (c) As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any governmental entity with respect to Taxes.

   4.10 Employee Benefit Plans; Labor Matters.

   (a) Schedule 4.10 contains a true and complete list of (A) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (B) all other material employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of the Company or any of its subsidiaries (collectively, a "Company Beneficiary"), or with respect to which the Company or any of its subsidiaries may have any liability ("Company Benefit Plans").

   (b) With respect to each Company Benefit Plan, the Company has heretofore delivered to Parent, as applicable, complete and correct copies of each of the following documents which the Company has prepared or has been required to prepare:

      (i) the Company Benefit Plans and any amendments thereto (or if a Company Benefit Plan is not a written agreement, a description thereof);

      (ii) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the "IRS");

      (iii) the most recent statement filed with the Department of Labor (the "DOL") pursuant to 29 U.S.C. (S) 2520.104-23;

      (iv) the three most recent annual Form 990 and 1041 reports filed with the IRS;

      (v) the three most recent actuarial reports;

      (vi) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

      (vii) the most recent summary plan description and summaries of material modifications thereto;

      (viii) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

      (ix) the most recent financial statement;

      (x) the most recent determination letter received from the IRS; and

      (xi) any agreement pursuant to which the Company or any subsidiaries is obligated to indemnify any person.

   (c) All contributions and other payments required to have been made by the Company or any entity (whether or not incorporated) that is treated as a single employer with the Company under Section 414 of the Code (a "Company ERISA Affiliate") with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of the Company SEC Reports have been reflected therein.

   (d) The terms of all Company Benefit Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in Schedule 4.10, no event or condition exists or has occurred that could cause the IRS to disqualify any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Schedule 4.10, with respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. To the knowledge of the Company, except as set forth in Schedule 4.10, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

   (e) With respect to each Company Benefit Plan, to the knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on the Company. No claim, action or litigation has been made, commenced or, to the knowledge of the Company, threatened, by or against and Company Benefit Plan or the Company or any of its subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on the Company.

   (f) Except as disclosed in Schedule 4.10, no Company Benefit Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local law that specifically mandates continued health coverage).

   (g) Except as disclosed in Schedule 4.10, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in
(A) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its subsidiaries to any Company Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable.

   (h) Except as described on Schedule 4.10, neither the Company nor any entity that was at any time during the six-year period ending on the date of this Agreement a Company ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that (A) is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA or (B) that is or was a multiemployer plan (as defined in Section 414(f) of the Code or Sections 3(37) or 4001(a)(31) of ERISA). With respect to each Company Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA, (i) each such Company Benefit Plan uses a funding method permissible under the Code and ERISA and the actuarial assumptions used in connection therewith are reasonable individually and in the aggregate, (ii) no such Company Benefit Plan has incurred an accumulated funding deficiency, whether or not waived, and (iii) except as otherwise disclosed on Schedule 4.10, as of the Effective Time, the fair market value of the assets of each such Company Benefit Plan will exceed or equal the "projected benefit obligation" (as defined in Statement of Financial Accounting Standard No. 87) and the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA is zero. With respect to each Company Benefit Plan that is or was subject to Title IV of ERISA, no such Company Benefit Plan has been terminated, no filing of a notice of intent to terminate such Company Benefit Plan has been made, and the PBGC has not initiated any proceeding to terminate any such Company Benefit Plan. To the knowledge of the Company, no event has occurred and there exists no condition or set of circumstances which presents a material risk that any Company Benefit Plan has or is likely to experience a partial termination. No assets of the Company or any of its subsidiaries are subject to any lien under
Section 302 of ERISA or Section 412 of the Code.

   4.11 Environmental Laws and Regulations. When used in this Section 4.11 and
Section 5.11:

   (a) "Environmental Laws" shall mean any and all federal, state or local laws, rules, orders, regulations, statutes, common law, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning any Regulated Materials, environmental protection, or human health protection involving Regulated Materials as in effect as of the Effective Time of the Merger or at any time in the past;

   (b) "Governmental Authority" shall mean any federal, state, or local governmental body, department, agency or subdivision responsible for the due administration and/or enforcement of any Environmental Law.

   (c) "Permits" shall mean all governmental approvals, authorizations, registrations, permits and licenses, including those related to environmental quality and the emission, discharge, storage, handling, treatment, use, generation or transportation of Regulated Materials required by Environmental Laws or otherwise required for the Company to conduct its business.

   (d) "Regulated Materials" shall mean any pollutant, contaminant, hazardous material, hazardous waste, infectious medical waste, hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, petroleum, crude oil or fractions thereof, petroleum products, waste or used oil, natural or synthetic gas, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or extraction procedure toxicity, as such terms are defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any Environmental Law; and

   (e) "Release" shall have the same meaning as provided in the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (S) 101(22), 42 U.S.C. (S) 9601(22).

      (i) Except as set forth in Schedule 4.11, the Company is now in compliance in all material respects with all Environmental Laws, and has been in compliance with Environmental Laws. The conduct of the businesses of the Company or Parent, as applicable, does not violate or conflict with in any material respect any Environmental Laws.

      (ii) Except as set forth in Schedule 4.11, the Company has obtained all necessary Permits. The Permits are in full force and effect, and are being complied with in all material respects. The Permits are transferable and will remain in effect or will be replaced, renewed or transferred as appropriate immediately following the Closing. No other governmental authorizations are necessary for the day to day operations of the Company.

      (iii) Except as set forth in Schedule 4.11, (A) the Company has not received any formal complaint or notice from any Governmental Entity or any other person alleging any past or present violation of any Environmental Law in connection with the operation of its business that is currently unresolved, (B) as of the date hereof, to the knowledge of the Company, there is no investigative proceeding against the Company by any governmental authority in connection with the past or present operation of its business, and (C) there are no claims under any Environmental Law against the Company.

      (iv) Except as set forth in Schedule 4.11, the Company has not been subject to any administrative or judicial enforcement action pursuant to any Environmental Law either now or at any time during the past three years in connection with its business or the Company.

      (v) Except as set forth in Schedule 4.11, the Company is not subject to any remedial obligation or other response action under a currently issued and applicable administrative order, decree, or agreement pursuant to any Environmental Law.

      (vi) Except as set forth in Schedule 4.11, (A) no real property currently or formerly owned, leased, operated or used by the Company (including real property used for off-site disposal of any Regulated Material) is listed on any federal list of Superfund or National Priorities List sites or similar governmental lists, (B) to the Company's knowledge, there exist no circumstances that could result in any such property being listed on any federal list of Superfund or National Priorities List sites or similar governmental lists regarding waste sites at which there has been a Release or threatened Release of Regulated Materials, and (C) to the Company's knowledge, none of its real property been used at any time by any person as a hazardous waste treatment, storage or disposal site.

   (vii) Except as set forth in Schedule 4.11, there are no (A) underground storage tanks (as defined under the Resource Conservation and Recovery Act or any equivalent Environmental Law), or (B) capacitors, transformers or other equipment or fixtures containing polychlorinated biphenyls ("PCBs") (other than light fixtures which contain PCBs), located in, at, under or on the real property owned or leased by the Company.

   (viii) Except as set forth in Schedule 4.11, there are no facts, actions, activities, circumstances, conditions, occurrences, events, liabilities, or incidents, including any Release, threatened Release, generation, use, treatment, storage, disposal, arranging for disposal, transportation, or the presence of Regulated Materials, that are likely to (A) result in any environmental liability, (B) prevent or interfere with the operation of the Company's business as it is currently being conducted, in compliance with all applicable Environmental Laws, (C) materially affect the assets, business or financial conditions of the Company, or (D) adversely impact or affect the use of any real property owned, operated, or leased by the Company.

   4.12 Intangible Property. The Company or a subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. As of the date of this Agreement, except as disclosed on Schedule 4.12, there are no claims pending or, to the Company's knowledge, threatened, that the

Company or any subsidiary is in violation of any such intangible property rights of any third party which is reasonably likely to have a Company Material Adverse Effect.

   4.13 Compliance with Laws and Orders. Except with respect to the matters described in Sections 4.9, 4.10 and 4.11, neither the Company nor any subsidiary is in violation of or in default under any law, statute, rule or regulation having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any government or regulatory authority ("Laws") or writ, judgment, decree, injunction or similar order of any governmental or regulatory authority, in each case, whether preliminary or final (an "Order"), applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which, individually, or in the aggregate with other such violations and defaults, could reasonably be expected to have a Company Material Adverse Effect.

   4.14 Rights Agreement. Assuming the accuracy of Parent's and Newco's representations in Section 5.25 of this Agreement, neither the execution nor the delivery of this Agreement will result in a "Distribution Date" (as defined in the Company Rights Agreement). The Company has irrevocably taken all actions necessary to make the Company Rights inapplicable to the Merger and the transactions contemplated hereby.

   4.15 Certain Agreements. Except as set forth in Schedule 4.15, neither the Company nor any of its subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in
Schedule 4.15 or except for any such as would not result in a Company Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, or any material lease, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 4.15, there are no amounts payable by the Company or its subsidiaries to any officers of the Company or its subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

   4.16 Brokers and Finders. Except for the fees and expenses payable to Legg Mason Wood Walker, Incorporated, which fees and expenses are reflected in its agreement with the Company, a true and correct copy of which has been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby.

   4.17 Opinion of Financial Advisor. The Company has received the opinion of Legg Mason Wood Walker, Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view.

   4.18 Accuracy of Information Furnished. No representation, statement, or information made or furnished by the Company to Parent or any of Parent's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Company has provided Parent with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

   4.19 Equity Investments. Except as set forth in Schedule 4.19, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Schedule 4.19 contains a complete and accurate list of the Company's direct and indirect subsidiaries.

   4.20 No Default. Except as set forth in Schedule 4.20, neither the Company nor any of its subsidiaries is in material breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), or (ii) any Law applicable to Company or its subsidiaries or any of their respective properties or assets.

   4.21 Material Contracts. Schedule 4.21 lists all written or oral contracts, agreements, leases, instruments or legally binding contractual commitments ("Contracts") that are of a type described below (collectively, the "Company Material Contracts"):

   (a) any Contract with a customer of the Company or its subsidiaries or with any entity that purchases goods or services from the Company or its subsidiaries for consideration paid to the Company or its subsidiaries of $100,000 or more in any fiscal year;

   (b) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $100,000;

   (c) any Contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $100,000, other than standard inventory purchase orders executed in the ordinary course of business;

   (d) any Contract relating to the borrowing of money or guaranty of indebtedness;

   (e) any collective bargaining or other arrangement with any labor union;

   (f) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company's capital stock or assets;

   (g) any Contract limiting, restricting or prohibiting the Company from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person;

   (h) any joint venture or partnership Contract;

   (i) any Contracts requiring future payments of $100,000 or more; and

   (j) any written employment Contract, severance agreement or other similar binding agreement or policy with any employee.

The Company has delivered to Parent a true and complete copy of each written Company Material Contract (and a written description of each oral Company Material Contract), including all amendments or other modifications thereto. Except as set forth in Schedule 4.21, each Company Material Contract is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and general principles of equity (whether applied in an action at law or in equity). Except as set forth in Schedule 4.21, the Company is in compliance with all obligations required to be performed by it under the Company Material Contracts, and the Company is not and, to the knowledge of the Company, no other party to a Company Material Contract is, in breach or default thereunder in any material respect.

   4.22 State Takeover Statutes; Anti-Takeover Provisions. The Company has taken all actions with respect to any anti-takeover provisions of the Company's Bylaws or Articles of Incorporation or applicable provisions of the PBCL necessary to enter into and consummate the Merger on the terms set forth in this Agreement.

   4.23 Transactions With Affiliates. Except as set forth in Schedule 4.23, or as contemplated by this Agreement, since December 31, 2000, the Company has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company in the ordinary course), (i) any employee of the Company, (ii) any shareholder of the Company, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) any member of the immediate family of any of the foregoing persons (collectively, "Company Affiliates"). Except as set forth in Schedule 4.23, (a) the Company's Material Contracts do not include any obligation or commitment between the Company and any Company Affiliate, (b) the assets of the Company do not include any receivable or other obligation or commitment from a Company Affiliate to the Company and (c) the liabilities reflected on the Company SEC Reports do not include any obligation or commitment to any Company Affiliate.

   4.24 Licenses. All licenses issued by the FCC and any applicable state agencies (the "Licenses") required for the operation of the business of the Company and its subsidiaries are set forth in Schedule 4.24 and are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would materially adversely affect the operations of the Company. All material fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid and no event has occurred with respect to the Licenses held by the Company which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. The Company is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's knowledge, is there any proceeding threatened, by any governmental entity, including the PPUC or the FCC, which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority.

   4.25 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act") contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's and Parent's shareholders and at the time of the Company Shareholders Meeting and Parent's Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, as it relates to the Company Shareholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent for inclusion or incorporation by reference therein.

   4.26 Title to and Condition of Assets.

   (a) Each of the Company and its subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth in Schedule 4.26, all such assets and properties, other than assets and properties in which the Company or any of the subsidiaries has leasehold interests, are free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("Liens"), and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

   (b) Each of the Company and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of the Company and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

   (c) Except as set forth in Schedule 4.26, to the knowledge of the Company, the buildings and premises of the Company and each of its subsidiaries that are used in its business are in adequate operating condition and in a state of adequate maintenance and repair, normal wear and tear excepted, are adequate for the purpose for which they are currently being used, and have access to adequate utility services necessary for the conduct of the business. All items of operating equipment of the Company and its subsidiaries are in adequate operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

   4.27 Undisclosed Liabilities and Commitments. Except as set forth in
Schedule 4.27, at the date of the most recent Company SEC Report, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of such subsidiaries has incurred (except in the ordinary course of business consistent with past practice), any liabilities, commitments or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

        ARTICLE V.--REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

   Each of Parent and Newco represent and warranty jointly and severally to the Company that:

   5.1 Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in such good standing would not have a Parent Material Adverse Effect or adversely affect the consummation of the transactions contemplated hereby. Each of Parent and its Significant Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority would not have a Parent Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective Articles of Incorporation and Bylaws, each as amended.

   5.2 Capitalization. The authorized capital stock of Parent consists of (a) 75,000,000 Shares of common stock, no par value per share (the "Parent Common Stock"), of which, as of the date of this Agreement, 16,874,616 shares were issued and outstanding, and (b) 1,000,000 shares of preferred stock, of which
(i) 100,000 shares are designated as Series A Preferred (none of which are issued and outstanding), (ii) 112,500 shares are designated as Senior Cumulative Convertible Preferred Stock, Series B ("Series B Preferred") (all of which are issued and outstanding), (iii) 137,500 shares are designated as Senior Cumulative Convertible Preferred Stock, Series C ("Series C Preferred") (all of which are issued and outstanding), and (iv) 77,200 shares are designated as Senior Cumulative Convertible Preferred Stock, Series D (none of which are issued and outstanding) (collectively, "Parent Preferred Stock"). All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. As of June 30, 2001, 6,486,433 shares of Parent Common Stock have been reserved for issuance upon conversion of the Series B Preferred and Series C Preferred shares of Parent Common Stock were reserved for issuance upon exercise of outstanding awards pursuant to Parent's option plans, and 72,179 shares of Parent Common Stock were reserved for issuance under Parent's Employee Stock Purchase Plan. Except as set forth on Schedule 5.2, all outstanding shares of capital stock of Parent's subsidiaries are owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on Schedule 5.2 and except for the Parent Rights, there are not, as of the date hereof, any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which Parent or any of its subsidiaries is a party, or by which they may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent or any of its subsidiaries. Except for the Voting Agreements and as set forth on Schedule 5.2, there are not as of the date hereof and there will not be at the Effective Time of the Merger any registration rights agreements, shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of Parent capital stock. There are no restrictions on Parent with respect to voting the stock of any of its subsidiaries. The shares of Parent Common Stock to be issued to shareholders of the Company will be duly authorized, validly issued, fully paid and nonassessable.

   5.3 Authority Relative to This Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

   5.4 Consents and Approvals; No Violation.

   (a) Neither the execution and delivery of this Agreement by Parent or Newco nor the consummation by Parent and Newco of the transactions contemplated hereby will:

      (i) conflict with or result in any breach of any provision of the Articles of Incorporation or the Bylaws, as amended, respectively, of Parent or Newco;

      (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
   (A) in connection with the applicable requirements of the HSR Act, (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the articles of merger pursuant to the PBCL and the VSCC and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) such filings and consents as may be required by the FCC or the FCC Rules and the VSCC or the rules and regulations promulgated by the VSCC (the "VSCC Rules"), (E) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (F) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (G) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not individually or in the aggregate have a Parent Material Adverse Effect or materially adversely affect the consummation of the transactions contemplated hereby or (H) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of the Company;

      (iii) except as set forth in Schedule 5.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which individually or in the aggregate would not have a Parent Material Adverse Effect; or

      (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, and, with respect to this Agreement, the approval by Parent's Shareholders has been obtained violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets.

   (b) The affirmative vote of (i) a majority of the voting power of the outstanding shares of Parent's voting capital stock in favor of the issuance of shares of Parent capital stock in connection with the Merger ("Parent Shareholder Approval") and (ii) the holders of Parent Preferred Stock in favor of the issuance of preferred stock by Parent and modifications to Parent Preferred Stock contemplated by the Financing Letter (as such term is defined in Section 5.24 herein), are the only votes of the holders of any class or series of Parent's or its subsidiaries' securities necessary to approve this Agreement and the transactions contemplated hereby.

   5.5 SEC Reports; Financial Statements.

   (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

   5.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports, as set forth in Schedule 5.6 to this Agreement or as contemplated by this Agreement, since December 31, 2000, there has not been (i) any Parent Material Adverse Effect with respect to Parent and its subsidiaries; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any Parent Stock; (iii) any amendment of any material term of any outstanding equity security of Parent or any subsidiary;
(v) any repurchase, redemption or other acquisition by Parent or any subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Parent or any subsidiary, except as contemplated by Parent Benefit Plans (as defined in Section 5.10 herein); (vi) any material damage, destruction or other property loss, whether or not covered by insurance; or (vii) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

   5.7 Litigation. Schedule 5.7 accurately discloses in all material respects as of the date of this Agreement all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of Parent or

Newco, threatened, which (i) are required to be disclosed therein by the Exchange Act or (ii) individually or in the aggregate are reasonably likely to have a Company Material Adverse Effect.

   5.8 Insurance. Parent maintains insurance coverage reasonably adequate for the operation of the business of Parent and each of its subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage.
   5.9 Taxes.

   (a) Except as set forth on Schedule 5.9:

      (i) both Parent and Newco, their subsidiaries and their former subsidiaries has filed or caused to be filed all Tax Returns required to have been filed by or for them, and all information set forth in such Tax Returns is correct and complete in all material respects;

      (ii) both Parent and Newco, their subsidiaries and their former subsidiaries have paid all Taxes due and payable by each;

      (iii) the balance sheets and financial statements included in the Parent SEC Reports fully and properly reflect, as of their dates, the liabilities of Parent and Newco and their subsidiaries and (insofar as Parent or Newco or any of their subsidiaries may be liable therefor) the former subsidiaries for all Taxes for all periods ending on or before such dates, and the books and records of Parent and Newco and their subsidiaries fully and properly reflect all liabilities for Taxes for all periods after December 31, 2000;

      (iv) none of Parent's or Newco's or their subsidiaries have granted (nor is any of them subject to) any waiver currently in effect of the period of limitations for the assessment of Tax, no unpaid Tax deficiency has been asserted against or with respect to any of Parent or Newco or their subsidiaries or (insofar as Parent and Newco or any of their subsidiaries may be liable therefor) the former subsidiaries by any taxing authority, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of Parent and Newco or any of their subsidiaries or (insofar as Parent and Newco or any of their subsidiaries may be liable therefor) any of the former subsidiaries.

   5.10 Employee Benefit Plans; Labor Matters.

   (a) Schedule 5.10 contains a true and complete list of (A) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ("ERISA"), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (B) all other material employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, employment contracts, retention incentive agreements, noncompetition agreements, consulting agreements, confidentiality agreements, vacation policies, and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of Parent or Newco or any of their subsidiaries (collectively, a "Parent Beneficiary"), or with respect to which Parent or Newco or any of their subsidiaries may have any liability ("Parent Benefit Plans").

   (b) With respect to each Parent Benefit Plan, Parent has heretofore delivered to the Company, as applicable, complete and correct copies of each of the following documents which Parent has prepared or has been required to prepare:

      (i) the Parent Benefit Plans and any amendments thereto (or if a Parent Benefit Plan is not a written agreement, a description thereof);

      (ii) the three most recent annual Form 5500 reports filed with the IRS;

      (iii) the most recent statement filed with the DOL pursuant to 29 U.S.C.
   (S) 2520.104-23;

      (iv) the three most recent annual Form 990 and 1041 reports filed with the IRS;

      (v) the three most recent actuarial reports;

      (vi) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

      (vii) the most recent summary plan description and summaries of material modifications thereto;

      (viii) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Parent Benefit Plan;

      (ix) the most recent financial statement;

      (x) the most recent determination letter received from the IRS; and

      (xi) any agreement pursuant to which Parent or any subsidiaries is obligated to indemnify any person.

   (c) All contributions and other payments required to have been made by Parent or Newco or any entity (whether or not incorporated) that is treated as a single employer with Parent or Newco under Section 414 of the Code (a "Parent ERISA Affiliate") with respect to any Parent Benefit Plan (or to any person pursuant to the terms thereof) have been or will be timely made and all such amounts properly accrued through the date of the Parent SEC Reports have been reflected therein.

   (d) The terms of all Parent Benefit Plans that are intended to be "qualified" within the meaning of Section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in Schedule 5.10, no event or condition exists or has occurred that could cause the IRS to disqualify any Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in Schedule 5.10, with respect to each Parent Benefit Plan, Parent and Newco and each Parent ERISA Affiliate are in compliance in all material respects with, and each Parent Benefit Plan and related source of benefit payment is and has been operated in compliance with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. To the knowledge of Parent or Newco, except as set forth in Schedule 5.10, no Parent Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

   (e) With respect to each Parent Benefit Plan, to the knowledge of Parent and Newco, there exists no condition or set of circumstances that could subject Parent or Newco or any Parent ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which Parent or Newco or any Parent ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on Parent or Newco. No claim, action or litigation has been made, commenced or, to the knowledge of Parent or Newco, threatened, by or against and Parent Benefit Plan or Parent or Newco or any of its subsidiaries with respect to any Parent Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on Parent or Newco.

   (f) Except as disclosed in Schedule 5.10, no Parent Benefit Plan that is a "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local law that specifically mandates continued health coverage).

   (g) The consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in (A) any payment (whether of severance pay or otherwise) becoming due from Parent or Newco or any of their subsidiaries to any Parent Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (B) any benefit under any Parent Benefit Plan being established or increased, or becoming accelerated, vested or payable.

   5.11 Neither Parent nor Newco nor any entity that was at any time during the six-year period ending on the date of this Agreement a Parent ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that (A) is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA,
Section 412 of the Code or Section 302 of ERISA or (B) that is or was a multiemployer plan (as defined in Sections 414(f) of the Code or 3(37) or 4001(a)(31) of ERISA). Environmental Laws and Regulations. Except as set forth in Schedule 5.11, Parent and Newco are in compliance in all material respects with all Environmental Laws. The conduct of the businesses of Parent and Newco do not violate or conflict with, in any material respect, any Environmental Laws.

   5.12 Compliance with Laws and Orders. Except with respect to the matters described in Section 5.9, 5.10 and 5.11, neither Parent nor Newco nor any subsidiary is in violation of or in default under any Law or Order, applicable to Parent or Newco or any subsidiary or any of their respective assets and properties the effect of which, individually or in the aggregate with other such violations and defaults could not reasonably be expected to have a Parent Material Adverse Effect.

   5.13 Rights Agreement. Neither the execution nor the delivery of this Agreement will result in a "Distribution Date" (as defined in the Parent Rights Agreement). Parent has irrevocably taken all actions necessary to make the Parent Rights inapplicable to the Merger and the transactions contemplated hereby.

   5.14 Certain Agreements. Except as set forth in Schedule 5.14, neither Parent nor Newco nor any of their subsidiaries are a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in Schedule 5.14 or except for any such as would not result in a Parent Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to any third party pursuant to, or accelerate the vesting or repurchase rights under, the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, license, or any material lease, contract, agreement or other instrument or obligation to which Parent or Newco or any of their subsidiaries is a party or by which any of them or any of their properties or assets may be bound. Except as set forth in Schedule 5.14, there are no amounts payable by Parent or Newco or their subsidiaries to any officers of Parent or Newco or their subsidiaries (in their capacity as officers) as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination.

   5.15 Brokers and Finders. Except for the fees and expenses payable to Morgan Stanley & Co. Incorporated which fees and expenses are reflected in its agreement with Parent, a true and correct copy of which has been furnished to the Company, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby.

   5.16 Opinion of Financial Advisor. Parent has received the opinion of Morgan Stanley & Co. Incorporated, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration, taking into account the terms of the Financing Letter (as defined in Section 5.24), is fair to Parent from a financial point of view.

   5.17 Accuracy of Information Furnished. No representation, statement, or information made or furnished by the Company to Parent or any of Parent's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the Company, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. Parent has provided the Company with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

   5.18 No Default. Except as set forth in Schedule 5.18, neither Parent nor any of its subsidiaries is in material breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), (ii) any Law applicable to Parent or its subsidiaries or any of their respective properties or assets or (iii) any material contract.

   5.19 Transactions With Affiliates. Except as set forth in Schedule 5.19, or as contemplated by this Agreement, since December 31, 2000, Parent has not, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of Parent in the ordinary course), (i) any employee of Parent, (ii) any shareholder of Parent, (iii) any Person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with Parent, or (iv) any member of the immediate family of any of the foregoing persons (collectively, "Parent Affiliates"). Except as set forth in Schedule 5.19, (a) Parent's Material Contracts do not include any obligation or commitment between Parent and any Parent Affiliate,
(b) the assets of Parent do not include any receivable or other obligation or commitment from a Parent Affiliate to Parent and (c) the liabilities reflected on Parent SEC Reports do not include any obligation or commitment to any Parent Affiliate.

   5.20 Licenses. All licenses issued by the FCC and any applicable state agencies (the "Licenses") required for the operation of the business of Parent and its subsidiaries are in full force and effect and there are no pending modifications, amendments or revocation proceedings which would materially adversely affect the operations of Parent. All material fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid and no event has occurred with respect to the Licenses held by Parent which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. Parent is in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which Parent has received notice, nor, to Parent's knowledge, is there any proceeding threatened, by any governmental entity, including the VSCC or the FCC, which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority.

   5.21 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to the Company's and Parent's shareholders and at the time of the Company Shareholders Meeting and Parent's Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, as it relates to the Parent Shareholders Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

   5.22 Title to and Condition of Assets.

   (a) Each of Parent and its subsidiaries has good title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth in Schedule 5.22, all such assets and properties, other than assets and properties in which Parent or any of the subsidiaries has leasehold interests, are free and clear of all Liens, and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of Parent or any of its subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

   (b) Each of Parent and each of its subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Parent and each of its subsidiaries enjoys peaceful and undisturbed possession under all such leases.

   (c) Except as set forth in Schedule 5.22, to the knowledge of Parent, the buildings and premises of Parent and each of its subsidiaries that are used in its business are in adequate operating condition and in a state of adequate maintenance and repair, normal wear and tear excepted, and are adequate for the purpose for which they are currently being used, have access to adequate utility services necessary for the conduct of the business. All items of operating equipment of Parent and its subsidiaries are in adequate operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

   5.23 Undisclosed Liabilities and Commitments. Except as set forth in
Schedule 5.23, at the date of the most recent Parent SEC Report, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred (except in the ordinary course of business consistent with past practice), any liabilities, commitments or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by GAAP to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

   5.24 Financing. Parent has provided to the Company a copy of the binding commitment letter from Welsh Carson, Anderson & Stowe in the form of Exhibit B attached hereto, including all exhibits, schedules or amendments thereto (the "Financing Letter"). The Financing Letter is effective and has not been withdrawn or modified. To the knowledge of Parent, the conditions set forth in the Financing Letter (including commitment fees) will be able to be satisfied prior to the Effective Time and Parent or Newco will have available at the Effective Time all funds necessary to consummate the Merger, the Agreement and the other transactions contemplated hereby subject to the conditions set forth in the Financing Letter. Parent shall keep the Company reasonably informed of the status of its financing for the Merger in a timely manner.

   5.25 Share Ownership. Neither Parent, Newco nor any of their affiliates beneficially owns, directly or indirectly, more than twenty percent (20%) of the Company Shares.

   5.26 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

               ARTICLE VI.--ADDITIONAL COVENANTS AND AGREEMENTS

   6.1 Conduct of Business of the Company. The Company agrees that during the period from the date of this Agreement to the Effective Time (unless Parent shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, as set forth in Schedule 6.1 or as set forth in the Company's 2001 operating and capital budget as submitted in writing to Parent prior to the date hereof (or as otherwise set forth with respect to such budget in Schedule 6.1) (and, if applicable, the Company's 2002 operating and capital budget as approved by Parent, in its reasonable discretion) prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent:

   (a) except for shares to be issued or delivered pursuant to the Company Option Plan with respect to options or commitments outstanding on the date of this Agreement, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Company Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

   (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Company Shares; provided, however, that the Company may in its discretion redeem the outstanding Company Rights at any time;

   (c) split, combine, subdivide or reclassify any Company Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Company Shares or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends not in excess of $0.21 per share per quarter and except for dividends by a wholly owned subsidiary of the Company to the Company;

   (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

   (e) adopt any amendments to its Articles of Incorporation or Bylaws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company;

   (f) except in accordance with the Asset Acquisition Agreement among the Company (and certain of its affiliates) and Mountain Union Telecom, LLC dated March 15, 2001 (as in effect on the date hereof, with any modifications, amendments or waivers as Parent may agree in writing), make any material divestiture or acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

   (g) other than as set forth in the Company's 2002 capital and operating budget, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly owned subsidiary of the Company;

   (h) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

   (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business and in accordance with past practice;

   (j) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof;

   (k) except as set forth on Schedule 6.1(k), enter into any new or materially amend any existing employment or severance or termination agreement with any director, officer or employee;

   (l) except as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

   (m) make or agree to make any capital expenditures or material commitments;

   (n) neither the Company nor any executive officer or director of the Company or any Subsidiary nor any shareholder of the Company who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the Securities Act) of Company shall purchase or sell or submit a bid to purchase or an offer to sell directly or indirectly any shares of Parent Common Stock or any options rights or other securities convertible into shares of Parent Common Stock during the Price Determination Period; or

   (o) take any action or fail to take any action which could reasonably be expected to result in a breach of any representation warranty or covenant hereunder.

   6.2 Conduct of Business of Parent.

   (a) Parent agrees that during the period from the date of this Agreement to the Effective Time (unless the Company shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Parent will, and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement, as set forth in Schedule 6.2 or as set forth in Parent's 2001 operating budget as submitted in writing to the Company prior to the date hereof (and, if applicable, Parent's 2002 operating and capital budget), prior to the Effective Time, neither Parent nor any of its Subsidiaries will, without the prior written consent of the Company:

      (i) enter into any agreement relating to a transaction which would require the approval of its shareholders under the VSCA or the listing standards of the Nasdaq, including, without limitation, (A) entering into an agreement to effect, or effecting, a Change in Control with respect to Parent, (B) altering through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or organization of Parent or any Subsidiary or (C) adopt any amendments to its Articles of Incorporation or Bylaws which would alter the terms of the Parent Common Stock;

      (ii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or of its Subsidiaries (other than with respect to the Merger);

      (iii) other than with respect to the Preferred Stock contemplated by the Financing Letter, adopt any amendments to its Articles of Incorporation or otherwise alter its capital structure;

      (iv) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to Parent or any wholly owned subsidiary of Parent;

      (v) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

      (vi) take any action or fail to take any action which could reasonably be expected to result in a breach of any representation warranty or covenant hereunder.

   (b) In addition, during the period from the date of this Agreement until the Effective Time:

      (i) Parent shall not amend the Financing Letter in any material respect and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in the Financing Letter and to consummate the transactions contemplated by such Financing Letter; or

      (ii) Neither Parent nor any Subsidiary, nor any executive officer or director of Parent or any Subsidiary, nor any shareholder of Parent who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the Securities Act) of Parent shall purchase or sell on Nasdaq, or submit a bid to purchase or an offer to sell on Nasdaq, directly or indirectly, any shares of Parent Common Stock or any options, rights or other securities convertible into shares of Parent Common Stock during the Price Determination Period.

   6.3 No Solicitation of Transactions.

   (a) The Company agrees that, as of the date of this Agreement, it has, and has caused each officer, director or employee of, or any investment banker, attorney or other advisor or representative of the Company or any subsidiary (the "Company Representatives"), to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party (as defined below) conducted heretofore with respect to any Competing Transaction (as defined below). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Company Representatives to (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Newco or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 5% of the assets of the Company and its subsidiaries, taken as a whole, or 5% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 5% of the assets of the Company and its Subsidiaries, taken as a whole, or 5% or more of any class of equity securities of the Company (a "Competing Transaction"); (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to or access to the properties of, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction; or waive the provisions of any "standstill" or similar agreement or (iii) enter into any agreement with respect to any Competing Transaction, approve or recommend or resolve to approve or recommend any Competing Transaction or enter into any agreement requiring it to abandon, terminate or fail to consummate the Merger and the other transactions contemplated by this Agreement.

   Notwithstanding the foregoing sentence, if the Company receives a bona fide, unsolicited, written proposal or offer for a Competing Transaction by a Third Party, which the Board of Directors determines in good faith (after consulting the Board of Directors' independent financial advisor) (A) will result in terms which are more favorable from a financial point of view to the holders of Company Shares than the Merger and the other transactions contemplated by this Agreement and, after consultation with counsel, determines that failure to take such action may result in a breach of its fiduciary duties under applicable laws; and (B) is reasonably capable of being consummated (provided that the Company, including the Board of Directors, and any of its advisors shall be permitted to contact such Third Party and its advisors solely for the purpose of clarifying the proposal and any material contingencies and the capability of consummation) and (C) is subject to a confidentiality agreement with such Third Party on terms no less favorable to the Company, in all material respects, than the confidentiality agreement with Parent (each if amended or restated a "Superior Competing Transaction"), then the Company may, in response to an unsolicited request therefor and subject to compliance with Section 6.2(b), furnish information with respect to the Company and its subsidiaries to and participate in discussions and negotiations directly or through its representatives with, such Third Party, provided that the Company shall have delivered to Parent prior written notice that it intends to take such action.

   The Board of Directors of the Company shall be permitted to withhold, withdraw or modify in a manner adverse to Parent, its recommendation to the holders of the Company Shares, but only if (i) such Third Party submits an unsolicited Competing Transaction that the Board of Directors believes, in its good faith judgment, is reasonably likely to result in a Superior Competing Transaction and after consultation with counsel, determines that failure to take such action may result in a breach of fiduciary duties under applicable law and (ii) the Company shall have delivered to Parent prior written notice that it intends to take such action, including therein the identity of such Third Party and the terms and conditions of such Superior Competing Transaction. The Company, its officers, directors, advisors, and representatives shall immediately cease all activities, discussions and negotiations, if any, with any person conducted prior to the date hereof. Nothing contained in this Agreement shall prevent the Board of Directors from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

   (b) The Company shall promptly advise Parent orally and in writing of (i) any Competing Transaction or any inquiry with respect to or which could reasonably be expected to lead to any Competing Transaction received by any officer or director of the Company or, to the knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company;
(ii) the identity of the Third Party submitting such Competing Transactions or making such inquiry, and (iii) the material terms and conditions of such Competing Transaction. The Company will keep Parent reasonably informed on a current basis of the status and details of any such Competing Transaction (including amendments and proposed amendments) proposal or inquiry in a timely manner.

   6.4 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions (including, but not limited to, (i) filings under the HSR Act and any other submissions requested by the PPUC, VSCC, FCC, Federal Trade Commission or Department of Justice and (ii) such filings, consents, approvals, orders registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of any or all of the Company, Newco and Parent.

   (a) Notwithstanding the foregoing, the Company shall not be obligated to use its reasonable efforts or take any action pursuant to this Section 6.4 if in the good faith opinion of the Board of Directors in accordance with Section 6.3(a) after consultation with its counsel such actions might be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

   6.5 Access to Information. Upon reasonable notice, each party shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of such party ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish or make available reasonably promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The confidentiality agreements, dated May 2, 2001 and June 20, 2001, respectively (the "Confidentiality Agreements"), by and between the Company and Parent shall apply with respect to information furnished by each party, its subsidiaries and its Representatives to the other hereunder.

   6.6 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any agreement with any national securities exchange or automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall consult in good faith with the other party before issuing any such press releases or making any such public announcements.

   6.7 Indemnification of Directors and Officers.

   (a) In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, demand, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company or any subsidiary of the Company (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company or any subsidiary of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that the Company shall indemnify and hold harmless, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), (A) the Company, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to such amounts, (B) the Indemnified Parties may retain one counsel satisfactory to them (except in case of a conflict of interest among two or more Indemnified Parties, in which case more than one counsel may be retained), and the Company, and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay all reasonable fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received and (C) the Company and the Surviving Corporation will, and Parent will cause the Surviving Corporation to, use their commercially reasonable efforts to assist in the defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further, that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if, but only to the extent that, a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof, provided, that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

   (b) Parent and Newco agree that all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees and agents of the Company and the subsidiaries of the Company in the Articles of Incorporation and Bylaws of the Company as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the disposition of such Claim. For a period of six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies with an amount of coverage not less than 100% of the amount of existing coverage, or policies that are no less favorable to the Indemnified Parties, and with an amount of coverage not less than 100% of the amount of existing coverage, than the policies which are currently maintained by the Company, with respect to claims arising from facts or events which occurred at or before the Effective Time, so long as such policies are available for an annual premium which is no more than 200% of the current annual premium for the existing policies; provided, that if such policies are not available for an annual premium of no more than 200% of the current annual premium, then policies in an amount and scope as great as can be obtained for an annual premium of 200% of the current annual premium shall be obtained.

   (c) This Section 6.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.7.

   (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.

   (e) To the extent permitted by law, all rights of indemnification for the benefit of any Indemnified Party shall be mandatory rather than permissive.

   6.8 Employees.

   (a) Following the Effective Time, (i) Parent shall cause Newco and its successors: (A) to satisfy each of the agreements and arrangements (the "Employment Obligations") described in subsection (c) below with respect to the employees (the "Contract Employees") subject to such agreements and arrangements, (B) use its commercially reasonable efforts to retain each present full-time employee of the Company at such employee's current position with such current responsibilities (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with Newco or Parent at a salary commensurate with the position), (C) pay compensation to each person who was employed as of the Effective Time and who continues to be employed by Newco or Parent on and after the Effective Time, that is at least equal to the aggregate compensation that such person was receiving from the Company prior to the Effective Time (unless there is a material change in the duties and responsibilities of such employee), (ii) in the event that Parent causes Parent or Newco to continue to employ officers or employees of the Company as of the Effective Time, Newco or Parent or their successors shall employ such persons on the Effective Time who are not Contract Employees as "at will" employees, (iii) officers and employees of the Company who continue employment with Newco or Parent or their successors after the Effective Time and who are Contract Employees will be employed pursuant to the terms and conditions of their respective Employment Obligations, and (iv) in the event Newco or Parent or their successors do not employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties or for cause) of any officers or employees of the Company as of the Effective Time who are not Contract Employees, Parent shall cause Parent or Newco or their successors to pay the following severance benefits to such employees: a minimum of 2 weeks' salary, with an additional one week for each year of service, with a maximum of 26 weeks' salary.

   (b) Except as set forth on Schedule 6.8(b), for a period of two (2) years following the Effective Time, Parent agrees to provide employee benefit plans, programs, arrangements and policies for the benefit of employees and retired employees of the Company and its subsidiaries that in the aggregate are no less favorable to such employees and retired employees than the Company Plans. In the case of benefit plans and programs under which benefits are paid or determined by reference to the value of Company Shares, Parent agrees that such benefits shall be paid or determined by reference to the value of shares of common stock of Parent in an equitable manner. All service credited to each employee and retired employee by the Company through the Effective Time shall be recognized by Parent for purposes of eligibility and vesting under the Parent Benefit Plans. Without limiting the foregoing, Parent shall not treat any Company employee as a "new" employee or retired employee for purposes of any pre-existing condition exclusions, waiting periods, evidence of insurability requirements or similar provision under any health or other welfare plan, and will use commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s), to the extent applicable, to ensure such result.

   (c) Parent and the Surviving Corporation hereby agree to honor (without modification) and assume the employment agreements, executive termination agreements and individual benefit arrangements listed on Schedule 6.8(c) (except to the extent that such agreements have been waived prior to the Effective Time), all as in effect at the Effective Time.

   6.9 Registration Statement; Joint Proxy Statement.

   (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC a Joint Proxy Statement, and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Joint Proxy Statement shall be included as a prospectus in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger. Parent and the Company shall each use all commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. In connection with the preparation of the Registration Statement and Joint Proxy Statement, the Company shall furnish all information concerning the Company as Parent may reasonably request, and Parent shall furnish all information concerning Parent as the Company may reasonably request. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders.

   (b) Subject to Section 6.3, the Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of the Company to the shareholders of the Company in favor of Company Shareholder Approval; notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may withhold, withdraw, modify or amend its recommendation if in the good faith opinion of the Board of Directors, arrived at in accordance with the provisions of Section 6.3(a), after consultation with counsel, such recommendation might be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; and any such withholding, withdrawal, modification or amendment shall not constitute a breach of this Agreement.

   (c) The Joint Proxy Statement shall include the unanimous recommendation of the Board of Directors of Parent to the shareholders of Parent in favor of Parent Shareholder Approval.

   (d) Except as may be required by law, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon or requests for additional information by the SEC.

   (e) Parent shall promptly prepare and submit to the Nasdaq a listing application covering the shares of Parent Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time of the Merger, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

   6.10 Shareholders' Approvals.

   (a) The Company, acting through its Board of Directors, shall, in accordance with the provisions of this Agreement, the PBCL, any other applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective the meeting of the Company's shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approval.

   (b) Parent, acting through its Board of Directors, shall, in accordance with the provisions of this Agreement, the VSCA, any other applicable law and its Articles of Incorporation and Bylaws, promptly and duly call, give notice of, and convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective the meeting of Parent's shareholders (the "Parent Shareholders Meeting", together with any Company Shareholders Meeting, the "Shareholders Meetings") for the purpose of obtaining the Parent Shareholder Approval.

   (c) Parent and the Company shall use commercially reasonable efforts to solicit from their respective shareholders proxies in favor of such approvals, and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the PBCL, VSCA or the Nasdaq, as applicable, to obtain such approvals, in accordance with the provisions of this Agreement unless, in the good faith opinion of the Company's Board of Directors, arrived at in accordance with the provisions of Section 6.3(a), after consultation with its counsel, obtaining such approvals might be inconsistent with its fiduciary duties to the Company's shareholders under applicable law.

   6.11 Reorganization Treatment. Each of Parent, Newco and the Company shall use its reasonable efforts to cause the Merger to constitute a "reorganization" within the meaning of Section 368(a) of the Code for federal income Tax purposes, including, without limitation, providing reasonable representations requested by counsel in connection with the tax opinions to be provided by counsel pursuant to Sections 7.1(h). Unless otherwise required by law, each party shall (i) report the Merger on all Tax Returns and other filings as a reorganization within the meaning of Section 368(a) of the Code and (ii) not take any position or action that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

            ARTICLE VII.--CONDITIONS TO CONSUMMATION OF THE MERGER

   7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated.

   (b) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and the waiting periods under the HSR Act shall have expired or been terminated.

   (c) Company Shareholder Approval shall have been obtained.

   (d) Parent Shareholder Approval shall have been obtained in accordance with applicable law, the Nasdaq and Parent's Articles of Incorporation.

   (e) The shares of Parent Common Stock issuable in connection with the Merger shall have been approved for trading on the Nasdaq, subject to official notice of issuance.

   (f) The Registration Statement shall have become effective under the Securities Act, and all post-effective amendments shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

   (g) There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Parent Material Adverse Effect.

   (h) The Company and Parent shall have received the opinion of Hunton & Williams, counsel to Parent, dated the Closing Date and in form and substance reasonably satisfactory to each of the Company and Parent, to the effect that, for federal income tax purposes: (i) the Merger will be a reorganization within the meaning of Section 368(a) of the Code; (ii) neither the Company, Parent nor Newco will recognize any gain or loss upon consummation of the Merger; (iii) a Company shareholder will not recognize any gain or loss upon the exchange of shares of Company Shares solely for shares of Parent Stock in the Merger, and
(iv) a Company shareholder who receives cash and shares of Parent stock in exchange for shares of Company Shares in the Merger will recognize any gain realized (including any gain treated as a dividend) up to the amount of cash received, but will not recognize any loss. Such opinion may be conditioned upon the receipt of representations of the Company, Parent and Newco, all in form and substance reasonably satisfactory to such counsel, and reasonable assumptions set forth therein.

   7.2 Conditions to the Company's Obligations to Effect the Merger. The obligations of the Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

   (a) The representations and warranties of Parent and Newco contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

   (b) Parent and Newco shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and the Company shall have received a certificate of the President or a Vice President of Parent to the foregoing effect.

   (c) No Distribution Date (as defined in the Parent Rights Agreement) shall have arrived.

   (d) There shall have been no Parent Material Adverse Effect since the date of this Agreement.

   7.3 Conditions to Parent's and Newco's Obligations to Effect the Merger. The obligations of Parent and Newco to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

   (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

   (b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the President or a Vice President of the Company to the foregoing effect.

   (c) No Distribution Date (as defined in the Company Rights Agreement) shall have occurred.

   (d) All of the Company's Preferred Stock shall have been converted into shares of the Company's Common Stock.

   (e) The Company shall have delivered to Parent agreements in the form of Exhibit C ("Company Affiliate Agreements") executed by each person who could reasonably be deemed to be an "affiliate" of the Company (as that term is used in Rule 145 of the Securities Act).

   (f) James S. Quarforth and Carl A. Rosberg shall have been elected as members of the Board of Directors and officers of the Surviving Corporation as of the Effective Time.

   (g) There shall have been no Company Material Adverse Effect since the date of this Agreement.

   (h) Notwithstanding anything to the contrary in this Agreement, holders of no more than five percent (5%) of the Outstanding Shares shall have demanded appraisal rights for their shares in accordance with the PBCL.

                 ARTICLE VIII.--TERMINATION; AMENDMENT; WAIVER

   8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

   8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (ii) the Company Shareholder Approval shall not have been received at the Company Shareholders Meeting duly called and held, or (iii) the Parent Shareholder Approval shall not have been received at the Parent Shareholder Meeting duly called and held, or (iv) the Effective Time shall not have occurred on or before June 30, 2002, unless otherwise extended in accordance with the terms of this Agreement (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this
Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to close.

   8.3 Termination by Parent. This Agreement may be terminated by Parent prior to the Effective Time, if (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure, (ii) any representation or warranty of the Company contained in this Agreement shall not be true and correct as of the Effective Time (in all material respects in the case of representations and warranties not already qualified as to materiality by their terms and except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date and except, in any case, such failures to be true and correct which are not reasonably likely to have a Company Material Adverse Effect); provided, that such failure is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure or (iii) the Company breaches the provisions of Section 6.3 or the Board of Directors of the Company withholds, withdraws or materially modifies or amends its recommendation of this Agreement or the Merger.

   8.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if (i) Newco or Parent shall have failed in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure, (ii) any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct as of the Effective Time (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms and except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date and except, in any case, such failures to be true and correct which are not reasonably likely to have a Parent Material Adverse Effect); provided, that such failure to be true and correct is not cured), or is incapable of being cured, within 30 days after receipt by Parent of written notice of such failure, or (iii) the Board of Directors of the Company withholds, withdraws or materially modifies or changes its recommendation of this Agreement or the Merger if there exists at such time a proposal or offer for a Competing Transaction that constitutes a Superior Competing Transaction; provided, that the Company may not terminate this Agreement pursuant to this Section 8.4(iii) unless and until (A) ten (10) business days have elapsed following delivery to Parent of written notice of such determination by the Board of Directors and during such ten (10) business day period the Company has given Parent reasonable opportunity to discuss with the Company the Superior Competing Transaction and any proposed amendments to this Agreement; (B) at the end of such ten (10) business day period the Superior Competing Transaction continues to constitute a Superior Proposal (taking into consideration any modifications to the terms hereof proposed by Parent) and the Board of Directors confirms its determination, after consultation with its counsel and its independent financial advisor, that it is a Superior Competing Transaction, and (C) it shall be a condition to termination pursuant to this Section 8.4(iii) that the Company shall have made the payment of the fee to Parent required by Section 8.5(b).

   8.5 Effect of Termination.

   (a) In the event of the termination and abandonment of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5 and the provisions of Sections 9.1 and 9.2 and the last two sentences of Section 6.3. Nothing contained in this Section 8.5 shall relieve any party from liability for any willful breach of any covenant or other agreement contained in this Agreement.

   (b) In the event of termination of this Agreement without consummation of the transactions contemplated hereby:

      (i) by Parent pursuant to Section 8.3(iii); or

      (ii) by the Company pursuant to Section 8.4(iii);

   then the Company shall make payment to Parent by wire transfer of immediately available funds of a fee in the amount equal to $10,000,000 (the "Termination Fee"), such amount to constitute liquidated damages, in the case of clause (i) above, within two business days following such termination, or, in the case of clause (ii) above, concurrently with such termination; or

      (iii) by either Parent or the Company pursuant to Section 8.2(ii) if prior to such termination the Company receives a proposal or offer for a Superior Competing Transaction, then the Company shall make payment to Parent by wire transfer of immediately available funds in an amount equal to Parent's documented expenses incurred in connection with the transactions contemplated by this Agreement ("Parent's Expenses") within five business days following receipt of such documentation; and further, if, within nine months after the termination of this Agreement pursuant to this Section 8.5(b)(iii) the Company enters into a definitive agreement in respect of, or approves or recommends any Competing Transaction or agrees or resolves to do the foregoing, then the Company shall make payment to Parent by wire transfer of immediately available funds in an amount equal to the Termination Fee less Parent's Expenses not later than the earliest of the date of such definitive agreement, approval, recommendation, agreement or resolution.

   8.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                    ARTICLE IX.--MISCELLANEOUS AND GENERAL

   9.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Parent Companies, any and all property or transfer taxes imposed on the Surviving Corporation.

   9.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Effective Time. This
Section 9.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreements shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.

   9.3 Modification or Amendment. Subject to the applicable provisions of the PBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

   9.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

   9.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

   9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

   9.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

   (a) If to the Company, to

        Conestoga Enterprises, Inc.
        202 East First Street
        Birdsboro, PA 19508
        Attention: Albert H. Kramer, President
        (610) 582-5604 (telephone)
        (610) 582-6338 (telecopier)

        with copies to:

        Barley, Snyder, Senft & Cohen, LLC
        501 Washington Street
        Reading, PA 19603
        Attention: John S. Hibschman, Esquire
        (610) 376-6651 (telephone)
        (610) 376-5243 (telecopier)

        and

        Barley, Snyder, Senft & Cohen, LLC
        126 East King Street
        Lancaster, PA 17602
        Attention: Paul G. Mattaini, Esquire
        (717) 299-1519 (telephone)
        (717) 291-4660 (telecopier)

   (b) If to Parent or Newco, to

        Attention:
        James S. Quarforth, CEO
        NTELOS Inc.
        401 Spring Lane, Suite 300
        P.O. Box 1990
        Waynesboro, VA 22980
        (540) 946-3500 (telephone)
        (540) 946-3595 (telecopier)

        with copies to:

        Attention:

        David M. Carter, Esquire
        Hunton & Williams
        Bank of America Plaza, Suite 4100
        600 Peachtree Street, NE
        Atlanta, GA 30308

        (404) 888-4246 (telephone)
        (404) 888-4190 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

   9.8 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreements (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

   9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article III hereof following the Effective Time, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

   9.10 Certain Definitions.

   (a) As used herein:

      (i) "Company Material Adverse Effect" shall mean any adverse change in the financial condition, business, assets or results of operations of the Company or any of its subsidiaries which is material to the Company or any of its Significant Subsidiaries, taken as a whole, excluding any changes or effects (i) resulting from general changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and its subsidiaries are involved, (ii) resulting from the execution of this Agreement or the transactions contemplated hereby, or (iii) identified in the Company's 2001 operating and capital budget, as amended, and other forecasted financial information, in each case in the form furnished to Parent in writing prior to the date hereof.

      (ii) "Parent Material Adverse Effect" shall mean any adverse change in the financial condition, business, assets or results of operations of Parent or any of its Significant Subsidiaries which is material to Parent and its subsidiaries, taken as a whole, excluding any changes or effects (i) resulting from general changes in economic, market, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and its subsidiaries are involved, (ii) resulting from the execution of this Agreement or the transactions contemplated hereby, or
   (iii) identified in Parent's 2001 operating and capital budget, as amended, and other forecasted financial information, in each case in the form furnished to the Company in writing prior to the date hereof.

      (iii) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

      (iv) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

   (b) The following capitalized terms defined elsewhere in this Agreement are defined in the sections indicated below.

                        Term                  Section
                        ----                ------------
                        Agreement.......... Introduction
                        Board of Directors. Recitals
                        Cash Consideration. 3.1
                        Cash Election...... 3.2
                        Cash/Stock Election 3.2
                        Certificates....... 3.1
                        Claim.............. 6.7

                  Closing........................ 1.4
                  Closing Market Price........... 3.1
                  Code........................... Recitals
                  Company........................ Introduction
                  Company Affiliate Agreements... 7.3
                  Company Affiliates............. 4.23
                  Company Beneficiary............ 4.10
                  Company Benefit Plans.......... 4.10
                  Company Common Stock........... 4.2
                  Company ERISA Affiliate........ 4.10
                  Company ESPP................... 4.2
                  Company Material Adverse Effect 9.10
                  Company Material Contracts..... 4.21
                  Company Option................. 3.10
                  Company Option Plan............ 3.10
                  Company Preferred Stock........ 4.2
                  Company Right.................. 3.1
                  Company Right Agreement........ 3.1
                  Company SEC Reports............ 4.5
                  Company Shareholder Approval... 4.4
                  Company Shareholders Meeting... 6.10
                  Company Shares................. 3.1
                  Competing Transaction.......... 6.3
                  Confidentiality Agreements..... 6.5
                  Contract Employees............. 6.8
                  Contracts...................... 4.21
                  Conversion Ratio............... 3.1
                  Dissenting Shares.............. 3.8
                  Distribution Date.............. 4.14
                  DOL............................ 4.10
                  Effective Time................. 1.2
                  Election....................... 3.2
                  Election Deadline.............. 3.2
                  Employment Obligations......... 6.8
                  Environmental Laws............. 4.11
                  ERISA.......................... 4.10
                  Exchange Act................... 3.11
                  Exchange Agent................. 3.2
                  FCC............................ 4.4
                  FCC Rules...................... 4.4
                  Financing Letter............... 5.24
                  Form of Election............... 3.2
                  Governmental Authority......... 4.11
                  HSR Act........................ 4.4
                  Indemnified Parties............ 6.7
                  IRS............................ 4.10
                  Laws........................... 4.13
                  Letter of Transmittal.......... 3.6
                  Licenses....................... 4.24
                  Liens.......................... 4.26
                  Maximum Cash Percentage........ 3.3
                  Merger......................... 1.1

                  Merger Consideration.......... 3.1
                  Nasdaq........................ 3.1
                  Newco......................... Introduction
                  Non-Electing Company Share.... 3.3
                  Option........................ 3.6
                  Order......................... 4.13
                  Outstanding Shares............ 3.1
                  Parent........................ Introduction
                  Parent Beneficiary............ 5.11
                  Parent Benefit Plan........... 5.11
                  Parent Common Stock........... 5.2
                  Parent Companies.............. 3.1
                  Parent Material Adverse Effect 9.10
                  Parent Options................ 3.10
                  Parent Rights................. 3.1
                  Parent Rights Agreement....... 3.1
                  Parent SEC Reports............ 5.5
                  Parent Shareholder Approval... 5.4
                  Parent Shareholders Meeting... 6.10
                  Parent Significant Subsidiary. 9.10
                  Parent Stock.................. 3.1
                  Parent Stock Consideration.... 3.1
                  Parent Affiliates............. 5.19
                  PBCL.......................... Recitals
                  PCBs.......................... 4.11
                  Permits....................... 4.11
                  PPUC.......................... 4.4
                  PPUC Rules.................... 4.4
                  Price Determination Period.... 3.1
                  Registration Statement........ 6.9
                  Regulated Materials........... 4.11
                  Release....................... 4.11
                  Parent Representatives........ 6.5
                  Remaining Cash Percentage..... 3.3
                  SEC........................... 3.1
                  Securities Act................ 4.25
                  Shareholders Meeting.......... 6.10
                  Stock Election................ 3.2
                  Subsidiary.................... 9.10
                  Significant Subsidiary........ 9.10
                  Superior Competing Transaction 6.3
                  Surviving Corporation......... 1.1
                  Tax Returns................... 4.9
                  Tax, Taxes.................... 4.9
                  Termination Date.............. 8.2
                  Third Party................... 6.3
                  Treasury Shares............... 3.1
                  Voting Agreements............. Recitals
                  VSCC.......................... 5.4
                  VSCC Rules.................... 5.4
                  VSCA.......................... Recitals

   9.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

   9.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

   9.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          CONESTOGA ENTERPRISES, INC.

                                          By: _________________________________
                                             Name: Albert H. Kramer
                                             Title: President

                                          NTELOS INC.

                                          By: _________________________________
                                             Name: James S. Quarforth
                                             Title: Chief Executive Officer

                                          NTELOS ACQUISITION CORP.

                                          By: _________________________________
                                             Name: James S. Quarforth
                                             Title: Chief Executive Officer

                                                                         ANNEX B

               FAIRNESS OPINION OF LEGG MASON WOOD WALKER, INC.

July 24, 2001

Board of Directors
Conestoga Enterprises, Inc.
202 East First Street
Birdsboro, PA 19508

Attention: John R. Bentz
         Chairman of the Board

   We have been advised that Conestoga Enterprises, Inc. ("Conestoga" or the "Company") is considering entering into an Agreement and Plan of Merger (the "Agreement") with NTELOS Inc. ("NTELOS") and NTELOS Acquisition Corp. ("Merger Sub"), pursuant to which the Company will be merged (the "Merger") with and into Merger Sub and each outstanding share of common stock, par value $1.00 per share, of the Company (each a "Share") will be converted into the right to receive, at the option of the holder thereof (i) the number of shares of common stock, no par value, of NTELOS ("NTELOS Stock") equal to the Conversion Ratio (as defined in the Agreement), provided, however, that the Conversion Ratio will not exceed 2.2222 nor be less than 1.3333 (the "Stock Consideration") or
(ii) $40 in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion, including that the aggregate number of Shares to be converted into the right to receive the Cash Consideration shall not exceed 58 percent of the aggregate number of Shares outstanding. The combination of Stock Consideration and Cash Consideration to be paid by NTELOS pursuant to the Agreement is referred to as the "Merger Consideration."

   You have requested our opinion, as investment bankers, as to whether the Merger Consideration is fair to the holders of Shares, from a financial point of view.

   For purposes of rendering this opinion, we have, among other things:

      (i) reviewed and analyzed the July 23, 2001 draft copy of the Agreement presented to the Board of Directors of Conestoga (the "Board");

      (ii) reviewed and analyzed the audited consolidated financial statements of Conestoga contained in its Form 10-K for the fiscal year ended December 31, 2000 and the unaudited consolidated financial statements of Conestoga contained in its Form 10-Q for the quarter ended March 31, 2001;

      (iii) reviewed and analyzed the audited consolidated financial statements of NTELOS contained in its Form 10-K for the fiscal year ended December 31, 2000 and unaudited consolidated financial statements of NTELOS contained in its Form 10-Q for the quarter ended March 31, 2001;

      (iv) reviewed the reported prices and trading activity of the publicly-traded securities of Conestoga and NTELOS;

      (v) reviewed and analyzed certain other publicly available information concerning Conestoga and NTELOS;

      (vi) reviewed certain non-publicly available information concerning Conestoga and NTELOS furnished to us by the senior management of Conestoga and NTELOS;

      (vii) held meetings and discussions with members of senior management of Conestoga and NTELOS regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the operations, financial condition and future prospects of their respective companies;

      (viii) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry;

      (ix) reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our inquiry; and

      (x) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion, respectively.

   In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Conestoga and NTELOS or publicly available, and we assume no responsibility for the independent verification of such information. We have further relied upon the assurances of management of Conestoga and NTELOS that they are unaware of any facts that would make such information incomplete or misleading. We also have relied upon the respective managements of Conestoga and NTELOS as to the reasonableness and achievability of any financial projections (and the assumptions and bases therein) furnished to us by Conestoga and NTELOS and we have assumed that any such projected financial information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Conestoga and NTELOS. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

   We have not been requested to make, and have not made, an independent appraisal or evaluation of the assets, properties or liabilities of Conestoga. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Further, this opinion is based upon prevailing market conditions and other circumstances and conditions existing and disclosed to us on the date hereof. It is understood that subsequent developments may affect the conclusions reached in this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

   We have assumed that in connection with the receipt of all the necessary regulatory and other approvals for the Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. In addition, we have assumed that the definitive Agreement will not differ materially from the draft we reviewed. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Agreement, without any waiver of material terms or conditions by the Company. We are not expressing any opinion herein as to the prices or volume at which NTELOS Stock will trade following the announcement or consummation of the Merger.

   In the past, Legg Mason has provided investment banking services to Conestoga and NTELOS and received customary fees for our services. In the ordinary course of our business, we make a market in the equity securities of Conestoga and NTELOS and may at any time hold a long or short position in such securities.

   We have acted as financial advisor to the Board and will receive a fee for our services, a substantial portion of which is dependent upon the consummation of the Merger. In addition, Conestoga has agreed to indemnify us for certain liabilities arising out of our engagement. It is understood that this letter is for the information of, and directed to, the Board in its evaluation of the Merger and the opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the Merger or the form of consideration any shareholder should request to receive in such Merger. In addition, this letter does not constitute a recommendation of the Merger over any other alternative transaction which may be available to the Company and does not address the underlying business decision of the Board to proceed with or effect the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger.

   Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Shares, from a financial point of view.

                                          Very truly yours,

                                          LEGG MASON WOOD WALKER, INC.

                                                                         ANNEX C

             FAIRNESS OPINION OF MORGAN STANLEY & CO. INCORPORATED

July 24, 2001

Board of Directors
NTELOS, Inc.
401 Spring Lane
Suite 300
P.O. Box 1990
Waynesboro, VA 22980

Members of the Board:

   We understand that Conestoga Enterprises, Inc. (the "Company"), NTELOS Inc. ("Parent") and NTELOS Acquisition Corp., a wholly owned subsidiary of Parent ("Newco"), have entered into an Agreement and Plan of Merger dated July 24th, 2001 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Newco. Pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share (the "Company Common Stock") of the Company, other than shares held in treasury or held by Parent or any affiliate of Parent or the Company or as to which dissenters' rights have been perfected, together with any associated right to purchase one share of the Company Common Stock pursuant to the Company Rights Agreement, will be converted into the right to receive the Parent Stock Consideration or the combination of the Parent Stock Consideration and the Cash Consideration (together, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. We also understand that a condition to the Merger is the receipt of appropriate financing for the Merger, and that Parent intends to obtain such financing from Welsh, Carson, Anderson & Stowe or its affiliates (collectively, "WCAS"), the terms of which may include, among other things, a restructuring (the "Restructuring") of certain series of the Parent's outstanding preferred stock on terms favorable to certain of the holders of such preferred stock (together, the "Financing").

   You have asked for our opinion as to whether the Consideration to be paid by the Parent pursuant to the Merger Agreement, taking into account the effects of the Financing, is fair from a financial point of view to the Parent. For purposes of the opinion set forth herein, we have:

      (i) reviewed certain publicly available financial statements and other information of the Company and the Parent;

      (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

      (iii) reviewed certain financial projections prepared by the management of the Company;

      (iv) discussed the past and current operations and financial condition and the prospects of the Company, including certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

      (v) reviewed certain internal financial statements and other financial and operating data concerning the Parent prepared by the management of the Parent;

      (vi) reviewed certain financial projections prepared by the management of the Parent;

      (vii) discussed the past and current operations and financial condition and the prospects of the Parent, including certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Parent;

      (viii) reviewed the pro forma impact of the Merger, taking into account the effects of the Financing, on the Parent's operating cash flow per share, consolidated capitalization and financial ratios;

      (ix) reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock;

      (x) compared the financial performance of the Company and the Parent and the prices and trading activity of the Company Common Stock and the Parent Common Stock with that of certain other comparable publicly-traded companies and their securities;

      (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

      (xii) participated in discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors with respect to the Merger;

      (xiii) reviewed the terms of the Financing with senior executives of the Parent;

      (xiv) discussed the strategic rationale for the Merger with senior executives of the Parent;

      (xv) reviewed the Merger Agreement, Amendment No. 1 to the Credit Agreement as of July 23, 2001 and certain related documents; and

      (xvi) performed such other analyses and considered such other factors as we have deemed appropriate.

   We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Parent. We have not made any independent valuation or appraisal of the assets or liabilities of the Parent or the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be completed in accordance with the terms provided in the Merger Agreement without material modification or waiver. With respect to the Financing, we have assumed that the Financing will be completed in accordance with the terms described to us by the Parent without material modification or waiver. We have also relied upon the assessment by senior executives of the Parent of the strategic rationale for the Merger. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   With your consent, we did not participate in the negotiations between the Parent and WCAS, who is funding the cash portion of the Merger through the Financing and our opinion does not address the fairness of the Financing. In addition, we express no view with respect to the Parent's decision to enter into the Merger or the Financing or such decision relative to any other strategic alternatives that the Parent may have considered.

   We have acted as financial advisor to the Board of Directors of the Parent in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Parent and have received fees for the rendering of these services. Additionally, Morgan Stanley Dean Witter Equity Funding, Inc. ("Equity Funding"), an affiliate of Morgan Stanley, owns 12,500 shares of each of the Parent's Series B and Series C preferred stock, convertible into an aggregate of 621,940 shares of Parent Common Stock representing in the aggregate approximately 2.7% of the total voting interest and warrants to purchase 55,556 shares of Parent Common Stock. In addition, in accordance with the terms of the Amended and Restated Shareholders Agreement, dated as of October 23, 2000, among Parent, WCAS, Welsh, Carson, Anderson & Stowe IX L.P. and the other persons listed on the signature pages thereto, including Equity Funding, WCAS has appointed Equity Funding as its proxy holder with full power to represent and vote in its sole discretion a number of votes currently equal to the votes of 1,658,323 shares of Parent Common Stock issuable upon conversion of shares of

Parent's Series B and Series C preferred stock owned by WCAS. As you know, representatives of Morgan Stanley's Private Investment Department participated, as holders of the Series B and C preferred stock, in negotiations with WCAS relating to the Restructuring and to the Parent's obtaining necessary consents for the Merger. As of March 31, 2001, certain affiliates of Morgan Stanley also owned approximately 2,763 shares (less than 1%) of the Parent Common Stock and a material amount of various debt instruments issued by the Parent. In addition, in the course of its investment banking business, Morgan Stanley and its affiliates have provided and may continue to provide financial advisory services to WCAS and have received and may continue to receive fees for the rendering of such services.

   It is understood that this letter is for the information of the Board of Directors of the Parent and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety, if required, in any filing made by the Parent with respect to the Merger with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Parent should vote at the shareholders' meeting held in connection with the Merger.

   Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by the Parent pursuant to the Merger Agreement, taking into account the effects of the Financing, is fair from a financial point of view to the Parent.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                                                         ANNEX D

Terms of the Senior Cumulative Convertible Preferred Stock, Series E of NTELOS,
                                     Inc.

   1. Number; Rank. The number of authorized shares of Senior Cumulative Convertible Preferred Stock, Series E (the "Series E Preferred Stock") shall be [up to 200,000]. The Series E Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up rank (i) pari passu to the Company's Senior Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), Senior Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock") and Senior Cumulative Convertible Preferred Stock, Series F (the "Series F Preferred Stock"), and
(ii) senior to all classes of the Company's common stock, no par value per share ("Common Stock"), and to each other class of capital stock of the Company now or hereafter established (collectively, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

   2. Dividends.

   (a) Each holder of Series E Preferred Stock shall be entitled to receive, in respect of each Dividend Period, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative dividends in an amount per share equal to the excess (if any) of (i) the Applicable Percentage of the Accreted Value as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the date of issuance) over (ii) the amount of any regular cash dividends per share of Series E Preferred Stock that have been paid during such Dividend Period pursuant to paragraph 2(d). Subject to the provisions of paragraph 2(b), dividends paid pursuant to this paragraph 2(a) shall be payable in cash in arrears semi-annually on June 30 and December 31 of each year (each of such dates being a "Dividend Payment Date" and each such semi-annual period being a "Dividend Period"). Such dividends shall accrue from the date of issue (except that dividends on any amounts added to the Accreted Value pursuant to paragraph 2(b) shall accrue from the date such amounts are added to the Accreted Value), whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series E Preferred Stock on June 1 and December 1, as they appear on the stock records of the Company at the close of business on such record dates. The date on which the Company initially issues any share of Series E Preferred Stock shall be deemed to be its "date of issue" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share.

   (b) If dividends are not paid in cash on any Dividend Payment Date for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period), the unpaid amount shall be added to the Accreted Value for purposes of calculating succeeding periods' dividends. Notwithstanding the addition to Accreted Value, the Company may pay, when, as and if declared by the Board of Directors of the Company, the amount of dividends previously added to the Accreted Value pursuant to the preceding sentence, and, if and when so paid, the Accreted Value shall be reduced by the amount of such payments; provided that if on the date on which any such dividend is declared the Daily Price of a share of Common Stock is equal to or exceeds the then applicable Conversion Price, then the Company shall declare and pay such dividend in the number of shares of Common Stock determined by dividing the cash amount of such dividend that the Company otherwise would pay by the then applicable Conversion Price, and the Accreted Value shall be reduced by the amount of cash the Company otherwise would have paid.

   (c) The Applicable Percentage for each full Dividend Period for the Series E Preferred Stock shall be 4.25%. The Applicable Percentage for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series E Preferred Stock shall be computed on the basis of a per annum rate of 8.50% and the actual number of days elapsed over twelve 30-day months and a 360-day year. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series E Preferred Stock that may be in arrears.

   (d) In case the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each share of Series E Preferred Stock on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such share of Series E Preferred Stock is convertible on such record date.

   (e) So long as any shares of the Series E Preferred Stock are outstanding, no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities) or any cash dividend made on any Junior Security other than the ordinary dividend on the Company's Common Stock as determined and declared by the Board in which the holders of the Series E Preferred Stock participate in accordance with subparagraph (d) above, unless in each case (i) the full dividends on all outstanding shares of the Series E Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series E Preferred Stock.

   3. Liquidation Preference.

   (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series E Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock (collectively, the "Preferred Stock") shall be insufficient to pay in full the preferential amount due on such shares, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Preferred Stock if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

   (b) After payment shall have been made in full to the holders of the Preferred Stock, as provided in this paragraph 3, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series E Preferred Stock shall not be entitled to share therein.

   4. Conversion.

   (a) (i) Subject to the provisions of this paragraph 4, each holder of shares of Series E Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert its outstanding shares of Series E Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. Subject to the adjustments set forth in this Section 4, the number of shares of Common Stock deliverable upon conversion of one share of Series E Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date. No notice delivered by the Company pursuant to paragraph 4(o) will limit in any way any holder's rights to convert pursuant to this paragraph 4(a). In order to exercise the conversion privilege set forth in this paragraph 4(a), the holder of the shares of Series E Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Each conversion pursuant to this paragraph 4(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series E Preferred Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. Effective upon such conversion, the shares of Series E Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 4.

   (ii) In connection with any conversion of shares of Series E Preferred Stock into shares of Common Stock occurring within 30 days of the Company's delivery of a Change of Control Notice pursuant to the provisions of paragraph 4(m), the number of shares of Common Stock deliverable upon conversion of one share of Series E Preferred Stock shall be equal to (x) the Change of Control Amount, divided by (y) the Conversion Price on such date.

   (b) (i) Unless the shares issuable on conversion pursuant to this paragraph 4 are to be issued in the same name as the name in which such shares of Series E Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

   (ii) As promptly as possible, but in any event within 5 days, after the surrender by the holder of the certificates for shares of Series E Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 4.

   (iii) All shares of Common Stock delivered upon conversion of the Series E Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

   (c) (i) Upon delivery to the Company by a holder of shares of Series E Preferred Stock of a notice of election to convert pursuant to paragraph 4(a) above, the right of the Company to purchase such shares of Series E Preferred Stock shall terminate, regardless of whether a notice has been mailed pursuant to paragraph 5(e).

   (ii) From the date of delivery by a holder of shares of Series E Preferred Stock of such notice of election to convert, in lieu of dividends on such Series E Preferred Stock pursuant to paragraph 2, such Series E Preferred Stock shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock.

   (iii) Except as provided herein, the Company shall make no payment or adjustment for accrued dividends on shares of Series E Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

   (d) (i) The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series E Preferred Stock.

   (ii) Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series E Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

   (e) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series E Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series E Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

   (f) In connection with the conversion of any shares of Series E Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Company shall pay to the holder thereof the value of such share in cash as determined by reference to the Daily Price as of the date of conversion of such fractional share.

   (g) Conversion Price.

   (i) In order to prevent dilution of the conversion rights granted under this paragraph 4, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 4(g).

   (ii) If and whenever on or after the original date of issuance of the Series E Preferred Stock the Company issues or sells, or in accordance with paragraph
(h) is deemed to have issued or sold, any shares of its Common Stock without consideration or at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Conversion Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

                                     P + N
                                    ------
                                     P + F

    where

    P = the number of shares of Common Stock outstanding immediately prior to such issuance or sale, assuming the exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock at any time on or after the date of such calculation

   N = the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale

    F = the number of additional shares of Common Stock so issued or sold

   (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of (A) any issue or sale (or deemed issue or sale) of Options to acquire shares of Common Stock to employees of the Company (including those Options issued to employees, directors and officers of Conestoga Enterprises, Inc. ("Conestoga"), pursuant to the Merger Agreement dated July 24, 2001, by and between the Company and Conestoga (the "Merger Agreement")), or shares of Common Stock issuable pursuant to the exercise of such Options, pursuant to stock option plans approved by the Company's Board of Directors so long as the exercise price of such Options is not less than the Current Market Price Per Common Share on the date such Options are issued as determined by the Company's Board of Directors in its good faith judgment, or any issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of the date hereof; (B) the issuance of shares of Common Stock to the sellers in connection with the closing of the Company's acquisition of Conestoga pursuant to the Merger Agreement; (C) Common Stock issued from time to time as approved by the Company's Board of Directors, pursuant to and in accordance with the terms of the Company's Dividend Reinvestment Plan (so long as such shares are issued at a price which is no less than the Daily Price on the date of issuance) or Employee Stock Purchase Plan; (D) the issuance of Common Stock in connection with the conversion or exercise of preferred stock or warrants outstanding as of the date hereof upon the terms and conditions of such securities in effect on the date hereof; and (E) the issuance of up to an aggregate of 600,000 shares of Common Stock in connection with the purchase by the Company of minority interests in the Virginia PCS Alliance, the West Virginia PCS Alliance and/or the Virginia RSA 6 Cellular Limited Partnership (assuming that the aggregate purchase price for all such minority interests does not exceed $21 million) (whether such purchases occur prior to, on or following the date hereof).

   (h) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph (g), the following shall be applicable:

   (i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, as amended (the "Rights Agreement"), if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

   (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this paragraph (h), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

   (iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Rights Agreement, if the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities then still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all holders of the Series E Preferred Stock. For purposes of this paragraph (h), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series E Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

   (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series E Preferred Stock. For purposes of this paragraph (h), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series E Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series E Preferred Stock.

   (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the holders of a majority of the outstanding Series E Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the holders of a majority of the outstanding Series E Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

   (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

   (vii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or
(b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

   (i) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

   (j) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series E Preferred Stock then outstanding) to insure that each of the holders of Series E Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series E Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series E Preferred Stock immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series E Preferred Stock then outstanding) to insure that the provisions of paragraph 4 hereof shall thereafter be applicable to the Series E Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price pursuant to the provisions of this paragraph 4 to give effect to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series E Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series E Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

   (k) Certain Events. If any event occurs of the type contemplated by the provisions of paragraph 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series E Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to paragraph 4 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series E Preferred Stock.

   (l) Notices.

   (i) Immediately upon any adjustment of the Conversion Price, the Company shall give written notice thereof to all holders of Series E Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

   (ii) The Company shall give written notice to all holders of Series E Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock (other than the Company's ordinary Common Stock dividend),
(b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

   (iii) The Company shall also give written notice to the holders of Series E Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

   (m) Change of Control Offer.

   (i) Promptly after the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Series E Preferred Stock pursuant to the terms described in paragraph (m)(iv) (the "Change of Control Offer"), at a purchase price equal to the Change of Control Amount on the Change of Control Payment Date (as defined in paragraph (m)(iv) below), and shall purchase (or cause the purchase of) any shares of Series E Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.

   (ii) At the option of each holder of Series E Preferred Stock, the Change of Control Amount payable to such holder shall be payable (i) in cash, (ii) in a number of shares of Common Stock (or the securities of the entity into which the Common Stock became converted or was exchanged in connection with the Change of Control) determined by dividing the portion of the Change of Control Amount that would otherwise be paid in cash (and which the holder has elected to receive in shares), by the Conversion Price in effect as of the date on which the Change of Control occurred (which will determine the number of shares of the Company that the holder would receive, which shall then be used to determine the number of shares of the successor entity, if applicable, that the holder is entitled to receive), or (iii) in a combination of cash and such shares.

   (iii) If a holder elects to receive the Change of Control Amount in cash, prior to the mailing of the notice referred to in paragraph (m)(iv), but in any event within 20 days following the date on which a Change of Control has occurred, the Company shall (A) promptly determine if the purchase of the Series E Preferred Stock for cash would violate or constitute a default under the indebtedness of the Company, and (B) either shall repay to the extent necessary all such indebtedness of the Company that would prohibit the repurchase of the Series E Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any indebtedness of the Company to permit the repurchase of the Series E Preferred Stock for cash. The Company shall first comply with this paragraph
(m)(iii) before it shall repurchase for cash any Series E Preferred Stock pursuant to this paragraph (m).

   (iv) Within 20 days following the date on which a Change of Control has occurred, the Company shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Series E Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender Series E Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

      (A) that a Change of Control has occurred, that a Change of Control Offer is being made pursuant to this paragraph (m) and that all Series E Preferred Stock validly tendered and not withdrawn will be accepted for payment;

      (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

      (C) that any shares of Series E Preferred Stock not tendered will continue to accrue dividends;

      (D) that, unless the Company defaults in making payment therefor, any share of Series E Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

      (E) that holders electing to have any share of Series E Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such shares of Series E Preferred Stock, properly endorsed for transfer, together with such other customary documents as the

   Company and the Transfer Agent may reasonably request to the Transfer Agent and registrar for the Series E Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

      (F) that holders will be entitled to withdraw their election if the Company receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series E Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such shares of Series E Preferred Stock purchased;

      (G) that holders who tender only a portion of the shares of Series E Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series E Preferred Stock; and

      (H) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

   (v) The Company will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer made by the Company to repurchase the shares of Series E Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

   (vi) On the Change of Control Payment Date, the Company shall (A) accept for payment the shares of Series E Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of shares so accepted the purchase price therefor, at the option of each such holder, in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control), or any combination thereof, as provided in paragraph (ii) above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Company defaults in the payment for the shares of Series E Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series E Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

   (vii) To accept the Change of Control Offer, the holder of a share of Series E Preferred Stock shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Company (or an agent designated by the Company for such purpose) of such holder's acceptance, together with certificates evidencing the shares of Series E Preferred Stock with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

   (n) Certain Mergers. In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Company covenants that as a condition precedent to the consummation of any such consolidation or merger it shall provide the holders of the Series E Preferred Stock with a certificate, in form and substance satisfactory to the holders of a majority of the Series E Senior Preferred Stock signed by a duly authorized officer of the Company indicating that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preference stock and that the Series E Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Series E Preferred Stock had immediately prior to such transaction.

   (o) Conversion at the Option of the Company.

   (i) If on any date after the fifth anniversary of the date of issuance of the Series E Preferred Stock, the Daily Price has been at least $31.87 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or other similar transactions) during any 30 trading days out of any consecutive 45 trading day period, the Company may elect, by written notice delivered to the Transfer Agent (with a copy to each holder of Series E Preferred Stock), no later than five Market Days after such date, to cause all outstanding shares of Series E Preferred Stock to be converted into fully paid and nonassessable shares of Common Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the date such notice is received by the Transfer Agent. The number of shares of Common Stock deliverable upon conversion of one share of Series E Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date.

   (ii) The Company shall notify, by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date of conversion, each holder of record of the shares to converted at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the conversion of any share of Series E Preferred Stock to be converted except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the conversion date; (ii) the number of shares of Common Stock and the cash, if any, into which each share of Series E Preferred Stock will convert; (iii) the place or places where certificates for shares of Series E Preferred Stock are to be surrendered for conversion; and (iv) that dividends on the shares to be converted will cease to accrue on such conversion date.

   (p) Reacquired Shares. Any shares of Series E Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by an amendment or amendments of the Company's articles of incorporation adopted by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

   5. Put Right.

   (a) At any time on or after the date which is six months after the stated maturity date of the Company's senior notes due 2010, the holders of a majority of the shares of Series E Preferred Stock may, by written notice (the "Put Notice") to the Company, require the Company to purchase all of the outstanding shares of Series E Preferred Stock at a price per share equal to the Liquidation Value on the date of purchase, plus all dividends accrued to such date (whether or not earned or declared) since the most recent Dividend Payment Date (the "Put Right"). The Put Notice shall state the date of purchase, which shall be no earlier than 30 days from the date of the Put Notice. The purchase price will be payable in cash.

   (b) Upon receipt of the Put Notice, the Company shall notify, by first class mail, postage prepaid, each holder of record of the shares to be purchased at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the purchase of any share of Series E Preferred Stock to be purchased except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the date of purchase; (ii) the purchase price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the purchase price; and (iv) that dividends on the shares to be purchased will cease to accrue on such date of purchase.

   (c) Notice having been mailed as aforesaid, from and after the purchase date (unless default shall be made by the Company in providing money for the payment of the purchase price), dividends on the shares of Series E Preferred Stock shall cease to accrue, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the purchase price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so purchased (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such share shall be purchased by the Company at the purchase price aforesaid.

   (d) For the avoidance of doubt, nothing in this paragraph 5 shall restrict the right of the holders of Series E Preferred Stock to convert their shares of Series E Preferred Stock into shares of Common Stock prior to such holders acceptance of the purchase price.

   (e) If a Put Notice has not been delivered to the Company on or before the date which is one year from the applicable date set forth in paragraph 5(a) above, then the Company shall have the right to convert all, but not less than all, of the outstanding shares of Series E Preferred Stock into fully paid and non-assessable shares of Common Stock pursuant to the provisions of paragraph 4.
   6. Voting Rights.

   (a) Except as otherwise provided in paragraph 6(b) or as required by law, each holder of Series E Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series E Preferred Stock could be converted, pursuant to the provisions of paragraph 4 hereof, on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series E Preferred Stock and Common Stock shall vote together as a single class on all matters.

   (b) For so long as at least 45,000 shares of Series E Preferred Stock remain outstanding, in the election of directors of the Company, the holders of the Series E Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company's capital stock and with each share of Series E Preferred Stock entitled to one vote, shall be entitled to elect two
(2) directors to serve on the Company's Board of Directors until such directors' successors are duly elected by the holders of the Series E Preferred Stock or such directors are removed from office by the holders of the Series E Preferred Stock. If at any time there are less than 45,000 shares of Series E Preferred Stock outstanding, but for so long as at least 11,250 shares of Series E Preferred Stock remain outstanding, in the election of directors of the Company, the holders of the Series E Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company's capital stock and with each Share of Series E Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the Company's Board of Directors until such director's successor is duly elected by the holders of the Series E Preferred Stock or such director is removed from office by the holders of the Series E Preferred Stock. If the holders of the Series E Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series E Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the company's Board of Directors or the Company's other stockholders. For so long as the holders of Series E Preferred Stock are entitled to elect at least one director, the Company's Board of Directors shall consist of not more than twelve (12) directors without the prior written approval of the holders of a majority of the shares of the Series E Preferred Stock. In the event the Company and a majority of the holders of shares of Series E Preferred Stock agree to increase the size of the Board of Directors to greater than twelve (12) directors, the proportional representation of the Series E Preferred Stock on the Board of Directors shall be the same following such increase as it was immediately prior to such increase, rounded up to the next whole director. For so long as the Series E Preferred Stock remains outstanding, and not in limitation of any other right that the holders of Series E Preferred Stock may have hereunder, under the by-laws of the Company, or under any contract, at least one director specified by the holders of a majority of the shares of Series E Preferred Stock shall be appointed to each committee of the Company's Board of Directors, which majority may specify a different director for each such committee.

   (c) So long as any of the Series E Preferred Stock remains outstanding, the affirmative vote of the holders of (x) 75% of the outstanding shares of Series E Preferred Stock shall be necessary to (i) alter or change the preferences, rights, powers or privileges of the Series E Preferred Stock, or (ii) increase the number of shares of any class of preferred stock outstanding, and (y) a majority of the outstanding shares of Series E Preferred Stock shall be necessary to: (i) increase or decrease the authorized number of shares of Series E Preferred Stock, (ii) amend, alter, repeal, modify, supplement or waive any provision of the Restated Articles of Incorporation (including any articles of amendment and whether by amendment, merger or otherwise) or the By-laws so as to adversely affect the preferences, rights, powers or privileges of the Series E Preferred Stock, including, without limitation, the voting powers, dividend rights and liquidation preference of the Series E Preferred Stock, (iii) amend, alter, repeal, modify, supplement or waive any provision of these Articles of Amendment, (iv) create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to, or pari passu with, the Series E Preferred Stock, (v) redeem or repurchase for cash any Junior Securities, (vi) pay or declare any dividend,
(vii) liquidate, dissolve or wind-up the business of the Company or any of its subsidiaries, or (viii) agree to do any of the foregoing.

   7. Miscellaneous. If any holder of Series E Preferred Stock elects to receive the Change of Control Amount in shares of Common Stock in connection with a Change of Control Offer pursuant to paragraph 4(m), the Company shall comply with all statutes, rules and regulations applicable thereto at that time, including any and all regulations of the principal trading market on which the Common Stock is then trading, including, if necessary, any shareholder approval requirement under NASD Rule 4460(i), as it may be amended from time to time.

   8. Definitions. The following terms, as used herein, shall have the following meanings:

   "Accreted Value" equals, with respect to one share of Series E Preferred Stock, $1,000, adjusted for the amount of any dividends added to (or subtracted from) the Accreted Value in accordance with paragraph 2(b) (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series E Preferred Stock).

   "Applicable Percentage" is defined in paragraph 2(c) hereof.

   "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the Voting Securities of the Company, (iii) any merger, combination or consolidation to which the Company or its subsidiaries is a party, in which after giving effect to such merger, combination or consolidation, the holders of the Company's outstanding capital stock prior to such transaction retain less than 60% of the Voting Securities of the successor or surviving company,
(iv) the first day on which a majority of the members of the board of directors are not Continuing Directors, or (v) the sale, transfer, conveyance or other disposition of all or substantially all of the assets (whether by asset sale, stock sale, merger, combination or otherwise) of one or more of the Company's "Material Lines of Business". A "Material Line of Business" shall mean any line or lines of business or service or group of services which represent(s) in the aggregate either 25% of the Company's consolidated revenues or 25% of the Company's consolidated EBITDA for the twelve month period ended on the last day of the most recently ended fiscal quarter for the Company.

   "Change of Control Amount" means, with respect to one share of Series E Preferred Stock, 107.5% of the Accreted Value per share plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period; provided, however, that if the Change of Control occurs prior to the fifth anniversary of the date of issue of any share of Series E Preferred Stock, the Accreted Value shall be calculated assuming the Change of Control had occurred on the fifth anniversary of the date of issue of such share of Series E Preferred Stock (and assuming that no cash dividends had been paid on such share from the actual date of the Change of Control through the fifth anniversary of the date of issue).

   "Continuing Directors" means individuals who constituted the Board of Directors of the Company on July 24, 2001 (the "Incumbent Directors"); provided that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Company, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

   "Conversion Price" means $21.25, subject to adjustment from time to time as provided in paragraph 4.

   "Conversion Stock" means shares of the Company's Common Stock, no par value per share; provided that if there is a change such that the securities issuable upon conversion of the Series E Preferred Stock are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series E Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

   "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

   "Current Market Price Per Common Share" means, as of any date, the average (weighted by daily trading volume) of the Daily Prices per share of Common Stock for the 30 consecutive trading days immediately prior to such date.

   "Daily Price" means, as of any date, (i) if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such date as reported on the NYSE Composite Transactions Tape; (ii) if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such date as reported by the principal national securities exchange on which the shares are listed and traded; (iii) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such date on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (iv) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such date as reported by NASDAQ.

   "EBITDA" means the aggregate net income (or loss) of the Company (excluding
(x) any gains or losses (on an after tax basis) attributable to any sale, transfer or other disposition of any asset (other than sales or other dispositions of inventory, receivables and other current assets), and (y) all extraordinary gains, extraordinary losses and unusual, infrequent or special non-recurring items) for such period plus, to the extent such amount was deducted for such period in calculating such aggregate net income: (1) income or franchise tax expense, (2) the interest expense of the Company, including, but not limited to the portion of any payments or accruals with respect to all leases allocable to interest expense that have been or should be, in accordance with GAAP, recorded as capitalized leases, (3) depreciation and amortization expense, and (4) all non-cash charges or non-cash losses, minus, to the extent added in computing aggregate net income, (x) any non-cash gains or other non-cash items, and (y) any income tax credits, all as determined on a consolidated basis for the Company in conformity with GAAP.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "GAAP" means United States' generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

   "Liquidation Value" on any date means, with respect to one share of Series E Preferred Stock, the greater of (i) the Accreted Value on such date, plus all dividends (whether or not earned or declared) accrued since the end of the previous Dividend Period, or (ii) the amount that would have been payable with respect to a number of shares of Common Stock equal to the number of shares of Common Stock into which a share of Series E Preferred Stock was convertible immediately prior to such date.

   "Market Day" means a day on which the principal national securities market or exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business.

   "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Series E Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holders of a majority of the Series E Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

   "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

   "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Transfer Agent" means the transfer agent for the Series E Preferred Stock appointed by the Company.

   "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

Terms of the Senior Cumulative Convertible Preferred Stock, Series F of NTELOS
                                     Inc.

   1. Number; Rank. The number of authorized shares of Senior Cumulative Convertible Preferred Stock, Series F (the "Series F Preferred Stock") shall be 225,000. The Series F Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up rank (i) pari passu to the Company's Senior Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"); Senior Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock"), and Senior Cumulative Convertible Preferred Stock, Series E (the "Series E Preferred Stock"), and (ii) senior to all classes of the Company's common stock, no par value per share ("Common Stock"), and to each other class of capital stock of the Company now or hereafter established (collectively, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

   2. Dividends.

   (a) Each holder of Series F Preferred Stock shall be entitled to receive, in respect of each Dividend Period, when, as and if declared by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative dividends in an amount per share equal to the excess (if any) of (i) the Applicable Percentage of the Accreted Value as of the immediately preceding Dividend Payment Date (or, for the initial Dividend Period, as of the date of issuance) over (ii) the amount of any regular cash dividends per share of Series F Preferred Stock that have been paid during such Dividend Period pursuant to paragraph 2(d). Subject to the provisions of paragraph 2(b), dividends paid pursuant to this paragraph 2(a) shall be payable in cash in arrears semi-annually on June 30 and December 31 of each year (each of such dates being a "Dividend Payment Date" and each such semi-annual period being a "Dividend Period"). Such dividends shall accrue from the date of issue (except that dividends on any amounts added to the Accreted Value pursuant to paragraph 2 (b) shall accrue from the date such amounts are added to the Accreted Value), whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series F Preferred Stock on June 1 and December 1, as they appear on the stock records of the Company at the close of business on such record dates. The date on which the Company initially issues any share of Series F Preferred Stock shall be deemed to be its "date of issue" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share.

   (b) If dividends are not paid in cash on any Dividend Payment Date for the immediately preceding Dividend Period (or portion thereof if less than a full Dividend Period), the unpaid amount shall be added to the Accreted Value for purposes of calculating succeeding periods' dividends. Notwithstanding the addition to Accreted Value, the Company may pay, when, as and if declared by the Board of Directors of the Company, the amount of dividends previously added to the Accreted Value pursuant to the preceding sentence, and, if and when so paid, the Accreted Value shall be reduced by the amount of such payments; provided that if on the date on which any such dividend is declared the Daily Price of a share of Common Stock is equal to or exceeds the then applicable Conversion Price, then the Company shall declare and pay such dividend in the number of shares of Common Stock determined by dividing the cash amount of such dividend that the Company otherwise would pay by the then applicable Conversion Price, and the Accreted Value shall be reduced by the amount of cash the Company otherwise would have paid.

   (c) The Applicable Percentage for each full Dividend Period for the Series F Preferred Stock shall be 3.50%. The Applicable Percentage for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series F Preferred Stock shall be computed on the basis of a per annum rate of 7.00% and the actual number of days elapsed over twelve 30-day months and a 360-day year. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series F Preferred Stock that may be in arrears.

   (d) In case the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each share of Series F Preferred Stock on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such share of Series F Preferred Stock is convertible on such record date.

   (e) So long as any shares of the Series F Preferred Stock are outstanding, no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities) or any cash dividend made on any Junior Security other than the ordinary dividend on the Company's Common Stock as determined and declared by the Board in which the holders of the Series F Preferred Stock participate in accordance with subparagraph (d) above, unless in each case (i) the full dividends on all outstanding shares of the Series F Preferred Stock shall have been paid or set apart for payment for all past Dividend Periods and (ii) sufficient funds shall have been paid or set apart for the payment of the dividend for the current Dividend Period with respect to the Series F Preferred Stock.

   3. Liquidation Preference.

   (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series F Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the shares of Series B Preferred Stock, Series C Preferred Stock and Series F Preferred Stock (collectively, the "Preferred Stock") and Series E Preferred Stock shall be insufficient to pay in full the preferential amount due on such shares, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock and Series E Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Preferred Stock and Series E Preferred Stock if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 3, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

   (b) After payment shall have been made in full to the holders of the Preferred Stock and Series E Preferred Stock, as provided in this paragraph 3, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Preferred Stock and Series E Preferred Stock shall not be entitled to share therein.

   4. Conversion.

   (a) (i) Subject to the provisions of this paragraph 4, each holder of shares of Series F Preferred Stock shall have the right, at any time and from time to time, at such holder's option, to convert its outstanding shares of Series F Preferred Stock, in whole or in part, into fully paid and non-assessable shares of Common Stock. Subject to the adjustments set forth in this Section 4, the number of shares of Common Stock deliverable upon conversion of one share of Series F Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date. No notice delivered by the Company pursuant to paragraph 5(e) will limit in any way any holder's rights to convert pursuant to this paragraph 4(a). In order to exercise the conversion privilege set forth in this paragraph 4(a), the holder of the shares of Series F Preferred Stock to be converted shall surrender the certificate representing such shares at the office of the Company, with a written notice of election to convert completed and signed, specifying the number of shares to be converted. Each conversion pursuant to this paragraph 4(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series F Preferred

Stock shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time on such date. Effective upon such conversion, the shares of Series F Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Common Stock and other amounts payable pursuant to this paragraph 4.

   (ii) In connection with any conversion of shares of Series F Preferred Stock into shares of Common Stock occurring within 30 days of the Company's delivery of a Change of Control Notice pursuant to the provisions of paragraph 4(m), the number of shares of Common Stock deliverable upon conversion of one share of Series F Preferred Stock shall be equal to (x) the Change of Control Amount, divided by (y) the Conversion Price on such date.

   (b) (i) Unless the shares issuable on conversion pursuant to this paragraph 4 are to be issued in the same name as the name in which such shares of Series F Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

   (ii) As promptly as possible, but in any event within 5 days, after the surrender by the holder of the certificates for shares of Series F Preferred Stock as aforesaid, the Company shall issue and shall deliver to such holder, or on the holder's written order to the holder's transferee, a certificate or certificates for the whole number of shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 4.

   (iii) All shares of Common Stock delivered upon conversion of the Series F Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

   (c) (i) Upon delivery to the Company by a holder of shares of Series F Preferred Stock of a notice of election to convert pursuant to paragraph 4(a) above, the right of the Company to purchase such shares of Series F Preferred Stock shall terminate, regardless of whether a notice has been mailed pursuant to paragraph 5(e).

   (ii) From the date of delivery by a holder of shares of Series F Preferred Stock of such notice of election to convert, in lieu of dividends on such Series F Preferred Stock pursuant to paragraph 2, such Series F Preferred Stock shall participate equally and ratably with the holders of shares of Common Stock in all dividends paid on the Common Stock.

   (iii) Except as provided herein, the Company shall make no payment or adjustment for accrued dividends on shares of Series F Preferred Stock, whether or not in arrears, on conversion of such shares or for dividends in cash on the shares of Common Stock issued upon such conversion.

   (d) (i) The Company shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Common Stock as shall be required for the purpose of effecting conversion of the Series F Preferred Stock.

   (ii) Prior to the delivery of any securities which the Company shall be obligated to deliver upon conversion of the Series F Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company.

   (e) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series F Preferred Stock pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the Series F Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

   (f) In connection with the conversion of any shares of Series F Preferred Stock, no fractional shares of Common Stock shall be issued, but in lieu thereof the Company shall pay to the holder thereof the value of such share in cash as determined by reference to the Daily Price as of the date of conversion of such fractional share.

   (g)  Conversion Price.

   (i) In order to prevent dilution of the conversion rights granted under this paragraph 4, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 4(g).

   (ii) If and whenever on or after the original date of issuance of the Series F Preferred Stock the Company issues or sells, or in accordance with paragraph
(h) is deemed to have issued or sold, any shares of its Common Stock without consideration or at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Conversion Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

                                     P + N
                                    ------
                                     P + F

   where

    P = the number of shares of Common Stock outstanding immediately prior to such issuance or sale, assuming the exercise or conversion of all outstanding securities exercisable for or convertible into Common Stock at any time on or after the date of such calculation

   N = the number of shares of Common Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale

   F = the number of additional shares of Common Stock so issued or sold

   (iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of: (A) any issue or sale (or deemed issue or sale) of Options to acquire shares of Common Stock to employees of the Company (including those Options issued to employees, directors and officers of Conestoga Enterprises, Inc. ("Conestoga"), pursuant to the Merger Agreement dated July 24, 2001, by and between the Company and Conestoga (the "Merger Agreement")), or shares of Common Stock issuable pursuant to the exercise of such Options, pursuant to stock option plans approved by the Company's Board of Directors so long as the exercise price of such Options is not less than the Current Market Price Per Common Share on the date such Options are issued as determined by the Company's Board of Directors in its good faith judgment, or any issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of July 11, 2000; (B) the issuance of shares of Common Stock to the sellers in connection with the closing of the Company's acquisition of Conestoga pursuant to the Merger Agreement; (C) the issuance of up to 3,716,400 shares of Common Stock to the sellers in connection with the closing of the Company's acquisition of R&B Communications, Inc. and the issuance to employees of R&B Communications, Inc. of options to acquire shares of Common Stock (not exceeding 65,000 shares in the aggregate) pursuant to the terms set forth in Exhibit G to the Agreement and Plan of Merger, dated as of June 16, 2000, by and among R&B Communications, Inc., R&B Combination Company and the Company;
(D) Common Stock issued from time to time as approved by the Company's Board of Directors, pursuant to and in accordance with the terms of the Company's Dividend Reinvestment Plan (so long as such shares are issued at a price which is no less than the Daily Price on the date of issuance) or Employee Stock Purchase Plan; (E) the issuance of up to an aggregate of 600,000 shares of Common Stock in connection with the purchase by the Company of minority interests in the Virginia PCS Alliance, the West Virginia PCS Alliance and/or the Virginia RSA 6 Cellular Limited Partnership (assuming that the aggregate purchase price for all such minority interests does not exceed $21 million) (whether such purchases occur prior to, on or following the date hereof); and (F) the issuance of Common Stock in connection with the conversion or exercise of preferred stock or warrants outstanding on July 11, 2000, upon the terms and conditions of such securities as in effect on the date thereof.

   (h) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph (g), the following shall be applicable:

      (i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Company's Rights Agreement dated as of February 26, 2000, as amended (the "Rights Agreement"), if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

      (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than
   (a) the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this paragraph (h), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

      (iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of paragraph (g)(iii) above or in accordance with the Rights Agreement, if the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all holders of the Series F Preferred Stock. For purposes of paragraph (h), if the terms of any Option or Convertible Security which were outstanding as of the date of issuance of the Series F Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

      (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of the Series F Preferred Stock. For purposes of paragraph (h), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series F Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series F Preferred Stock.

      (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the holders of a majority of the outstanding Series F Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Company and the holders of a majority of the outstanding Series F Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

      (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

      (vii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

   (i) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

   (j) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding) to insure that each of the holders of Series F Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series F Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series F Preferred Stock immediately prior to such Organic Change. In each such case, the Company shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding) to insure that the provisions of paragraph 4 hereof shall thereafter be applicable to the Series F Preferred Stock (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Conversion Price pursuant to the provisions of this paragraph 4 to give effect to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series F Preferred Stock, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series F Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

   (k) Certain Events. If any event occurs of the type contemplated by the provisions of paragraph 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series F Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to paragraph 4 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series F Preferred Stock.

   (l) Notices.

   (i) Immediately upon any adjustment of the Conversion Price, the Company shall give written notice thereof to all holders of Series F Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

   (ii) The Company shall give written notice to all holders of Series F Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock (other than the Company's ordinary Common Stock dividend),
(b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

   (iii) The Company shall also give written notice to the holders of Series F Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

   (m) Change of Control Offer.

   (i) Promptly after the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Series F Preferred Stock pursuant to the terms described in paragraph(m)(iv) (the "Change of Control Offer"), at a purchase price equal to the Change of Control Amount on the Change of Control Payment Date (as defined in paragraph (m)(iv) below), and shall purchase (or cause the purchase of) any shares of Series F Preferred Stock tendered in the Change of Control Offer pursuant to the terms hereof.

   (ii) At the option of each holder of Series F Preferred Stock, the Change of Control Amount payable to such holder shall be payable (i) in cash, (ii) in a number of shares of Common Stock (or the securities of the entity into which the Common Stock became converted or was exchanged in connection with the Change of Control) determined by dividing the portion of the Change of Control Amount that would otherwise be paid in cash (and which the holder has elected to receive in shares), by the Conversion Price in effect as of the date on which the Change of Control occurred (which will determine the number of shares of the Company that the holder would receive, which shall then be used to determine the number of shares of the successor entity, if applicable, that the holder is entitled to receive), or (iii) in a combination of cash and such shares.

   (iii) If a holder elects to receive the Change of Control Amount in cash, prior to the mailing of the notice referred to in paragraph (m)(iv), but in any event within 20 days following the date on which a Change of Control has occurred, the Company shall (A) promptly determine if the purchase of the Series F Preferred Stock for cash would violate or constitute a default under the indebtedness of the Company, and (B) either shall repay to the extent necessary all such indebtedness or preferred stock of the Company that would prohibit the repurchase of the Series F Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any indebtedness or preferred stock of the Company to permit the repurchase of the Series F Preferred Stock for cash. The Company shall first comply with this paragraph (m)(iii) before it shall repurchase for cash any Series F Preferred Stock pursuant to this paragraph (m).

   (iv) Within 20 days following the date on which a Change of Control has occurred, the Company shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Series F Preferred Stock. If applicable, such notice shall contain all instructions and materials necessary to enable such holders to tender Series F Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

      (A) that a Change of Control has occurred, that a Change of Control Offer is being made pursuant to this paragraph (m) and that all Series F Preferred Stock validly tendered and not withdrawn will be accepted for payment;

      (B) the purchase price (including the amount of accrued dividends, if any) and the purchase date (which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the "Change of Control Payment Date");

      (C) that any shares of Series F Preferred Stock not tendered will continue to accrue dividends;

      (D) that, unless the Company defaults in making payment therefor, any share of Series F Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after the Change of Control Payment Date;

      (E) that holders electing to have any share of Series F Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such shares of Series F Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Company and the Transfer Agent may reasonably request to the Transfer Agent and registrar for the Series

   F Preferred Stock at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date;

      (F) that holders will be entitled to withdraw their election if the Company receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series F Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such shares of Series F Preferred Stock purchased;

      (G) that holders who tender only a portion of the shares of Series F Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series F Preferred Stock; and

      (H) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

   (v) The Company will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer made by the Company to repurchase the shares of Series F Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

   (vi) On the Change of Control Payment Date, the Company shall (A) accept for payment the shares of Series F Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of shares so accepted the purchase price therefor, at the option of each such holder, in cash or Common Stock (or the securities of the entity into which the Common Stock became converted in connection with the Change of Control), or any combination thereof, as provided in paragraph (ii) above and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Company defaults in the payment for the shares of Series F Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series F Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

   (vii) To accept the Change of Control Offer, the holder of a share of Series F Preferred Stock shall deliver, prior to the close of business on the business day prior to the Change of Control Payment Date, written notice to the Company (or an agent designated by the Company for such purpose) of such holder's acceptance, together with certificates evidencing the shares of Series F Preferred Stock with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

   (n) Certain Mergers. In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Company covenants that as a condition precedent to the consummation of any such consolidation or merger it shall provide the holders of the Series F Preferred Stock with a certificate, in form and substance satisfactory to the holders of a majority of the Series F Senior Preferred Stock signed by a duly authorized officer of the Company indicating that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preference stock and that the Series F Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Series F Preferred Stock had immediately prior to such transaction.

   (o) Conversion at the Option of the Company.

   (i) If on any date after the fifth anniversary of the date of issuance of
the Series F Preferred Stock, the Daily Price has been at least [$     ] [to be
150% of the conversion price] per share (as adjusted for any stock splits, stock dividends, reverse stock splits, share consolidations or other similar transactions) during any 30 trading days out of any consecutive 45 trading day period, the Company may elect, by written notice delivered to the Transfer Agent (with a copy to each holder of Series F Preferred Stock), no later than five Market Days after such date, to cause all outstanding shares of Series F Preferred Stock to be converted into fully paid and nonassessable shares of Common Stock. Any such conversion shall be deemed to have been effected, without further action by any party, immediately prior to the close of business on the date such notice is received by the Transfer Agent. The number of shares of Common Stock deliverable upon conversion of one share of Series F Preferred Stock shall be equal to (i) the Accreted Value of such share on the date of conversion, plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period, divided by (ii) the Conversion Price on such date.

   (ii) The Company shall notify, by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the date of conversion, each holder of record of the shares to converted at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the conversion of any share of Series F Preferred Stock to be converted except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the conversion date; (ii) the number of shares of Common Stock and the cash, if any, into which each share of Series F Preferred Stock will convert; (iii) the place or places where certificates for shares of Series F Preferred Stock are to be surrendered for conversion; and (iv) that dividends on the shares to be converted will cease to accrue on such conversion date.

   (p) Reacquired Shares. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by an amendment or amendments of the Company's articles of incorporation adopted by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

   5. Put Right.

   (a) At any time on or after the date which is three months after the stated maturity date of the Company's senior notes due 2010, the holders of a majority of the shares of Series F Preferred Stock may, by written notice (the "Put Notice") to the Company, require the Company to purchase all of the outstanding shares of Series F Preferred Stock at a price per share equal to the Accreted Value on the date of purchase, plus all dividends accrued to such date (whether or not earned or declared) since the most recent Dividend Payment Date (the "Put Right"). The Put Notice shall state the date of purchase, which shall be no earlier than 30 days from the date of the Put Notice. The purchase price will be payable in cash.

   (b) Upon receipt of the Put Notice, the Company shall notify, by first class mail, postage prepaid, each holder of record of the shares to be purchased at such holder's address as the same appears on the stock register of the Company; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the purchase of any share of Series F Preferred Stock to be purchased except as to the holder to whom the Company has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the date of purchase; (ii) the purchase price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the purchase price; and (iv) that dividends on the shares to be purchased will cease to accrue on such date of purchase.

   (c) Notice having been mailed as aforesaid, from and after the purchase date (unless default shall be made by the Company in providing money for the payment of the purchase price), dividends on the shares of Series F Preferred Stock shall cease to accrue, and all rights of the holders thereof as stockholders of the Company (except the right to receive from the Company the purchase price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so purchased (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), such share shall be purchased by the Company at the purchase price aforesaid.

   (d) For the avoidance of doubt, nothing in this paragraph 5 shall restrict the right of the holders of Series F Preferred Stock to convert their shares of Series F Preferred Stock into shares of Common Stock prior to such holders acceptance of the purchase price.

   (e) If a Put Notice has not been delivered to the Company on or before the date which is one year from the applicable date set forth in paragraph 5(a) above, then the Company shall have the right to convert all, but not less than all, of the outstanding shares of Series F Preferred Stock into fully paid and non-assessable shares of Common Stock pursuant to the provisions of paragraph 4.

   6. Voting Rights.

   (a) Except as otherwise provided in paragraph 6(b) or as required by law, each holder of Series F Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series F Preferred Stock could be converted, pursuant to the provisions of paragraph 4 hereof, on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series F Preferred Stock and Common Stock shall vote together as a single class on all matters.

   (b) For so long as at least 45,000 shares of Preferred Stock remain outstanding, in the election of directors of the Company, the holders of the Preferred Stock voting together as a single class, with each share of Preferred Stock entitled to one vote, shall be entitled to elect two (2) directors to serve on the Company's Board of Directors until such directors' successors are duly elected by the holders of the Preferred Stock or such directors are removed from office by the holders of the Preferred Stock. If at any time there are less than an aggregate of 45,000 shares of Preferred Stock outstanding, but for so long as at least 11,250 shares of Preferred Stock remain outstanding in the aggregate, in the election of directors of the Company, the holders of the Preferred Stock voting together as a single class, with each share of Preferred Stock entitled to one vote, shall be entitled to elect one (1) director to serve on the Company's Board of Directors until such director's successor is duly elected by the holders of the Preferred Stock or such director is removed from office by the holders of the Preferred Stock. If the holders of the Preferred Stock for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Company's Board of Directors or the Company's other stockholders. For so long as the holders of Preferred Stock are entitled to elect at least one director, the Company's Board of Directors shall consist of not more than twelve (12) directors without the prior written approval of the holders of a majority of the shares of the Preferred Stock. In the event the Company and a majority of the holders of Preferred stock agree to increase the size of the Board of Directors to greater than twelve (12) directors, the proportional representation of the Preferred Stock on the Board of Directors shall be the same following such increase as it was immediately prior to such increase, rounded up to the next whole director. For so long as the holders of Preferred Stock are entitled to elect at least one director, and not in limitation of any other right that the holders of Series F Preferred Stock may have hereunder, under the by-laws of the Company, or under any contract, at least one director so elected who shall be specified by the holders of a majority of the shares of Preferred Stock and who may specify a different director for each such committee shall be appointed to each committee of the Company's Board of Directors.

   (c) So long as any of the Series F Preferred Stock remains outstanding, the affirmative vote of the holders of (x) 75% of the outstanding shares of Series F Preferred Stock shall be necessary to (i) alter or change the preferences, rights, powers or privileges of the Series F Preferred Stock, or (ii) increase the number of shares of any class of preferred stock outstanding, and (y) so long as at least 25% of the Preferred Stock remains outstanding a majority of the outstanding shares of Preferred Stock shall be necessary to: (i) increase or decrease the authorized number of shares of Preferred Stock, (ii) amend, alter, repeal, modify, supplement or waive any provision of the Amended and Restated Articles of Incorporation (including any articles of amendment and whether by amendment, merger or otherwise) or the By-laws so as to adversely affect the preferences, rights, powers or privileges of the Series F Preferred Stock, including, without limitation, the voting powers, dividend rights and liquidation preference of the Series F Preferred Stock, (iii) amend, alter, repeal, modify, supplement or waive any provision of these Articles of Amendment, (iv) create, authorize or issue any capital stock that ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) to, or pari passu with, the Series F Preferred Stock, (v) redeem or repurchase for cash any Junior Securities, (vi) pay or declare any dividend, (vii) liquidate, dissolve or wind-up the business of the Company or any of its subsidiaries, or (viii) agree to do any of the foregoing.

   7. Miscellaneous. If any holder of Series F Preferred Stock elects to receive the Change of Control Amount in shares of Common Stock in connection with a Change of Control Offer pursuant to paragraph 4(m), the Company shall comply with all statutes, rules and regulations applicable thereto at that time, including any and all regulations of the principal trading market on which the Common Stock is then trading, including, if necessary, any shareholder approval requirement under NASD Rule 4460(i), as it may be amended from time to time.

   8. Definitions. The following terms, as used herein, shall have the following meanings:

   "Accreted Value" equals, with respect to one share of Series F Preferred Stock, [blended per share Accreted Value of Series B Preferred and Series C Preferred as of date of exchange], adjusted for the amount of any dividends added to (or subtracted from) the Accreted Value in accordance with paragraph 2(b) (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series F Preferred Stock).

   "Applicable Percentage" is defined in paragraph 2(c) hereof.

   "Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the Voting Securities of the Company, (iii) any merger, combination or consolidation to which the Company or its subsidiaries is a party, in which after giving effect to such merger, combination or consolidation, the holders of the Company's outstanding capital stock prior to such transaction retain less than 60% of the Voting Securities of the successor or surviving company,
(iv) the first day on which a majority of the members of the board of directors are not Continuing Directors, or (v) the sale, transfer, conveyance or other disposition of all or substantially all of the assets (whether by asset sale, stock sale, merger, combination or otherwise) of one or more of the Company's "Material Lines of Business". A "Material Line of Business" shall mean any line or lines of business or service or group of services which represent(s) in the aggregate either 25% of the Company's consolidated revenues or 25% of the Company's consolidated EBITDA for the twelve month period ended on the last day of the most recently ended fiscal quarter for the Company.

   "Change of Control Amount" means, with respect to one share of Series F Preferred Stock, 101% of the Accreted Value per share plus any dividends accrued to such date (whether or not earned or declared) since the end of the previous Dividend Period; provided, however, that if the Change of Control occurs prior to July 11, 2005, the Accreted Value shall be calculated assuming the Change of Control had occurred on July 11, 2005 (and assuming that no cash dividends had been paid on such share from the actual date of the Change of Control through July 11, 2005).

   "Continuing Directors" means individuals who constituted the Board of Directors of the Company on July 24, 2001 (the "Incumbent Directors"); provided that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Company, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting.

   "Conversion Price" means $   , subject to adjustment from time to time as
provided in paragraph 4. [To be revised based on the weighted average dollar amount determined by application of the anti-dilutive provisions of the Series B Preferred and Series C Preferred terms, but in any event not to exceed $34.00 per share.]

   "Conversion Stock" means shares of the Company's Common Stock, no par value per share; provided that if there is a change such that the securities issuable upon conversion of the Series F Preferred Stock are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean one share of the security issuable upon conversion of the Series F Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

   "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

   "Current Market Price Per Common Share" means, as of any date, the average (weighted by daily trading volume) of the Daily Prices per share of Common Stock for the 30 consecutive trading days immediately prior to such date.

   "Daily Price" means, as of any date, (i) if the shares of such class of Common Stock then are listed and traded on the New York Stock Exchange, Inc. ("NYSE"), the closing price on such date as reported on the NYSE Composite Transactions Tape; (ii) if the shares of such class of Common Stock then are not listed and traded on the NYSE, the closing price on such date as reported by the principal national securities exchange on which the shares are listed and traded; (iii) if the shares of such class of Common Stock then are not listed and traded on any such securities exchange, the last reported sale price on such date on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"); or (iv) if the shares of such class of Common Stock then are not traded on the NASDAQ National Market, the average of the highest reported bid and lowest reported asked price on such date as reported by NASDAQ.
   "EBITDA" means the aggregate net income (or loss) of the Company (excluding
(x) any gains or losses (on an after tax basis) attributable to any sale, transfer or other disposition of any asset (other than sales or other dispositions of inventory, receivables and other current assets), and (y) all extraordinary gains, extraordinary losses and unusual, infrequent or special non-recurring items) for such period plus, to the extent such amount was deducted for such period in calculating such aggregate net income: (1) income or franchise tax expense, (2) the interest expense of the Company, including, but not limited to the portion of any payments or accruals with respect to all leases allocable to interest expense that have been or should be, in accordance with GAAP, recorded as capitalized leases, (3) depreciation and amortization expense, and (4) all non-cash charges or non-cash losses, minus, to the extent added in computing aggregate net income, (x) any non-cash gains or other non-cash items, and (y) any income tax credits, all as determined on a consolidated basis for the Company in conformity with GAAP.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "GAAP" means United States' generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

   "Liquidation Value" on any date means, with respect to one share of Series F Preferred Stock, the greater of (i) the Accreted Value on such date, plus all dividends (whether or not earned or declared) accrued since the end of the previous Dividend Period, or (ii) the amount that would have been payable with respect to a number of shares of Common Stock equal to the number of shares of Common Stock into which a share of Series F Preferred Stock was convertible immediately prior to such date.

   "Market Day" means a day on which the principal national securities market or exchange on which the Common Stock is listed or admitted for trading is open for the transaction of business.

   "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Series F Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holders of a majority of the Series F Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

   "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

   "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Transfer Agent" means the transfer agent for the Series F Preferred Stock appointed by the Company.

   "Voting Securities" means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Virginia Stock Corporation Act permits, and the registrant's Bylaws require, indemnification of the registrant's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act.

     Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The registrant's Bylaws require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, the registrant carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act. The registrant's Bylaws also provide that, to the full extent the Virginia Stock Corporation Act (as it presently exists or may hereafter be amended) permits the limitation or elimination of the liability of directors and officers, no director or officer of the registrant shall be liable to the registrant or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct. Section 13.1-692.1 of the Virginia Stock Corporation Act presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of the registrant or brought by or on behalf of stockholders of the registrant, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the Virginia Stock Corporation Act are hereby incorporated by reference herein.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits.

EXHIBIT
NUMBER     DESCRIPTION
-------    --------------------------------------------------------------------------------------
   2.1     Agreement and Plan of Merger, by and among NTELOS Inc., NTELOS Acquisition Corp., and Conestoga Enterprises Inc., dated as of July 24, 2001 (Included as Annex A to the accompanying Joint Proxy Statement/Prospectus).
   5.1     Opinion of Hunton & Williams as to the validity of the shares of NTELOS Common Stock.
   8.1     Opinion of Hunton & Williams as to various tax matters.
  23.1     Consent of Hunton & Williams (Included as part of  Exhibit 5.1 and Exhibit 8.1 to this
           Registration Statement).
  23.2     Consent of McGladrey & Pullen LLP
  23.3     Consent of PricewaterhouseCoopers LLP
  23.4     Consent of Beard Miller Company LLP
  23.5     Consent of Legg Mason Wood Walker, Inc.
  23.6     Consent of Morgan Stanley & Co. Incorporated
  24.1     Power of Attorney (Included on the signature page of this Registration Statement).
  99.1     Form of Proxy for Special Meeting of Shareholders of NTELOS Inc.
  99.2     Form of Proxy for Special Meeting of Shareholders of Conestoga Enterprises, Inc.
  99.3     Election Form/Letter of Transmittal (to be filed by amendment)
  99.4     Amendment No. 1 to Credit Agreement with Morgan Stanley Senior Funding, dated as of
           July 23, 2001

     (b)   Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Financial Statements or Notes attached thereto.

ITEM 22. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of the registration statement through the date of responding to the request.

     (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (4) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in City of Waynesboro, Commonwealth of Virginia, on September 18, 2001.

                                          NTELOS Inc.
                                          a Virginia corporation
                                          (Registrant)


                                          By: /s/ James S. Quarforth
                                              ----------------------
                                              James S. Quarforth
                                              Chief Executive Officer
                                              (Principal Executive Officer)

                                POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Each of the directors and/or officers of NTELOS Inc. whose signature appears below hereby appoints Michael B. Moneymaker and David M. Carter, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and directors to enable NTELOS Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

                 Signature                                     Title                               Date
                 ---------                                     -----                               ----
/s/  James S. Quarforth                       Chief Executive Officer                        September 18, 2001
--------------------------------------------
James S. Quarforth                            (Principal Executive Officer)

/s/  Michael B. Moneymaker                    Chief Financial Officer                        September 18, 2001
--------------------------------------------
Michael B. Moneymaker                         (Principal Financial and Accounting Officer)

/s/  J. Allen Layman                          Chairman of the Board and President            September 18, 2001
--------------------------------------------
J. Allen Layman

/s/  Phyllis H. Arnold                        Director                                       September 18, 2001
--------------------------------------------
Phyllis H. Arnold

/s/  Anthony J. de Nicola                     Director                                       September 18, 2001
--------------------------------------------
Anthony J. de Nicola

/s/  William W. Gibbs, V                      Director                                       September 18, 2001
--------------------------------------------
William W. Gibbs, V

/s/  A. William Hamill                        Director                                       September 18, 2001
--------------------------------------------
A. William Hamill

/s/  John B. Mitchell, Sr.                    Director                                       September 18, 2001
--------------------------------------------
John B. Mitchell, Sr.

/s/  John N. Neff                             Director                                       September 18, 2001
--------------------------------------------
John N. Neff

/s/  Carl A. Rosberg                          Director                                       September 18, 2001
--------------------------------------------
Carl A. Rosberg

/s/  John B. Williamson, III                  Director                                       September 18, 2001
--------------------------------------------
John B. Williamson, III